As filed with the Securities and Exchange Commission on May 6, 2024.

Registration No. 333-278629

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________

Proficient Auto Logistics, Inc.
(Exact name of registrant as specified in its charter)

___________________________

Delaware	7549	93-1869180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12276 San Jose Blvd.
Suite 426
Jacksonville, FL 32223
(904) 506-7918
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________________

Ross Berner
Proficient Auto Logistics, Inc.
12276 San Jose Blvd.
Suite 426
Jacksonville, FL 32223
(904) 506-7918
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________

Copies to:

Edward S. Best Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 (312) 701-7100	Christopher D. Lueking Jonathan E. Sarna Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, IL 60611 (312) 876-7700

___________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 6, 2024

14,333,333 Shares

Proficient Auto Logistics, Inc.

Common Stock

___________________________

This is the initial public offering of shares of common stock of Proficient Auto Logistics, Inc. We are selling 14,333,333 shares of our common stock.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. We have applied to list our common stock on the Nasdaq Global Market, subject to notice of official issuance, under the symbol “PAL.”

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 15 to read about factors you should consider before buying shares of stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

____________

(1)      See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters a 30-day option to purchase up to an additional 2,149,999 shares of common stock from us at the initial public offering price, less the underwriting discount.

Our Chief Executive Officer nominee, Richard O’Dell, has indicated an interest in purchasing up to an aggregate of approximately $3 million of shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may determine to sell more, less or no securities in this offering to Mr. O’Dell, and Mr. O’Dell may determine to purchase more, less or no securities in this offering.

The underwriters expect to deliver the shares of common stock to purchasers on or about          , 2024.

Joint Book-Running Managers
Stifel	Raymond James	William Blair

The date of this prospectus is           , 2024.

PROSPECTUS

i

Neither we nor the underwriters have authorized anyone to provide you any information or make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States, we have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Prior to this offering, Proficient Auto Logistics, Inc. entered into agreements to acquire in multiple, separate acquisitions (the “Combinations”) five operating businesses and their respective affiliated entities, as applicable, operating under the following names: (i) Delta Automotive Services, Inc. (which converted to Delta Automotive Services, LLC in an F-reorganization on April 29, 2024), doing business as Delta Auto Transport, Inc. (“Delta”), (ii) Deluxe Auto Carriers, Inc. (“Deluxe”), (iii) Sierra Mountain Group, Inc. (“Sierra”), (iv) Proficient Auto Transport, Inc. (“Proficient Transport”), and (v) Tribeca Automotive Inc. (“Tribeca” and, together with Delta, Deluxe, Sierra, and Proficient Transport, the “Founding Companies”). Proficient Auto Logistics, Inc. will not close the acquisition of any of the Founding Companies unless Proficient Auto Logistics, Inc. closes the acquisition of all the Founding Companies. Furthermore, the closing of the Combinations and this offering are conditioned on the closing of each other. Therefore, if we fail to close the Combinations, this offering will not close. Because of this structure, Proficient Auto Logistics, Inc. has not yet operated as a combined company and does not currently have a combined operating history. See “Business — Overview of Founding Companies” and “Certain Relationships and Related Person Transactions — The Combinations with the Founding Companies” for additional information.

Unless the context requires otherwise, references in this prospectus to “Proficient” refers solely to Proficient Auto Logistics, Inc. prior to the Combinations, and references to the “Company,” “we,” “us,” and “our” refer to Proficient Auto Logistics, Inc. and its subsidiaries after giving effect to the Combinations.

For accounting and reporting purposes, Proficient Transport has been identified as the designated accounting acquirer of each of the Founding Companies. Proficient Transport has been identified as the designated accounting predecessor to the Company.

ii

TRADEMARKS, SERVICE MARKS, AND TRADE NAMES

This prospectus includes our trademarks and service marks, which are protected under applicable intellectual property laws and owned by us. This prospectus also contains trademarks, service marks, trade names, and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other parties’ trademarks, trade names, or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus, including the information in the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our audited financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

OVERVIEW

We are a leading non-union, specialized freight company focused on providing auto transportation and logistics services. Formed in connection with this offering through the combination of the Founding Companies, five industry-leading operating companies, we will operate one of the largest auto transportation fleets in North America based upon information obtained from leadership of the Auto Haulers Association of America, utilizing roughly 1,130 auto transport vehicles and trailers on a daily basis, including 615 Company-owned transport vehicles and trailers, and employing 649 dedicated employees as of November 30, 2023. Prior to the completion of this offering, we have not operated as a combined company and are dependent upon this offering to complete the Combinations. From our 49 strategically located facilities across the United States, we offer a broad range of auto transportation and logistics services, primarily focused on transporting finished vehicles from automotive production facilities, marine ports of entry, or regional rail yards to auto dealerships around the country. We have developed a differentiated business model due to our scale, breadth of geographic coverage, and embedded customer relationships with leading auto original equipment manufacturing companies (“OEMs”). Our customers range from large, global auto companies, such as General Motors, BMW, Stellantis, and Mercedes Benz, to electric vehicle (“EV”) producers, such as Tesla and Rivian. Additional customers include auto dealers, auto auctions, rental car companies, and auto leasing companies. For the year ended December 31, 2023, we had pro forma combined operating revenue of $414.6 million, pro forma combined net income of $9.1 million, and pro forma combined EBITDA of $35.1 million. Our pro forma combined financial results cover periods during which we were not under common control or management and, therefore, may not be indicative of our future financial or operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information regarding our use of EBITDA and a reconciliation to net income.

Our combined operating revenue has grown at a compounded annual growth rate (“CAGR”) of approximately 15% from 2019 to 2023. We believe this historical growth is largely attributable to (i) market share shifting from union to non-union auto transportation and logistics companies, (ii) price increases resulting from industry-leading service levels provided to OEMs, coupled with significant trucking and rail capacity shortages, and (iii) OEMs partnering with auto transportation service providers with nationwide geographic coverage to service their growing network of dealerships. The COVID-19 pandemic created significant production headwinds for the automotive manufacturing sector due to supply chain disruptions and component shortages. As a result of these issues, domestic auto sales, which had averaged 17.2 million units annually in the four years prior to 2020, dropped to 14.5 million units in 2020 following the onset of the pandemic and declined to 13.8 million units in 2022 due to the supply chain issues and semiconductor shortages in that year. Despite the decrease in units, we increased our combined operating revenue by $148.3 million from 2019 to 2023 as we benefited from market share gains and price increases. Industry production volumes are beginning to rebound, and are expected to be a continuing tailwind for the auto transportation and logistics industry throughout the next three to five years. We believe the combination of our executive management team, the management of the Founding Companies, and the fragmented nature of the auto transportation and logistics market will provide us with the capability and opportunity to continue to expand both organically and via effective tuck-in acquisitions.

Revenue vs. Auto Sales (SAAR) vs. Delivered Units
Auto Sales (Units-M)
Revenue ($M)
Delivered Units (Units-M)
18.0
17.0
16.0
15.0
14.0
13.0
12.0
$500
$400
$300
$200
$100
$0
2.0
1.9
1.8
1.7
1.6
1.5
1.4
$184
$220
$266
$259
$270
$375
$415
2017
2018
2019
2020
2021
2022
2023
Auto Sales (SAAR)
Revenue
Delivered Units

Source: Management estimates and Bureau of Transportation Statistics.

The above chart presents growth in our combined operating revenue and combined total units delivered by the Founding Companies despite the significant decline in the seasonally adjusted annual rate (“SAAR”) of auto sales and the number of delivered units. We believe our growth will continue as production volumes increase to a more normalized level and industry tailwinds support growth over the next five years.

Corporate History and Structure

We were founded in June 2023 but have generated no revenue and have conducted no operations to date.

We will be comprised of five operating businesses and their respective affiliated entities, as applicable, operating under the following names: (i) Delta, (ii) Deluxe, (iii) Sierra, (iv) Proficient Transport, and (v) Tribeca.

Despite the fact the Founding Companies have worked in the industry for over thirty years, we have no experience operating as a combined company and will not operate as such until the closing of the Combinations. Thus, we have no combined corporate culture or institutional knowledge.

Immediately upon the closing of the Combinations, we will begin to integrate all our operations. While many portions of the businesses of each of the Founding Companies will remain separately managed, we have hired a new chief commercial officer who will be responsible for overseeing business development between the various parts of our business to assure coordination across the platform and to minimize conflicts of interest. Strategic decisions, including acquisitions and fleet expansion, will be made centrally. We also expect to centralize certain administrative functions at our headquarters in Jacksonville, Florida, including insurance, employee benefits, purchasing, accounting, treasury, and risk management.

However, there can be no assurance that we will be able to integrate the operations of the Founding Companies successfully or institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. In addition, there can be no assurance that our recently assembled management team will be able to successfully manage the combined entity and effectively implement our operating or growth strategies.

Competitive Strengths

We believe the following key strengths have been instrumental in our success and position us well to continue growing our business and market share:

Ability to Capitalize on Favorable Industry Tailwinds.    We, as well as the overall auto transportation and logistics subsector, stand to benefit from several distinct tailwinds impacting the market, including (i) recovering auto sales and production volumes, (ii) transportation equipment capacity shortages, (iii) a shift toward non-union auto transportation and logistics companies, (iv) financial pressures on smaller auto transportation and logistics companies,

(v) increasing auto replacement rates, (vi) growth in EV consumption, and (vii) leaner supply chain models. We expect these secular and cyclical factors to drive volume growth, pricing improvements, margin expansion, and improving network efficiencies. For example, as a result of these favorable industry trends, our combined average revenue per unit delivered increased from $105 in 2016 to $139 in 2020 and $196 in 2023, representing a CAGR of approximately 9.3% from 2016 to 2023. We believe our competitive position will allow us to capitalize on these trends to an even greater extent than the general auto transportation and logistics subsector.

Scaled Provider of Auto Transportation and Logistics with a Large, Modern Fleet.    Through the combination of the five Founding Companies, we will become one of North America’s largest providers of auto transportation and logistics services based upon data obtained from the U.S. Department of Transportation Safety and Fitness Electronic Records System and Transport Topics and information obtained from leadership of the Auto Haulers Association of America, with an established, nationwide geographic footprint. We will operate one of North America’s largest auto transportation and logistics networks with access to roughly 1,130 trucks, including 615 Company-owned tractors and trailers as of November 30, 2023, with an average age of approximately 5.8 years and approximately 5.6 years, respectively. Given our large scale and extensive infrastructure, we offer both network density and broad geographic coverage to better meet our customers’ transportation needs. Greater network density also leads to greater utilization of our transportation equipment, which results in greater profitability. We believe our scale and financial strength will provide us with access to capital necessary to consistently invest in our capacity, technology, and people to drive performance and growth and to comply with industry regulations. Our scale will also give us significant purchasing benefits in outsourced third-party capacity, fuel, equipment and maintenance, repair, and operational costs, lowering our costs compared to smaller competitors. Lastly, our network of 49 leased terminal locations provides an important local presence in select geographic regions.

Blue Chip Customer Base Comprised of Leading Automotive Original Equipment Manufacturers.    We service 17 of the top 18 global OEMs by sales volume in 2022 that sell in the United States, and management estimates that our average customer tenure with our top 10 customers is over seven years. We possess multi-year contracts with each of our OEM customers. These contracts are generally neither exclusive nor do they have specified minimum levels of usage or revenue. Through the combination of the five Founding Companies, we believe there will be significant opportunities to cross-sell our services across our nationwide geographic footprint as OEMs continue to look for guaranteed, nationwide capacity.

Highly Experienced Management Team with Significant Industry Expertise.    Our management team consists of industry veterans with significant experience operating in the transportation and logistics industry. Our Chief Executive Officer Richard O’Dell has over 23 years of experience operating in the transportation and logistics industry, having served as the former Chief Executive Officer of Saia, Inc. (NASDAQ: SAIA) (“Saia”), a transportation company providing less-than-truckload and other value-added services, including non-asset truckload, expedited and logistics services across North America, for 14 years. Randy Beggs, our President and Chief Operating Officer, has over 35 years operating in the auto transportation and logistics industry, having served as CEO of Proficient Auto Transport since 2018. Mr. O’Dell and Mr. Beggs will be supported by a highly talented group of tenured auto transportation and logistics veterans, who have an average of over 25 years of experience operating within the auto transportation and logistics subsector and broader trucking industry. We believe our leadership team is well positioned to execute our strategy and remains a key driver of our financial and operational success. Our leadership team will also benefit from the experience of the members of our board of directors (the “Board”), including James B. Gattoni, President and Chief Executive Officer of Landstar System, Inc., a worldwide, technology-enabled, asset-light provider of integrated transportation management solutions, and Douglas Col, the current Executive Vice President and Chief Financial Officer of Saia.

Leading Auto Transportation and Logistics Provider with Non-Unionized Employee Base.    Our employee base comprises one of the largest pools of non-unionized drivers in the auto transportation and logistics industry based upon information obtained from the Auto Haulers Association of America. We believe our non-unionized operating model allows us to provide a higher level of service to our customers, while securing a cost advantage relative to our unionized competitors, and enabling us to attract and retain highly qualified, motivated individuals.

Barriers to Entry Driving Competitive Moat.    The auto transportation and logistics industry is characterized by high equipment prices and specialized service requirements from OEMs. Furthermore, the ability to leverage a large network and broad customer base favors larger auto transportation and logistics companies that can maximize backhaul opportunities. Small auto transportation and logistics companies, such as one-truck operators with the ability to compete for wallet share within the general freight market, are losing share within the auto transportation and logistics sector as key customers are shifting volume toward auto transportation and logistics companies with the equipment capacity, scale, reputation, and density to service their more specific demands.

Our Strategy

Our strategy is to be one of the nation’s leading providers of auto transportation and logistics services by focusing on broadening our platform and expanding our service offerings while maintaining the high quality of our existing services and increasing our operational efficiency. We intend to achieve this objective by executing the following business strategies.

Operating Strategy

Drive Organic Growth by Offering Committed Capacity and Consistently High-Quality Service to Expand Existing Relationships.    We believe that the ability to commit transportation equipment capacity and timely, professional, and dependable service are the most important factors in maintaining and expanding customer relationships in the auto transportation and logistics industry. We intend to use our scale to offer customers committed transportation equipment capacity and our financial strength to consistently invest in our capacity. We intend to implement proven practices of the Founding Companies throughout our operations in areas as dispatching technology, driver training and professionalism, preventive maintenance, and safety. We intend to cross-sell the consistently high-quality service across our expanded platform to existing customers of our various Founding Companies.

Expand Service Offerings to Further Entrench Existing Customer Relationships and Win New Customers.    We have strategically identified select customers looking for additional related services that would expand our relationships with these customers. For example, there is an opportunity to further expand our operations of regional auto storage yards on behalf of major automotive OEMs, which we believe will lead to future revenue opportunities. We believe that our expanded scale and other resources will permit us to acquire new customers that require greater auto transportation and logistics capacity and storage capabilities than those possessed by smaller operators. We also intend to utilize our geographic diversity to pursue additional business from existing customers that operate on a regional or national basis, such as auto OEMs, leasing companies, insurance companies, and automobile auction companies.

Achieve Operating Efficiencies.    We intend to have the Founding Companies operate under their existing names and management teams but will seek to achieve operating efficiencies through improved asset utilization. Increased route density and backhaul opportunities lead to improved profitability, which we intend to achieve through the combination of the Founding Companies. We intend to operate all operations under one integrated transportation management software and route planning software, allowing us to have enhanced visibility and improve equipment utilization. The integration will begin immediately upon the closing of the Combinations, beginning with the accounting software. As three of the five Founding Companies already utilize the same accounting software, the costs for integration will be de minimis. Integration will also initially focus on consolidating route planning and dispatch software. Management expects this will not have significant associated expenses as we expect to utilize software already used by some of the Founding Companies. We also expect to realize cost savings by centralizing certain administrative functions at our headquarters in Jacksonville, Florida, including insurance, employee benefits, purchasing, accounting, treasury, and risk management. We believe the centralization of administrative functions can be achieved within 12 months of the closing of this offering and will not have significant associated expenses. Rather, such consolidation may incur financial benefits as administrative redundancies will be removed. We also believe there will be opportunities to use our purchasing power to seek improved pricing in areas such as purchased transportation, fuel, vehicles, and parts, and plan on creating a position tasked with overseeing collective purchasing. The expected costs of that integration are minimal, estimated to only be that of the new salary for one employee.

Maintain Local Expertise.    We anticipate that members of management of the Founding Companies and companies to be acquired in the future will continue to maintain local control of their daily operations and work in coordination with each other, rather than compete, for business opportunities in their local markets. We believe this approach will enable us to take advantage of the local and regional market knowledge, name recognition, and customer relationships possessed by each acquired company while still allowing us to bring greater operating efficiency to the larger platform. We believe this structure will be attractive to owners who desire to benefit from being part of a larger platform while continuing to operate the companies they built.

Optimize Asset Flexibility.    We intend to own and operate a significant percentage of the tractors and trailers we utilize in our daily operations, as opposed to primarily outsourcing to owner-operators or sub-haulers. For the year ended December 31, 2023, 34% of our combined revenue came from company-operated vehicles. We believe this approach allows us to maximize our profitability because it permits us to manage down underlying operating costs versus paying a higher fixed percentage of revenue to third-party haulers. This approach also provides more certainty to our customers because of the Company’s ability to provide guaranteed capacity in an increasingly complex market. By combining the five Founding Companies, we believe there will be more favorable purchasing opportunities with our vendors to allow us to add more Company trucks and Company drivers. At the same time, we expect to utilize a diversified approach to securing additional capacity to service our customers where we do not currently possess significant network density.

Acquisition Strategy

Expand Within Existing Geographic Markets and Select New Markets.    The auto transportation and logistics industry is highly fragmented, with the majority of the industry represented by smaller, regional providers representing attractive tuck-in acquisition opportunities for us. We see opportunity with regional providers that overlap existing geographic footprints of the Founding Companies that would improve our network density in select geographies and add new customers. We believe there will be significant opportunities to acquire and integrate these smaller acquisition candidates into our existing infrastructure, providing opportunities for cost synergies and cross-selling. In addition, we may seek to vertically integrate our operations by acquiring companies that offer complementary services that we do not currently offer. There are several new geographic regions where we can expand our footprint via the acquisition of smaller regional providers. When pursuing an acquisition, we intend to acquire established, high-quality companies in markets where we can establish a leading market position to serve as core businesses into which additional operations may be consolidated.

The Combinations

Prior to this offering, Proficient Auto Logistics, Inc. entered into agreements to acquire in multiple, separate acquisitions five operating businesses and their respective affiliated entities, as applicable: (i) Delta, (ii) Deluxe, (iii) Sierra, (iv) Proficient Transport, and (v) Tribeca. The closing of the Combinations is expected to occur concurrently with the closing of this offering. The Founding Companies will be acquired for approximately $180.4 million in cash and 6,978,191 shares of our common stock (provided, that 541,866 of these shares of common stock will be held back and will not be issued at the closing of the Combinations to satisfy the indemnification obligations of certain of the Founding Companies for a period of 12 months following the closing of this offering), assuming an initial public offering price of $15.00 per share. The stock consideration payable in certain of the Combinations transactions will vary depending on the initial public offering price in this offering but the aggregate number of shares of our common stock issuable in the Combinations will in no event be less than 6,618,115 shares nor more than 7,476,627 shares, in each case, inclusive of the held back shares described above. A portion of the net proceeds from this offering will be used to pay the cash portion of the Combinations consideration payable to the equity holders of the Founding Companies. We will not close the acquisition of any of the Founding Companies unless we close the acquisition of all of the Founding Companies. Furthermore, the closing of the Combinations and this offering are conditioned on the closing of each other. Therefore, if we fail to close the Combinations, this offering will not close. Because of this structure, we have not yet operated as a combined company and do not currently have a combined operating history. See “Business — Overview of Founding Companies” and “Certain Relationships and Related Person Transactions — The Combinations with the Founding Companies” for additional information.

The above chart depicts our corporate structure after the completion of the Combinations.

Summary Risk Factors

Investing in our common stock involves substantial risk. The risks are discussed more fully in the section titled “Risk Factors” immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

•        The Combinations and this offering are dependent upon each other. There can be no guarantee that the closing of the Combinations, and therefore this offering, will occur.

•        We have not operated as a combined company, and we may not be able to successfully integrate the Founding Companies into one entity.

•        Increased competition in the auto transportation and logistics industry could result in a loss of our market share or a reduction in our rates, which could have a material adverse effect on our operations.

•        We are highly dependent on the automotive industry, and a decline in the automotive industry could have a material adverse effect on our operations.

•        We are dependent on a small number of customers for a large portion of our revenue.

•        Our business depends upon compliance with numerous government regulations.

•        Arrangements with independent contractors expose us to risks that we do not face with employees.

•        Any unionization efforts or labor regulation changes in certain jurisdictions in which we operate could divert management’s attention and could have a materially adverse effect on our operating results or limit our operational flexibility.

•        Increases in driving associate compensation or difficulties attracting and retaining qualified driving associates could have a materially adverse effect on our profitability and the ability to maintain or grow our business.

•        We will need to build or acquire integrated information technology systems, and our business may be seriously harmed if we fail to maintain, upgrade, enhance, protect, and integrate our information technology systems.

•        Operational risks, including the risk of cyberattacks, may disrupt our business and could result in losses.

First Quarter Preliminary Combined Operating Results

Set forth below are selected preliminary combined financial results for the three months ended March 31, 2024. The following information reflects our preliminary estimates with respect to our combined operating results for the three months ended March 31, 2024, which are based on currently available information and are subject to change. We have provided ranges, rather than specific amounts, for the preliminary combined operating results described below primarily because our financial closing procedures for the three months ended March 31, 2024 are not yet complete and, as a result, our final combined operating results upon completion of our closing procedures may vary from these preliminary estimates. These preliminary estimates should not be viewed as a substitute for interim financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The selected preliminary combined operating results have been prepared by, and are the responsibility of, our and the Founding Companies’ management. This information has not been subjected to audit, review or agreed-upon procedures of any audit firm, and therefore, there is no independent opinion or any other form of assurance with respect thereto.

The following are the selected preliminary combined operating results for the three months ended March 31, 2024, as well as a comparison to the combined operating results for the three months ended March 31, 2023 (in thousands):

	Three Months Ended March 31,
	2024 (estimated)		2023 (actual)
	High	Low
Total operating revenues	$91,903	$89,516	$98,671
Total operating expenses	85,840	83,610	92,500
Total operating income	6,063	5,906	6,171
Income before taxes	5,175	5,041	5,016
EBITDA	$10,498	10,226	$11,187

Total operating revenues.    Total operating revenues are expected to be modestly lower for the quarter ended March 31, 2024 in comparison to the comparable quarter of 2023. This decline reflects a reduction in units delivered during the most recent quarter as the effect of United Auto Workers strikes in Fall 2023 manifested in a gap in produced vehicles available for delivery early in 2024. Revenue per unit delivered is expected to increase just over 1% in the most recent quarter compared to last year.

Total operating expenses.    Total operating expenses are expected to decline in line with total operating revenue for the quarter ended March 31, 2024 in comparison to the comparable quarter of 2023. A slight improvement in operating ratio (total operating expenses, divided by total operating revenues) in the first quarter of 2024 can be attributed to lower truck expenses and damage claims. Also, the year over year reduction in delivered volume fell disproportionately to subhaul deliveries which will result in lower purchased transportation costs, as a percentage of revenue in 2024 compared to 2023.

Total operating income.    Total operating income is also expected to decline in the first quarter of 2024 in comparison to the comparable quarter of 2023, although the operating ratio (operating expense, divided by total revenue) is expected to improve by 0.3% year over year, mostly as a result of lower truck expenses and damage claims.

Income before taxes.    Income before taxes for the quarter ended March 31, 2024 is expected to increase slightly in comparison to the comparable quarter of 2023, benefiting from higher gain from sale of revenue equipment and lower interest expense as the combined debt has been reduced.

EBITDA.    EBITDA is expected to decline for the quarter ended March 31, 2024 in comparison to the comparable quarter of 2023 along the same percentage as the reduction in total revenue. EBITDA margin, however, is expected to tick up by 0.1% in the first quarter of 2024 due to the operating profit margin increase referenced above.

Our management team reviews EBITDA, a non-GAAP financial measure, to measure the operating performance and financial condition of our business and to make strategic decisions. A non-GAAP financial measure is generally defined as one that purports to measure financial performance but includes adjustments that are not included in the most comparable GAAP measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure” for additional information regarding the use of EBITDA. The following is a reconciliation of EBITDA to Income before taxes (in thousands).

	Three Months Ended March 31,
	2024 (estimated)		2023 (actual)
	High	Low
Income before taxes	$5,175	$5,041	$5,016
Add Back:
Depreciation and Amortization	4,383	4,270	4,801
Interest Expense	940	916	1,370
EBITDA	$10,498	10,226	$11,187

The following table sets forth preliminary combined cash and cash equivalents and combined debt as of March 31, 2024 on the following basis (in thousands):

1)      Preliminary estimates based on month-end closing procedures completed to-date; and

2)      Adjusted pro forma, giving effect to the sale of shares in this offering based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and other estimated offering expenses payable and excluding any exercise of the underwriters’ over-allotment option. Combined pro forma debt reflects the repayment of certain SBA loans held by the Founding Companies that will be paid off at the closing of this offering.

	As of March 31, 2024
	Estimated (historical)		Estimated (pro forma)
	High	Low	High	Low
Cash & Equivalents	$13,100	$12,100	$25,900	$24,900
Current portion, LT Debt	21,700	20,500	21,700	20,500
Long-term Debt	36,500	34,000	32,700	30,200
Total Debt	58,200	54,500	54,400	50,700
Net Debt (Total debt net of cash)	$45,100	42,400	$28,500	25,800

The selected preliminary combined operating results presented above for the three months ended March 31, 2024 are preliminary, are not a comprehensive statement of our combined financial condition or operating results and are subject to completion of our financial closing procedures. While we have not identified any unusual events or trends that occurred during the period that might materially affect these preliminary estimates, our actual combined operating results for the three months ended March 31, 2024 will not be available until after this offering is completed. Accordingly, these results may change, and those changes may be material. Further, our preliminary combined operating results are not necessarily indicative of the results to be expected for the remainder of the year or any future period as a result of various factors, including, but not limited to, those discussed in the sections titled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Special Note Regarding Forward-Looking Statements”. Accordingly, you should not place undue reliance upon these preliminary estimates.

The preliminary combined operating results and financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and the historical financial statements of the Founding Companies included elsewhere in this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•        being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•        reduced disclosure about our executive compensation arrangements;

•        not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved;

•        an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•        an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years, or (iv) the date on which we are deemed to be a large accelerated filer (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months, and (c) have filed at least one annual report pursuant to the Exchange Act. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption, and, therefore, while we are an emerging growth company, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Corporate Information

Proficient Auto Logistics, Inc. was incorporated in Delaware on June 13, 2023. Our principal executive offices are located at 12276 San Jose Blvd, Suite 426, Jacksonville, FL 32223, and our telephone number is (904) 772-1175. Our website address is www.proficientautologistics.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes.

THE OFFERING

Common stock offered by us	14,333,333 shares.
Option to purchase additional shares of common stock

The underwriters have an option to purchase up to 2,149,999 additional shares of common stock from us at the initial public offering price, less underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Common stock to be outstanding immediately after this offering	24,112,965 shares (or 26,262,964 shares if the underwriters exercise their option to purchase additional shares of our common stock in full).
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $195.2 million (or approximately $225.2 million if the underwriters exercise their option to purchase additional shares of our common stock in full), based on the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, as follows:
• approximately $180.4 million will be used to pay the cash portion of the Combinations consideration payable to the equity holders of the Founding Companies;
• approximately $3.0 million will be used to pay expenses incurred in connection with the Combinations; and
• any remaining net proceeds will be used for general corporate purposes, which are expected to include working capital and future acquisitions.
See the section titled “Use of Proceeds” for additional information.
Risk factors

See the section titled “Risk Factors” beginning on page 15 and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Directed share program

At our request, Stifel, Nicolaus & Company, Incorporated and its affiliates, or the DSP Underwriter, has reserved for sale, at the initial public offering price, up to 5% of the shares of our common stock offered hereby for officers, directors, employees and certain related persons. Any directed shares not purchased will be offered by the DSP Underwriter to the general public on the same basis as all other shares offered by this prospectus. We have agreed to indemnify the DSP Underwriter against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. See “Underwriting — Directed Share Program.”

Our Chief Executive Officer nominee, Richard O’Dell, has indicated an interest in purchasing up to an aggregate of approximately $3 million of shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may determine to sell more, less or no securities in this offering to Mr. O’Dell, and Mr. O’Dell may determine to purchase more, less or no securities in this offering.

Proposed Nasdaq Global Market trading symbol	“PAL”

The number of shares of our common stock that will be outstanding after the completion of this offering is based on 2,939,130 shares of Proficient common stock outstanding as of December 31, 2023, and includes 6,436,325 shares of common stock deliverable at closing in connection with the Combinations, assuming an initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus (which number includes 677,374 restricted stock units granted in connection with the Combinations pursuant to our 2024 Long-Term Incentive Plan (the “2024 Plan”), which will become effective prior to and in connection with the completion of this offering), and 404,177 restricted shares of common stock or restricted stock units being awarded to Mr. O’Dell in connection with this offering that vested immediately upon grant (see “Executive Compensation — Employment Agreements”) and excludes (i) 1,136,278 shares of restricted common stock or restricted stock units, as applicable, assuming an initial public offering price of $15.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, granted in connection with this offering pursuant to our 2024 Plan, which shares are subject to vesting requirements; (ii) 1,042,171 shares of common stock that will become available for future grants under our 2024 Plan; and (iii) 541,866 shares of common stock issuable in connection with the Combinations that will be held back at the closing of the Combinations to satisfy the indemnification obligations of certain of the Founding Companies for a period of 12 months following the closing of this offering.

Unless otherwise indicated, this prospectus assumes or gives effect to:

•        the issuance of 14,333,333 shares of common stock, assuming an initial public offering price of $15.00 per share, upon the closing of this offering in connection with the consummation of the Combinations;

•        no exercise by the underwriters of their option to purchase additional shares; and

•        the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the closing of this offering.

SUMMARY FINANCIAL DATA

The following summary historical financial data for Proficient Auto Logistics, Inc. (“Proficient”) (the accounting acquirer and registrant) as of and for the period from its inception through December 31, 2023 are derived from the audited financial statements of Proficient included elsewhere in this prospectus. The following summary historical financial data for Proficient Auto Transport, Inc. (“Proficient Transport”) (the accounting predecessor) for the years ended December 31, 2023, 2022 and 2021 are derived from the audited financial statements of Proficient Transport included elsewhere in this prospectus.

The summary unaudited pro forma financial data as of and for the year ended December 31, 2023 are derived from the unaudited pro forma financial statements included elsewhere in this prospectus. The unaudited pro forma financial data give effect to the completion of the Combinations and the completion of this offering and the use of the proceeds therefrom. The pro forma adjustments are based on currently available information and certain estimates and assumptions, and, therefore, the actual effects of the transactions reflected in the pro forma data may differ from the effects reflected below. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of these transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions.

You should review the information below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Unaudited Pro Forma Financial Statements and the related notes beginning on page F-4 of this prospectus, and the audited financial statements of Proficient and Proficient Transport and the related notes all included elsewhere in this prospectus.

	Proficient From June 13, 2023 (Inception) to December 31, 2023
	Actual (From June 13, 2023 (Inception) to December 31, 2023)	Pro Forma (Year Ended December 31, 2023)
	(dollars in thousands)
Proficient
Total operating revenues	$—	$414,569
Total operating expenses	573	401,477
Total operating income	—	13,092
Net income	(573)	9,136
	Proficient Transport
	Year Ended December 31,
	2023	2022	2021
	(in thousands)
Proficient Auto Transport, Inc.
Total operating revenues	$135,756	$130,160	$63,041
Total operating expenses	125,403	115,466	60,515
Total operating income	10,353	14,694	2,526
Net income	7,156	10,399	3,166
EBITDA(1)	12,877	16,983	6,924

____________

(1)      We review EBITDA, a non-GAAP financial measure, to measure the operating performance and financial condition of our business and to make strategic decisions. A non-GAAP financial measure is generally defined as one that purports to measure financial performance but includes adjustments that are not included in the most comparable GAAP measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure” for additional information regarding our use of EBITDA and a reconciliation of EBITDA to net income.

	As of December 31, 2023
	Proficient	Proficient Transport	Pro Forma(1)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$458	$4	$26,605
Goodwill	—	—	203,629
Customer relationships	—	—	38,180
Trade names	—	—	12,727
Total assets	4,395	42,995	430,677
Long-term debt, current portion	—	1,600	16,875
Contingent consideration payable	—	—	14,631
Long-term debt, less current portion net	—	5,035	26,262
Stockholders’ equity	389	7,753	299,761

____________

(1)      A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma amount of each of cash and cash equivalents, goodwill, customer relationships, trade names, total assets, long-term debt, current portion, contingent consideration payable, long-term debt, less current portion net and stockholders’ equity (deficit) by $2.3 million, $13.3 million, $2.5 million, $0.9 million, $19.0 million, $0, $0, $0 and $19.0 million assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma amount of each of cash and cash equivalents, goodwill, customer relationships, trade names, total assets, long-term debt, current portion, contingent consideration payable, long-term debt, less current portion net and stockholders’ equity (deficit) by approximately $13.9 million, $0, $0, $0, $13.9 million, $0, $0, $0 and $13.9 million.

Summary Individual Founding Company Financial Data

The summary historical financial data as of and for the years ended December 31, 2023, 2022 and 2021 for each of the Founding Companies are derived from the audited financial statements of each such Founding Company included elsewhere in this prospectus.

You should review the information below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of each of the Founding Companies and the related notes included elsewhere in this prospectus. These summary historical financial results may not be indicative of our future financial or operating results.

	Year Ended December 31,
	2023	2022	2021
	(in thousands)
Proficient Auto Transport, Inc.
Total operating revenues	$135,756	$130,160	$63,041
Total operating expenses	125,403	115,466	60,515
Total operating income	10,353	14,694	2,526
EBITDA(1)	12,877	16,983	6,924
Net income	7,156	10,399	3,166

Delta Automotive Services, Inc.
Total operating revenues	$55,116	$44,643	$33,451
Total operating expenses	51,199	41,596	35,135
Total operating income	3,917	3,047	(1,684)
EBITDA(1)	11,421	10,347	5,245
Net income	3,701	3,659	(994)

Deluxe Auto Carriers, Inc.
Total operating revenues	$94,682	$76,460	$59,710
Total operating expenses	92,500	74,473	61,677
Total operating income	2,182	1,987	(1,967)
EBITDA(1)	7,752	12,975	8,124
Net income	1,421	5,907	(871)

Sierra Mountain Group, Inc.
Total operating revenues	$74,570	$73,767	$69,337
Total operating expenses	70,125	71,727	63,667
Total operating income(2)	4,445	2,040	5,670
EBITDA(1)	5,429	2,961	6,722
Net income	3,950	1,388	4,850

Tribeca Automotive Inc.
Total operating revenues	$54,756	$50,108	$44,635
Total operating expenses	50,039	49,646	49,941
Total operating income	4,717	462	(5,306)
EBITDA(1)	8,896	6,925	(116)
Net income	4,392	699	(5,148)

____________

(1)      We review EBITDA, a non-GAAP financial measure, to measure the operating performance and financial condition of our business and to make strategic decisions. A non-GAAP financial measure is generally defined as one that purports to measure financial performance but includes adjustments that are not included in the most comparable GAAP measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure” for additional information regarding the use of EBITDA and a reconciliation of EBITDA to net income.

(2)      Sierra recognized the cost of a legal settlement in 2022 in the amount of $3.1 million, which is included in operating expenses. This unusual expense had a material adverse effect on operating income and EBITDA reported for that year.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to invest in shares of our common stock, you should carefully consider the risks described below, together with the other information contained in this prospectus, including in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our audited financial statements and the related notes included elsewhere in this prospectus. We cannot assure you that any of the events discussed below will not occur. These events could adversely impact our business, financial condition, results of operations and prospects. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Operations

The Combinations and this offering are dependent upon each other. There can be no guarantee that the closing of the Combinations, and therefore this offering, will occur.

Prior to this offering, Proficient entered into agreements to combine with each of the Founding Companies. This offering is conditioned on the closing of the Combinations with each of the Founding Companies. Therefore, if we fail to close the Combinations, this offering will not close. There can be no assurance that all of the conditions precedent to the Combinations will be satisfied or waived, or, if satisfied or waived, when they will be satisfied or waived. Accordingly, there is no guarantee that the closing of the Combinations or this offering will occur.

We have not operated as a combined company, and we may not be able to successfully integrate the Founding Companies into one entity.

The Founding Companies have historically operated independently of one another. There can be no assurance that we will be able to integrate the operations of the Founding Companies successfully or institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis and report the results of operations of the combined entities on a timely basis. In addition, there can be no assurance that our recently assembled management team will be able to successfully manage the combined entity and effectively implement our operating or growth strategies. Our pro forma combined financial results cover periods during which we were not under common control or management and, therefore, may not be indicative of our future financial or operating results. Our success will depend on management’s ability to integrate the companies successfully.

Increased competition in the auto transportation and logistics industry could result in a loss of our market share or a reduction in our rates, which could have a material adverse effect on our operations.

The auto transportation and logistics market is a highly competitive and fragmented industry. We currently compete with other auto carriers of varying sizes, logistics, brokerage and transportation services providers of varying sizes, as well as with railroads and independent owner-operators. Competition for the freight we transport or manage is based primarily on service, efficiency, available capacity and, to some degree, on freight rates alone. Our competitors periodically reduce their freight rates to gain business, especially when economic conditions are present, which negatively impact customer shipping volumes, truck capacities, or operating costs. In addition, certain of the Company’s customers may develop new methods for hauling vehicles, such as using local drive-away services to facilitate local delivery of products. Railroads, which specialize in long-haul transportation, may be able to provide delivery services at costs to customers that are less than the long-haul delivery cost of our services. Additionally, the continuing trend toward consolidation in the trucking industry may result in more large carriers with greater financial resources, and the development of new methods or technologies for hauling vehicles could lead to increased investments to remain competitive, either of which may lead to new market entrants and increased competition overall. If we lose market share to these competitors or have to reduce our rates in order to retain our market share, our financial condition and results of operations could be materially and adversely affected.

We are highly dependent on the automotive industry and a decline in the automotive industry could have a material adverse effect on our operations.

The automotive transportation market in which we operate is dependent upon the volume of new automobiles, sport utility vehicles (“SUVs”), and light trucks manufactured, imported and sold by the automotive industry in the United States, Canada, and Mexico. The automotive industry is highly cyclical, and the demand for new automobiles, SUVs and light trucks is directly affected by such external factors as general economic conditions in the

United States, Canada and Mexico, unemployment rates, labor shortages or strikes, consumer confidence, government policies, continuing activities of war, terrorist activities and the availability of affordable new car financing. As a result, our results of operations could be adversely affected by downturns in the general economy and in the automotive industry, and by changing consumer preferences in purchasing new automobiles, SUVs and light trucks or the overall financial condition of our major customers. A significant decline in the volume of automobiles, SUVs and light trucks manufactured, imported and sold in the United States could have a material adverse effect on our operations.

We are dependent on a small number of customers for a large portion of our revenue.

Historically, a select group of our customers have made up a majority of our revenue. Specifically, for the year ended December 31, 2023, our top five customers accounted for 59.6% of our combined operating revenue and our top ten customers accounted for 84.3% of our combined total operating revenue. General Motors Company accounted for 25.6% of our combined operating revenue, Stellantis N.V. accounted for 8.9% of our combined operating revenue, BMW accounted for 8.9% of our combined operating revenue, Mercedes Benz accounted for 8.4% of our combined operating revenue and Toyota accounted for 7.8% of our combined operating revenue for the year ended December 31, 2023. There is no assurance any of our customers, including this select group of customers, will continue to utilize our services, renew our existing contracts, or continue at the same volume levels. Despite the existence of contractual arrangements, certain of our customers may engage in competitive bidding processes that could negatively impact our contractual relationships. A loss of any of these customers would have a material adverse effect on the Company’s results of operations and financial condition.

Our business depends upon compliance with numerous government regulations.

Our operations are regulated and licensed by various federal, state, and local transportation agencies in the United States. We are subject to licensing and regulation by the U.S. Department of Transportation (the “DOT”) for the transportation of property. The DOT prescribes qualifications for acting in this capacity, including certain surety bonding requirements. We also have and maintain other licenses as required by law. In addition to the DOT, various federal and state agencies exercise broad regulatory powers over the transportation industry, generally governing such activities as operations of and authorization to engage in motor carrier freight transportation, safety, contract compliance, insurance requirements, tariff and trade policies, taxation, and financial reporting.

We are audited periodically by the DOT to ensure that we are in compliance with various safety, hours-of-service, and other rules and regulations. If we were found to be out of compliance or receive an unsatisfactory DOT safety rating, the DOT could restrict or otherwise materially adversely impact our business, financial conditions and results of operations.

We could become subject to new or more restrictive regulations, such as regulations relating to U.S. Environmental Protection Agency mandated engine emissions requirements, drivers’ hours of service, occupational safety and health, ergonomics, cargo security, collective bargaining, and other matters affecting safety or operating methods. Our drivers also must comply with the safety and fitness regulations promulgated by the DOT, including those relating to drug and alcohol testing and hours of service. Compliance with all such regulations could substantially require changes in our operating practices, influence the demand for auto transportation and logistics services, reduce equipment and driver productivity and our load factor, and the costs of compliance could incur significant additional expenses.

Any such change in an applicable regulation or ruling in a judicial proceeding could have a material adverse effect on our business. See “Business — Government Regulation and Environmental Matters.”

We cannot predict the impact that future regulations may have on our business. Our failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or revocation of our operating permits and licenses.

Our engagement of owner-operators to provide a portion of our capacity exposes us to different risks than we face with our company drivers.

We face a complex and increasingly stringent regulatory and statutory scheme relating to wages, classification of employees and alternate work arrangements. Tax and other regulatory authorities, as well as owner-operators themselves, have increasingly asserted that owner-operators within our industry are employees, rather than independent contractors. Automotive transportation companies have been, and may continue to be, subject to lawsuits alleging that their drivers were misclassified as independent contractors rather than employees. Further, class actions and other lawsuits have been filed against us and others in our industry seeking to reclassify owner-operators as employees for a variety of purposes, including workers’ compensation and health care coverage. If any such cases are judicially determined in a manner adverse to us or our businesses, there could be an adverse impact on our operations in the effected jurisdictions. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If the owner-operators we contract with are deemed employees, we could incur additional exposure under laws for federal and state tax, workers’ compensation, unemployment benefits, labor, employment and tort. The exposure could include prior period compensation, as well as potential liability for employee benefits and tax withholdings. For example, Sierra and Deluxe, in 2022 and 2020, respectively, reclassified their owner-operators in California as sub-haulers and employees, as appropriate. While the entities experienced increased expenses associated with additional employees, the reclassification did not impact revenue recognition. We continue to evaluate the classification of drivers to ensure compliance with all relevant laws. While we continue to engage owner-operators where permissible and do not believe any future reclassifications would be material, we cannot guarantee an immaterial impact. Any such change in applicable regulation or ruling in a judicial proceeding could have a material adverse effect on our business. See “Business — Government Regulation and Environmental Matters.”

In addition, our lease contracts with owner-operators are governed by federal leasing regulators, which impose specific requirements on us and owner-operators retained by us. Litigation alleging violations of lease agreements or contractual terms could result in adverse decisions against us.

There has been no independent valuation of the Founding Companies to support the consideration that we agreed to pay, which means the Founding Companies may be worth less than the purchase price.

The consideration payable for the Founding Companies has been determined by Proficient without independent valuations, appraisals or fairness opinions. In determining and negotiating the consideration to be paid in the Combinations to each of the individual Founding Companies, Proficient relied on the experience and judgment of its founders, Ross Berner and Mark McKinney, who leveraged their 20 years of experience in investing in public securities across multiple industries, including transportation and logistics companies. Their evaluation considered a variety of metrics, including a review of enterprise value/EBITDA, enterprise value/EBITDA-capex, free cash flow multiples and sustainability of revenues and operating margins. Despite the detailed evaluation led by Messrs. Berner and McKinney, this valuation is still subjective. Thus, the Founding Companies may have a value that is lower than the agreed upon consideration.

We may be adversely impacted by fluctuations in the price and availability of fuel and our ability to collect fuel surcharges.

We must purchase large quantities of fuel to operate our business, which is a significant operating expense. The price and availability of fuel can be highly volatile and can be impacted by factors beyond our control, such as natural disasters, adverse weather conditions, political events or international conflicts, price and supply decisions by oil producing countries, or changes to trade agreements. An increase in fuel prices or diesel fuel taxes, or any change in federal or state regulations that results in such an increase, could have an adverse effect on our operating results.

We typically are able to pass through a portion of our fuel costs to our customers. Changes in fuel costs will not result in a direct offset to fuel surcharges due to the nature of the calculation of fuel surcharges, which is customer-specific and fluctuates as a result of miles driven, changes in the number and types of units hauled per customer, as well as the relationship of the national average cost of fuel (the national average diesel price index) or other contractually determined customer index benchmarks compared to actual fuel prices paid at the pump. In addition, depending on the base rate and fuel surcharge levels agreed upon by our customers, there could be a delay in reflecting increases in our surcharges to customers resulting from a rapid and significant change in the cost of diesel fuel, which could also have a material adverse effect on our operating results.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.

We require substantial amounts of cash to cover operating expenses as well as to fund capital expenditures, working capital changes, principal and interest payments on debt obligations, lease payments and tax payments. In the future, we may require additional capital to cover such expenses. Any debt financing obtained by us in the future may contain, certain restrictive covenants that limit our ability, among other things, to engage in certain activities that are in our long-term best interests, including our ability to:

•        incur additional indebtedness;

•        incur certain liens;

•        consolidate, merge or sell or otherwise dispose of our assets;

•        make investments, loans, advances, guarantees and acquisitions;

•        enter into swap agreements;

•        redeem, repurchase or refinance our other indebtedness; and

•        amend or modify our governing documents.

Such covenants may make it more difficult for us to operate our business, obtain additional capital and pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and respond to business challenges could be significantly limited.

Our operations expose us to potential environmental liabilities.

Our operations are subject to a number of federal, state and local laws and regulations relating to the storage of petroleum products and hazardous materials, as well as safety regulations relating to the upkeep and maintenance of our vehicles. In particular, our operations are subject to federal, state and local laws and regulations governing leakage from salvage vehicles, waste disposal, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. It is possible that an environmental claim could be made against us or any of the Founding Companies or that one or more of them could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under federal or state environmental laws. If we or any of the Founding Companies were to be named a potentially responsible party, we could be forced to incur substantial investigation, legal and remediation costs, which could have a material adverse effect on our business, financial condition and results of operations. See “Business — Government Regulation and Environmental Matters.”

We may be adversely impacted by work stoppages and other labor matters.

A substantial number of the employees of our largest customers are members of trade unions and are employed under the terms of collective bargaining agreements. During 2023, labor strikes by the United Auto Workers of its employees at certain facilities of Ford, General Motors and Stellantis caused a 45-day shutdown of the affected manufacturing operations. While the limited scope and duration of this strike did not have a material adverse effect on our revenues or profitability, future work stoppages at our automotive customers or their suppliers could negatively impact our revenues and profitability.

Any unionization efforts or labor regulation changes in certain jurisdictions in which we operate could divert management’s attention and could have a materially adverse effect on our operating results or limit our operational flexibility.

We consider our relationship with our employees to be satisfactory, and none of our employees are represented by a union in collective bargaining with us. However, efforts could be made by employees and third parties from time to time to unionize portions of our workforce. Any unionization efforts, collective bargaining agreements or work stoppages could have a materially adverse effect on our operating results or limit our operational flexibility.

Sustained periods of severe abnormal weather can have a material adverse effect on our business.

Certain weather conditions can disrupt our operations, which will negatively affect revenues on a particular business day that may not be recouped in the future. Inefficiencies in our loading, unloading and transit times associated with cleaning snow off of our rigs before use and cleaning snow off of vehicles being transported before and after transporting them, increased lodging costs due to hours of service restrictions for our drivers and premium (overtime) pay required in order to complete the unit movements over weekends to make up for the inefficiencies caused by delayed delivery of on-ground customer inventories may also have a negative impact on earnings.

There can be no assurance that we will continue to manage our business effectively when influenced by severe weather events or that severe weather events will not have a material adverse effect on our business, financial condition and results of operations.

Our growth strategy includes acquisitions, diversification into new specialty transportation businesses and expansion into new geographic markets. We are subject to various risks in pursuing this growth strategy and we may have difficulty in integrating businesses we acquire and may be subject to unexpected liabilities.

Our business strategy includes a growth strategy in-part dependent on acquisitions, diversification into specialty transportation businesses and expansion into new geographic markets.

However, we may not be able to identify suitable acquisition candidates in the future, and we may never realize expected business opportunities and growth prospects from acquisitions. Acquisitions involve numerous risks, including, but not limited to: difficulties in integrating the operations, technologies and products acquired; the diversion of our management’s attention from other business concerns; current operating and financial systems and controls may be inadequate to deal with our growth; and the risks of entering markets in which we have limited or no prior experience and the loss of key employees. Furthermore, even if we are able to identify attractive acquisition candidates, we may not be able to obtain the financing to complete such acquisitions.

If these factors limit our ability to integrate the operations of our acquisitions, successfully or on a timely basis, our expectations of future results of operations may not be met. In addition, our growth and operating strategies for any business we acquire may be different from the strategies that such business currently is pursuing. If our strategies are not the appropriate strategies for a company we acquire, it could have a material adverse effect on our business, financial condition and results of operations. Further, there can be no assurance that we will be able to maintain or enhance the profitability of any acquired business or consolidate the operations of any acquired business to achieve cost savings.

Furthermore, there may be liabilities that we do not discover in the course of performing due diligence investigations on each company or business we have already acquired or may acquire in the future. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or noncompliance with, or liability pursuant to, applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. In addition, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. Rights to indemnification by sellers of assets to us, even if obtained, may not be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

We currently intend to finance future acquisitions by using a combination of common stock, cash and debt. To the extent we issue shares of common stock to finance future acquisitions, the interests of existing stockholders will be diluted. If the common stock does not maintain a sufficient market value, or if potential acquisition candidates are unwilling to accept common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to pursue our acquisition program. Upon consummation of the offering and application of the proceeds therefrom, we expect to have approximately $11.8 million of net proceeds remaining for future acquisitions and working capital. See “Use of Proceeds.” If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through debt or equity financings. There can be no assurance that we will be able to obtain the financing we will need for our acquisition program on acceptable terms, or at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Proficient Auto Transport, Inc. — Liquidity and Capital Resources.”

We currently generate most of our revenue from the transportation of vehicles. However, we may grow our business by diversifying and entering into new specialty transportation businesses. To the extent we enter into such businesses, we will face numerous risks and uncertainties, including risks associated with the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of existing clients due to the perception that we are no longer focusing on our core business. Entry into certain new specialty transportation businesses may also subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new specialty transportation business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations could be materially adversely affected.

Technological advances are facilitating the development of driverless vehicles, which may materially harm our business.

Driverless vehicles are being developed for the transportation and automotive industries that, if widely adopted, may materially harm our business. The eventual timing of availability of driverless vehicles is uncertain due to regulatory requirements, additional technological requirements, and uncertain consumer acceptance of these vehicles. The effect of driverless vehicles on the transportation and automotive industries is uncertain and could include changes in the level of new and used vehicles sales, the price of new vehicles, and the demand for our services, any of which could materially and adversely affect our business.

Because we have not operated as a combined company, we do not have a long-term reputation of success.

As we have not operated as a combined company, we do not have the long-term reputation of success that other well-established companies have. Particularly in the transportation market, in which trust is important, the absence of a proven reputation could make it more difficult to establish new customers. As a result, we will rely more heavily on the brand value and reputation of the individual Founding Companies.

The transportation infrastructure continues to be a target of terrorists.

Because transportation assets continue to be a target of terrorists, governments around the world are adopting or are considering adopting stricter security requirements that will increase operating costs and potentially slow service for businesses, including those in the transportation industry. These security requirements are not static, but change periodically as the result of regulatory and legislative requirements, imposing additional security costs and creating a level of uncertainty for our operations.

Ongoing insurance and claims expenses could result in significant expenditures and reduce and cause volatility in our earnings.

We, by the nature of our operations, are exposed to the potential for a variety of claims, including personal injury claims, vehicular collisions and accidents, alleged violations of federal and state labor and employment laws, such as class-action lawsuits alleging wage and hour violations and improper pay, commercial and contract disputes, cargo loss and property damage claims. Each of the Founding Companies has maintained, and we expect to maintain, insurance coverage with established insurance companies at levels they or we deem adequate. The trucking business has experienced significant increases in the cost of liability insurance, in the size of jury verdicts in personal injury cases arising from trucking accidents and in the cost of settling such claims. If the number or severity of future claims continues to increase, claims expenses might exceed historical levels or could exceed the amounts of our insurance coverage or the amount of our reserves for self-insured claims or deductible levels, which could materially adversely affect our financial condition, results of operations, liquidity and cash flows.

In recent years, several insurance companies have completely stopped offering coverage to trucking companies or have significantly reduced the amount of coverage they offer or have significantly raised premiums as a result of increases in the severity of automobile liability claims and sharply higher costs of settlements and verdicts. To the extent that the third-party insurance companies propose increases to their premiums for coverage of commercial trucking claims, we may decide to pay such increased premiums or increase our financial exposure on an aggregate or per occurrence basis, including by increasing the amount of its self-insured retention or reducing the amount of total coverage. This trend could adversely affect our ability to obtain suitable insurance coverage, could significantly increase our cost for obtaining such coverage, or could subject us to significant liabilities for which no insurance coverage is in place, which could materially adversely affect our financial condition, results of operations, liquidity and cash flows.

Our self-insured retention limits can make our insurance and claims expense higher and/or more volatile. We accrue for the estimated costs of the uninsured portion of pending claims based on the nature and severity of individual claims and historical claims development trends. Estimating the number and severity of claims, as well as related judgment or settlement amounts is inherently difficult. This, along with legal expenses associated with claims, incurred but not reported claims, and other uncertainties can cause unfavorable differences between actual self-insurance costs and our reserve estimates.

In addition, any accident or incident for which we are liable, even if fully insured, could negatively affect our standing with our customers and the public, thereby making it more difficult for us to compete effectively, and could significantly impact the cost and availability of adequate insurance in the future.

Increases in driving associate compensation or difficulties attracting and retaining qualified driving associates could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet.

Difficulty in attracting and retaining sufficient numbers of qualified driving associates, independent contractors, and third-party capacity providers, could have a materially adverse effect on our growth and profitability. The transportation industries are subject to a shortage of qualified driving associates. Such shortage is exacerbated during periods of economic expansion, in which there may be alternative employment opportunities, or during periods of economic downturns, in which unemployment benefits might be extended and financing is limited for independent contractors who seek to purchase equipment or for students who seek financial aid for driving school. Furthermore, capacity at driving schools may be limited by other future outbreaks similar to COVID-19 and any governmental imposed lockdown or other attempts to reduce the spread of such an outbreak may reduce the pool of potential drivers available to us. Regulatory requirements could further reduce the number of eligible driving associates. Our inability to engage a sufficient number of driving associates and independent contractors may negatively affect our operations. Further, our driving associate compensation and independent contractor expenses are subject to market conditions, and we may find it necessary to increase driving associate and independent contractor rates in future periods.

In connection with the preparation of the financial statements, a material weakness in Proficient Transport’s internal controls over financial reporting was identified and, if our remediation is not effective, or if we fail to maintain an effective system of internal controls over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence and profitability.

We have identified a material weakness in one of the Founding Company’s internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified was related to IT general controls in Proficient Transport’s financial systems.

Remediation steps are being taken designed to improve Proficient Transport’s internal controls over financial reporting to address the underlying causes, including: designing and implementing increased controls, increased oversight and review of technical systems and engaging third-parties. We continue to work on other remediation initiatives.

While we believe that these efforts will improve Proficient Transport’s internal controls over financial reporting, the implementation of these measures is ongoing and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. If the steps we take do not remediate the material weaknesses in a timely manner, there could continue to be a reasonable possibility that these control deficiencies or others could result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. If we are unable to successfully remediate our existing or any future material weakness, the accuracy of our financial reporting may be adversely affected, which could cause investors to lose confidence in our financial reporting and our share price and profitability may decline as a result.

Increased prices for new equipment, trucks and their parts, and the decreased availability of new equipment or the failure of manufacturers to meet their sale obligations could have a materially adverse effect on our business, profitability and operations.

The Founding Companies have been subject to risk with respect to increased prices for new trucking equipment and decreased vendor output. Any decrease in vendor or manufacturer output could have an adverse effect on our ability to sustain our desired growth rate and maintain our trucking fleet.

We are sensitive to the used equipment market and fluctuations in prices and demand for trucking equipment. The market for used equipment is affected by several factors, including the demand for freight, the supply of new and used equipment, the availability and terms of financing, the presence of buyers for export to foreign countries, and commodity prices for scrap metal. We have seen a softening of the used equipment market recently.

Higher costs for or limited availability of appropriate real estate may adversely affect our business operations.

Each of the Founding Companies is reliant on the cost and availability of service centers in strategic areas. The costs to purchase, lease, or build these service centers has recently increased as a result of inflation, increased interest rates, changes in supply chains, increased costs for raw materials and labor, and increased demand for supplies. Shortages in the availability of real estate in these key strategic areas or delays in obtaining the requisite permits could result in additional costs to purchase, build, or renovate service centers. This could restrict our ability to grow in our existing markets, expand nationally, or efficiently serve our current markets.

We believe the geographic footprint of the Founding Companies’ existing service centers is sufficient to support our operations upon closing of the Combinations, as the Company was intentionally structured to acquire Founding Companies that were already well supported by service centers. While the structure of the Company combats risks associated with inflation, there can be no guarantee that we will not face similar risks in the future if our operations require new service centers or repairs to or expansions of our service centers or if we must renegotiate our service centers’ leases. Notably, Proficient Transport has historically limited the effects of inflation on its business through increases in freight rates and certain cost control efforts, and we expect to do the same following the Combinations. If we are unable to offset the effects of inflation on our business, our results of operations could be harmed.

Our success depends in part on the contributions of our executives and managers, including those who were employees of the Founding Companies.

We are highly dependent upon our senior management team. In particular, the loss of the services of Richard O’Dell or Brad Wright could have a material adverse effect on our business, financial condition and results of operations. We do not presently maintain “key man” life insurance with respect to members of senior management. In addition, our operating facilities are managed by regional and local managers who have an average of 15 years of auto transportation and logistics experience and substantial knowledge of the local markets served, including former owners and employees of the Founding Companies. Insofar as the Founding Companies’ stockholders will receive a significant portion of the purchase price in shares of common stock, our ability to retain their services may depend, in part, on the common stock maintaining a sufficiently high market price. We believe these employees’ knowledge of the industry and our business model, coupled with their invaluable relationships with customers and vendors, may be highly difficult to replicate. The loss of one or more of these managers may have a material adverse effect on our business, financial condition and results of operations in the event that we are unable to find a suitable replacement in a timely manner.

The timely, professional and dependable service required by auto transportation and logistics customers requires an adequate supply of skilled dispatchers, drivers and support personnel. Accordingly, our success will depend on our ability to employ, train and retain the personnel necessary to meet our service requirements. From time to time, and in particular areas, there are shortages of skilled personnel, and there can be no assurance that we will be able to maintain an adequate skilled labor force necessary to operate efficiently, that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel or that we will not have to curtail our planned growth as a result of labor shortages.

We will need to build or acquire integrated information technology systems and our business may be seriously harmed if we fail to maintain, upgrade, enhance, protect, and integrate our information technology systems.

Each of the Founding Companies is currently using separate accounting, financial and dispatch systems. We are beginning the process of selecting and implementing systems that will enable us to centralize our accounting and financial reporting activities at our headquarters in Jacksonville, Florida. In addition, we intend to have all the

Founding Companies utilize the same licensed, national dispatch system for their transport operations. We anticipate that we will need to upgrade and expand our information technology systems on an ongoing basis as we expand our operations and complete acquisitions. There can be no assurance that we will not encounter unexpected delays and costs in connection with implementing such systems or that such systems when installed will function in accordance with our expectations. See “Business — Dispatch and Information Systems.”

We must ensure that our information technology systems remain competitive. If our systems are unable to maintain high volumes with reliability, accuracy and speed as the information technology systems are centralized and we continue to grow, our service levels and operating efficiencies may decline. Additionally, if we fail to enhance our systems to meet customer needs, our results of operations could be harmed.

Operational risks, including the risk of cyberattacks, may disrupt our business, result in losses or limit our growth.

We rely heavily on our financial, accounting, treasury, communications and other data processing systems and a continued and efficient operation of such systems. Such systems may fail to operate properly or become disabled because of tampering or a breach of the network security systems or otherwise. In addition, such systems are from time to time subject to cyberattacks which may continue to increase in sophistication and frequency in the future.

Cyber security incidents and cyber-attacks have been occurring globally at a more frequent and severe level and will likely continue to increase in frequency in the future. Our information and technology systems may be vulnerable to damage or interruption from cyber security breaches, computer viruses or other malicious code, network failures, computer and telecommunication failures, infiltration by unauthorized persons and other security breaches, usage errors by their respective professionals or service providers, power, communications or other service outages and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes. Cyberattacks and other security threats could originate from a wide variety of sources, including cyber criminals, nation state hackers, hacktivists and other outside parties. If successful, these types of attacks on our network or other systems could have a material adverse effect on our business and results of operations, due to, among other things, the loss of proprietary data, interruptions or delays in the operation of our business and damage to our reputation. There can be no assurance that measures we take to evaluate the integrity of our systems will provide protection, especially because cyberattack techniques used change frequently or are not recognized until successful.

Our risk management systems could prove to be inadequate and, if compromised, could become inoperable for extended periods of time, cease to function properly or fail to adequately secure private information. We do not control the cyber security plans and systems put in place by third-party service providers, and such third-party service providers may have limited indemnification obligations to us. Breaches such as those involving covertly introduced malware, impersonation of authorized users and industrial or other espionage may not be identified even with sophisticated prevention and detection systems, potentially resulting in further harm and preventing them from being addressed appropriately. The failure of these systems or of disaster recovery plans for any reason could cause significant interruptions in our operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to stockholders and material nonpublic information. We could be required to make a significant investment to remedy the effects of any such failures, harm to our reputations, legal claims we may be subjected to, regulatory action or enforcement arising out of applicable privacy and other laws, adverse publicity and other events that may affect our business and financial performance.

Our contractual agreements with our owner-operators expose us to risks that we do not face with company drivers.

Our reliance on independent owner-operators creates numerous risks for our business. For example, if our independent owner-operators fail to meet our contractual obligations or otherwise fail to perform in a manner consistent with our requirements, we may be required to utilize alternative service providers at potentially higher prices or with some degree of disruption of the services that we provide to customers. If we fail to deliver on time, if the contractual obligations are not otherwise met, or if the costs of our services increase, then our profitability and customer relationships could be harmed.

Owner-operators are third-party service providers, as compared to company drivers who are employed by us. As independent business owners, our owner-operators may make business or personal decisions that conflict with our best interests. For example, if a load is unprofitable, route distance is too far from home or personal scheduling conflicts arise, an owner-operator may deny loads of freight from time to time. In these circumstances, we must be able to timely deliver the freight in order to maintain relationships with customers. In addition, adverse changes in the financial condition of our independent contractor owner-operators or increases in their equipment or operating costs could cause them to seek higher revenues. The prices we charge our customers could be impacted by such issues, which may in turn limit pricing flexibility with customers.

We are directly affected by the state of the global economy and geopolitical developments.

While macroeconomic risks apply to most companies, we are particularly vulnerable. The transportation industry is susceptible to trends in economic activity. As our business is to transport automobiles, so our business levels are directly tied to the purchase and production of goods and the rate of growth of global trade — key macroeconomic measurements influenced by, among other things, inflation and deflation, supply chain disruptions (including, but not limited to the worldwide semiconductor shortage), interest rates and currency exchange rates, labor costs and unemployment rates, labor shortages or strikes, fuel and energy prices, public health crises, inventory levels, buying patterns and disposable income, debt levels, and credit availability.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

We expect to experience significant fluctuations in quarterly operating results due to a number of factors, including the timing of auto production and sales and acquisitions and related costs; our success in integrating acquired companies; the loss of significant customers or contracts; the timing of expenditures for new equipment and the disposition of used equipment; price changes in response to competitive factors; and general economic conditions. As a result of these fluctuations, results for any one quarter should not be relied upon as being indicative of performance in future quarters.

Our business and operating results are subject to seasonal fluctuations, which could result in fluctuations in our operating results and stock price.

The provision of auto transportation and logistics services is subject to seasonal variations. Specifically, there are times when auto manufacturing plants have maintenance time off which impacts the auto delivery cycle. Auto transportation and logistics tends to be strongest in the months with the mildest weather because inclement weather tends to slow the delivery of vehicles.

Our stockholders and management will have significant control over stockholder matters.

Following consummation of the Combinations and this offering, the executive officers and directors (including persons who have agreed to serve as directors) and the former stockholders of the Founding Companies, including their respective affiliates, will beneficially own approximately 26.8% of our outstanding common stock (or 24.6% if the underwriters’ over-allotment option is exercised in full). Our chief executive officer nominee, Richard O’Dell, has indicated an interest in purchasing up to an aggregate of approximately $3.0 million of shares of our common stock in this offering at the initial public offering price. Assuming an initial public offering price of $15.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, Mr. O’Dell would purchase 200,000 shares of our common stock if he purchases the maximum number of shares of our common stock that he has indicated an interest in purchasing. If Mr. O’Dell purchases all 200,000 shares, the executive officers and directors (including persons who have agreed to serve as directors) and the former stockholders of the Founding Companies, including their respective affiliates, will beneficially own approximately 27.6% of our outstanding common stock (or 25.3% if the underwriters’ over-allotment option is exercised in full). Accordingly, these persons, if acting in concert, will hold sufficient voting power to enable them to significantly influence the election of all of the directors and the outcome of all issues submitted to a vote of our stockholders. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, including transactions in which the holders of common stock might receive a premium for their shares over prevailing market prices. See “Principal Stockholders.”

A substantial portion of the proceeds of this Offering will be payable to affiliates.

Of the net proceeds of this offering, approximately $180.4 million will be used to pay the cash portion of the Combinations consideration payable to the equity holders of the Founding Companies and approximately $3.0 million will be used to pay expenses incurred in connection with the Combinations. In addition, certain owners of the Founding Companies have guaranteed obligations of the respective Founding Companies. We intend to obtain the release of these guarantees as soon as practicable following consummation of this offering. See “Use of Proceeds” and “Certain Relationships and Related Person Transactions.”

Risks Related to this Offering, the Securities Markets and Ownership of Our Common Stock

An active and liquid trading market for our common stock may not develop and you may not be able to resell your shares of common stock at or above the public offering price, if at all.

Prior to this offering, no market for shares of our common stock existed. We have applied to list our common stock on the Nasdaq Global Market, subject to notice of official issuance, under the symbol “PAL.” Assuming that our common stock is listed, and after the consummation of this offering, an active or liquid trading market for our common stock may never develop or be sustained following this offering. To the extent certain of our existing stockholders and their affiliated entities participate in this offering, such purchases would reduce the non-affiliated public float of our shares, meaning the number of shares of our common stock that are not held by officers, directors and affiliated stockholders. A reduction in the public float could reduce the number of shares that are available to be traded at any given time, thereby adversely impacting the liquidity of our common stock and depressing the price at which you may be able to sell your shares. Moreover, the initial public offering price for our common stock will be determined through negotiations with the underwriters and may vary from the market price of our common stock following this offering. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price, at the time you wish to sell them, or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Furthermore, an inactive market may also impair our ability to raise capital by selling shares of our common stock in the future and may impair our ability to enter into strategic collaborations or acquire companies by using our shares of common stock as consideration.

Our stock price may be volatile, which could result in substantial losses for investors purchasing shares in this offering.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering. The following factors, in addition to other factors described in this “Risk Factors” section and included elsewhere in this prospectus, may have a significant impact on the market price of our common stock:

•        volatility and instability in the financial and capital markets;

•        our operating and financial performance, quarterly or annual earnings relative to similar companies;

•        announcements by competitors that impact our competitive outlook;

•        publication of news stories about us, our competitors or our industry;

•        the public’s reaction to our press releases, our other public announcements and our filings with the U.S. Securities and Exchange Commission (the “SEC”);

•        announcements relating to strategic transactions, including acquisitions, collaborations, or similar arrangements;

•        sales of our common stock by us, our insiders, or other stockholders, or issuances by us of shares of our common stock in connection with strategic transactions;

•        regulatory developments or legal developments;

•        litigation or arbitration;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        general economic, political and market conditions and other factors; and

•        the occurrence of any of the risks described in this section titled “Risk Factors.”

If securities or industry analysts do not publish research or reports about our business, or if they publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced in part by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over the industry or securities analysts, or the content and opinions included in their reports and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, or if analysts cease coverage of us, we could lose visibility in the financial markets, and the trading price for our common stock could be impacted negatively. If any of the analysts who cover us publish inaccurate or unfavorable research or opinions regarding us, our business model, or our stock performance, our stock price would likely decline.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will suffer immediate and substantial dilution with respect to the common stock you purchase in this offering. Specifically, assuming an initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same you will incur immediate dilution of $13.09 per share. That number represents the difference between the assumed initial public offering price of $15.00 per share and our pro forma net tangible book value per share of $2.81 as of December 31, 2023. In addition, if the underwriters exercise their option to purchase additional shares from us, or if we issue additional equity securities in the future, investors purchasing shares of common stock in this offering will experience additional dilution.

For a further description of the dilution you will experience immediately after this offering, see the section titled “Dilution.”

Sales of a substantial number of our shares of common stock in the public market could cause our stock price to fall.

Our common stock price could decline as a result of sales of a large number of shares of common stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Upon the completion of this offering, 24,112,965 shares of common stock will be outstanding (26,262,964 shares if the underwriters exercise their option to purchase additional shares from us in full), based on the number of shares outstanding as of December 31, 2023.

All shares of common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless held by our “affiliates” as defined in Rule 144 under the Securities Act. The resale of the remaining 9,779,632 shares, or approximately 40.6% of our outstanding shares of common stock following this offering, is currently prohibited or otherwise restricted as a result of securities law provisions, market standoff agreements entered into by certain of our stockholders with us or lock-up agreements entered into by our stockholders with the underwriters in connection with this offering. However, subject to applicable securities law restrictions, these shares will be able to be sold in the public market beginning 181 days after the date of this prospectus. Shares issued upon the exercise of stock options and warrants outstanding under our equity incentive plans or pursuant to future awards granted under those plans will become available for sale in the public market to the extent permitted by the provisions of applicable vesting schedules, market stand-off agreements and/or lock-up agreements, as well as Rules 144 and 701 under the Securities Act. For more information, see “Shares Eligible for Future Sale.”

Upon the completion of this offering, the holders of approximately 5,758,963 shares, or approximately 23.9% of our outstanding shares following this offering, of our common stock will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or our other stockholders. We also intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans. Once we register the offer and sale of shares for the holders of registration rights and shares that may be issued under our equity incentive plans, these shares will be able to be sold in the public market upon issuance, subject to the lock-up agreements described under “Underwriting.”

In addition, in the future, we may issue additional shares of common stock, or other equity or debt securities convertible into common stock, in connection with a financing, acquisition, employee arrangement or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

We have broad discretion in how we use the net proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section of this prospectus titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Anti-takeover provisions in our charter documents and under Delaware law could prevent or delay an acquisition of us that may be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Our restated certificate of incorporation and our restated bylaws that will be in effect upon completion of this offering contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our Board or take other corporate actions, including effecting changes in our management. These provisions:

•        establish a classified board of directors so that not all members of our Board are elected at one time;

•        permit only the Board to establish the number of directors and fill vacancies on the board of directors;

•        provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•        require super-majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

•        authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•        eliminate the ability of our stockholders to call special meetings of stockholders;

•        prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•        prohibit cumulative voting; and

•        establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law (the “DGCL”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved in a prescribed manner.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.

The exclusive forum provisions in our organizational documents may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or employees, or the underwriters of any offering giving rise to such claim, which may discourage lawsuits with respect to such claims.

Our amended and restated certificate of incorporation that will be in effect upon completion of this offering, to the fullest extent permitted by law, will provide that the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the District of Delaware or other state courts of the State of Delaware) is the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation, or our restated bylaws; or any action asserting a claim that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, or the underwriters of any offering giving rise to such claims, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, results of operations and prospects.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our restated bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”), including for all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While federal or other state courts may not follow the holding of the Delaware Supreme Court or may determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions in our restated bylaws, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim, and may result in increased costs for a stockholder to bring such a claim, in a judicial forum of their choosing for disputes with us or our directors, officers, other employees or agents, which may discourage lawsuits against us and our directors, officers, other employees or agents.

Our Board will be authorized to issue and designate shares of our preferred stock without stockholder approval.

Our amended and restated certificate of incorporation will authorize our Board, without the approval of our stockholders, to issue shares of preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, and to establish from time to time the number of shares of preferred stock to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of convertible preferred stock may be senior to or on parity with our common stock, which may reduce our common stock’s value.

Because we do not anticipate paying any dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared nor paid dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development, operation and expansion of our business and we do not anticipate declaring or paying any dividends in the foreseeable future. As a result, capital appreciation of our common stock, which may never occur, will be your sole source of gain on your investment for the foreseeable future.

General Risk Factors

The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the listing requirements of the Nasdaq Global Market and other applicable securities rules and regulations. Complying with these rules and regulations has increased and will increase our legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We may also need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

These new rules and regulations may make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

By disclosing information in this prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iii) exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not approved previously. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus.

We could be an emerging growth company for up to five years following the completion of this offering, although circumstances could cause us to lose that status earlier, including if we are deemed to be a “large accelerated filer,” or if we have total annual gross revenue of $1.235 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the December 31 of such year, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an emerging growth company immediately.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an “emerging growth company” or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act, upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and once we are no longer “an emerging growth company,” management will be required to assess the effectiveness of these controls annually. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to restatements of our financial statements and require us to incur the expense of remediation.

Unstable economic and market conditions may have serious adverse consequences on our business, financial condition and stock price.

Global economic and business activities continue to face widespread uncertainties, and global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, rising inflation and monetary supply shifts, rising interest rates, labor shortages, declines in consumer confidence, declines in economic growth, increases in unemployment rates, recession risks, and uncertainty about economic and geopolitical stability (e.g., related to the ongoing Russia-Ukraine conflict and Israel-Palestine conflict). The extent of the impact of these conditions on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected timeframe, as well as that of third parties upon whom we rely, will depend on future developments which are uncertain and cannot be predicted. There can be no assurance that further deterioration in economic or market conditions will not occur, or how long these challenges will persist. If the current equity and credit markets further deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Furthermore, our stock price may decline due in part to the volatility of the stock market and the general economic downturn.

The success of our business is dependent on our brand equity.

Negative press coverage, lawsuits, regulatory investigations, unfavorable publicity, or allegations of wrongdoings could affect our reputation and result in a loss of brand equity. Any assertion of wrongdoing by a Company executive, associate, or hired independent contractor, despite a lack of factual basis, may affect our brand image and reputation. If we fail to maintain and affirmatively protect our brand value, demand for our services could wane and we may fail to attract qualified candidates for open positions. Such events may cause us to devote additional resources to repairing our brand value and reputation. Any negative effect on our brand value may cause an adverse effect on our financial condition, liquidity, and results of operations.

We are subject to risks associated with climate change, including increased regulation of our emissions, and the potential increased impacts of severe weather events on our operations.

Concern over climate change, including the effect of global warming, has led to significant U.S. and international legislative and regulatory efforts to limit emissions, including vehicle engine emissions. Increasingly, state and local governments are also considering greenhouse gas regulatory (“GHG”) requirements. Compliance with such regulation and the associated potential cost is complicated by the fact that various countries and regions are following different approaches to the regulation of climate change. Increased regulation regarding GHG emissions, vehicle engine emissions, could impose substantial costs on us. These costs include an increase in the cost of the fuel and other energy we purchase to transport vehicles. Until the timing, scope, and extent of such possible regulation becomes known, we cannot predict its effect on our cost structure or our operating results. It is reasonably possible, however, that it could materially increase our operating expenses and have an adverse direct or indirect effect on our business, if instituted.

Additionally, the potential acute and chronic physical effects of climate change, such as increased frequency and severity of storms, floods, fires, sea-level rise, excessive heat, longer-term changes in weather patterns and other climate-related events, could affect our operations, infrastructure and financial results. Operational impacts, such as more frequent delays in our ability to transport cargo, could result in loss of revenue. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to predict accurately the materiality of any potential losses or costs associated with the physical effects of climate change.

We may be subject to securities litigation, which is expensive and could divert management attention.

As described above, the market price of our common stock is likely to be volatile. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation (including the cost to defend against, and any potential adverse outcome resulting from any such proceeding) can be expensive, time-consuming, damage our reputation and divert our management’s attention from other business concerns, which could seriously harm our business.

Developments in applicable tax laws may adversely impact our business, results of operations and financial condition. Our effective tax rate could also be adversely affected as a result of various evolving factors, including changes in the scope of our operations.

New tax laws, statutes, rules or regulations may be enacted at any time, or interpreted, changed, modified or applied to us, any of which could have an adverse impact on our business, results of operations and financial condition. We are currently unable to predict whether such changes will occur. If such changes are enacted or implemented or changes in the scope of our operations occur, including expansion to new geographies, such changes could adversely affect our effective tax rate and our operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. You can generally identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions that concern our expectations, strategy, plans or intentions. We have based these forward-looking statements largely on our current expectations and projections regarding future events and trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” and elsewhere in this prospectus. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those projected in the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements regarding:

•        the economic conditions in the global markets in which we operate;

•        our ability to successfully implement our business strategy, effectively respond to changes in market dynamics and customer preferences, and achieve the anticipated benefits and associated cost savings of such strategies and actions;

•        our ability to recruit and retain qualified driving associates, independent contractors and third-party auto transportation and logistics companies;

•        our expectations regarding the successful implementation of the Combinations;

•        geopolitical developments and additional changes in international trade policies and relations;

•        the effect of any international conflicts or terrorist activities, including the current conflict between Russia and Ukraine, on the United States and global economies in general, the transportation industry, or us in particular, and what effects these events will have on our costs and the demand for our services;

•        our ability to manage our network capacity and cost structure for capital expenditures and operating expenses, and match it to shifting and future customer volume levels;

•        our ability to compete effectively against current and future competitors;

•        our ability to maintain our profitability despite quarterly fluctuations in our results, whether due to seasonality, large cyclical events, or other causes; and our future financial and operating results;

•        our expectations regarding the period during which we will qualify as an emerging growth company under the JOBS Act; and

•        our use of the net proceeds from this offering and the sufficiency of our existing cash to fund our future operating expenses and capital expenditure requirements.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. In addition, in light of certain risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not occur. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock will be approximately $195.2 million, based on the assumed initial public offering price of $15.00 per share, the midpoint of the estimated offering price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares from us is exercised in full, we estimate that we will receive additional net proceeds of approximately $30.0 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $13.0 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $14.0 million, assuming the assumed initial public offering price of $15.00 per share remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Approximately $180.4 million will be used to pay the cash portion of the Combinations consideration payable to the equity holders of the Founding Companies and approximately $3.0 million will be used to pay expenses incurred in connection with the Combinations. The remaining net proceeds will be used for general corporate purposes, which are expected to include working capital and future acquisitions. Pending the foregoing uses, the proceeds will be invested in short-term, investment-grade, interest-bearing securities. While we continuously consider possible acquisition prospects as part of our growth strategy, we presently have no agreements, arrangements or other understandings to acquire any companies other than the Founding Companies.

Until we use the proceeds we receive from this offering for the above-mentioned purposes, we intend to invest the net proceeds in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper, high grade and investment grade corporate debt securities, and obligations of the U.S. government and government agencies.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board and will depend on a number of factors, including our earnings, capital requirements and overall financial condition. In addition, our ability to pay cash dividends on our capital stock in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2023 on:

•        an actual basis for Proficient (the designated accounting acquirer);

•        an actual basis for Proficient Transport (the designated accounting predecessor); and

•        a pro forma combined basis to reflect (i) the amendment and restatement of our certificate of incorporation in connection with the offering, (ii) the issuance and sale of 14,333,333 shares of our common stock offered in this offering and the application of the net proceeds therefrom at an assumed initial public offering price of $15.00 per share, the midpoint of the estimated initial public offering price range reflected on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and (iii) the Combinations.

You should read this information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited pro forma financial statements and the related notes and the historical financial statements and related notes appearing elsewhere in this prospectus.

	As of December 31, 2023
	Actual
	Proficient	Proficient Transport	Pro Forma(1)
Cash, cash equivalents and restricted cash	$458,233	$4,273	$26,605,199
Line of credit, current portion	—	—	2,014,950
Equipment obligations, current	—	—	3,797,000
Shareholder loans, current	—	—	618,238
Long-term debt, current portion	—	1,599,699	16,875,174
Line of credit, less current portion	—	3,450,129	3,450,129
Equipment obligations, less current portion	—	—	9,629,000
Long-term debt, less current portion net	—	5,035,478	26,261,655
Total indebtedness	—	10,085,306	62,646,146
Stockholders’ equity (deficit):
Proficient common stock, $0.01 par value: 50,000,000 shares authorized and 2,939,130 shares issued and outstanding (actual); and 200,000,000 shares authorized and 24,112,965 shares issued and outstanding (pro forma)	29,391	—	241,129
Proficient Transport preferred stock, $0.01 par value per share: 10,000,000 shares authorized and 3,066,923 shares issued and outstanding (actual); no shares authorized, issued and outstanding (pro forma)	—	8,880,672	—
Proficient Transport common stock, $0.01 par value; 10,000,000 shares authorized and 392,825 shares issued and outstanding (actual); no shares authorized, issued and outstanding (pro forma)	—	3,928	—
Additional paid-in capital	932,609	—	268,629,747
Retained earnings (deficit)	(572,829)	7,748,792	30,889,890
Total stockholders’ equity (deficit)	$389,171	$7,752,720	$299,760,766
Total capitalization	$389,171	$26,718,698	$362,406,912

____________

(1)      A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma amount of each of cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization by $2.3 million, $19.0 million, and $19.0 million, respectively, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma amount of each of cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization by approximately $13.9 million, $13.9 million, and $13.9 million, respectively.

The information in the table above excludes (i) 1,136,278 shares of restricted common stock or restricted stock units, as applicable, assuming an initial public offering price of $15.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, granted in connection with this offering pursuant to our 2024 Plan, which shares are subject to vesting requirements; (ii) 1,042,171 shares of common stock that will become available for future grants under our 2024 Plan; and (iii) 541,866 shares of common stock issuable in connection with the Combinations that will be held back at the closing of the Combinations to satisfy the indemnification obligations of certain of the Founding Companies for a period of 12 months following the closing of this offering.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of common stock and the pro forma net tangible book value per share of our common stock immediately after this offering.

As of December 31, 2023, Proficient’s historical net tangible book value (deficit) was $389,171, or $0.13 per share of common stock based on 2,939,130 shares of Proficient common stock outstanding as of such date. Our historical net tangible book value (deficit) per share represents the amount of our total tangible assets (which excludes deferred costs) less our total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2023.

After giving effect to (i) our issuance and sale of shares of our common stock in this offering and (ii) the shares issued in connection with the consummation of the Combinations, in each case, at the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2023 would have been $45.2 million, or $1.83 per share of our common stock. This amount represents an immediate increase in pro forma net tangible book value of $1.70 per share to our existing stockholders. We determine dilution by subtracting the pro forma net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$15.00
Historical net tangible book value per share as of December 31, 2023	$0.13
Increase in pro forma net tangible book value per share attributable to new investors purchasing common stock in this offering	1.70
Pro forma net tangible book value per share immediately after this offering		1.83
Dilution per share to investors purchasing common stock in this offering		$13.17

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. Each $1.00 increase or decrease in the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma net tangible book value per share after this offering by $0.10 per share and increase (decrease) the dilution to new investors purchasing shares of common stock in this offering by $0.90 per share, in each case assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) our pro forma net tangible book value by approximately $0.61 per share and decrease (increase) the dilution to investors purchasing shares in this offering by approximately $0.61 per share, in each case assuming the assumed initial public offering price of $15.00 per share remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma net tangible book value per share, to give effect to this offering, would be $2.93 per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $12.07 per share, in each case assuming an initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover of this prospectus.

The following table summarizes on the pro forma basis as of December 31, 2023, the total number of shares of common stock purchased or received from us in this offering and the total number of shares issued in connection with the Combinations (excluding the 541,866 shares of common stock that will be held back and will not be issued at the closing of the Combinations to satisfy the indemnification obligations of certain of the Founding Companies for a period of 12 months following the closing of this offering), the total consideration paid or to be paid, and the weighted-average price per share paid or to be paid (i) by existing stockholders and (ii) by new investors (a) in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and (b) in connection with the Combinations. As the table shows, new investors purchasing common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Total Shares		Total Consideration			Weighted- Average Price Per Share
	Number	Percentage	Amount		Percentage
Existing stockholders(1)	2,939,130	12.4%	$962,000		0.3%	$0.33
New investors	20,769,658	87.6	311,544,870	(2)	99.7	$15.00
Total	23,708,788	100.0%	$312,506,870		100.0%

____________

(1)      The presentation in this table regarding ownership by existing stockholders does not give effect to any purchases that existing stockholders may make through our directed share program or otherwise purchase in this offering.

(2)      Includes the implied consideration of 6,436,325 shares of common stock issued to the Founding Companies as consideration for the Combinations at an assumed price of $15.00 per share.

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by existing stockholders would be reduced to 11.4% of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by investors purchasing common stock in this offering would be increased to 88.6% of the total number of shares of our common stock outstanding after this offering.

The number of shares of our common stock to be outstanding after this offering is based on 2,939,130 shares of common stock outstanding as of December 31, 2023 and gives effect to the Combinations.

The number of shares of common stock to be outstanding after this offering in the table and discussion above excludes (i) 1,136,278 shares of restricted common stock or restricted stock units, as applicable, assuming an initial public offering price of $15.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, granted in connection with this offering pursuant to our 2024 Plan, which shares are subject to vesting requirements; (ii) 1,042,171 shares of common stock that will become available for future grants under our 2024 Plan; and (iii) 541,866 shares of common stock issuable in connection with the Combinations that will be held back at the closing of the Combinations to satisfy the indemnification obligations of certain of the Founding Companies for a period of 12 months following the closing of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the historical financial statements of the relevant entities and the pro forma financial statements and the notes thereto included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Business Overview

We are a leading non-union, specialized freight company focused on providing auto transportation and logistics services. Formed in connection with this offering through the combination of five industry-leading operating companies, we will operate one of the largest auto transportation fleets in North America based upon information obtained from leadership of the Auto Haulers Association of America, utilizing roughly 1,130 auto transport vehicles and trailers on a daily basis, including 615 Company-owned transport vehicles and trailers, and employing 649 dedicated employees as of November 30, 2023. Prior to the completion of this offering, we have not operated as a combined company and are dependent upon this offering to complete the Combinations. From our 49 strategically located facilities across the United States, we offer a broad range of auto transportation and logistics services, primarily focused on transporting finished vehicles from automotive production facilities, marine ports of entry or regional rail yards to auto dealerships around the country. We have developed a differentiated business model due to our scale, breadth of geographic coverage and embedded customer relationships with leading auto original equipment manufacturing companies (“OEMs”). Our customers range from large, global auto companies, such as General Motors, BMW, Stellantis, and Mercedes Benz, to electric vehicle (“EV”) producers, such as Tesla and Rivian. Additional customers include auto dealers, auto auctions, rental car companies and auto leasing companies. For the year ended December 31, 2023, we had pro forma combined operating revenue of $414.6 million, pro forma combined net income of $9.1 million and pro forma combined EBITDA of $35.1 million. Our pro forma combined financial results cover periods during which we were not under common control or management and, therefore, may not be indicative of our future financial or operating results. See “Prospectus Summary — Summary Financial Data.”

Prior to this offering, Proficient entered into agreements to acquire, in multiple, separate acquisitions, five operating businesses and their respective affiliated entities, as applicable, operating under the following names: (i) Delta Automotive Services, Inc. (which converted to Delta Automotive Services, LLC in an F-reorganization on April 29, 2024), doing business as Delta Auto Transport, Inc. (“Delta”), (ii) Deluxe Auto Carriers, Inc. (“Deluxe”), (iii) Sierra Mountain Group, Inc. (“Sierra”), (iv) Proficient Auto Transport, Inc. (“Proficient Transport”), and (v) Tribeca Automotive Inc. (“Tribeca” and, together with Delta, Deluxe, Sierra, and Proficient Transport, the “Founding Companies”). The Founding Companies will be acquired for a combination of cash and shares of our common stock. A portion of the net proceeds from this offering will be used to pay the cash portion of the consideration in the Combinations payable to the equity holders of the Founding Companies. We will not close the acquisition of any of the Founding Companies unless we close the acquisition of all of the Founding Companies. Furthermore, the closing of the Combinations and this offering are conditioned on the closing of each other. Therefore, if we fail to close the Combinations, this offering will not close. Because of this structure, we have not yet operated as a combined company and do not currently have a combined operating history. The description of our business that follows assumes that the Combinations have occurred and the operations of the Founding Companies have been combined.

We have entered into agreements with the owners of each of the Founding Companies to combine their businesses. The consideration to be paid by Proficient in the Combinations, subject to adjustment and including, among other things, amounts held in escrow, consists of approximately $180.4 million in cash and 6,978,191 shares of common stock (provided, that 541,866 of these shares of common stock will be held back and will not be issued at the closing of the Combinations to satisfy the indemnification obligations of certain of the Founding Companies for a period of 12 months following the closing of this offering), assuming an initial public offering price of $15.00 per share. The cash portion of the Combinations consideration is generally subject to adjustment based upon the Founding Companies’ working capital on the closing date and certain other factors. The consideration was determined by arm’s length negotiations between Proficient and representatives of each Founding Company. Each of the owners of the Founding Companies has agreed not to sell their shares of our common stock for not less than 180 days after the date of this prospectus, subject to certain exceptions. For a more detailed description of these transactions, see “Certain Relationships and Related Person Transactions — The Combinations with the Founding Companies.”

Financial Statement Components

Revenue

We generate revenue by transporting freight for our customers in our OEM contract arrangements and our contract services arrangements. Our OEM contract arrangements provide auto transportation and logistics services through movements of freight over routes across the United States. Our contract services offering devotes the use of equipment to specific customers and provides services through long-term contracts. Our business provides services that are geographically diversified but have similar economic and other relevant characteristics, as they all provide transportation and logistics of automobiles.

We are typically paid a predetermined rate per load or per mile for our truckload services. Consistent with industry practice, our typical customer contracts do not guarantee load levels or tractor availability. This gives us and our customers a certain degree of flexibility to negotiate rates up or down in response to changes in freight demand and truck capacity.

Generally, we receive fuel surcharges on the miles for which we are compensated by customers. Fuel surcharges revenue mitigates the effect of price increases over a negotiated base rate per gallon of fuel; however, these revenues may not fully protect us from all fuel price increases.

The key factors that affect our operating revenue include the average revenue per mile we receive from our customers, the number of units delivered, and in some cases, the number of hours driven. We therefore monitor as key operating metrics average revenue per mile, average revenue per unit, and average revenue per hour, as applicable to the portions of our business that contract on each of these bases.

Operating Expenses

Our most significant operating expenses vary with miles traveled and include (i) fuel and fuel taxes, (ii) driver related expenses, such as salaries, wages, benefits, training and recruitment, (iii) the cost of purchased transportation that we pay to third-party carriers and (iv) costs associated with our executed contracts. Expenses that have both fixed and variable components include maintenance and tire expense and our total cost of insurance and claims. These expenses generally vary with the miles we travel, but also have a controllable component based on safety, fleet age, efficiency and other factors. Our main fixed costs include depreciation of long-term assets, such as revenue equipment and service center facilities, the compensation of non-driver personnel and other general and administrative expenses.

Critical Accounting Policies and Estimates

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of our financial statements in conformity with generally accepted accounting principles (“GAAP”). Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. See Note 2 of the accompanying consolidated financial statements for additional information about our critical accounting policies and estimates.

Business Combinations

We account for business combinations using the acquisition method of accounting where the assets acquired and liabilities assumed are recognized based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of certain acquired assets and liabilities is subjective in nature and often involves the use of significant estimates and assumptions, including, but not limited to, the selection of appropriate valuation methodology, projected revenue, expenses, and cash flows, weighted average cost of capital, discount rates, and estimates of terminal values. Business combinations are included in our consolidated financial statements as of the date of the acquisition.

Claims and insurance accruals

Claims and insurance accruals consist of cargo loss, physical damage, group health, liability (personal injury and property damage) and workers’ compensation claims and associated legal and other expenses within the Company’s established retention levels. Claims in excess of retention levels are generally covered by insurance in amounts the Company considers adequate. Claims accruals represent the uninsured portion of the loss and if we are the primary obligor, the insured portion of pending claims, plus an estimated liability for incurred but not reported claims and the associated expense. Accruals for cargo loss, physical damage, group health, liability and workers’ compensation claims are estimated based on the Company’s evaluation of the type and severity of individual claims and future development based on historical trends. Changes in assumptions made in actuarial studies could potentially have a material effect on the provision for workers’ compensation and liability claims. Additionally, if any claim were to exceed our coverage limits, we would have to accrue for and pay the excess amount, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Property and equipment

Property and equipment are carried at cost. Depreciation of property and equipment is computed using the straight-line method for financial reporting purposes and accelerated methods for tax purposes over the estimated useful lives of the related assets (net of estimated salvage value or trade-in value). We generally use estimated useful lives of five to ten years for trucks and trailers, classified as transportation equipment. The depreciable lives of our revenue equipment represent the estimated usage period of the equipment, which is generally substantially less than the economic lives. The residual value of a substantial portion of our equipment is covered by repurchase or trade agreements between us and the equipment manufacturer.

Periodically, we evaluate the useful lives and salvage values of our revenue equipment and other long-lived assets based upon, but not limited to, our experience with similar assets including gains or losses upon dispositions of such assets, conditions in the used equipment market and prevailing industry practices. Changes in useful lives or salvage value estimates, or fluctuations in market values that are not reflected in our estimates, could have a material impact on our financial results. Further, if our equipment manufacturer does not perform under the terms of the agreements for guaranteed trade-in values, such non-performance could have a materially negative impact on financial results. We review our property and equipment whenever events or circumstances indicate the carrying amount of the asset may not be recoverable. An impairment loss equal to the excess of carrying amount over fair value would be recognized if the carrying amount of the asset is not recoverable.

Income taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

We evaluate the need for a valuation allowance on deferred tax assets based on whether we believe that it is more likely than not all deferred tax assets will be realized. A consideration of future taxable income is made as well as on-going prudent feasible tax planning strategies in assessing the need for valuation allowances. In the event it is determined all or part of a deferred tax asset would not be able to be realized, management would record an adjustment to the deferred tax asset and recognize a charge against income at that time.

Our estimates of the potential outcome of any uncertain tax issue is subject to our assessment of relevant risks, facts and circumstances existing at that time. We account for uncertain tax positions in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, and record a liability when such uncertainties meet the more likely than not recognition threshold. Potential accrued interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

Reportable Segments

Our business is organized into two operating segments, Truckload and Brokerage, which represent the Company’s reportable segments. The Truckload segment offers automobile transport and contract services under an asset-based model. The Company’s contract service offering devotes the use of equipment to specific customers and provides transportation services through long-term contracts. The Company’s Brokerage segment offers transportation services utilizing an asset-light model focusing on outsourcing transportation of loads to third-party carriers. With respect to historical periods, only Proficient Transport had two reportable segments.

Truckload Segment

In our Truckload Segment, we generate revenue by transporting freight for our customers under our OEM contract arrangements and our contract services arrangements. Our OEM contract arrangements provide automobile transportation services through movements of freight over routes across the United States. Our Truckload segment provides services that are geographically diversified but have similar economic and other relevant characteristics, as they all provide truckload carrier services of automobiles. The main factors that affect operating revenue in the Truckload Segment are the average revenue per mile received from customers, the percentage of miles for which we are compensated and the number of vehicles transported.

We are typically paid a predetermined rate per load or per unit for our Truckload services. Our executed contracts contain fixed terms and rates and are often used by our customers with high-service and high-priority freight. We continually strive to increase our revenues derived from contracts as a percentage of total revenue by continuing to build upon our existing relations and acquire new relations with OEMs.

Our contracts with customers in the Truckload segment generally include a fuel surcharge to account for fluctuating fuel prices. Built into our predetermined contract rates with each customer is a baseline fuel price and when fuel prices rise above this baseline price our customers compensate us for the variance in the form of additional revenue. If fuel prices drop below the baseline price, we in turn owe our customers this variance and record a discount. This additional revenue/discount is represented on the Fuel Surcharge and Other Reimbursements line in our consolidated financial statements. Fuel surcharge revenue mitigates the effect of price increases over the life of the contract; however, these revenues may not fully protect us from all fuel price increases. Conversely, any discount related to a decline in fuel prices mitigates any upside we would otherwise experience from such decline.

In our Truckload segment, our most significant operating expenses vary with miles traveled and include (i) fuel, and (ii) driver related expenses, such as wages, benefits, training and recruitment. Expenses that have both fixed and variable components include maintenance and tire expense and our total cost of insurance and claims. These expenses generally vary with the miles we travel, but also have a controllable component based on safety, fleet age, efficiency and other factors. Our main fixed costs include depreciation of long-term assets, such as trucks and trailers (to which we refer as revenue equipment) and service center facilities, the compensation of non-driver personnel and other general and administrative expenses.

Our Truckload segment requires substantial capital expenditures for purchase of new revenue equipment. We use a combination of financing leases and secured long-term debt to acquire revenue equipment. When we finance revenue equipment acquisitions with either finance leases or long-term debt, the asset and liability are recorded on our consolidated balance sheet, and we record expense under “Depreciation and amortization” and “Interest expense.” We expect our depreciation and amortization and interest expense will be impacted by changes in the percentage of our revenue equipment acquired in any given year.

Brokerage Segment

In our Brokerage segment, we retain the customer relationship, including billing and collection, and we outsource the transportation of the loads to third-party carriers. For this segment, we rely on brokerage employees to procure spot buy arrangement contracts, as well as information systems to match loads and carriers. This segment also includes revenue generated by our owner-operators and some third-party carriers who haul freight for our OEM and contract customers.

Our Brokerage segment revenue is mainly derived from our customers requiring additional transportation needs to haul freight as their current carriers cannot meet their demands. The main factors that affect operating revenue in our Brokerage segment are our customers’ excess inventory needs, the rates we obtain from customers, the freight volumes we ship through our third-party carriers and our ability to secure third-party carriers to transport customer freight. We generally do not have contracted long-term rates for the cost of third-party carriers, and we cannot assure that our results of operations will not be adversely impacted in the future if our ability to obtain third-party carriers changes or the rates of such providers increase.

The most significant expense of our Brokerage segment, which is primarily variable, is the cost of purchased transportation that we pay to third-party carriers and is included in the “Purchased transportation” line item. This expense generally varies depending upon truckload capacity, availability of third-party carriers, rates charged to customers and current freight demand and customer shipping needs. Other operating expenses are generally fixed and primarily include the compensation and benefits of non-driver personnel (which are recorded in the “Salaries, wages and benefits” line item).

The primary performance indicator in our Brokerage segment is operating margin (brokerage operating revenue, less brokerage operating expenses, as a percentage of brokerage operating revenue). Operating margin can be impacted by the rates charged to customers and the costs of securing third-party carriers.

Our Brokerage segment does not require significant capital expenditures and is not asset-intensive like our Truckload segment.

Non-GAAP Financial Measure

We report our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that EBITDA provides useful information in measuring our operating performance, generating future operating plans and making strategic decisions regarding allocation of capital. Management believes this information presents helpful comparisons of financial performance between periods by excluding the effect of certain non-recurring items.

EBITDA does not have a standardized meaning prescribed by GAAP and therefore it may not be comparable to similarly titled measures presented by other companies, and it should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

EBITDA is defined as net income (loss) for the period adjusted for interest expense, net, income tax expense (benefit) and depreciation and amortization expense.

The following tables provides a reconciliation of net income, the most closely comparable GAAP financial measure, to EBITDA:

	Year Ended December 31,
	2023	2022	2021
Proficient Transport
Net income	$7,156,170	$10,399,119	$3,166,495
Interest expense, net	953,667	1,163,508	1,125,296
Income tax expense	2,243,617	3,130,964	356,263
Depreciation and amortization expense	2,523,917	2,289,026	2,275,758
EBITDA	$12,877,371	$16,982,617	$6,923,812

Delta
Net income (loss)	$3,700,908	$3,659,190	$(993,643)
Interest expense, net	1,143,541	862,348	1,161,232
Income tax expense	543,703	323,035	4,173
Depreciation and amortization expense	6,033,129	5,502,155	5,073,348
EBITDA	$11,421,281	$10,346,728	$5,245,110

Deluxe
Net income (loss)	$1,421,009	$5,907,146	$(871,299)
Interest expense, net	729,176	850,120	1,121,927
Income tax (benefit) expense	41,566	(16,200)	38,028
Depreciation and amortization expense	5,559,772	6,233,937	7,835,567
EBITDA	$7,751,523	$12,975,003	$8,124,223

Sierra
Net income	$3,950,000	$1,388,000	$4,850,000
Interest expense, net	750,000	783,000	977,000
Income tax (benefit) expense	(116,000)	143,000	145,000
Depreciation and amortization expense	845,000	647,000	750,000
EBITDA	$5,429,000	$2,961,000	$6,722,000

Tribeca
Net income (loss)	$4,391,484	$699,034	$(5,147,519)
Interest expense, net	785,301	1,972,750	1,667,325
Income tax expense	—	—	—
Depreciation and amortization expense	3,719,520	4,253,160	3,363,855
EBITDA	$8,896,305	$6,924,944	$(116,339)

Pro forma Results of Operations for Proficient for the Year Ended December 31, 2023 Compared to the Combined Results of Operations of the Founding Companies for December 31, 2022

Please refer to the Unaudited Pro Forma Financial Statements included in this prospectus and to Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Founding Companies below.

Description of Proficient and the Founding Companies

For accounting and reporting purposes, Proficient has been identified as the accounting acquirer of each of the Founding Companies. Proficient Transport has been identified as the accounting predecessor to the Company. The historical operating results, liquidity and capital resource considerations of Proficient and each of the Founding Companies are described below.

Proficient Auto Logistics, Inc.

Overview

Proficient was founded in June 2023 for the purpose of effecting the Combinations. Proficient has no operations at this time and has two officers. During 2023, Proficient incurred various legal, accounting and administrative costs in preparation for this offering, the Combinations and assuring Proficient’s continued viability upon consummation of this offering.

Results of Operations for the Period from June 13, 2023 (Inception) through December 31, 2023

Results of Operations

Revenue — Proficient did not generate any revenue for the period from June 13, 2023 through December 31, 2023.

Operating Expenses — Proficient’s general and administrative expenses for the period from June 13, 2023 through December 31, 2023 totaled $0.6 million. The expenses were incurred for various legal and accounting services in preparation of this offering and the Combinations.

Net Loss — Proficient’s net loss was $0.6 million for the period from June 13, 2023 through December 31, 2023.

Liquidity and Capital Resources

Proficient’s source of funding was capital raises of $0.9 million of cash through December 31, 2023 from a small group of investors. Proficient may obtain additional financing as needed.

Net cash used in operating activities totaled $0.5 million for the period from June 13, 2023 through December 31, 2023, which resulted in $0.4 million of the cash capital raise left on hand as of December 31, 2023.

Proficient Auto Transport, Inc.

Overview

Proficient Transport was founded in 1993 and its primary business is transporting vehicles for automobile manufacturers to their dealers from the manufacturing site, marine port or rail hub. In addition, a portion of Proficient Transport’s revenue is derived from delivering used cars from and to auction companies, leasing companies, automobile dealers, manufacturers, and individuals.

Proficient Transport’s business is primarily conducted in the 48 contiguous states of the United States and is serviced from its nine facilities in five states. Proficient Transport offers its customers a wide range of transportation services by utilizing a diverse fleet of tractors and trailing equipment provided by Proficient Transport, its owner-operators and sub-haulers. Proficient Transport has approximately 140 employees and 26 owner-operators operating 112 company-owned vehicles. Additionally, there are 13 owner-operators utilizing their own equipment and over 500 sub-haulers. Its owner-operators are independent contractors who earn a fee calculated as a percentage of the revenue they generate for Proficient Transport and who bring an entrepreneurial spirit to its business. Proficient Transport’s transportation services are provided through a network of non-union employee drivers, owner-operators, and third-party transportation companies.

Reportable Segments

Proficient Transport’s business is organized into two operating segments, Truckload and Brokerage, which also represent Proficient Transport’s reportable segments. The Truckload segment offers automobile transport and contract services under an asset-based model. Proficient Transport’s contract service offering devotes the use of equipment to specific customers and provides transportation services through long-term contracts. Proficient Transport’s Brokerage segment offers transportation services utilizing an asset-light model focused on outsourcing the transportation of loads to third-party carriers.

Truckload Segment

Proficient Transport’s Truckload segment generates revenue by transporting freight for its customers under its OEM contract arrangements and its contract services arrangements. Proficient Transport’s OEM contract arrangements provide automobile transportation services through movements of freight over routes across the United States. Proficient Transport’s Truckload segment provides services that are geographically diversified but have similar economic and other relevant characteristics, as they all provide truckload carrier services of automobiles. Beginning in 2023, this segment also includes revenue generated by its owner-operators who haul freight for its OEM and contract customers. Though Proficient Transport does not own these vehicles, it does have contracts with the owner-operators in which they lease their vehicles to it, which limits them to hauling only Proficient Transport’s freight under its DOT license.

Proficient Transport is typically paid a predetermined rate per load or per unit for its Truckload services. Proficient Transport’s contract service offering, comprised of approximately 56% and 61% of its Truckload operating revenue, and of approximately 57% and 62% of its Truckload revenue, before fuel surcharge and other reimbursements, for the years ended December 31, 2023, and 2022, respectively. Executed contracts contain fixed terms and rates and are often used by Proficient Transport’s customers with high-service and high-priority freight. Proficient Transport continually strives to increase its revenues derived from contracts as a percentage of total revenue by continuing to build upon its existing relations and acquire new relationships with OEMs.

Proficient Transport’s contracts with customers in the Truckload segment generally include a fuel surcharge to account for fluctuating fuel prices. Built into Proficient Transport’s predetermined contract rates with each customer is a baseline fuel price, and when fuel prices rise above this baseline price, Proficient Transport’s customers compensate it for the variance in the form of additional revenue. If fuel prices drop below the baseline price, Proficient Transport in turn owes its customers this variance and records a discount. This additional revenue/discount is represented on the Fuel Surcharge and Other Reimbursements line in Proficient Transport’s consolidated financial statements. Fuel surcharge revenue mitigates the effect of price increases over the life of the contract; however, these revenues may not fully protect Proficient Transport from all fuel price increases. Conversely, any discount related to a decline in fuel prices mitigates any upside Proficient Transport would otherwise experience from such decline.

The main factors that affect operating revenue in Proficient Transport’s Truckload segment are the average revenue per mile received from Proficient Transport’s customers, the percentage of miles for which Proficient Transport is compensated and the number of vehicles it transports. Proficient Transport’s primary revenue metrics for its Truckload segment are average revenue per loaded mile and average revenue miles per truck per period, in each case excluding fuel surcharge revenue.

In Proficient Transport’s Truckload segment, its most significant operating expenses vary with miles traveled and include (i) fuel, (ii) driver related expenses, such as wages, benefits, training, and recruitment and (iii) owner-operator pay. Expenses that have both fixed and variable components include maintenance and tire expense and Proficient Transport’s total cost of insurance and claims. These expenses generally vary with the miles Proficient Transport’s vehicles travel, but also have a controllable component based on safety, fleet age, efficiency, and other factors. Proficient Transport’s main fixed costs include depreciation of long-term assets, such as trucks and trailers (to which Proficient Transport refers as revenue equipment) and service center facilities, the compensation of non-driver personnel and other general and administrative expenses.

Proficient Transport’s Truckload segment requires substantial capital expenditures for purchase of new revenue equipment. Proficient Transport uses a combination of financing leases and secured long-term debt to acquire revenue equipment. When Proficient Transport finances revenue equipment acquisitions with either finance leases or long-term debt, the assets and liabilities are recorded on its consolidated balance sheet, and it records expenses under “Depreciation and amortization” and “Interest expense.” Proficient Transport’s expects its depreciation and amortization and interest expense will be impacted by changes in the percentage of its revenue equipment acquired in any given year.

Brokerage Segment

In the Brokerage segment, Proficient Transport retains the customer relationship, including billing and collection, and Proficient Transport outsources the transportation of the loads to third-party carriers. For this segment, Proficient Transport relies on brokerage employees to procure spot buy arrangement contracts, as well as information systems to match loads and carriers. This segment also includes revenue generated by certain third-party carriers who haul freight for Proficient Transport’s OEM and contract customers. Through 2022, the segment also included revenue generated by owner-operators who haul freight for Proficient Transport’s OEM and contract customers.

Proficient Transport’s Brokerage segment revenue is mainly derived from its customers requiring additional transportation needs to haul freight as their current carriers cannot meet customer demands. The main factors that affect operating revenue in Proficient Transport’s Brokerage segment are its customers’ excess inventory needs, the rates obtained from customers, the freight volumes Proficient Transport’s ships through its third-party carriers and its ability to secure third-party carriers to transport customer freight. Proficient Transport’s Brokerage segment generally does not have contracted long-term rates for the cost of third-party carriers, and Proficient Transport cannot assure that its results of operations will not be adversely impacted in the future if its ability to obtain third-party carriers changes or the rates of such providers increase.

The most significant expense of Proficient Transport’s Brokerage segment, which is primarily variable, is the cost of purchased transportation that Proficient Transport pays to third-party carriers and is included in the “Purchased transportation” line item. This expense generally varies depending upon truckload capacity, availability of third-party carriers, rates charged to customers and current freight demand and customer shipping needs. Other operating expenses are generally fixed and primarily include the compensation and benefits of non-driver personnel (which are recorded in the “Salaries, wages and benefits” line item).

The primary performance indicator in Proficient Transport’s Brokerage segment is its operating margin (brokerage operating revenue, less brokerage operating expenses, as a percentage of brokerage operating revenue). Operating margin can be impacted by the rates charged to customers and the costs of securing third-party carriers. Proficient Transport’s Brokerage segment does not require significant capital expenditures and is not asset-intensive like its Truckload segment.

Results of Operations for the years ended December 31, 2023 to 2022

The following table sets forth items derived from Proficient Transport’s Consolidated Statements of Comprehensive Income for the years ended December 31, 2023 and 2022 presented as a percentage of operating revenues:

	For the years ended December 31,
	2023	2022
Operating revenue
Revenue, before fuel surcharges	93.1%	89.2%
Fuel surcharges and reimbursements	6.9%	10.8%
Total operating revenue	100.0%	100.0%
Operating expenses
Salaries, wages, and benefits	15.1%	17.6%
Fuel and fuel taxes	3.3%	5.5%
Purchased transportation	61.8%	54.0%
Truck expenses	5.2%	5.4%
Depreciation and amortization	1.9%	1.8%
Gain on sale of equipment	(0.1)%	0.0%
Insurance premiums and claims	2.3%	2.0%
Operating taxes and licenses	0.2%	0.1%
General, selling, and other operating expenses	2.7%	2.3%
Total operating expenses	92.4%	88.7%
Total operating income	7.6%	11.3%

Other expense
Interest expense, net	(0.7)%	(0.9)%
Total other expense	(0.7)%	(0.9)%
Income before income taxes	6.9%	10.4%
Income tax expense	1.7%	2.4%
Net income	5.2%	8.0%

Fiscal year 2023 compared to Fiscal year 2022

Operating Revenue — Proficient Transport generates revenue from two primary sources: transporting freight for its customers (including related fuel surcharge revenue and other reimbursements) and arranging for the transportation of customer freight by third-party carriers. Proficient Transport has two reportable segments: its Truckload segment and its Brokerage segment. Truckload revenue, before fuel surcharges and other reimbursements, is primarily generated through trucking services provided by Proficient Transport’s two Truckload service offerings: OEM transports and contract. Brokerage revenue before fuel surcharges and other reimbursements is primarily generated through brokering freight to third-party carriers. Fuel surcharges and other reimbursements represent additional revenue Proficient Transport earns based on mileage driven and other reimbursable costs incurred for which it is compensated by its customers.

Proficient Transport’s total operating revenue is affected by, among other things, the general level of economic activity in the United States, customer inventory levels, specific customer demand, the level of capacity in the truckload and brokerage industry, the success of our marketing and sales efforts and the availability of drivers and third-party carriers.

Proficient Transport disaggregates revenue from contracts with its customers for Truckload and Brokerage operations between (1) revenue, before fuel surcharges and reimbursements and (2) fuel surcharges and reimbursements. A summary of Proficient Transport’s revenue generated by type for the periods indicated is as follows:

	2023	2022
Operating revenue:
Revenue, before fuel surcharge and other reimbursements	$126,437,360	$116,108,865
Fuel surcharges and other reimbursements	9,318,633	14,051,209
Total operating revenue	135,755,993	130,160,074

The increases in total operating revenue and revenue before fuel surcharge, were primarily due to the increases in volume of activity (in the Truckload Segment) and secondarily due to increases in Proficient Transport’s contract pricing. In 2023, Proficient Transport delivered 296,352 units (174,434 Truckload Segment) compared to 297,204 units (168,938 in the Truckload Segment) in 2022. The increases in volume in the Truckload Segment were primarily driven by the reduction in backlog of undelivered cars that had built up over 2021 and 2022. In 2021, Proficient Transport’s OEMs experienced significant microchip supply shortages which resulted in new automobiles being only partially manufactured and not ready for shipment. This shortage continued, albeit to a lesser extent, into 2022. Once the microchip supply shortages were resolved, OEMs completed the production of unfinished cars, creating a need to deliver the excess automobile inventory. Proficient Transport serviced the OEMs’ excess inventory through company-owned vehicles as well as Proficient Transport’s Brokerage segment.

In 2023, approximately 81.5% of Proficient Transport’s operating revenue was derived from its four largest customers, General Motors, Glovis (the logistics arm of Hyundai and Kia), Ford and Mercedes Benz.

A summary of Proficient Transport’s revenue generated by segment for the periods indicated is as follows:

	2023	2022
Operating revenue:
Truckload	$38,475,802	$33,268,483
Truckload fuel surcharge and other reimbursements	4,927,753	6,297,435
Total Truckload revenue	43,403,555	39,565,918

Brokerage	87,961,559	82,840,382
Brokerage fuel surcharge and other reimbursements	4,390,879	7,753,774
Total Brokerage revenue	92,352,438	90,594,156
Total operating revenue	$135,755,993	$130,160,074

In the Truckload segment, operating revenues increased by $3.8 million, or 9.7%, to $43.4 million in 2023 compared to $39.6 million in 2022. Average revenue per unit increased to $220 from $197 in 2022. The increase in the Truckload segment’s revenue was driven by a $5.2 million increase in truckload services and a $1.4 million decrease in fuel surcharges and other reimbursements. The $5.2 million increase in truckload services was comprised of contractual increases in revenue per unit hauled and the utilization of additional owner operators. The decrease in Proficient Transport’s Truckload fuel surcharge and other reimbursements primarily related to the decrease in fuel prices, which resulted in lower fuel surcharge compensation from Proficient Transport’s customers, as well as fewer reimbursements Proficient Transport earned from the contracts that expired mid-year.

In the Brokerage segment, operating revenues increased by $1.7 million, or 1.9%, to $92.4 million in 2023 compared to $90.6 million in 2022. The increase in the Brokerage segment’s revenue was driven by a $5.1 million increase in brokerage services offset by a $3.4 million decrease in fuel surcharges and other reimbursements. The primary factors driving the increase in brokerage services revenue was Proficient Transport’s ability to expand services under its contract service arrangements to third-party carriers as well as the need for timely transportation of the excess inventory of Proficient Transport’s OEMs.

Salaries, wages and benefits — Salaries, wages, and benefits consist primarily of compensation for all employees. Salaries, wages, and benefits are primarily affected by the amount paid to company drivers, which is a function of the amount of freight hauled and includes units delivered. Salaries, wages and benefits are also affected by employee benefits such as health care and workers’ compensation, and to a lesser extent by the number of, and compensation and benefits paid to, non-driver employees.

Salaries, wages and benefits decreased by $2.5 million, or 10.7%, to $20.4 million in 2023 compared to $22.9 million in 2022. The decrease is primarily related to Proficient Transport’s smallest contract expiring in June of 2023, which resulted in the termination of approximately 30 drivers. Additionally, approximately 20 drivers transitioned from company drivers to owner-operators during 2023.

Fuel and fuel taxes — Fuel and fuel taxes consist primarily of diesel fuel expense and fuel taxes for Proficient Transport’s company-owned equipment. The primary factors affecting Proficient Transport’s fuel and fuel taxes expense are the cost of fuel per mile and the number of miles driven by company drivers.

Fuel and fuel taxes decreased by $2.7 million, or 38.2%, to $4.5 million in 2023 compared to $7.2 million in 2022. The decrease in fuel and fuel taxes was driven primarily by the decrease in price per gallon for diesel fuel, which declined from an annual average of $4.99 per gallon in 2022 to $4.21 per gallon in 2023, according to the Department of Energy. For 2023, the average cost of fuel per mile was $0.79 compared to $1.11 in 2022 and the total number of miles driven in 2023 was 10 million compared to 9.2 million in 2022. Additionally, the expiration of Proficient Transport’s smallest fleet contract mid-year resulted in less fuel being purchased in 2023.

Purchased transportation — Purchased transportation consists of the payments Proficient Transport makes to owner-operators and third-party carriers.

Purchased transportation increased by $13.5 million, or 19.2%, to $83.8 million in 2023 compared to $70.3 million in 2022. The increase in purchased transportation was driven by two factors: Proficient Transport had approximately 20 company drivers become owner-operators during 2023 and Proficient Transport added third-party carriers to its contract service arrangement.

Truck Expenses — Truck expenses consist of operating expenses and supplies incurred for ordinary vehicle repairs and maintenance costs, driver on-the-road expenses and tolls.

Operating expenses and supplies are primarily affected by the age of Proficient Transport’s company-owned and leased fleet of trucks and trailers, the number of miles driven in a period and driver turnover. Truck expenses decreased 0.4% to $7.0 million in 2023 compared to $7.1 million in 2022. Truck expenses as a percentage of operating revenue decreased from 5.4% in 2022 to 5.2% in 2023 due to the disproportional increase in Brokerage segment activity, which operates under an asset-light model and does not incur truck expenses.

Depreciation and amortization — Depreciation and amortization consist primarily of depreciation for owned trucks and trailers and to a lesser extent computer software amortization. The primary factors affecting these expense items include the size and age of Proficient Transport’s truck and trailer fleets, the cost of new equipment and the relative percentage of owned revenue equipment and equipment acquired through debt or finance leases.

Depreciation and amortization and the gain on sale of equipment increased by $0.1 million, or 4.9%, to $2.3 million in 2023 compared to $2.2 million in 2022. The increase in depreciation and amortization and the gain on sale of equipment was driven by an increase in the average depreciation offset by gains recognized on sold equipment.

Insurance premiums and claims — Insurance premiums and claims consist primarily of retained amounts for liability (personal injury and property damage), physical damage and cargo damage, as well as insurance premiums. The primary factors affecting Proficient Transport’s insurance premiums and claims are the frequency and severity of accidents, trends in the development factors used in Proficient Transport’s actuarial accruals and developments in large, prior year claims. The number of accidents tends to increase with the miles we travel. With our significant retained amounts, insurance claims expense may fluctuate significantly and impact the cost of insurance premiums and claims from period-to-period, and any increase in frequency or severity of claims or adverse loss development of prior period claims would adversely affect Proficient Transport’s financial condition and results of operations.

Insurance premiums and claims increased by $0.6 million, or 23.8%, to $3.2 million in 2023 compared to $2.6 million in 2022. The increase in insurance premiums and claims was driven by an increase in Proficient Transport’s premiums.

Operating taxes and licenses — Operating taxes and licenses consist of property and use taxes. Operating taxes and licenses increased by $114,599 or 83.5%, to $251,789 in 2023 compared to $137,190 in 2022. The increase in operating taxes and licenses was driven by the increase in operating revenue.

General, selling, and other operating expenses — General, selling, and other operating expenses consist primarily of legal and professional services fees, general and administrative expenses, and other costs. General, selling, and other operating expenses increased by $0.8 million, or 27.6%, to $3.9 million in 2023 compared to $3.0 million in 2022. The increase in general, selling, and other operating expenses was primarily due to increased legal fees, as well as the overall increase in general expenses such as repairs and maintenance at our owned facility, operations, and utilities.

Interest expense, net — Interest expense, net consists of cash interest, amortization of deferred financing fees, net of any interest income received from financial institutions. Interest expense, net decreased by $0.2 million, or 18.0%, to $1.0 million in 2023 compared to $1.2 million in 2022. The decrease was primarily due to the interest income earned from the Lease to Purchase program with our owner-operators.

Operating ratio — Operating ratio is calculated as total operating expenses as a percentage of operating revenue. Proficient Transport’s operating ratio increased by 3.7% to 92.4% in 2023 as compared to 88.7% in 2022. The increase in costs was primarily due to the increase in purchase transportation activity in Proficient Transport’s Brokerage segment.

EBITDA — EBITDA decreased by $4.1 million, or 24.2%, to $12.9 million in 2023 compared to $17.0 million in 2022. The decrease was primarily due to the $3.2 million decrease in net income as well as the $0.9 million decrease in income taxes, which is an add back for the EBITDA calculation. See “Non-GAAP Financial Measure” section below for Proficient Transport’s calculation of EBITDA.

Non-GAAP Financial Measure

EBITDA

EBITDA is a supplemental non-GAAP financial measure used by management of Proficient Transport. Proficient Transport defines EBITDA as net income (loss) before (i) interest expense, net, (ii) tax expense (benefit), and (iii) depreciation and amortization expense. Proficient Transport believes that EBITDA is useful because it provides a more effective evaluation of Proficient Transport’s operating performance and allows comparison of Proficient Transport’s results of operations from period to period without regard to Proficient Transport’s financing methods or other items that impact comparability of financial results from period to period such as fluctuations in interest expense or effective tax rates, levels of depreciation and amortization, or any unusual items. EBITDA should not be considered as an alternative to, or more meaningful than, net income, operating ratio, or any other measure as determined in accordance with GAAP. Proficient Transport’s computation of EBITDA may not be comparable to EBITDA of other companies. Proficient Transport presents EBITDA because management believes these metrics provide useful information regarding the factors affecting Proficient Transport’s operations.

The following table presents a reconciliation of EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	2023	2022
Net income	$7,156,170	$10,399,119
Interest expense, net	953,667	1,163,508
Income tax expense	2,243,617	3,130,964
Depreciation and amortization expense	2,523,971	2,289,026
EBITDA	$12,877,425	$16,982,617

Results of Operations for the years ended December 31, 2022 to 2021

The following table sets forth items derived from Proficient Transport’s Consolidated Statements of Comprehensive Income for the years ended December 31, 2022 and 2021 presented as a percentage of operating revenues:

	For the years ended December 31,
	2022	2021
Operating revenue	100.0%	100.0%
Operating expenses
Salaries, wages, and benefits	17.6%	28.6%
Fuel and fuel taxes	5.5%	7.6%
Purchased transportation	54.0%	37.8%
Truck expenses	5.4%	10.1%
Depreciation and amortization	1.8%	3.6%
Gain on sale of equipment	(0.1)%	(0.2)%
Insurance premiums and claims	2.0%	4.3%
Operating taxes and licenses	0.1%	0.2%
General, selling, and other operating expenses	2.3%	4.0%
Total operating expenses	88.7%	96.0%
Total operating income	11.3%	4.0%

Other (expense) income
Gain on forgiveness of Paycheck Protection Program loan	0.0%	3.4%
Interest expense, net	(0.9)%	(1.8)%
Total other (expense) income	(0.9)%	1.6%
Income before income taxes	10.4%	5.6%
Income tax expense	2.4%	0.6%
Net income	8.0%	5.0%

Operating Revenue — Proficient Transport generates revenue from two primary sources: transporting freight for customers, including related fuel surcharge revenue and other reimbursements (Truckload), and arranging for the transportation of customer freight by third-party carriers (Brokerage). Truckload revenue, before fuel surcharges and other reimbursements, is primarily generated through trucking services provided by Proficient Transport’s two Truckload service offerings: OEM transports and contract. Brokerage revenue before fuel surcharges and other reimbursements is primarily generated through brokering freight to third-party carriers. Fuel surcharges and other reimbursements represent additional revenue Proficient Transport earns based on mileage driven and other reimbursable costs incurred for which it is compensated by its customers.

Proficient Transport’s total operating revenue is affected by, among other things, the general level of economic activity in the United States, customer inventory levels, specific customer demand, the level of capacity in the truckload and brokerage industry, the success of its marketing and sales efforts and the availability of drivers and third-party carriers.

Proficient Transport disaggregates revenue from contracts with its customers for Truckload and Brokerage operations between (1) revenue, before fuel surcharges and reimbursements and (2) fuel surcharges and reimbursements. A summary of Proficient Transport’s revenue generated by type for the periods indicated is as follows:

	2022	2021
Operating revenue:
Revenue, before fuel surcharge and other reimbursements	$116,108,865	$57,285,669
Fuel surcharges and other reimbursements	14,051,209	5,755,504
Total operating revenue	$130,160,074	$63,041,173

The increases in total operating revenue and revenue, before fuel surcharge and other reimbursements, were primarily due to the increases in volume of activity and secondarily due to increases in Proficient Transport’s contract pricing. In 2022, Proficient Transport delivered 297,204 units compared to 194,247 in 2021. In particular, in early 2021, Proficient Transport’s OEMs experienced significant microchip supply shortages, which resulted in new automobiles being only partially manufactured and not ready for shipment. The lower levels of shipping resulted in lower operating revenue in early 2021. Later in 2021, and continuing into 2022, the microchip shortages were resolved. Once the microchip supply shortages were resolved, OEMs completed the production of unfinished cars and ended up with excess inventory of automobiles that needed to be delivered. Proficient Transport serviced the OEMs’ excess inventory through company-owned vehicles as well as the Brokerage segment.

In 2022, approximately 79% of Proficient Transport’s operating revenue was derived from its four largest customers: General Motors, Mercedes Benz, Glovis (the logistics arm of Hyundai and Kia) and Ford.

A summary of Proficient Transport’s revenue generated by segment for the periods indicated is as follows:

	2022	2021
Operating revenue:
Truckload, before fuel surcharge and other reimbursements	$33,268,483	$29,699,318
Truckload fuel surcharge and other reimbursements	6,297,435	4,194,439
Total Truckload revenue	39,565,918	33,893,757

Brokerage, before fuel surcharge and other reimbursements	82,840,382	27,586,351
Brokerage fuel surcharge and other reimbursements	7,753,774	1,561,065
Total Brokerage revenue	90,594,156	29,147,416
Total operating revenue	$130,160,074	$63,041,173

In the Truckload segment, operating revenues increased by $5.7 million, or 16.7%, to $39.6 million in 2022 compared to $33.9 million in 2021. Average revenue per unit in 2022 increased slightly to $197 from $196 in 2021. The increase in the Truckload segment’s revenue was driven by a $3.6 million increase in truckload services and a $2.1 million increase in fuel surcharges and other reimbursements. The primary factors affecting the increase in truckload services were Proficient Transport’s ability to secure price increases in its predetermined contract rates as well as a full year of servicing a new contract service arrangement it obtained in 2021. The increase in Truckload fuel surcharge and other reimbursements primarily related to the rise in fuel prices which resulted in higher fuel surcharge compensation from Proficient Transport’s customers.

In the Brokerage segment, operating revenues increased by $61.4 million, or 210.8%, to $90.6 million in 2022 compared to $29.1 million in 2021. The increase in the Brokerage segment’s revenue was driven by a $55.3 million increase in brokerage services and a $6.2 million increase in fuel surcharges and other reimbursements. The primary factors driving the increase in Brokerage revenue were Proficient Transport’s ability to expand its services under its contract service arrangements to third-party carriers as well as the need for timely transportation of excess inventory of Proficient Transport’s OEMs. Proficient Transport also at times receives fuel surcharge and other reimbursements on freight hauled by third-party carriers, which increased in 2022 compared to 2021 due to a rise in fuel prices resulting in higher fuel surcharge compensation from customers.

Salaries, wages and benefits — Salaries, wages and benefits increased by $4.9 million, or 26.9%, to $22.9 million in 2022 compared to $18.0 million in 2021. The increase was due primarily to (i) higher driver wages, which was the result of increased company driver miles, with an increase in driver pay per mile, and an increase in office wages to support the increased activity and revenue and (ii) an increase in the number of employees due to growth. In addition, group health and workers’ compensation expense increased due to increased group health claims expense combined with an increase in workers’ compensation premiums.

Fuel and fuel taxes — Fuel and fuel taxes increased by $2.4 million, or 51.2%, to $7.2 million in 2022 compared to $4.8 million in 2021. The increase in fuel and fuel taxes was driven primarily by the increase in price per gallon for diesel fuel, which increased from an annual average of $3.29 per gallon in 2021 to $4.99 per gallon in 2022, according to the Department of Energy. For 2022, the average cost of fuel per mile was $1.11 compared to $0.58 in 2021 and the total number of miles driven in 2022 was 9.2 million compared to 10.7 million in 2021.

Purchased transportation — Purchased transportation increased by $46.5 million, or 195.1%, to $70.3 million in 2022 compared to $23.8 million in 2021. The increase in purchased transportation was driven by the addition of third-party carriers used in the expansion of Proficient Transport’s contract service arrangements and an increase in demand from customers whose current carriers could not fulfill their freight requirements.

Truck Expenses — Truck expenses increased by $0.7 million, or 10.9%, to $7.1 million in 2022 compared to $6.4 million in 2021. The increase in truck expenses was primarily driven by increased maintenance services on existing and new trucks. However, truck expenses as a percentage of operating revenue decreased from 10.1% in 2021 to 5.4% in 2022 due to the disproportional increase in Brokerage segment activity, which operates under an asset-light model and does not incur truck expenses.

Depreciation and amortization, net of gain on sale of equipment — Depreciation and amortization, net of gain on sale of equipment increased by $0.1 million, or 0.6%, to $2.3 million in 2022 compared to $2.3 million in 2021. The increase in depreciation and amortization was driven by an increase in the average depreciation offset by lower gains recognized on sold equipment.

Insurance premiums and claims — Insurance premiums and claims decreased by $0.2 million or 5.2%, to $2.6 million in 2022 compared to $2.7 million in 2021. The decrease in insurance premiums and claims was driven by a reduction in the number of auto liability claims filed and enhancement made to our training and safety programs, partially offset by an increase in insurance premiums.

Operating taxes and licenses — Operating taxes and licenses consists of property and use taxes. Operating taxes and licenses increased by $19,913, or 17.0%, to $137,190 in 2022 compared to $117,277 in 2021. The increase in operating taxes and licenses was driven by the increase in operation revenue.

General, selling, and other operating expenses — General, selling, and other operating expenses increased by $0.5 million, or 20.2%, to $3.0 million in 2022 compared to $2.5 million in 2021. The increase in general, selling, and other operating expenses was primarily due to increased legal fees, as well as the overall increase in general expenses such as repairs and maintenance at our owned facility, operations, and utilities.

Gain on forgiveness of Paycheck Protection Program loan — Gain on forgiveness of the Paycheck Protection Program loan decreased by $2.1 million, or 100.0% to $0 in 2022 compared to $2.1 million in 2021. The decrease was due to Proficient Transport receiving a one-time loan forgiveness permitted by the Small Business Administration in 2021.

Interest expense, net — Interest expense, net increased by $38,212, or 3.4%, to $1.2 million in 2022 compared to $1.1 million in 2021. The increase was primarily due to the increase in borrowings in 2022 as well as increasing interest rates on Proficient Transport’s line of credit.

EBITDA — EBITDA increased by $10.1 million, or 145.5%, to $17.0 million in 2022 compared to $6.9 million in 2021. The increase was primarily due to the $7.2 million increase in net income as well as the $2.8 million increase in income taxes, which is an add back for the EBITDA calculation. The following table presents a reconciliation of EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	2022	2021
Net income	$10,399,119	$3,166,495
Interest expense, net	1,163,508	1,125,296
Income tax expense	3,130,964	356,263
Depreciation and amortization expense	2,289,026	2,275,758
EBITDA	$16,982,617	$6,923,812

Operating ratio — Operating ratio is calculated as total operating expenses as a percentage of operating revenue. Our operating ratio decreased by 7.3% to 88.7% in 2022 as compared to 96.0% in 2021. The decrease in operating ratio year-over-year is attributable to the operating leverage of fixed expenses in combination with a material increase in operating revenue for this segment.

Liquidity and Capital Resources

Overview

Proficient Transport’s business requires substantial amounts of cash to cover operating expenses as well as to fund capital expenditures, working capital changes, principal and interest payments on Proficient Transport’s obligations, lease payments and tax payments when Proficient Transport generates taxable income. Recently, Proficient Transport has financed its capital requirements with borrowings under its credit facility, cash flows from operating activities, direct equipment financing, and proceeds from equipment sales. Proficient Transport intends to purchase approximately ten tractors and trailers in the coming year and plans to finance the purchases through a combination of operating cash flows and direct equipment financing.

Proficient Transport believes it can fund its expected cash needs in the short-term, including debt repayment and the capital purchases described above, with projected cash flows from operating activities, borrowings under its credit facility and direct debt and lease financing it believes to be available for at least the next 12 months. Over the long-term, Proficient Transport expects that it will continue to have significant capital requirements, which may require Proficient Transport to seek additional borrowings or lease financing. The availability of financing will depend upon Proficient Transport’s financial condition and results of operations as well as prevailing market conditions.

Sources of liquidity

Proficient Transport has a revolving line of credit with a financial institution that allows Proficient Transport to borrow up to $18.0 million, subject to a borrowing base calculation of qualified accounts receivable plus qualified rolling stock, as defined in the revolving line of credit agreement. As of December 31, 2023 and December 31, 2022, Proficient Transport had an outstanding balance on a revolving line of credit of $3.5 million and $6.3 million, respectively. Interest is payable monthly at the Prime Rate plus 0.75% per annum, but no less than 4% per annum (9.25% as of December 31, 2023). Borrowings against the line of credit are secured by all of Proficient Transport’s assets. In February 2024, Proficient Transport amended the revolving line of credit, extending the maturity date to March 30, 2025. The line of credit requires Proficient Transport to comply with certain restrictive covenants, including but not limited to a debt service coverage ratio, a minimum tangible net worth plus subordinated debt, and a liabilities to tangible net worth plus subordinated debt ratio. The February 2024 amendment to the revolving line of credit includes a $3.0 million advance to fund the litigation settlement described in Footnote 17 of the notes to Proficient Transport’s consolidated financial statements included elsewhere in this prospectus. Additionally, the amendment waived the covenant default for judgments in excess of $25,000 and waived the reporting default by extending the due date for the audited consolidated financial statements.

Cash Flows

Proficient Transport’s summary statements of cash flows for the periods indicated are set forth in the table below:

	2023	2022
Cash flows provided by operating activities	$10,733,478	$5,948,650
Cash flows provided by (used in) investing activities	$194,255	$(447,142)
Cash flows used in financing activities	$(10,927,084)	$(5,552,434)

Operating Activities

In 2023, Proficient Transport generated cash flows from operating activities of $10.7 million, a $4.8 million increase compared to 2022. The increase was primarily due to a decrease in accounts receivable of $6.7 million as well as the deferral of the $3.0 million settlement liability to 2024. The increase in cash flow from operating activities was offset by a decrease in net income of $3.2 million.

Investing Activities

In 2023, Proficient Transport generated cash flows from investing activities of $0.2 million, an increase of $0.6 million compared to 2022. The increase was primarily due to the increase in proceeds from the sale of equipment of $0.5 million compared to 2022.

Financing Activities

In 2023, Proficient Transport used $10.9 million in cash flows from financing activities, an increase of $5.4 million compared to 2022. The increase was primarily due to Proficient Transport paying a $5.0 million dividend to Series A Preferred Stockholders in 2023. Additionally, Proficient Transport had repayments of long-term debt and finance lease obligations of $3.1 million and $2.0 million for the years ended December 31, 2023, and 2022, respectively. These payments were offset by proceeds from the line of credit increasing by $15.8 million while repayments only increased by $15.1 million.

Working Capital

As of December 31, 2023, Proficient Transport had working capital of $8.1 million, a decrease of $1.0 million compared to $9.1 million in 2022. The decrease in working capital was largely due to a $1.5 million increase in accrued liabilities to $7.8 million in 2023 compared to $6.3 million in 2022, as well as an increase in the current portion of long-term debt of $0.7 million to $1.6 million in 2023 compared to $0.9 million in 2022. The decrease was offset by a $1.3 million increase in accounts receivable to $19.8 million in 2023 compared to $18.5 million in 2022.

Contractual obligations

The table below summarizes Proficient Transport’s contractual obligations as of December 31, 2023:

	1 year or less	2 – 3 years	4 – 5 years	Total
Long-term debt obligations	$1,599,699	$3,650,571	$1,401,540	$6,651,810
Finance lease obligations(1)	1,406,616	290,285	8,011	1,704,912
Operating lease obligations(2)	4,458	—	—	4,458
Total contractual obligations	$3,010,773	$3,940,856	$1,409,551	$8,361,180

____________

(1)      Includes interest obligation on finance lease obligations.

(2)      Proficient Transport leases certain buildings under long-term, non-cancelable operating lease agreements expiring at various dates through 2024.

Inflation and Fuel Cost

Most of Proficient Transport’s operating expenses are inflation-sensitive, with inflation generally producing increased costs of operations. Historically, Proficient Transport has limited the effects of inflation on its business through increases in freight rates and certain cost controls. The most relevant items impacted by inflation to Proficient Transport are the cost to insure and maintain the fleet. Significant inflation has been experienced in insurance and claims costs related to health insurance and claims as well as auto liability insurance and claims. Significant price increases in revenue equipment have impacted the cost for Proficient Transport to acquire new equipment, while there has been a corresponding inflationary impact to prices offered on the sale of its used equipment. The cost increases have also impacted the cost of parts for equipment repairs and maintenance, inclusive of tires. Despite the increased cost to insure and maintain the fleet, the expense to Proficient Transport was unchanged as a percentage of total revenue from the fiscal year ended December 31, 2022 to December 31, 2023; thus, the impact on Proficient Transport’s operating ratio (operating income divided by operating revenue) and net profit has been immaterial. Over the long term, general economic growth and industry supply and demand conditions have allowed rate increases, although these rate increases have significantly lagged the increases in tractor prices and related depreciation expense.

In addition to inflation, significant fluctuations in fuel prices can adversely affect Proficient Transport’s operating results and profitability. Proficient Transport has attempted to limit the effects of increases in fuel prices through certain cost control efforts and its fuel surcharge program. Proficient Transport receives fuel surcharges on all Truckload accounts. Although Proficient Transport historically has been able to pass through most long-term increases in fuel prices and operating taxes to customers in the form of surcharges and higher rates, these arrangements generally do not fully protect Proficient Transport from short-term fuel price increases or continued rising price environments like Proficient Transport experienced throughout 2022 and 2023. These arrangements may also prevent Proficient Transport from receiving the full benefit of any fuel price decreases. Additionally, Proficient Transport generally does not receive fuel surcharge on empty miles.

Insurance claims and accruals

Proficient Transport retains high deductibles on a significant portion of its claims exposure and related expenses associated with third party bodily injury and property damage, employee medical expenses and workers’ compensation, physical damage to its equipment and cargo loss. Proficient Transport currently carries the following material types of insurance, which generally have maximum benefits per claim and other limitations as noted below:

•        Commercial auto liability coverage; approximately $1.0 million of coverage per occurrence with deductible of $50,000 per occurrence.

•        Employer’s excess auto liability coverage; we had a $9.0 million in aggregate coverage.

•        Cargo damage coverage; coverage ranging from $350,000 to $2.0 million of coverage per occurrence with deductibles ranging from $5,000 to $10,000 per occurrence.

•        General liability and physical damage liability; coverage ranges from $195,000 to $1.0 million per occurrence.

•        Worker’s compensation liability; deductible of $500,000 with statutory coverage limits equal to $1.0 million.

•        Employee healthcare; deductible of $125,000 per individual with a stop loss insurance of $1.0 million.

Critical Accounting Policies and Estimates

In the ordinary course of business, Proficient Transport has made a number of estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of its financial statements in conformity with generally accepted accounting principles (“GAAP”). Actual results could differ significantly from those estimates under different assumptions and conditions. Proficient Transport believes that the following discussion addresses its most critical accounting policies, which are those that are most important to the portrayal of its financial condition and results of operations and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. See Note 2 of the accompanying consolidated financial statements for additional information about its critical accounting policies and estimates.

Accounts Receivable

Accounts receivable represents customer obligations due under normal trade terms. Proficient Transport reviews accounts receivable on a continuing basis to determine if any receivables are potentially uncollectible. Proficient Transport writes off uncollectible receivables based on specifically identified amounts determined to be uncollectible. Based on the information available, Proficient Transport recorded an allowance for credit losses of approximately $634,913 and $342,576 at December 31, 2023 and 2022, respectively. Actual write-offs could differ from management’s estimate.

Property and equipment

Property and equipment are carried at cost. Depreciation of property and equipment is computed using the straight-line method for financial reporting purposes and accelerated methods for tax purposes over the estimated useful lives of the related assets (net of estimated salvage value or trade-in value). Proficient Transport generally uses estimated useful lives of five to ten years for trucks and trailers, classified as transportation equipment. The depreciable lives of its revenue generating equipment represent the estimated usage period of the equipment, which is generally substantially less than the economic lives. The residual value of a substantial portion of its equipment is covered by repurchase or trade agreements between Proficient Transport and the equipment manufacturer.

Periodically, Proficient Transport evaluates the useful lives and salvage values of its revenue generating equipment and other long-lived assets based upon, but not limited to, its experience with similar assets, including gains or losses upon dispositions of such assets, conditions in the used equipment market and prevailing industry practices. Changes in the useful lives or salvage value estimates, or fluctuations in market values that are not reflected in its estimates, could have a material impact on its financial results. Further, if its equipment manufacturer does not perform under the terms of the agreements for guaranteed trade-in values, such non-performance could have a materially negative impact on financial results. Proficient Transport reviews its property and equipment whenever events or circumstances indicate the carrying amount of the asset may not be recoverable. An impairment loss equal to the excess of carrying amount over fair value would be recognized if the carrying amount of the asset is not recoverable.

Income taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

Proficient Transport evaluates the need for a valuation allowance on deferred tax assets based on whether it believes that it is more likely than not all deferred tax assets will be realized. A consideration of future taxable income is made as well as on-going prudent feasible tax planning strategies in assessing the need for valuation allowances. In the event it is determined all or part of a deferred tax asset would not be able to be realized, management would record an adjustment to the deferred tax asset and recognize a charge against income at that time.

Proficient Transport’s estimate of the potential outcome of any uncertain tax issue is subject to its assessment of relevant risks, facts and circumstances existing at that time. Proficient Transport accounts for uncertain tax positions in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, and records a liability when such uncertainties meet the more likely than not recognition threshold. Potential accrued interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

New Accounting Pronouncements

See Note 1 of the consolidated financial statements for a full description of recent accounting pronouncements and the respective dates of adoption and effects on results of operations and financial position.

Delta Automotive Services, Inc.

Results of Operations for the years ended December 31, 2023 to 2022

Operating Revenue — Total operating revenue for the year ended December 31, 2023 increased by $10.5 million, or 23.5%, to $55.1 million as compared to the year ended December 31, 2022. The increase was primarily a result of a $5.6 million increase in Truckload revenue and a $4.9 million increase in Brokerage revenue. In 2023, revenue from fuel surcharge was $2.0 million, which accounts for 4% of total revenue.

The revenue mix between Delta’s company-owned trucks (Truckload) versus sub-haulers (Brokerage) shifted by 2% in 2023 as a percentage of total revenue. Brokerage revenue was $16.0 million for the year ended December 31, 2022, but grew to $21.0 million for the year ended December 31, 2023.

In 2023, nine customers accounted for 81.4% of Delta’s revenue, including BMW (22.8%), VW (12.5%), Mercedes Benz (13.2%), Jaguar/Land Rover (11.9%) and Stellantis (new customer) (19.1%). Delta moved approximately 164,000 units in 2023 as compared to approximately 151,000 units in 2022, for a volume gain of 8.5%.

Salaries, wages and benefits — Salaries, wages and benefits increased by $2.3 million, or 19.6%, to $14.1 million in 2023 compared to $11.8 million in 2022.

Driver wages for the years ended December 31, 2023 and 2022 were $10.3 million and $7.6 million, respectively, inclusive of seniority and performance bonuses for drivers. This cost represented 30% of truck revenues for the year ended December 31, 2023 and 28% in 2022.

Fuel and fuel taxes — Fuel and fuel taxes improved to 17% of truck revenue in 2023 as compared to 20% in 2022. This reduction was primarily caused by the stabilization of fuel prices in 2023 as compared to 2022.

Purchased Transportation — Purchased transportation increased by $4.9 million, or 47.6%, to $15.3 million in 2023 compared to $10.4 million in 2022. The increase was primarily caused by the increased activity from sub-haulers in 2023 as compared to 2022. The increase in purchased transportation aligns with the increase in revenue from sub-haulers in 2023, as compared to 2022.

Truck expenses — Truck expenses decreased by $0.1 million to $2.2 million in 2023 compared to $2.3 million in 2022 despite the increased activity in 2023. The decrease was primarily caused by Delta’s rigid maintenance program at its truck repair facility to limit the amount of truck repairs cost.

Depreciation and amortization — Depreciation and amortization increased by $0.5 million, or 9.7%, to $6.0 million in 2023 compared to $5.5 million in 2022. The increase was primarily caused by the deprecation on newly acquired assets.

Insurance claims and premium — Insurance claims and premium increased by $0.7 million, or 27% to $3.4 million in 2023 compared to $2.7 million in 2022. The increase was primarily due to the increase in activity and the increased number of new units. Delta had 106 truck/tractors in 2023 while it had 85 in 2022.

Operating taxes and licenses — Operating taxes and licenses increased by $0.5 million, or 24.4%, to $2.3 million in 2023 as compared to $1.8 million in 2022. The higher expenditures were brought about by increased operating activities.

General, selling, and other operating expenses — General, selling, and other operating expenses increased by $1.1 million to $2.0 million in the year ended December 31, 2023 compared to 2022. The increase was primarily caused by increased support for the revenue generating activities in 2023 as compared to 2022. One-time professional charges incurred by Delta related to the Combinations of $0.8 million contributed to this increase.

Interest expenses, net — Interest expenses, increased by $0.3 million, or 32.6%, to $1.1 million in 2023 compared to $0.9 million in 2022. The increase was primarily caused by the new truck additions in 2023 as well as increased financing cost.

EBITDA — EBITDA increased by $1.1 million, or 10.4% to $11.4 million in 2023 compared to $10.3 million in 2022.

Results of Operations for the years ended December 31, 2022 to 2021

Operating Revenue — Total operating revenue for the year ended December 31, 2022 increased by $11.1 million, or 33.5%, to $44.6 million as compared to the year ended December 31, 2021. The increase was primarily a result of a $4.5 million increase in Truckload revenue and a $6.6 million increase in Brokerage revenue. In 2022, revenue from fuel surcharge was $3.6 million, which accounts for 8.1% of total revenue.

In 2022, the automobile industry continued to stabilize following the COVID-19 pandemic and the supply chain challenges in 2020 and 2021. Price increases from OEMs in the latter half of 2022 drove revenue increases and increased gross margin.

The revenue mix between company-owned trucks (Truckload) versus sub-haulers (Brokerage) dramatically shifted in 2022. Brokerage revenue was $9.5 million for the year ended December 31, 2021, but grew to $16.1 million for the year ended December 31, 2022.

In 2022, 5 customers accounted for 72.3% of Delta’s revenue, including BMW (24.3%), VW (18.6%), Mercedes Benz (12.2%), Jaguar/Land Rover (11.2%) and Stellantis (6.0%). Delta moved roughly 151,000 units in 2022 as compared to 145,000 units in 2021, for a volume gain of 4%.

Salaries, wages and benefits — Salaries, wages and benefits increased by $0.7 million or 6%, to $11.7 million in 2022 compared to $11.0 million in 2021. Driver wages for the years ended December 31, 2022 and 2021 were $7.6 million and $6.6 million, respectively, inclusive of seniority and performance bonuses for drivers. This cost was 27% of truck revenues for each of the years ended December 31, 2022 and 2021.

Fuel and fuel taxes — Fuel and fuel taxes increased by $2.1 million, or 54.8%, to $6.0 million in 2022 compared to $3.9 million in 2021. The increase in fuel and fuel taxes was primarily caused by the increase in diesel fuel costs throughout 2022 as compared to 2021.

Purchased transportation — Purchased transportation increased by $2.5 million, or 32.1%, to $10.4 million in 2022 compared to $7.9 million in 2021. The increase was primarily caused by the increased activity from sub-haulers in 2022 as compared to 2021. The increase in purchased transportation aligns with the increase in revenue from sub-haulers in 2022, as compared to 2021.

Truck expenses — Truck expenses increased by $0.2 million, or 9.7%, to $2.3 million in 2022 compared to $2.1 million in 2021. The increase in truck expenses was primarily caused by increased truck repair and maintenance costs as a result of the increase in activity. We maintain a rigid maintenance program at our truck repair facility to limit the amount of truck repairs cost.

Depreciation and amortization, net of gain on sale of equipment — Depreciation and amortization, net of gain on sale of equipment decreased by $1.4 million, or 27.0%, to $3.7 million in 2022 compared to $5.1 million in 2021. The decrease was primarily caused by the periodical sales of older equipment at the end of their useful lives.

Insurance claims and premiums — Insurance claims and premiums increased by $0.1 million, or 4.3%, to $2.8 million in 2022 compared to $2.7 million in 2021. The increase was primarily due to the increase in activity, offset by our negotiations with our brokers for more economical premiums.

Operating taxes and licenses — Operating taxes and licenses decreased by $34,935, or 10.4%, to $302,539 in 2022 as compared to $0.3 million in 2021.

General, selling, and other operating expenses — General, selling, and other operating expenses increased by $0.4 million, or 16.5%, to $2.6 million in 2022 compared to $2.2 million in 2021. The increase was primarily caused by increased support for the revenue generating activities in 2022 as compared to 2021.

Interest expenses, net — Interest expenses, net decreased by $0.3 million, or 25.7%, to $0.9 million in 2022 compared to $1.2 million in 2021. The decrease was primarily caused by the reduction in new truck additions in 2022 as compared to 2021, requiring less debt financing.

EBITDA — EBITDA increased by $4.4 million, or 74.8%, to $10.3 million in 2022 compared to $5.9 million in 2021. The increase was primarily caused by the $4.7 million increase in net income.

Liquidity and Capital Resources

Delta added 32 units to its truck fleet in 2023 at an aggregate cost of $11.5 million, while it disposed of ten older units and lost one through theft. Total truck count in 2023 was 106 units, an increase of 21 units as compared to 2022.

As of December 31, 2023 and 2022, Delta had total debt related to truck purchases of $21.4 million and $18.5 million, respectively. Delta’s loans had an average interest rate of 6.75% as of December 31, 2023 as compared to 6.5% in 2022.

For the year ended December 31, 2023, Delta generated cash from operating activities of $7.8 million, a $0.2 million increase as compared to the year ended December 31, 2022. The increase was primarily due to an increase in net income in 2023.

Cash flow from investing activities decreased cash by $2.0 million for the year ended December 31, 2023, primarily attributable to the cash purchase of six units, taking advantage of available cash and to avoid high interest costs.

Cash flow used in financing activities was $6.1 million for the year ended December 31, 2023 as compared to $7.2 million the year ended December 31, 2022. For the year ended December 31, 2023, substantially all of the amount was due to principal payments of long-term debt obligations. For the year ended December 31, 2022, $6.3 million was used for the principal payments of long-term debt obligations.

Deluxe Auto Carriers, Inc.

Results of Operations for the years ended December 31, 2023 to 2022

Operating revenue — Total transportation revenue for the year ended December 31, 2023 increased by $18.2 million to $94.7 million as compared to 2022. The increase was primarily a result of new contract wins, increased auto deliveries from existing contracts and price increases. In 2023, a substantial portion of Deluxe’s net revenue was derived from three customers, General Motors, BMW and VW, which collectively were 63% of Deluxe’s total net revenue.

A summary of Deluxe’s revenue generated for the periods indicated is as follows:

	Year ended December 31,
	2023	2022
Transport Revenue	$93.2	$74.9
Storage Revenue	$1.0	$1.1
Other Revenue	$.5	$.4
Total revenue	$94.7	$76.5
Income from Operations	$2.2	$2.0
Net Profit	$1.4	$5.9

Operating income for the year ended December 31, 2023 was $2.2 million as compared to operating income of $2.0 million for the same period in 2022. The primary factors driving the increase were increased revenue from operations and price increases, primarily offset by increases in purchased transportation related to an increase in the number of company trucks and drivers compared to sub-haulers.

Truck sale revenue in the year ended December 31, 2023 fell to a de minimis amount compared to 2022 and was related to the sale of older trucks.

Operating Expense

Salaries, wages, and benefits and general, selling, and other operating expenses — Salaries, wages, and benefits and general, selling, and other operating expenses for the year ended December 31, 2023 were $22.0 million as compared to $20.0 million for 2022. The increase in compensation and general, selling and other operating expenses were purely a function of increased staff to service the increased revenue.

Depreciation and amortization — Depreciation and amortization for the year ended December 31, 2023 was $5.6 million as compared to $6.2 million for 2022. The decrease was primarily a result of truck sales, while waiting for the new trucks on order to be delivered.

Interest expense — Interest expense for the year ended December 31, 2023 was $0.7 million as compared to $0.9 million for 2022. In 2023, interest expense declined due to reduction in Deluxe’ s loan balances as a result of loan payments and decreased purchases of new fleet units.

Net Income — Net Income for the year ended December 31, 2023 was $1.4 million as compared to net income of $5.9 million in 2022. The decrease was primarily attributable to a combination of having no truck sales in 2023 and no Employee Retention Credit income as compared to 2022.

Results of Operations for the years ended December 31, 2022 to 2021

Operating revenue — Operating Revenue increased by $16.8 million, or 28.1%, to $76.5 million for the year ended December 31, 2022 as compared to $59.7 million in 2021.

Truckload revenue increased by $19.4 million, or 32.9%, to $74.9 million for the year ended December 31, 2022 as compared to $58.7 million for the year ended December 31, 2021. The increase was primarily a result of new contract wins, increased vehicle deliveries from existing contracts, price increases and fuel surcharge increases.

Purchased Transportation — Purchased transportation increased by $10.0 million, or 45.5%, to $32.0 million for the year ended December 31, 2022 as compared to $22.0 million in 2021. The increase was primarily caused by the increase in volume of activity that was serviced through the use of sub-haulers in 2022 compared to 2021.

Salaries, wages and benefits — Salaries, wages and benefits increased by $2.5 million, or 16.6%, to $17.5 million for the year ended December 31, 2022 as compared to $15.0 million in 2021. The increase was primarily due to an increase in driver wages as well as an increase in administrative salaries to assist with the increase in activity.

Fuel and fuel taxes — Fuel and fuel taxes increased by $2.0 million, or 27.3%, to $9.3 million for the year ended December 31, 2022 as compared to $7.3 million in 2021. The increase was primarily due to an increase in operating activity exacerbated by an increase in diesel fuel costs in 2022 as compared to 2021.

Depreciation and amortization — Depreciation and amortization decreased by $1.6 million, or 20.4%, to $6.2 million as compared to $7.8 million for the year ended December 31, 2021. The decrease was primarily caused by the sale of older trucks purchased during 2016 and 2017 reaching the end of their useful lives and a reduction in new truck acquisitions in 2022.

Insurance premiums and claims — Insurance premiums and claims decreased by $0.7 million, or 16.8%, to $3.3 million for the year ended December 31, 2022 as compared to $4.0 million in 2021.

Truck expenses — Truck expenses increased by $0.7 million, or 33.8%, to $2.8 million for the year ended December 31, 2022 as compared to $2.1 million in 2021. The increase was primarily caused by increased truck maintenance and repairs incurred due to an increase in activity in 2022 as compared to 2021.

General, selling, and other operating expenses — General, selling, and other operating expenses increased by $0.1 million, or 4.9%, to $2.5 million for the year ended December 31, 2022 as compared to $2.4 million in 2021.

Operating taxes and licenses — Operating taxes and licenses decreased by $0.3 million, or 27.9%, to $0.7 million for the year ended December 31, 2022 as compared to $1.0 million in 2021.

Interest expense — Interest expense decreased by $0.3 million, or 24.2%, to $0.9 million for the year ended December 31, 2022 as compared to $1.1 million in 2021. The decrease was primarily caused by a reduction in truck loan balances as a result of loan payments and decreased purchases of new trucks.

EBITDA — EBITDA increased by $4.9 million, or 59.7%, to $13.0 million for the year ended December 31, 2022 as compared to $8.1 million in 2021. The increase was primarily due to an increase in operating revenues, which was offset by an increase in operating expenses.

Liquidity and Capital Resources

As of December 31, 2023 and December 31, 2022, Deluxe had total debt related to truck purchases of $6.6 million and $11.7 million, respectively. Deluxe’ s loans have interest rates ranging from 3.7% to 9.9%, with a weighted average rate of 5.8% as of December 31, 2023.

Deluxe’ s summary statements of cash flows for the periods indicated are set forth in the table below:

	Year ended December 31,
	2023	2022
Net cash provided by operating activities	$8.5	$6.6
Net cash provided by (used in) investing activities	$(.1)	$3.3
Net cash used in financing activities	$(6.6)	$(10.1)

For the year ended December 31, 2023, Deluxe generated cash flows from operating activities of $8.5 million, a $1.9 million increase compared to 2022. The increase was primarily due to an improvement in accounts receivables collections. For 2023, net cash flows used in investing activities were down primarily through a lack of truck sales in 2023. For 2023, the net cash flows used in financing activities was lower by $3.5 million compared to 2022, which was due to fewer truck sales and the subsequent reduction in debt associated with the trucks sold.

As of December 31, 2023, Deluxe had working capital of $3.4 million, representing a $0.2 million decrease compared to the working capital total of $3.2 million as of December 31, 2022. This decrease was largely due to increases in trade payables attributable to increases in revenue.

Sierra Mountain Group, Inc.

Results of Operations for the years ended December 31, 2023 and 2022

Operating revenues — Operating revenues increased by $0.8 million, or 1.1%, to $74.6 million for the year ended December 31, 2023 as compared to $73.8 million in 2022.

Truckload revenue increased by $0.9 million, or 1.3%, to $72.5 million for the year ended December 31, 2023 as compared to $71.6 million in 2022. The increase was primarily a result of price increases. For the year ended December 31, 2023, a substantial portion of Sierra’s total revenue was derived from five customers (Toyota, Stellantis, General Motors, Ford and Mercedes Benz), which comprised 78.8% of total revenue. Lease revenue decreased by $0.1 million, or 4.5%, to $2.1 million for the year ended December 31, 2023 as compared to $2.2 million in 2022.

Operating Expenses

Salaries, wages and benefits — Salaries, wages, and benefits decreased by $0.9 million, or 13.4%, to $5.8 million for the year ended December 31, 2023 as compared to $6.7 million in 2022. The decline in compensation was the result of consolidation of job duties and responsibilities offset by wage and salary increases.

Fuel and fuel taxes — Fuel and fuel taxes increased by $0.3 million, or 54.0%, to $0.8 million for the year ended December 31, 2023 as compared to $0.5 million in 2022. The increase was primarily caused by adding more employee drivers to the fleet in the second half of 2023.

Purchased transportation — Purchased transportation increased by $1.2 million, or 2.1%, to $57.7 million for the year ended December 31, 2023 as compared to $56.5 million in 2022. The increase was the result of increased fuel service charges.

Truck expenses — decreased by $66,000, or 9.0%, to $665,000 for the year ended December 31, 2023 as compared to $731,000 in 2022.

Depreciation and amortization — Depreciation and amortization increased by $0.2 million, or 40.8%, to $0.8 million for the year ended December 31, 2023 as compared to $0.7 million in 2022. The increase was primarily the result of adding employee drivers and equipment to the fleet in the second half of 2023.

Insurance premiums and claims — Insurance premiums and claims increased by $0.3 million, or 42.9%, to $1.0 million for the year ended December 31, 2023 as compared to $0.7 million in 2022.

Operating taxes and licenses — Operating taxes and licenses decreased by $10,000, or 33.3%, to $20,000 for the year ended December 31, 2023 as compared to $30,000 in 2022.

General, selling, and other operating expenses — General, selling and other operating expenses decreased by $2.5 million, or 42.4%, to $3.4 million for the year ended December 31, 2023 as compared to $5.9 million in 2022. The decrease was primarily caused by the 2022 settlement of a class action lawsuit for $3.1 million. This was offset by legal and consulting costs associated with the sale of the company of $0.4 million.

Interest expense, net — Interest expense, net for the year ended December 31, 2023 did not change from the 2022 costs of $0.8 million.

EBITDA — EBITDA increased by $2.1 million, or 70.0%, to $5.4 million for the year ended December 31, 2023 as compared to $3.0 million in 2022. The increase was primarily caused by the 2022 legal settlement charge of $3.1 million.

Results of Operations for the years ended December 31, 2022 to 2021

Operating revenues — Operating revenues increased by $4.5 million, or 6.4%, to $73.8 million for the year ended December 31, 2022 as compared to $69.3 million in 2021.

Truckload revenue increased by $5.1 million, or 7.7%, to $71.6 million for the year ended December 31, 2022 as compared to $66.5 million in 2021. The increase was primarily a result of a $2.0 million increase in new revenue and a $3.0 million increase from increased volume, price and fuel service charges. Fuel surcharge revenue increased by $4.4 million, or 366.7%, to $5.6 million for the year ended December 31, 2022 as compared to $1.2 million in 2021.

For the year ended December 31, 2022, a substantial portion of Sierra’s total revenue was derived from four customers (Toyota, Stellantis, Mercedes Benz and General Motors), which comprised 63% of total transportation revenue. Lease revenue decreased by $0.7 million, or 24.1%, to $2.2 million for the year ended December 31, 2022 as compared to $2.9 million in 2021. The decrease was primarily due to a decline in purchases of new trucks in conjunction with the sale of existing trucks during the years ended December 31, 2021 and 2020, respectively, which resulted in a lower quantity of units that could be leased in 2022.

Operating Expenses

Salaries, wages and benefits — Salaries, wages, and benefits decreased by $119,000, or 1.7%, to $6.7 million for the year ended December 31, 2022 as compared to $6.8 million in 2021. The decline in compensation was the result of consolidation of job duties and responsibilities offset by wage and salary increases.

Fuel and fuel taxes — Fuel and fuel taxes increased by $0.1 million, or 33.5%, to $0.5 million for the year ended December 31, 2022 as compared to $0.4 million in 2021. The increase was primarily caused by the increase in fuel prices in 2022 as compared to 2021.

Purchased transportation — Purchased transportation increased by $5.3 million, or 10.4%, to $56.6 million for the year ended December 31, 2022 as compared to $51.1 million in 2021. The increase was the result of increased volume and increased fuel service charges.

Truck expenses — Truck expenses increased by $79,000, or 12.1%, to $731,000 for the year ended December 31, 2022 as compared to $652,000 in 2021.

Depreciation and amortization — Depreciation and amortization decreased by $0.1 million, or 13.7%, to $0.6 million for the year ended December 31, 2022 as compared to $0.7 million in 2021. The decrease was primarily the result of a decrease in purchases of new trucks and existing trucks nearing the end of their useful lives.

Insurance premiums and claims — Insurance premiums and claims decreased by $0.1 million, or 12.5%, to $0.7 million for the year ended December 31, 2022 as compared to $0.8 million in 2021.

Operating taxes and licenses — Operating taxes and licenses decreased by $2,000, or 6.3%, to $30,000 for the year ended December 31, 2022 as compared to $32,000 in 2021.

General, selling, and other operating expenses — General, selling and other operating expenses increased by $2.9 million, or 93.1%, to $5.9 million for the year ended December 31, 2022 as compared to $3.0 million in 2021. The increase was primarily caused by the settlement of a class action lawsuit for $3.1 million in 2022.

Interest expense, net — Interest expense, net decreased by $0.2 million, or 19.9%, to $0.8 million for the year ended December 31, 2022 as compared to $1.0 million in 2021. The decrease was primarily caused by a reduction in our loan balances as a result of decreased purchases of new trucks for lease in the prior years and continuing throughout 2022.

EBITDA — EBITDA decreased by $3.8 million, or 55.3%, to $3.0 million for the year ended December 31, 2022 as compared to $6.8 million in 2021. The decrease was attributed to an overall 12.7% increase in our operating expenses as opposed to only a 6.4% increase in total operating revenue for the year ended December 31, 2022 as compared to 2021. Sierra recognized the cost of a legal settlement in 2022 in the amount of $3.1 million, which is included in operating expenses. This unusual expense had a material adverse effect on operating income and EBITDA reported for that year.

Liquidity and Capital Resources

As of December 31, 2023 and 2022, Sierra had total debt related to truck purchases of $13.4 million and $11.9 million, respectively. Sierra’s loans have an average interest rate of 5.65%.

For the year ended December 31, 2023, Sierra’s cash flows from operating activities increased by $3.5 million, or 56.5%, to $9.7 million compared to $6.2 million in 2022. The increase was primarily due to the improvement of collection of trade receivables from two of Sierra’s major customers in 2023.

Cash flows used by investing activities increased by $6.5 million, or 209.7%, to 3.4 million for the year ended December 31, 2023 as compared to cash flows provided of $3.1 million in 2022. The change in cash flow was primarily due to the capital expenditures related to the increase in company drivers and trucks in the second half of 2023 as well as the proceeds from the bulk sale of vehicles in 2022.

Cash flows used in financing activities decreased by $5.5 million, or 56.1%, to $4.3 million for the year ended December 31, 2023, primarily due to the increase in new equipment financing and a decline in shareholder distributions.

Tribeca Automotive Inc.

Results of Operations for the years ended December 31, 2023 and 2022

Operating Revenue — Total operating revenue for the year ended December 31, 2023 increased by $4.7 million, or 9.3%, to $54.8 million as compared to $50.1 million the year ended December 31, 2022. The increase was primarily a result of a mix of higher volumes from existing customers, new customers and higher prices. In 2023, revenue from fuel surcharge was $4.4 million, accounting for 8.0% of total revenue, which is consistent as a percentage over the prior year.

The revenue mix between company-owned trucks (Truckload) versus sub-haulers (Brokerage) increased from 6.6% of revenue in 2022 to 9.7% in 2023 due mainly to an overall increase in business.

In 2023, 10 customers accounted for 99.3% of Tribeca’s revenue, including Toyota (9.6%), Glovis (23%), Tesla (11.4%), Stellantis (12.6%), Mercedes (10.0%), Mazda (6.5%) and Nissan (8.5%). Tribeca moved approximately 300,100 units in 2023 as compared to approximately 261,000 units in 2022 for a volume gain of 15%.

Salaries, wages and benefits — Driver salaries, wages and benefits increased by $0.1 million, or 2.5%, to $5.5 million for the year ended December 31, 2023 as compared to $5.4 million in 2022 but decreased by 0.6% of revenue for the year ended December 31, 2023 as compared to 2022. This cost was roughly 10.7% of truck revenues for the year ended December 31, 2022 and 10.1% for the year ended December 31, 2023. The decrease was due to a strategic shift to lump drivers into smaller regions and share more routes to eliminate empty miles and improve efficiency.

Fuel and fuel taxes — Fuel and fuel taxes decreased by $1.5 million, or 16%, to $7.9 million for the year ended December 31, 2023 as compared to $9.4 million in 2022. The decrease in fuel and fuel taxes was primarily caused by the price stabilization of diesel fuel costs throughout 2023 as compared to 2022.

Purchased Transportation — Purchased transportation increased by $1.4 million, or 8.7%, to $16.7 million for the year ended December 31, 2023 as compared to $15.3 million in 2022. The increase in purchased transportation was primarily caused by the increase in sub-haulers revenue; however, purchased transportation did not increase at the same rate as revenue because customers were serviced using company-owned trucks rather than sub-haulers.

Truck repair and maintenance expenses — Truck expenses decreased by $0.01 million, or 0.4%, to $2.61 million for the year ended December 31, 2023 as compared to $2.62 million in 2022. Tribeca maintains a rigid maintenance program at Tribeca’s truck repair facility to limit the amount of truck repairs costs.

Depreciation and amortization, net of gain on sale of equipment — Depreciation and amortization, net of gain on sale of equipment increased by $1.4 million, or 66.1%, to $3.2 million in 2023 compared to $1.8 million in 2022. The increase was primarily caused by less gains on the sale of equipment. Eight trucks were disposed/sold in 2023 as compared to 17 trucks in 2022.

Insurance claims and premium — Insurance claims and premiums decreased by $0.6 million to $6.5 million for the year ended December 31, 2023 as compared to $7.1 million in 2022. The decrease was primarily due to the realignment of drivers into tighter geographic regions, which improved truck utilization and allowed Tribeca to haul more automobiles with fewer trucks and remove the trucks that were deemed for sale from the policy. This decrease was slightly offset by the continued minor increase of the insurance cost per truck.

Operating taxes, tolls and licenses — Operating taxes and licenses was $3.3 million for the year ended December 31, 2023, which was slightly higher from $3.0 million in 2022. The increase was relative to the increase in revenue.

General, selling, and other operating expenses — General, selling, and other operating expenses increased by $1.2 million, to $3.8 million for the year ended December 31, 2023 as compared to $2.6 million in 2022. The increase was due to the rent paid for the lease signed in June 2023 for a new location and a relative increase in revenue.

Interest expense, net — Interest expenses, net decreased by $1.2 million, to $0.8 million for the year ended December 31, 2023 as compared to $2.0 million in 2022. The decrease was brought about by the non-deferral and non-refinance of various loans in 2022. Likewise, there were fewer new loans for the purchase of trucks in 2023 while some of the remaining loans were fully amortized in 2023.

EBITDA — EBITDA increased by $2.0 million to $8.9 million for the year ended December 31, 2023 as compared to $6.9 million in 2022. The increase was primarily caused by an increase in operating profit due to higher volumes of sales and lower costs combined.

Results of Operations for the years ended December 31, 2022 and 2021

Operating Revenue — Total operating revenue for the year ended December 31, 2022 increased by $5.5 million, or 12.2%, to $50.1 million as compared to the year ended December 31, 2021. The increase was primarily a result of a mix of higher volumes from existing customers, new customers and higher prices. In 2022, revenue from fuel surcharge was $4.0 million, which accounts for 7.9% of total revenue.

In 2022, the automobile industry continued to stabilize after coming out of (1) the COVID-19 pandemic and (2) supply chain challenges in 2020 and 2021. Price increases from OEMs in the latter half of 2022 drove revenue increases and increased gross margin.

The revenue mix between company-owned trucks (Truckload) versus sub-haulers (Brokerage) increased from 49% of revenue in 2021 to 57% in 2022 due to utilizing more of the company-owned truck fleet.

In 2022, 10 customers accounted for 95.2% of its revenue, including Toyota (19.4%), Glovis (the logistics arm of Hyundai and Kia combined) (16.9%), Stellantis (11.9%), Mercedes (11.6%) and Nissan (8.5%). Tribeca moved roughly 261,000 units in 2022 as compared to 251,500 units in 2021, for a volume gain of 4%.

Salaries, wages and benefits — Driver salaries, wages and benefits decreased by $0.5 million, or 7.9%, to $5.4 million in 2022 compared to $5.9 million in 2021. This cost was roughly 10.8% of truck revenues for the year ended December 31, 2022 and 13.1% for the year ended December 31, 2021. The decrease is because of a strategic shift to lump drivers into smaller regions and share more routes to eliminate empty miles and improve efficiency. Further, there was an extra week of pay in 2021 to drivers to cover COVID time off, in addition to the normal sick days, which made driver pay and benefits look elevated for 2021.

Fuel and fuel taxes — Fuel and fuel taxes increased by $1.9 million, or 24.7%, to $9.4 million in 2022 compared to $7.5 million in 2021. The increase in fuel and fuel taxes was primarily caused by the increase in diesel fuel costs throughout 2022 as compared to 2021.

Purchased Transportation — Purchased transportation increased by $0.1 million, or 1.1%, to $15.3 million in 2022 compared to $15.2 million in 2021. The increase in purchased transportation was primarily caused by the increase in revenue; however, purchased transportation did not increase at the same rate as revenue because customers were serviced using company-owned trucks rather than sub-haulers.

Truck repair and maintenance expenses — Truck expenses increased by $0.3 million, or 13.5%, to $2.6 million in 2022 compared to $2.3 million in 2021. The increase in truck expenses was primarily caused by increased truck repair and maintenance costs as a result of using additional older company trucks in 2022. We maintain a rigid maintenance program at our truck repair facility to limit the amount truck repairs costs.

Depreciation and amortization, net of gain on sale of equipment — Depreciation and amortization, net of gain on sale of equipment decreased by $1.6 million, or 45.5%, to $1.8 million in 2022 compared to $3.4 million in 2021. The decrease was primarily caused by assets nearing the end of their useful life, as well as an increase in gains on the sale of trucks as compared to 2021.

Insurance claims and premium — Insurance claims and premiums decreased by $3.0 million, or 30% to $7.1 million in 2022 compared to $10.1 million in 2021. The decrease was primarily due to the realignment of drivers into tighter geographic regions, which improved truck utilization and allowed us to haul more with fewer trucks and removing the trucks that were deemed for sale from the policy. A slight offset is the continued increase, albeit small, of the insurance cost per truck.

Operating taxes, tolls and licenses — Operating taxes, tolls and licenses was $3.0 million in 2022, which was consistent with the $3.0 million in 2021.

General, selling, and other operating expenses — General, selling, and other operating expenses decreased by $42,168, or 1.6%, to $2.6 million in 2022 compared to $2.7 million in 2021. The decrease was primarily caused by a focus on being more efficient with fewer resources.

Interest expense, net — Interest expenses, net increased by $0.3 million, or 18.3%, to $2.0 million in 2022 compared to $1.7 million in 2021. The increase was primarily caused by higher interest rates on new loans.

EBITDA — EBITDA increased by $5.7 million to $6.9 million in 2022 compared to $1.2 million in 2021. The increase was primarily caused by an increase in operating profit due to higher volumes of sales and lower costs combined with the effect of a write-off of assets in 2021, which led to a large net income loss, and selling older trucks in 2022 for a gain.

Liquidity and Capital Resources

In 2023, as anticipated, Tribeca significantly increased revenue from new contracts and executed on its strategic initiatives by making additions to its fleet and hiring new drivers in anticipation of an increase in business. This executed initiative led to a significant increase in profit as compared to 2022. Current ratio of current assets to current liabilities in 2023 was 1.09 as opposed to 0.78 in 2022, a significant turnaround of 40%.

Total debt related to truck purchases significantly decreased by $6.3 million for the year ended December 31, 2023 to $10.8 million as compared to $17.1 million for the year ended December 31, 2022. Tribeca’s cash flow from operating activities increased by $4.6 million for the year ended December 31, 2023 to $8.9 million as compared to $4.3 million in 2022. The increase was generally due to increased profit. Cash from investing activities produced a positive cash flow of $1.1 million for the year ended December 31, 2023 primarily related to the sale of transportation equipment. Cash flow used in financing activities decreased by $1.2 million for the year ended December 31, 2023 to $8.3 million as compared to $9.5 million in 2022. The decrease was related to fewer payments made on various outstanding loans in 2023.

Emerging Growth Company Status

We qualify as an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include: (i) being permitted to present only two years of audited financial statements in this prospectus, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (ii) reduced disclosure about our executive compensation arrangements; (iii) not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved; (iv) an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and (v) an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

BUSINESS

Overview

We are a leading non-union, specialized freight company focused on providing auto transportation and logistics services. Formed in connection with this offering through the combination of the Founding Companies, five industry-leading operating companies, we will operate one of the largest auto transportation fleets in North America based upon information obtained from leadership of the Auto Haulers Association of America, utilizing roughly 1,130 auto transport vehicles and trailers on a daily basis, including 615 Company-owned transport vehicles and trailers, and employing 649 dedicated employees as of November 30, 2023. Prior to the completion of this offering, we have not operated as a combined company and are dependent upon this offering to complete the Combinations. From our 49 strategically located facilities across the United States, we offer a broad range of auto transportation and logistics services, primarily focused on transporting finished vehicles from automotive production facilities, marine ports of entry, or regional rail yards to auto dealerships around the country. We have developed a differentiated business model due to our scale, breadth of geographic coverage, and embedded customer relationships with leading auto original equipment manufacturing companies (“OEMs”). Our customers range from large, global auto companies, such as General Motors, BMW, Stellantis, and Mercedes Benz, to electric vehicle (“EV”) producers, such as Tesla and Rivian. Additional customers include auto dealers, auto auctions, rental car companies, and auto leasing companies. For the year ended December 31, 2023, we had pro forma combined operating revenue of $414.6 million, pro forma combined net income of $9.1 million, and pro forma combined EBITDA of $35.1 million. Our pro forma combined financial results cover periods during which we were not under common control or management and, therefore, may not be indicative of our future financial or operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information regarding our use of EBITDA and a reconciliation to a related GAAP measure.

Our combined operating revenue has grown at a compounded annual growth rate (“CAGR”) of approximately 15% from 2019 to 2023. We believe this historical growth is largely attributable to (i) market share shifting from union to non-union auto transportation and logistics companies, (ii) price increases resulting from industry-leading service levels provided to OEMs, coupled with significant trucking and rail capacity shortages, and (iii) OEMs partnering with auto transportation service providers with nationwide geographic coverage to service their growing network of dealerships. The COVID-19 pandemic created significant production headwinds for the automotive manufacturing sector due to supply chain disruptions and component shortages. As a result of these issues, domestic auto sales, which had averaged 17.2 million units annually in the four years prior to 2020, dropped to 14.5 million units in 2020 following the onset of the pandemic and declined to 13.8 million units in 2022 due to the supply chain issues and semiconductor shortages in that year. Despite the decrease in units, we increased our combined operating revenue by $148.3 million from 2019 to 2023 as we benefited from market share gains and price increases. Industry production volumes are beginning to rebound and are expected to be a continuing tailwind for the auto transportation and logistics industry throughout the next three to five years. We believe the combination of our executive management team, the management of the Founding Companies, and the fragmented nature of the auto transportation and logistics market will provide us with the capability and opportunity to continue to expand both organically and via effective tuck-in acquisitions.

Source: Management estimates and Bureau of Transportation Statistics.

The above chart presents growth in our combined operating revenue and combined total units delivered by the Founding Companies despite the significant decline in the seasonally adjusted annual rate (“SAAR”) of auto sales and the number of delivered units. We believe our growth will continue as production volumes increase to a more normalized level and industry tailwinds support growth over the next five years.

Corporate History and Structure

We were founded in June 2023 but have generated no revenue and have conducted no operations to date.

We will be comprised of five operating businesses and their respective affiliated entities, as applicable, operating under the following names: (i) Delta, (ii) Deluxe, (iii) Sierra, (iv) Proficient Transport, and (v) Tribeca.

Despite the fact the Founding Companies have worked in the industry for over thirty years, we have no experience operating as a combined company and will not operate as such until the closing of the Combinations. Thus, we have no combined corporate culture or historical knowledge.

Immediately upon the closing of the Combinations, we will begin to integrate all our operations. While many portions of the businesses of each of the Founding Companies will remain separately managed, we have hired a new chief commercial officer who will be responsible for overseeing business development between the various parts of our business to assure coordination across the platform and to minimize conflicts of interest. Strategic decisions, including acquisitions and fleet expansion, will be made centrally. We also expect to centralize certain administrative functions at our headquarters in Jacksonville, Florida, including insurance, employee benefits, purchasing, accounting, treasury, and risk management.

However, there can be no assurance that we will be able to integrate the operations of the Founding Companies successfully or institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. In addition, there can be no assurance that our recently assembled management team will be able to successfully manage the combined entity and effectively implement our operating or growth strategies.

Industry

Management estimates that auto transportation and logistics services industry generated net revenue in excess of $11 billion in the United States annually. New car deliveries comprised roughly $4 billion and used car deliveries comprised roughly $7 billion. The auto transportation and logistics market is highly fragmented. For example, the Auto Hauler Association database consists of over 12,000 unique carriers, primarily comprised of one-truck owner-operators or sub-haulers focused on used vehicle transport. Based upon the information in the Auto Hauler Association database, we are one of the largest non-union auto transportation and logistics companies, in terms size and breadth, of roughly 70 companies competing in the new auto transportation and logistics market and among a few scaled competitors in the industry. Management estimates, based on third-party sources and internal research, that 10 companies have approximately 70% of the new auto transportation and logistics market. In addition to other auto transportation and logistics companies, we also compete with rail transport providers; however, trucking remains the preferred mode of transportation and continues to gain market share from rail transport due to several factors, including faster delivery times, door-to-door delivery capabilities and ever-increasing service standards demanded from customers. Unlike the broader U.S. general freight market, which has experienced a significant slowdown during the past 18 months, the auto transportation and logistics market continues to grow despite macroeconomic conditions due to the specialized nature of the business. We, as well as the overall auto transportation and logistics subsector, stand to benefit from several distinct tailwinds impacting the market, including (i) recovering auto sales and production volumes, (ii) hauling capacity shortages, (iii) a shift toward non-union carriers, (iv) financial pressure on smaller carriers, (v) increasing auto replacement rates, (vi) growth in electric vehicle consumption and (vii) leaner supply chain models. We expect these secular and cyclical factors to drive volume growth, pricing improvements, margin expansion and improving network efficiencies.

Recovering Auto Sales Volumes.    From 2015 to 2019, domestic auto sales averaged approximately 17 million units annually. More recently in 2020, pandemic-related lockdowns and unprecedented supply chain disruptions, including a worldwide semiconductor shortage, contributed to a 24% annual decline in domestic production volumes and a 15% decline in domestic auto sales compared to 2019. Auto production continued to decline through the first half of 2021 before bottoming in the third quarter of 2021 and beginning to gradually trend toward pre-pandemic norms. Auto sales remained depressed throughout 2021 and 2022.

Domestic Auto Production and Light Weight Vehicle Sales, Thousands of Units, Monthly, Seasonally Adjusted
Auto Production
Light Weight Vehicle Sales
Jan. '24: 14,976
Jan. '24: 139
Auto Production (in thousands)
Light Weight Vehicle Sales
400
350
300
250
200
150
100
50
0
20,000
18,000
16,000
14,000
12,000
10,000
8,000
Jan-16
Jan-18
Jan-20
Jan-22
Jan-24

Source: FRED Economic Data St. Louis FED.

Recent trends in auto sales volumes reflect a material rebound following the aforementioned period of macroeconomic challenges negatively impacting the market. New vehicle sales in the third quarter of 2023 are expected to exceed 15.5 million units, annualized, which is a year-over-year increase of approximately 11% as compared to the third quarter of 2022. The average age of vehicles on the road continues to increase as well, leading us to believe vehicle replacement rates will increase over time, serving as a catalyst for auto transportation and logistics volume growth. Toyota has stated it expects retail auto sales to be roughly 15.5 million units for the full year 2023, up approximately 8.5% year over year, despite interest rates and vehicles prices remaining relatively high. Consequently, falling interest rates are also a looming tailwind for us and we expect sales volumes to normalize to pre-pandemic levels over the next three to five years.

Potential Pent-Up Demand (millions)
Light Weight Vehicle Sales
Cumulative Deficit
20.0
15.0
10.0
5.0
0.0
(5.0)
(10.0)
(15.0)
17.3
14.7
15.1
13.9
14.7
(2.7)
(4.9)
(8.4)
(11.2)
2015-2019 Average
2020
2021
2022
2023E

Sources: Automotive News and Bureau of Transportation Statistics.

Auto Transportation and Logistics Capacity Shortage.    The auto transportation and logistics sector, and the overall transportation industry, experienced an abrupt supply shock for both equipment and drivers during the COVID-19 pandemic. As a result, there is insufficient transportation equipment capacity within the current national auto transportation and logistics network to meet expected industry demand. While the driver shortage has gradually trended back toward equilibrium as evidenced by industry research provider Freight Transportation Research’s (“FTR”) truck driver pressure index, equipment shortages persist, and access to committed transportation capacity remains a major and growing concern amongst OEMs. As a result, industry participants with capacity and scale are experiencing significant pricing leverage that is expected to last as auto production volumes rise.

Shift from Union Carriers to Non-Union Carriers.    The growing appeal of reliable, affordable and flexible trucking capacity to auto OEMs has fueled a market-wide shift from unionized to non-union haulers, like Proficient. The Company believes that unionized carriers historically dominated a significant majority of the industry and that today, unionized carriers hold substantially less of the new car market. Union drivers are typically subject to workplace restrictions that not only limit their service capabilities to customers, but also limit their potential earnings as drivers. Union drivers may face tougher restrictions on not only total hours worked, but also which hours they can work specifically, leading many to haul during peak traffic hours, which is less profitable for drivers working on a per mile basis, as well as the carrier. Non-union drivers, who operate under a much simpler and less restricted pay-per-load and/or miles-driven driver pay model, have the incentive and flexibility to provide additional services to customers and move as many loads as possible. We expect to see market share continue to shift toward scaled, non-union trucking companies and away from unionized carriers.

Financial Pressure on Smaller Operators.    U.S. auto transportation and logistics companies are facing numerous challenges including rising equipment costs, onerous OEM capacity commitment requirements, rising insurance premiums and driver retention difficulties. As the scarcity of equipment has risen, OEMs are demanding a large increase in committed capacity (more equipment) and service flexibility from carriers in order to win new contracts. Larger auto transportation and logistics companies have significantly more financial capacity to fund equipment purchases and greater purchasing power with suppliers, enabling them to acquire equipment much easier and quicker than smaller competitors. OEMs realize the benefits of using fewer larger carriers and continue to shift their demand to scaled providers.

Consumer Replacement Cycle.    The average age of used cars in the United States stands at a record 12.2 years according to the Bureau of Transportation Statistics. Tight supply in recent years alongside rising prices have forced consumers to hold on to their vehicles longer, shifting demand for new and used vehicles into future years. The age of cars cannot increase forever, so at some point we expect this trend to end and new car sales to increase.

Growth in Electric Vehicles.    A shift in consumer trends toward electric vehicles (“EVs”) could lead to increased demand for auto haulers. Auto haulers must adhere to strict cargo weight restrictions limiting the number of automobiles a tractor-trailer can carry. Typically, these weight restrictions allow for a standard trailer to carry nine-to-ten internal combustion engine (“ICE”) type vehicles per load. Electric vehicles are as much as 30% heavier than comparable ICE vehicles, effectively reducing practical capacity from nine or more vehicles to six vehicles per load and subsequently increasing the load count for a fixed number of vehicles when hauling EVs. This represents a significant reduction in overall network capacity at a time where equipment shortages are still present, creating a sizeable opportunity for scaled providers to handle additional loads.

From 2016 to 2022, annual sales volumes for electric vehicles have grown from approximately 159 thousand units to approximately 918 thousand units, representing a CAGR of approximately 49% and demonstrating the rapid growth and adoption of the EV market. Cox Automotive research estimates approximately 870,000 EVs have been sold year to date through the third quarter of 2023 and forecast a year-end sales volume of over 1 million units. Several key drivers are influencing U.S. consumption trends toward EVs, including (i) fuel price volatility, (ii) President Biden’s executive order, declared in 2021, that outlined the goal to have at least 50% of new car sales in 2030 be “zero-emission vehicles”, (iii) the Inflation Reduction Act, passed in 2022, which provides up to $7,500 in tax credits for eligible purchases of electric vehicles, and (iv) the Infrastructure and Jobs Act which provides funding for new charging stations across the country, making them more accessible to the public. The EV market continues to realize extraordinary growth today despite macroeconomic challenges as evidenced by a year-over-year increase of approximately 48% in the first half of 2023 as compared to the first half of 2022, with approximately 550,000 units sold.

Leaner Supply Chain Models.    In recent years, OEMs and auto dealer behaviors have changed — positively impacting us. Auto dealers realized the benefits of carrying smaller inventories during the pandemic and recovery periods, and as a result, dealers want to carry less inventory with customers willing to order a vehicle for future delivery. Consequently, a premium tier of delivery service to the auto dealer network has been created with OEMs and dealers willing to pay higher rates for flexible delivery services. Despite inventory levels beginning to recover, OEMs’ desire to have less finished inventory at dealerships, coupled with high interest rates that elevate floor plan financing costs, continue to inhibit this floor plan inventory rebound. Hence, leaner supply chain models are a burgeoning tailwind for scaled auto transportation and logistics companies.

Competitive Strengths

We believe the following key strengths have been instrumental in our success and position us well to continue growing our business and market share:

Ability to Capitalize on Favorable Industry Tailwinds.    We, as well as the overall auto transportation and logistics subsector, stand to benefit from several distinct tailwinds impacting the market, including (i) recovering auto sales and production volumes, (ii) transportation equipment capacity shortages, (iii) a shift toward non-union auto transportation and logistics companies, (iv) financial pressures on smaller auto transportation and logistics companies, (v) increasing auto replacement rates, (vi) growth in EV consumption and (vii) leaner supply chain models. We expect these secular and cyclical factors to drive volume growth, pricing improvements, margin expansion and improving network efficiencies. We believe our competitive position will allow us to capitalize on these trends to an even greater extent than the general auto transportation and logistics subsector. For example, as a result of these favorable industry trends, our combined average revenue per unit delivered increased from $105 in 2016 to $139 in 2020 and $196 in 2023, representing a CAGR of approximately 9.3% from 2016 to 2023. The following chart demonstrates the lack of correlation and the stable pricing power, based on revenue per unit, of the auto transportation and logistics industry as compared to the broader, more cyclical overall freight market:

Indexed Revenue per Unit

220
200
180
160
140
120
100
80
60
194
164
138
106
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
PAL Revenue / Unit
LTL Contract Rate
Truckload Contract Rate
Truckload Spot Rate

Source: Management calculations and FTR.
Note: Revenue per unit excludes fuel surcharge. Revenue per unit is indexed to CY2012; CY2012 is equal to 100.

Scaled Provider of Auto Transportation with a Large, Modern Fleet.    Through the combination of the five Founding Companies, we will become one of North America’s largest providers of auto transportation and logistics services based upon data obtained from the U.S. Department of Transportation Safety and Fitness Electronic Records System and Transport Topics, with an established, nationwide geographic footprint. We operate one of North America’s largest auto transportation and logistics networks with access to roughly 1,130 trucks, including 615 Company-owned tractors and trailers as of November 30, 2023 with an average age of approximately 5.8 years and 5.6 years, respectively. Given our large scale and extensive infrastructure, we offer both network density and broad geographic coverage to better meet our customers’ transportation needs. Greater network density also leads to greater utilization of our transportation equipment, which results in greater profitability. We believe our scale and financial strength will provide us with access to capital necessary to consistently invest in our capacity, technology, and people to drive performance and growth, and to comply with industry regulations. Our scale will also give us significant purchasing benefits in outsourced third-party capacity and fuel, equipment and maintenance, repair and operational costs, lowering our costs compared to smaller competitors. Lastly, our network of 49 leased terminal locations provides an important local presence in select geographic regions.

Blue Chip Customer Base Comprised of Leading Automotive Original Equipment Manufacturers.    We service 17 of the top 18 global OEMs by sales volume in 2022 that sell in the United States, and management estimates that our average customer tenure with our top 10 customers is over seven years. We possess multi-year contracts with each of our OEM customers. These contracts are generally neither exclusive nor do they have specified minimum levels of usage or revenue. Through the combination of the five Founding Companies, we believe there will be significant opportunities to cross-sell our services across our nationwide geographic footprint as OEMs continue to look for guaranteed, nationwide capacity.

Highly Experienced Management Team with Significant Industry Expertise.    Our management team consists of industry veterans with significant experience operating in the transportation and logistics industry. Our Chief Executive Officer, Richard O’Dell, has over 23 years of experience operating in the transportation and logistics industry, having served as the former Chief Executive Officer of Saia, a transportation company providing less-than-truckload and other value-added services, including non-asset truckload, expedited and logistics services across North America, for 14 years. Randy Beggs, our President and Chief Operating Officer, has over 35 years operating in the auto transportation and logistics industry, having served as CEO of Proficient Auto Transport since 2018. Mr. O’Dell and Mr. Beggs will be supported by a highly talented group of tenured auto transportation and logistics veterans, who have an average of over 25 years of experience operating within the auto transportation and logistics subsector and broader trucking industry. We believe our leadership team is well positioned to execute our strategy and remains a key driver of our financial and operational success. Our leadership team will also benefit from the experience of the members of our Board, including James B. Gattoni, President and Chief Executive Officer of Landstar System, Inc., a worldwide, technology-enabled, asset-light provider of integrated transportation management solutions, and Douglas Col, the current Executive Vice President and Chief Financial Officer of Saia.

Leading Auto Transportation and Logistics Provider with Non-Unionized Employee Base.    Our employee base is comprised of one of the largest pools of non-unionized drivers in the auto transportation and logistics industry based upon information obtained from the Auto Haulers Association of America. We believe our non-unionized operating model allows us to provide a higher level of service to our customers, while securing a cost advantage relative to our unionized competitors and enabling us to attract and retain highly qualified, motivated individuals.

Barriers to Entry Driving Competitive Moat.    The auto transportation and logistics industry is characterized by high equipment prices and specialized service requirements from OEMs. Furthermore, the ability to leverage a large network and broad customer base favors larger auto transportation and logistics companies that can maximize backhaul opportunities. Small auto transportation and logistics companies, such as one-truck operators with the ability to compete for wallet share within the general freight market, are losing share within the auto transportation and logistics sector as key customers are shifting volume toward auto transportation and logistics companies with the equipment capacity, scale, reputation and density to service their more specific demands.

Our Strategy

Our strategy is to be one of the nation’s leading providers of auto transportation and logistics services by focusing on broadening our platform and expanding our service offerings while maintaining the high-quality of our existing services and increasing our operational efficiency. We intend to achieve this objective by executing the following business strategies:

Operating Strategy

Drive Organic Growth by Offering Committed Capacity and Consistently High-Quality Service to Expand Existing Relationships.    We believe that the ability to commit transportation equipment capacity and timely, professional and dependable service are the most important factors in maintaining and expanding customer relationships in the auto transportation and logistics industry. We intend to use our scale to offer customers committed transportation equipment capacity and our financial strength to consistently invest in our capacity. We intend to implement proven practices of the Founding Companies throughout our operations in areas such as dispatching technology, driver training and professionalism, preventive maintenance and safety. We intend to cross-sell the consistently high-quality service across our expanded platform to existing customers of our various Founding Companies.

Expand Service Offerings to Further Entrench Existing Customer Relationships and Win New Customers.    We have strategically identified select customers looking for additional related services that would expand our relationships with these customers. For example, there is an opportunity to further expand our operations of regional auto storage yards on behalf of major automotive OEMs, which we believe will lead to future revenue opportunities. We believe that our expanded scale and other resources will permit us to acquire new customers that require greater auto transportation and logistics capacity and storage capabilities than those possessed by smaller operators. We also intend to utilize our geographic diversity to pursue additional business from existing customers that operate on a regional or national basis, such as auto OEMs, leasing companies, insurance companies and automobile auction companies.

Achieve Operating Efficiencies.    We intend to have the Founding Companies operate under their existing names and management teams but will seek to achieve operating efficiencies through improved asset utilization. Increased route density and backhaul opportunities lead to improved profitability, which we intend to achieve through the combination of the Founding Companies. We intend to operate all operations under one integrated transportation management software and route planning software, allowing us to have enhanced visibility and improve equipment utilization. The integration will begin immediately upon the closing of the Combinations, beginning with the accounting software. As three of the five Founding Companies already utilize the same accounting software, the costs for integration will be de minimis. Integration will also initially focus on consolidating route planning and dispatch software. Management expects this will not have significant associated expenses as we expect to utilize software already used by some of the Founding Companies. We also expect to realize cost savings by centralizing certain administrative functions at our headquarters in Jacksonville, Florida, including insurance, employee benefits, purchasing, accounting, treasury, and risk management. We believe the centralization of administrative functions can be achieved within 12 months of the closing of this offering and will not have significant associated expenses. Rather, such consolidation may incur financial benefits as administrative redundancies will be removed. We also believe there will be opportunities to use our purchasing power to seek improved pricing in areas such as purchased transportation, fuel, vehicles, and parts, and plan on creating a position tasked with overseeing collective purchasing. The expected costs of that integration are minimal, estimated to only be that of the new salary for one employee.

Maintain Local Expertise.    We anticipate that members of management of the Founding Companies, and companies to be acquired in the future, will continue to maintain local control of their daily operations and work in coordination with each other, rather than compete, for business opportunities in their local markets. We believe this approach will enable us to take advantage of the local and regional market knowledge, name recognition and customer relationships possessed by each acquired company while still allowing us to bring greater operating efficiency to the larger platform. We believe this structure will be attractive to owners who desire to benefit from being part of a larger platform while still continuing to operate the companies they built. We plan to hire a general manager who will be responsible for overseeing and approving the pricing and bids of each of the Founding Companies, such that the Founding Companies will not be competing against each other despite maintaining existing daily operations.

Optimize Asset Flexibility.    We intend to own and operate a significant percentage of the tractors and trailers we utilize in our daily operations, as opposed to primarily outsourcing to owner-operators or sub-haulers. For the year ended December 31, 2023, 34% of our combined revenue came from company-operated vehicles. We believe this approach allows us to maximize our profitability because it permits us to manage down underlying operating costs versus paying a higher fixed percentage of revenue to third-party haulers. This approach also provides more certainty to our customers because of the Company’s ability to provide guaranteed capacity in an increasingly complex market. By combining the five Founding Companies, we believe there will be more favorable purchasing opportunities with our vendors to allow us to add more Company trucks and Company drivers. At the same time, we expect to utilize a diversified approach to securing additional capacity to service our customers where we do not currently possess significant network density.

Acquisition Strategy

Expand Within Existing Geographic Markets and Select New Markets.    The auto transportation and logistics industry is highly fragmented, with the majority of the industry represented by smaller, regional providers representing attractive tuck-in acquisition opportunities for us. We see opportunity with regional providers that overlap with existing geographic footprints of the Founding Companies that would improve our network density in select geographies and add new customers. We believe there will be significant opportunities to acquire and integrate these smaller acquisition candidates into our existing infrastructure, providing opportunities for cost synergies and cross-selling. In addition, we may seek to vertically integrate our operations by acquiring companies that offer complementary services that we do not currently offer. There are several new geographic regions where we can expand our footprint via acquisition of smaller regional providers. When pursuing an acquisition, we intend to acquire established, high-quality companies in markets where we can establish a leading market position to serve as core businesses into which additional operations may be consolidated.

Overview of Founding Companies

Proficient was formed to become a leading national provider of motor vehicle auto transportation and logistics services. We believe that significant opportunity exists for successful consolidation of auto transportation and logistics service providers given the fragmented nature of these markets and the potential to achieve operating efficiencies, to share effective service capabilities of acquired operations and to pursue synergies that arise from integrating distinct capabilities of various businesses within a single entity. See “— Strategy.”

Our founders, Ross Berner and Mark McKinney, have worked for large institutional investment management firms for over 20 years investing in public securities across multiple industries, with a particular investing focus on business services, including transportation and logistics companies. Messrs. Berner and McKinney were the co-chief acquisition officers of United Road Services, Inc. (“United Road Services”), which was formed in 1998 to become a leading national provider of motor vehicle and equipment towing and transport services. United Road Services completed its initial public offering and the acquisition of all of the outstanding common stock and ownership interests of eight motor vehicle and equipment towing and transport service companies.

Messrs. Berner and McKinney evaluated many companies in addition to the Founding Companies when deciding to proceed with the Combinations. Based on their research and contacts, Messrs. Berner and McKinney first identified companies whose founders wanted to be involved in creating a public platform designed to ensure the alignment of business objectives and to increase the likelihood of continuity. They then examined each company’s size, geographic location and customer mix. Finally, they looked at a number of financial metrics, including those discussed below. Messrs. Berner and McKinney decided not to pursue those other companies primarily because they did not fit intended valuation metrics or profitability metrics, lacked committed ownership, or their customer base or geographic location was too concentrated, thus not providing meaningful growth opportunities.

Proficient Auto Logistics has entered into definitive agreements to acquire five auto transportation and logistics service companies. We will consummate the acquisitions of the Founding Companies simultaneously with consummation of the offering. Therefore, if we fail to close the Combinations, this offering will not close. The consideration to be paid by us in connection with the acquisitions of the Founding Companies consists of approximately $180.4 million in cash, 6,978,191 shares of common stock (provided, that 541,866 of these shares of common stock will be held back and will not be issued at the closing of the Combinations to satisfy the indemnification obligations of certain of the Founding Companies for a period of 12 months following the closing of this offering), assuming an initial public offering price of $15.00 per share, and the assumption of approximately $56.4 million in outstanding indebtedness.

The Combinations were the product of separate arms-length negotiations between Proficient Auto Logistics and each of the representatives of the Founding Companies. Each Founding Company executed a letter of intent (individually, a “LOI,” and collectively, the “LOIs”) with Proficient Auto Logistics, setting forth the proposed terms of the Combinations with each respective Founding Company. After the execution of the LOIs, Proficient Auto Logistics conducted due diligence based on the documents and other information provided by the Founding Companies. Due diligence efforts focused on, among other areas, each of the Founding Company’s capitalization, indebtedness (including capital leases), intellectual property, owned and leased real estate, as applicable, material contracts and employment and benefits arrangements.

In parallel with legal diligence efforts, the parties and their respective legal counsel discussed and negotiated the terms of the various Combination Agreements and ancillary agreements. Numerous calls and virtual meetings occurred during this period to discuss various legal and business terms. Negotiations between Proficient Auto Logistics and each of the Founding Companies focused on limiting the ability of the Founding Companies to distribute cash during the period between signing and closing of the Combinations, specific indemnities from the Founding Companies’ owners and shareholders for known issues identified in the course of due diligence, and the recourse available to Proficient Auto Logistics generally in the event of any breaches or inaccuracies in the representations and warranties made by the respective Founding Companies. In connection with the foregoing, the parties exchanged multiple drafts of the Combination Agreements and ancillary agreements as part of the negotiations. The negotiations took into consideration, with respect to each Founding Company individually, its reputation in the industry, profit trends, growth patterns, relationships with key customers and geographic presence, any issues identified in the course of the legal due diligence efforts and with respect to the Founding Companies collectively, their ability to consolidate routing, expand the network and diversify their collective customer base.

In determining and negotiating the consideration to be paid in the Combinations to each of the individual Founding Companies, we relied on the experience and judgment of Messrs. Berner and McKinney, who leveraged their 20 years of experience in investing in public securities across multiple industries, including transportation and logistics companies. Their evaluation considered a variety of metrics including, a review of enterprise value/ EBITDA, enterprise value/EBITDA-capex, free cash flow multiples and sustainability of revenues and operating margins. The individual valuations did not factor in any presumed synergies that may be achieved following completion of the Combinations. We did not obtain independent valuations, appraisals or fairness opinions to support the consideration that we agreed to pay.

See “Certain Relationships and Related Person Transactions.” For the year ended December 31, 2023, we had pro forma combined operating revenue of $414.6 million and pro forma net income of $9.1 million. Our pro forma combined financial results cover periods during which we were not under common control or management and, therefore, may not be indicative of our future financial or operating results.

PROFICIENT TRANSPORT was founded in 1993. Proficient Transport primarily operates in the South, Southeast and East Coast regions of the United States; however, Proficient Transport has delivered to all 48 states of the contiguous United States and Western Canada over the past three years. Proficient Transport has nine facilities in five U.S. states. It operates 112 company-owned vehicles and has access to a network of sub-haulers and owner-operators. It had approximately 140 employees and 39 independent contractors as of December 31, 2023. In 2023, Proficient Transport had total operating revenue of $135.8 million and net income of $7.2 million, with a substantial portion of operating revenue derived from its four largest customers, General Motors, Glovis (the logistics arm of Hyundai and Kia), Ford and Mercedes Benz. Upon consummation of the offering, we expect to sign a three-year employment agreement with Randy Beggs, the current CEO of Proficient Transport, pursuant to which Mr. Beggs will become our President and COO and will continue to manage Proficient Transport’s operations. In addition, Mr. Beggs will become a director of the Company upon consummation of the offering. Proficient selected Proficient Transport as a Founding Company because of the strength of its management, its track record of growth, customer relationships, reputation and large geographic presence.

DELUXE was founded in 2004. Deluxe primarily operates in the West Coast and Southwest regions of the United States, with near-term cross-border opportunities planned to significantly grow their logistics offerings in the Texas market. Deluxe has 16 facilities spanning across five states in the western United States. Today, Deluxe delivers over 600,000 cars annually for 15 OEMs, and it operates 137 Company-owned vehicles and has access to a network of sub-haulers. It has roughly 185 employees and no independent contractors, and had total operating revenues of $76.5 million and net income of $5.9 million in 2022. In 2022, a substantial portion of Deluxe’s net revenue was derived from three customers, General Motors, BMW and Stellantis. Upon consummation of the offering, we expect Jesus Holguin and Raul Silva, the current co-founders of Deluxe, will continue to manage Deluxe’s operations. Proficient selected Deluxe as a Founding Company because of the strength of its management, its history of growth, contracts with customers and geographic presence in the West Coast of the United States.

DELTA was founded in 1999. Delta primarily operates in the East Coast and Southeast regions of the United States. Delta has four facilities in multiple states in the United States. It operates 103 of its own vehicles and has access to a network of sub-haulers. It has 115 employees, including 84 company drivers and no independent contractors estimated as of December 22, 2023, and had net revenue of $44.6 million and net income of $3.7 million in 2022. In 2022, a substantial portion of Delta’s net revenue was derived from four customers, BMW, Volkswagen, Mercedes Benz and Jaguar/Land Rover. Upon consummation of the offering, John Skiadas, the current CEO of Delta, will continue to manage Delta’s operations as set forth in an employment agreement. In addition, Mr. Skiadas will become a director of the Company upon consummation of the offering. Proficient selected Delta as a Founding Company because of the strength of its management, its exposure to key customers, and its lower damage ratios.

SIERRA was founded in 1988. Sierra primarily operates in the West Coast and the Midwest regions of the United States. Sierra has 18 facilities across ten states in the United States. It owns 133 vehicles, of which 17 are operated using company drivers with the balance leased to either owner-operators or sub-haulers, and has access to a network of sub-haulers and owner-operators as of December 22, 2023. It has 61 employees and 121 owner-operator independent contractors, estimated as of December 31, 2023, and had net revenue of $73.8 million and net income of $1.4 million in 2022. In 2022, a substantial portion of Sierra’s net revenue was derived from four customers including Toyota, Stellantis, Mercedes Benz and General Motors, with which Sierra has an average tenure of over twenty years. Proficient selected Sierra as a Founding Company because of the strength of its management, its deep customer ties, market presence in California and history as an asset light operator.

TRIBECA was founded in 2010. Tribeca primarily operates in the East Coast and the Southeast regions of the United States. Tribeca has four facilities across multiple states in the United States. It operates 114 trucks, ten of which are leased to owner-operators. In 2022, it had 108 employees and 16 independent contractors over the course of the year, and had net revenue of $50.1 million and net income of $0.7 million in 2022. In 2022, a substantial portion of Tribeca’s net revenue was derived from four customers, Toyota, Glovis (the logistics arm of Hyundai and Kia), Stellantis and Mercedes Benz. Upon consummation of the offering, Leo Munoz, the current CEO of Tribeca, will continue to manage Tribeca’s operations as set forth in an employment agreement. Proficient selected Tribeca as a Founding Company because of the strength of its management, its geographic presence in the Northeast United States, which allows expansion, and its list of customers and proximity to Delta, which enables the consolidation of routing to increase utilization.

Operations and Services Provided

We provide new and used auto transportation and logistics services to automobile manufacturing companies, leasing companies, automobile dealers, automobile auction companies, long-distance transporters, brokers and individuals. Services typically are provided as needed by particular customers and charged according to pre-set rates based on auto size, weight and mileage. We transport large numbers of vehicles from auto manufacturing sites, marine ports and rail hubs to individual auto dealers. On the used car transport side, cars are picked up and delivered primarily to rental car locations and automobile auctions. In addition, we provide transport services for dealers that transfer new cars from one region to another based on demand.

Sales and Marketing; Customers

We believe that the commitment to consistent, high-quality service demonstrated by the Founding Companies has produced long-term relationships with many existing customers and positions us to expand market penetration through the use of enhanced sales and marketing efforts. The chart below indicates the tenure (i.e., the maximum number of years the customer has been served by one of the Founding Companies) of our top 12 customers:

Customer	Tenure	Customer	Tenure
Mercedes	31	Hyundai	15
Ford	27	Porsche	14
General Motors	26	Volkswagen	12
Stellantis	24	Land Rover	10
Toyota	18	Tesla	6
Nissan	18	BMW	5

To date, the Founding Companies have largely focused on building and maintaining personal relationships with customers, while also using limited print advertising in newspapers and industry periodicals. Upon consummation of the Acquisitions, we will continue to focus our marketing efforts on large commercial accounts, including auto manufacturers, rental car companies, auto auctions, and auto dealerships. We intend to augment the capabilities and contacts of the owners and general managers of the Founding Companies with a sales program designed to identify significant target customers and expand working relationships with existing customers.

Although we generally have a diverse customer base, five customers, General Motors, Stellantis, Mercedes Benz, BMW and Toyota account for roughly 59.6% of the Founding Companies’ combined operating revenue in 2023. Our business with these five companies, like all other new car delivery contracts, generally run from three to five years within a certain geographic region, though more recently, some OEM customers are agreeing to longer five to ten year contracts. We currently operate under 112 individual contracts with our customers, with no single contract representing more than 4% of our 2023 combined revenue. Historically, all contracts have required public re-bidding upon termination of the contract; however, if the service levels are good, there is a high likelihood that the incumbent carrier will retain the business. Today, many contracts include automatic extensions and OEMs are generally more open to private rate negotiations with incumbent carriers as opposed to a public bidding process. As an industry leader, we should benefit from these changes in contract structure and process. We expect that our existing customers will continue to account for a significant percentage of our revenue for the foreseeable future. The loss of a significant customer, including any of the top five, could have a material adverse effect on our business, financial condition and results of operations.

Dispatch and Information Systems

Each of the Founding Companies operates a dispatch system, with some of the Founding Companies utilizing the same system, to assign individual transport vehicles to particular cars that require delivery. Each of the Founding Companies also have computerized positioning systems which identify and track vehicle location and status, thereby decreasing response times and increasing asset utilization. Our initial integration efforts will focus on consolidating route planning and dispatch software of the Founding Companies, as some of the software is already used by some of the Founding Companies. Due to our recent formation, each of the Founding Companies is currently using the accounting and financial reporting systems that it has in place. Upon closing of this offering, we will begin integrating and implementing accounting systems across the Founding Companies that will enable us to centralize our accounting and financial reporting activities at our headquarters in Jacksonville, Florida. We anticipate that we will need to upgrade and expand our information technology systems on an ongoing basis as we expand our operations and completes acquisitions.

Competition

Number of Trucks
1,978
1,286
1,130
897
842
500
425
392
239
United Road
Jack Cooper (Union)
PAL
Hansen & Adkins
Cassens (Union)
Virginia
Accelerated
USAL
Diversified

OEM Customers	**17**	**8**	**20**	**12**	**9**	**9**	**7**	**6**	**9**
Segment									
New	✓	✓	✓	✓	✓	✓	✓	✓	✓
Remarketed	✓	✓	✓			✓			
National Network	✓		✓				✓		
Independent Contractor Service	✓		✓	✓		✓	✓	✓	✓

The provision of auto transportation and logistics services is competitive. Competition for the delivery of auto transportation and logistics services is based primarily on quality, service, timeliness, price, and geographic proximity. We compete with certain large auto transportation and logistics companies on a regional and local basis, some of which may have greater financial and marketing resources than us. We also compete with many smaller local companies, which may have lower overhead cost structures than us and may, therefore, be able to provide their services at lower rates than us. We believe that we will be able to compete effectively because of our high-quality service, geographic scope, broad range of services offered, experienced management and operational economies of scale. We intend to differentiate ourselves from our competition in terms of service and quality by investing in training, systems and equipment and by offering a broad range of products and services, and in terms of timeliness and geographic proximity by establishing facilities and vehicles in targeted geographic markets so that we will be positioned to provide timely deliveries in response to orders from the auto companies. We may also face competition for acquisition candidates from companies which are attempting, or may attempt in the future, to consolidate towing and transport service providers. Some of our current or future competitors may be better positioned than us to finance acquisitions, to pay higher prices for acquisition candidates pursued by us, or to finance their internal operations.

Government Regulation and Environmental Matters

Auto transportation and logistics services are subject to various federal, state and local laws and regulations regarding equipment, driver certification, training and recordkeeping, and workplace safety. Our vehicles and facilities are subject to periodic inspection by the United States Department of Transportation and similar state and local agencies. Our failure to comply with such laws and regulations could subject us to substantial fines and could lead to the closure of operations that are not in compliance. In addition, certain government contracting laws and regulations may impact our ability to acquire complementary businesses in a given city or county. The Founding Companies have numerous federal, state and local licenses and permits for the conduct of their respective businesses. While we are not aware of any license or permit that is not transferable or readily issuable in our name, we will be required to effect the transfer of or apply for such licenses and permits in order to conduct our business. Any failure by us to obtain such licenses and permits or delay in our receipt of such licenses and permits could have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to a number of federal, state and local laws and regulations relating to the storage of petroleum products, hazardous materials and impounded vehicles, as well as safety regulations relating to the upkeep and maintenance of our vehicles. In particular, our operations are subject to federal, state and local laws and regulations governing leakage from salvage vehicles, waste disposal, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. Our management believes that we are in substantial compliance with all such laws and regulations and does not currently anticipate that we will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental or workplace health and safety requirements. It is possible that an environmental claim could be made against us or any of the Founding Companies or that one or more of them could be identified by the Environmental Protection Agency, a state agency, or one or more third parties as a potentially responsible party under federal or state environmental laws. If we or any of the Founding Companies were to be named a potentially responsible party, we could be forced to incur substantial investigation, legal and remediation costs, which could have a material adverse effect on our business, financial condition and results of operations.

Safety and Training

We are committed to continuing the Founding Companies’ focus and emphasis on safety and training. The Founding Companies currently utilize a variety of programs to improve safety, including regular driver training and certification, drug testing and safety bonuses. We plan to adopt these and other proven practices throughout our operations to ensure that all employees comply with safety standards established by us, our insurance carriers and federal, state and local laws and regulations. In addition, we intend to continue to promote the Founding Companies’ emphasis on an accident-free environment. We believe that our emphasis on safety and training will assist us in attracting and retaining quality employees.

Facilities and Vehicles

PAL Locations
Less Delivery Density
More Delivery Density

The Founding Companies operate 49 leased facilities that are used to garage, repair and maintain transport vehicles. All of our facilities are leased from other parties and, in three cases, those parties are former owners or affiliates of the Founding Companies. See “Certain Relationships and Related Person Transactions.” Many of our facilities are capable of being utilized at higher capacities, if necessary. We will seek to consolidate facilities and vehicle storage capacity in the future.

The Founding Companies operate a fleet of roughly 1,130 auto transport vehicles and trailers as of December 31, 2023. Our fleet consists both of Company-owned tractors and trailers and those run by owner-operators and sub-haulers. We intend to own and operate a significant percentage of the tractors and trailers we utilize in our daily operations, as opposed to primarily outsourcing to owner-operators or sub-haulers. When needed, each of the Founding Companies has access to a vast network of sub-haulers to fulfill client needs. We use a variable number of sub-haulers daily to maximize efficiency, such that vehicles physically utilized in the fleet may vary and require a wide range of management estimates for determining total sub-haulers. We believe these vehicles are generally well-maintained and adequate for our current operations.

Risk Management, Insurance and Litigation

The primary liability risks in our operations include bodily injury, property damage, workers’ compensation claims and, potentially, environmental and land use claims. Although each of the Founding Companies has maintained its own insurance, we expect to obtain insurance on a Company-wide basis, subject to customary deductibles. The Founding Companies have been, from time to time, parties to litigation arising in the ordinary course of their respective businesses, most of which involves claims for personal injury or property damage incurred in connection with their operations. The Company is not currently involved in any litigation that the Company believes will have a material adverse effect on our business, financial condition or results of operations, except as set forth below.

On August 1, 2016, a class action lawsuit was filed in the Superior Court of New Jersey (the “Court”) against Tribeca, Tribeca’s president and co-owner, Leonel Munoz, the Tribeca’s vice-president and co-owner, Ramon Munoz, ABC Corp., and Jane and John Does. The plaintiffs purported to represent a class of individuals that performed truck driving and/or delivery functions for Tribeca from 2014 to the present for the New Jersey Wage Payment Law claim and from July 2014 to present for the New Jersey Wage and Hour Law claim. The Court certified the class of similarly situated plaintiffs on October 11, 2017. Tribeca disputed the claims described above and Tribeca intends to defend the lawsuit vigorously. Given the procedural posture and the nature of the case and given that the alleged damages have not been specified, Tribeca is unable to make a reasonable estimate of the potential loss or range of losses, if any, that might arise from those matters. Following the Combinations, the Company intends to continue to vigorously defend the lawsuit.

Employees

As of December 31, 2023, the Founding Companies had approximately 650 employees and an extensive network of independent contractors and sub-haulers. None of the employees of the Founding Companies are subject to collective bargaining agreements.

We recognize that our continued ability to attract, retain and motivate exceptional employees is vital to ensuring our long-term competitive advantage. Our employees are critical to our long-term success and are essential to helping us meet our goals. Among other things, we support and incentivize our employees in the following ways:

•        Talent Development, Compensation and Retention.    We strive to provide our employees with a rewarding work environment, including the opportunity for growth, success and professional development. We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and a robust employment package — all designed to attract and retain a skilled and diverse workforce.

•        Health and Safety.    The safety and well-being of our employees is our top priority. We support the health and safety of our employees by providing health care, retirement planning, paid time off and other additional benefits, which are intended to assist employees to manage their well-being.

•        Inclusion and Diversity.    We believe that the unique contributions of individuals with varying backgrounds and experiences will benefit our businesses and that much of our success is rooted in the diversity of our teams. We value diversity at all levels and focus on extending our diversity and inclusion initiatives across our entire workforce.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning those persons who currently serve and who will serve as the Company’s directors and officers. Messrs. Wright, Alutto, Col, Gattoni and Schraudenbach will begin serving in their designated capacities prior to the listing of the Company’s common stock on the Nasdaq Stock Market. Messrs. O’Dell, Beggs, Lux and Skiadas will begin serving in their designated capacities upon consummation of the offering.

Name	Age	Position(s)
Ross Berner	58	President; Director
Mark McKinney	56	Secretary; Director
Richard O’Dell	62	Chief Executive Officer; Chairman
Randy Beggs	64	President and Chief Operating Officer; Director
Brad Wright	63	Chief Financial Officer
Charles A. Alutto	58	Director
Douglas L. Col	59	Director
James B. Gattoni	62	Director
Steven F. Lux	66	Director
John F. Schraudenbach	65	Director
John Skiadas	52	Director

The following is a brief biography of each of our current executive officers and directors:

Executive Officers and Directors

Ross Berner has served as our President and a director since June 2023. Mr. Berner will step down as our President and as a director upon completion of this offering. Mr. Berner previously served as Chief Operating Officer of Live Oak Acquisition Corp., a blank-check special purpose acquisition company that consummated a business combination with Meredian Holdings Group, Inc., which was renamed Danimer Scientific, Inc. in December 2020. Mr. Berner was a founding partner at PCO Investment Management L.P., an investment management company, from 2013 to 2016. He served as partner and portfolio manager at Weintraub Capital Management, L.P. from 1999 to 2012, where he oversaw investments in special situations and event-driven opportunities across all industries. Mr. Berner was also a co-founder of United Road Services (formerly NASDAQ: URSI), which had its initial public offering in 1997 and became one of the largest non-union car-hauling companies in the United States and which was acquired by Charterhouse Financial in 2000. Mr. Berner co-founded Fenix Parts, Inc. (formerly NASDAQ: FENX), a consolidator of recycled auto parts, in 2014, which completed its initial public offering in 2015 and was taken private in 2018. Mr. Berner has an MBA from Columbia University with a concentration in Finance and a bachelor’s degree in Economics from Northwestern University. Upon completion of the offering, Mr. Berner will resign as President and a director of the Company, but will remain an employee of the Company in a business development capacity.

Mark McKinney has served as our Secretary and a director since June 2023. Mr. McKinney will step down as our Secretary and as a director upon completion of this offering. Mr. McKinney was a portfolio manager at Kopernik Global Investors, LLC, an asset management firm, from July 2013 to June 2023. Mr. McKinney previously served as a portfolio manager at Vinik Asset Management LP, an asset management firm, from May 2012 to June 2013. Mr. McKinney was also a co-founder of United Road Services (formerly NASDAQ: URSI), which had its initial public offering in 1997 and became one of the largest non-union car-hauling companies in the United States before it was acquired by Charterhouse Financial in 2000. Mr. McKinney earned his Bachelor of Science from the University of California at Los Angeles in Economics. He received his MBA from the University of Southern California Marshall School of Business. Upon completion of the offering, Mr. McKinney will resign as Secretary and a director of the Company, but will remain an employee of the Company in a business development capacity.

Richard D. O’Dell will become our Chief Executive Officer and chairman upon completion of this offering. Mr. O’Dell has served as the Non-Executive Chairman of the Board of Directors of Saia since April 2020. Mr. O’Dell served as Chief Executive Officer of Saia from December 2006 until his retirement in April 2020. Mr. O’Dell joined Saia in 1997 and served in various executive and financial positions until his appointment as Chief Executive Officer.

Mr. O’Dell also has experience in public accounting as a certified public accountant. Mr. O’Dell graduated with a bachelor’s degree in Accounting from the University of Kansas. Mr. O’Dell’s industry and accounting expertise and deep understanding of finance in large companies qualify him to serve on our Board.

Randy Beggs will become our President and Chief Operating Officer and a director upon completion of this offering. Mr. Beggs has been the President and Chief Executive Officer of Proficient Transport since April 2018. Mr. Beggs was Executive Vice President at Diversified Automotive, Inc., an auto shipping and processing supplier in the U.S. Northeast, from March 2013 to February 2017, and in various capacities, finally Senior Vice President of Operations and Business Development of Jack Cooper Transport, an auto transport and specialized vehicle logistics provider, from September 1988 to March 2013. Mr. Beggs’s leadership experience in the auto transport and logistics industry qualifies him to serve on our Board.

Brad Wright will become our Chief Financial Officer upon completion of this offering. Mr. Wright was most recently the Chief Financial Officer and a member of the Board of Directors of PMC Consolidated Holdings, LLC, the parent company of Protect My Car, a Crestview Partners portfolio company (until its sale that closed in August 2023) providing extended auto warranty plans to consumers, since September 2018. From September 2017 through March 2018, Mr. Wright was the interim Chief Financial Officer of Eurasia Group, a global consultancy firm. From February 2008 through July 2017, Mr. Wright served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of FBR & Co., the NASDAQ-listed parent company of Friedman, Billings Ramsey Capital Markets & Co., an investment banking and institutional brokerage firm. Mr. Wright is also a member of the Board of Directors for Redzone Technologies, LLC, a privately held provider of cybersecurity services. Mr. Wright earned a bachelor’s degree in Business Administration with an emphasis in Accounting from Nebraska Wesleyan University (1982).

Charles A. Alutto will become a director upon completion of this offering. Mr. Alutto has served as an operating executive with The Halifax Group, a private equity group, since October 2021. Mr. Alutto served as Chief Executive Officer of Sierra Lake Acquisition Corp., a blank-check special purpose acquisition corporation, from September 2021 until December 2022. From 2013 through 2019, Mr. Alutto was President and Chief Executive Officer of Stericycle Inc. (NASDAQ: SRCL), or Stericycle, a compliance company that specializes in collecting and disposing regulated wastes and document destruction services. His previous roles at Stericycle included serving as President, Stericycle, US Healthcare Compliance Solutions from 2010 to 2013, Vice President & Managing Director of Stericycle Europe from 2008 to 2010, Vice President of Healthcare Sales & Marketing from 2007 to 2008, and Area Vice President of Operations from 2004 to 2007, Area Vice President of Sales from 1999 to 2004, and Director of Sales and Marketing from 1997 to 1999. Before joining Stericycle, Mr. Alutto worked at Environmental Control Co., a medical waste and compliance service provider, from 1988 to 1997. Mr. Alutto served on Stericycle’s board of directors from 2012 to 2019 and currently serves as an independent board member of Southern Exteriors, a new home and residential remodeling company specializing in all types of residential exteriors. Mr. Alutto has an MBA from St. John’s University and a bachelor’s degree in Finance from Providence College. Mr. Alutto’s extensive background and leadership experience in various industries make him qualified to serve on our Board.

Douglas L. Col will become a director upon completion of this offering. Mr. Col has served as Vice President & Treasurer of Saia, a transportation company providing less-than-truckload and other value-added services, including non-asset truckload, expedited and logistics services across North America, from January 2014 to January 2020, at which time Mr. Col became Vice President & Chief Financial Officer of Saia. Mr. Col has served as Executive Vice Present & Chief Financial Officer of Saia since April 2020. Prior to joining Saia, Mr. Col spent over 20 years with transportation-related businesses as a transportation investment banker (Cowen and Company from January 2012 through December 2013), as a transportation equity analyst (Wellspring Management from August 2006 through October 2011 and Morgan Keegan & Company from June 1994 through August 2004) and as an equity fund manager (Redrock Partners, LLC from August 2004 through August 2006). Mr. Col received his MBA from Vanderbilt University — Owen Graduate School of Management and a Bachelor of Science in Civil Engineering from the Georgia Institute of Technology. Mr. Col’s over 20 years of experience in operations, strategy and corporate development in transportation-related industries qualifies him to serve on our Board.

James B. Gattoni will become a director upon completion of this offering. Mr. Gattoni has served as President and Chief Executive Officer of Landstar System, Inc. (NASDAQ: LSTR) (“Landstar”), a worldwide, technology-enabled, asset-light provider of integrated transportation management solutions since 2014. From November 1995 through May 2021, Mr. Gattoni served in various capacities for Landstar, including as chief financial officer from 2007 through 2014.

Prior to joining Landstar, Mr. Gattoni was a certified public accountant in audit with KPMG for approximately eight years. Mr. Gattoni received a bachelor’s degree in Accounting from Ramapo College. Mr. Gattoni’s 28 years of management and financial experience in the transportation industry qualifies him to serve on our Board.

Steven F. Lux will become a director upon completion of this offering. Mr. Lux is a Founder and Managing Partner at Topmark Partners, a growth equity firm based in Tampa, Florida, which spun out of Stonehenge Capital in 2013. Mr. Lux has been a director of Proficient Transport since 2004 and an investor through BOCF, LLC, which was managed by Stonehenge Capital. BOCF, LLC owns 40% of Proficient Transport. From November 1998 through June 2013, Mr. Lux was a Managing Director of Stonehenge Capital, a growth equity fund. Prior to 1998, Mr. Lux spent 17 years with Bank One and its predecessor in Dallas, where he led a team of commercial lenders that focused on and originated over $500 million of middle market buyouts and financed technology-enabled businesses. He later joined Bank One’s Capital Markets Group, where he originated venture capital, private equity, and corporate finance transactions throughout Texas and the Southwest. Mr. Lux has both an MBA in Finance and Accounting and a Bachelor of Arts in Economics from Tulane University. Mr. Lux’s experience in finance, accounting and maximizing efficiencies qualify him to serve on our Board.

John F. Schraudenbach is a partner with The Goodwin Group, an executive retained search firm. Prior to joining Goodwin, Mr. Schraudenbach was an audit partner at Ernst & Young until his retirement in June 2019. In addition to his audit responsibilities, Mr. Schraudenbach served in a variety of regional and national leadership positions. Mr. Schraudenbach currently serves on the board of OneWater Marine Inc. (NASDAQ: ONEW), a publicly traded marine retailer, where he is the Chairman of the Board and previously served as the Audit Committee Chair. He is also the Audit Committee Chair for Printpack, Inc, a private manufacturer of packaging materials for consumer products and other industries. Mr. Schraudenbach serves on the University of Georgia Foundation Board as well as various other civic organizations. Mr. Schraudenbach received both a bachelor’s and Master of Accounting from the University of Georgia. He was a Certified Public Accountant. Our Board believes Mr. Schraudenbach is qualified to serve on our Board because of his substantial accounting, financial and business expertise.

John Skiadas will become a director upon completion of this offering. Mr. Skiadas is the President and Chief Executive Officer and owner of Delta Automotive Services, Inc. (which converted to Delta Automotive Services, LLC in an F-reorganization on April 29, 2024), doing business as Delta Auto Transport, Inc. which he founded in 1999. Mr. Skiadas earned his bachelor’s degree from the University of Maryland, studying Transportation and Logistics. Mr. Skiadas’ industry knowledge, market expertise and leadership experience qualify him to serve on our Board.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our Board. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required. Upon the closing of this offering, our Board will consist of seven directors.

Family Relationship

There are no family relationships among any of our directors and executive officers.

Director Independence

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, including family relationships, our Board has determined Messrs. Alutto, Col and Schraudenbach are independent. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”

Committees of Our Board of Directors

Our Board has the authority to appoint committees to perform certain management and administration functions. Upon the closing of this offering, our Board will have an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each committee intends to adopt a written charter that satisfies the application rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market, which we will post to our website at www.proficientautologistics.com upon the closing of this offering. Our Board may establish other committees as it deems necessary or appropriate from time to time. Information contained on, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only an inactive textual reference.

Audit Committee

Our audit committee will consist of Messrs. Schraudenbach (Chair), Alutto and Gattoni, all of whom our Board has determined satisfies the independence requirements under the listing standards of the Nasdaq Stock Market and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our board of directors has determined that each of Messrs. Schraudenbach, Alutto and Gattoni is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of our Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•        helping our Board oversee our corporate accounting and financial reporting processes;

•        managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing and overseeing related person transactions;

•        reviewing policies on risk assessment and risk management;

•        obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee will consist of Messrs. Gattoni (Chair), Col and Schraudenbach. Our Board has determined that each member of our compensation committee is independent under the listing standards of the Nasdaq Stock Market and SEC rules and regulations.

The primary purpose of our compensation committee is to discharge the responsibilities of our Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers and directors. Specific responsibilities of our compensation committee include:

•        reviewing and recommending to our Board the compensation of our chief executive officer;

•        reviewing and approving the compensation of our executive officers, other than our chief executive officer;

•        reviewing and recommending to our Board the compensation paid to our directors;

•        administering our equity incentive plans and other benefit programs;

•        reviewing, adopting, amending and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers;

•        reviewing, evaluating and recommending to our Board succession plans for our executive officers; and

•        reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation strategy, including base salary, incentive compensation and equity-based grants, to assure that they promote stockholder interests and support our strategic objectives, and that they provide for appropriate rewards and incentives for our management and employees.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Messrs. Alutto (Chair), Col and Schraudenbach. Our Board has determined that Messrs. Alutto, Col and Schraudenbach are independent under the listing standards of the Nasdaq Stock Market.

Specific responsibilities of our nominating and corporate governance committee include:

•        identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board;

•        considering and making recommendations to our Board regarding the composition and chairmanship of the committees of our Board;

•        instituting plans or programs for the continuing education of our Board and orientation of new directors;

•        developing and making recommendations to our Board regarding corporate governance guidelines and matters; and

•        overseeing periodic evaluations of the Board’s performance.

Risk Oversight

Our Audit Committee is responsible for overseeing our risk management process. The Audit Committee focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Audit Committee reports any significant issues to the Board as part of the board of directors’ general oversight responsibility. Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Code of Business Conduct and Ethics

In connection with this offering, we intend to adopt a written Code of Business Conduct and Ethics that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics will be posted on our website at www.proficientautologistics.com upon the closing of this offering. We intend to disclose on our website any future amendments of our Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Non-Employee Director Compensation

We did not pay any director compensation during the year ended December 31, 2023.

Following completion of this offering, Messrs. Alutto, Col, Gattoni and Schraudenbach will each receive annual compensation of $50,000 in cash and $75,000 in shares of common stock under the 2024 Plan (described in greater detail below) in the form of restricted stock units (based on the fair market value of our common stock on the date of the award or, in the case of the first award, the price to public of our common stock in this offering) that will vest in full on the first anniversary of the date of the grant.

We will reimburse all of our directors for their reasonable out of pocket expenses incurred in attending board of directors and committee meetings.

Our Corporate Governance Guidelines requires non-executive directors to own shares of our common stock equal to two times the directors’ annual compensation (based on the fair market value of our common stock). Each non-executive director has until the fifth anniversary of his or her initial election to the Board to achieve this minimum. Non-executive directors may not sell any shares paid to them as board compensation unless they meet the foregoing minimum ownership thresholds at the time of sale, other than shares sold or withheld to pay taxes on a prior year’s compensation.

EXECUTIVE COMPENSATION

Proficient was incorporated in June 2023 and has not conducted any operations other than those activities related to the acquisition of the Founding Companies and this offering. For the fiscal year ended December 31, 2023, no compensation was paid or accrued to either of Proficient’s two executive officers, Messrs. Berner (CEO) or McKinney (Secretary). Proficient had no other executive officers from inception to December 31, 2023.

In fiscal year 2023, Randy Beggs, who is the current Chief Executive Officer of Proficient Transport and will be our President and Chief Operating Officer after the closing of the offering, received a base salary of $325,000 from Proficient Transport and was eligible to receive an annual performance bonus.

Upon consummation of this offering, Messrs. Berner and McKinney will step down as executive officers, but will both remain employees of the Company in a business development capacity. As described in greater detail below, we have entered into employment agreements with Mr. O’Dell, who will serve as our Chief Executive Officer after the closing of this offering, pursuant to which Mr. O’Dell will receive an annual base salary of $650,000 beginning in fiscal year 2024, and will be eligible to participate in, and receive an initial award under, the Company’s long-term incentive program, with Mr. Beggs, who will serve as our President and Chief Operating Officer after this closing of the offering, pursuant to which Mr. Beggs will receive an annual base salary of $500,000 beginning in fiscal year 2024 and will be eligible to receive an annual performance bonus, and Brad Wright, who will serve as our Chief Financial Officer after the closing of this offering, pursuant to which Mr. Wright will receive an annual base salary of $375,000 beginning in fiscal year 2024 and will be eligible to receive an annual performance bonus.

Employment Agreements

We will have employment agreements with each of Richard O’Dell, our Chief Executive Officer Nominee, Randy Beggs, our President and Chief Operating Officer Nominee, and Brad Wright, our Chief Financial Officer Nominee. Pursuant to such agreements, each executive will commence employment with us effective upon the closing of this offering, and be entitled to receive a base salary and will be eligible to receive performance awards or bonuses as determined by the Board. The annual base salaries of the executives are as follows: Mr. O’Dell — $650,000, Mr. Beggs — $500,000 and Mr. Wright — $375,000. Each of Messrs. Beggs and Wright will also be eligible to receive an annual cash bonus equal to the percentage of his salary set forth below based upon the Company meeting certain financial performance targets to be set by the Board:

Percent of Financial Performance Target	Percent of Base Salary
Less than 80%	0
80 – 99	25
100 – 109	40
110 – 119	60
120 – 129	80
130 or greater	100

Upon Mr. O’Dell’s completion of two years of continuous employment with the Company, the Board will consider whether he may become eligible to receive additional awards under the 2024 Plan (described in greater detail below) with target award values, performance metrics, and vesting conditions to be determined and approved by the Board.

In connection with this offering, Mr. O’Dell will receive an initial award of restricted shares of common stock or restricted stock units equal to five percent of our outstanding shares on a fully-diluted basis (other than shares reserved for issuance under the 2024 Plan) on or about May 7, 2024. One-third of the shares/units will vest immediately and the remaining two-thirds of the shares/units will vest equally on each of the first, second, third, fourth, and fifth anniversaries of the completion of this offering, subject to continued employment with us; provided, however, that vesting will accelerate in the event of Mr. O’Dell’s retirement (as defined in the applicable award agreement) on or after the second anniversary of the completion of this offering, subject to continued employment with us. In connection with this offering, Messrs. Beggs and Wright will also receive an award of restricted shares of common stock or restricted stock units with a value equal to $1,200,000 and $1,325,000, respectively, with the number of shares/units determined by dividing the dollar value by the price to public of our common stock in this offering. One-third of the shares will vest on each of the first, second and third anniversaries of the completion of this offering, generally subject to continued employment with us.

Effective upon completion of this offering, Mr. Wright will also receive a one-time transaction success bonus of $75,000 that will be paid in cash, subject to continued employment through the payment date.

Unless an exception applies, our Corporate Governance Guidelines require our executive officers to own shares of our common stock equal to three times such executive officer’s annual base salary and bonus (based on the fair market value of our common stock). The Company agreed that Mr. Beggs will be required to own shares of our common stock equal to two times his annual base salary. Each executive officer has until the fifth anniversary of his or her initial appointment to achieve this minimum ownership threshold. Executive officers may not sell any shares paid to them as compensation unless they meet the foregoing minimum ownership thresholds at the time of sale, other than shares sold or withheld to pay taxes on a prior years’ compensation.

Each employment agreement has an initial term of three years (beginning on the date of the completion of this offering), unless terminated by either party prior to the end of such initial term. Each agreement also may be terminated upon the death or disability of the executive or for “cause” upon notice by us to the executive. The employment agreements provide that if the executive is terminated without cause or resigns for “good reason,” such executive will be paid a severance amount in accordance with our regular pay schedule equal to the annual base salary paid to such executive for the following periods: Mr. Beggs — one year, Mr. Wright — one year and Mr. O’Dell — one year (not to exceed $650,000). Mr. O’Dell will also become immediately vested in the unvested portion(s) of his initial award of restricted shares of common stock or restricted stock units. The employment agreements contain covenants not to compete with us and covenants not to solicit our employees or customers for a period of two years following termination of the agreements.

Outstanding Equity Awards as of December 31, 2023

We had no outstanding equity awards as of December 31, 2023.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our chief executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Equity Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees and directors, and encourages them to devote their best efforts to our business and financial success. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus forms a part.

2024 Long-Term Incentive Plan

In connection with this offering, we will adopt the 2024 Plan. We expect our 2024 Plan will become effective prior to and in connection with the execution of the underwriting agreement for this offering.

Types of Awards.    Our 2024 Plan provides for the grant of incentive stock options (“ISOs”) to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees and directors, including employees of our affiliates.

Authorized Shares.    Initially, the maximum number of shares of our common stock that may be issued under our 2024 Plan after it becomes effective will not exceed 3,260,000 shares. The maximum number of shares of our common stock that may be issued on the exercise of ISOs under our 2024 Plan is 3,260,000. In connection with the closing of the Combinations and this offering, (i) 677,374 restricted stock units granted in connection with the Combinations that have been or will be issued pursuant to the 2024 Plan, (ii) 404,177 restricted shares of common stock or restricted stock units have been issued to Mr. O’Dell pursuant to the 2024 Plan, and (iii) 1,136,278 shares of restricted common stock or restricted stock units, as applicable, assuming an initial public offering price of $15.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, granted in connection with this offering that have been or will be issued pursuant to the 2024 Plan, which shares are subject to vesting requirements. Following the closing of this offering and the Combinations, 1,042,171 shares of common stock will be available for future grants under our 2024 Plan.

Shares subject to stock awards granted under our 2024 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2024 Plan. Additionally, shares become available for future grants under our 2024 Plan if they were stock awards issued under our 2024 Plan and we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan Administration.    Our Board, or a duly authorized committee of our Board, will administer our 2024 Plan. Our Board may also delegate to one or more persons or bodies the authority to do one or more of the following: (i) designate recipients (other than officers) of specified stock awards, provided that no person or body may be delegated authority to grant a stock award to themselves; (ii) determine the number of shares subject to such stock award; and (iii) determine the terms of such stock awards. Under our 2024 Plan, our Board has the authority to determine and amend the terms of awards and underlying agreements, including:

•        recipients;

•        the exercise, purchase or strike price of stock awards, if any;

•        the number of shares subject to each stock award;

•        the vesting schedule applicable to the awards, together with any vesting acceleration; and

•        the form of consideration, if any, payable on exercise or settlement of the award.

Stock Options.    ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2024 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2024 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Stock Unit Awards.    Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to our Board and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us, or any other form of legal consideration that may be acceptable to our Board and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of our common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2024 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards.    The 2024 Plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of our stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any one of, or combination of, the following as determined by the plan administrator: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; share price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholder’s equity; capital expenditures; debt levels; operating profit or net operating profit; growth of net income or operating income; billings; stockholder liquidity; corporate governance and compliance; personnel matters; budget management; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; strategic partnerships or transactions; individual performance goals; corporate development and planning goals; and other measures of performance selected by the plan administrator.

Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure.    In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2024 Plan, (ii) the class and maximum number of shares that may be issued on the exercise of ISOs, and (iii) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Changes in Control.    The following applies to stock awards under the 2024 Plan in the event of a change in control, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a change in control, other than a dissolution or liquidation that qualifies as a change in control, any stock awards outstanding under the 2024 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by participants, the occurrence of a change in control shall have the effect, if any, with respect to any award as set forth in the participant’s award agreement or, to the extent not prohibited by the 2024 Plan or the participant’s award agreement, as provided by our Board.

In the event of a dissolution or liquidation that qualifies as a change in control, all outstanding stock awards (other than stock awards consisting of vested and outstanding shares of common stock not subject to a forfeiture condition or our right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of common stock subject to our repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by us notwithstanding the fact that the stock award is held by a participant whose continuous service has not terminated prior to the effective time of the dissolution or liquidation. However, the plan administrator may provide, in its sole discretion, that some or all of such stock awards become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such stock awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

Under the 2024 Plan, a change in control is defined to include: (i) the acquisition by any person or company of more than 50% of either our then outstanding stock or the combined voting power of our then outstanding stock; (ii) a consummated reorganization, merger, consolidation acquisition, share exchange, or similar transaction in which our stockholders immediately before the transaction do not own more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity); (iii) a complete dissolution or liquidation providing for the sale or distribution of substantially all of our assets; (iv) a consummated sale of all or substantially all of our assets; and (v) an unapproved change in the majority of the Board.

Transferability.    A participant may not transfer stock awards under our 2024 Plan other than by will, the laws of descent and distribution, or as otherwise provided under our 2024 Plan.

Plan Amendment or Termination.    Our Board has the authority to amend, suspend, or terminate our 2024 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our Board adopted our 2024 Plan. No stock awards may be granted under our 2024 Plan while it is suspended or after it is terminated.

Limitations on Liability and Indemnification

Our amended and restated certificate of incorporation, which will become effective immediately prior to the closing of this offering, will contain provisions that limit the liability of our current and former directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors and officers of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors or officers, except liability for:

•        any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        as a director, unlawful payments of dividends or unlawful stock repurchases or redemptions;

•        as an officer, derivative claims brought on behalf of the corporation by a stockholder; or

•        any transaction from which the director or officer derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation will authorize us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

We believe that the indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws and in the indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Plans

Our directors, officers and key employees may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades under parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they do not possess of material nonpublic information, subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions that occurred in the last two years and any currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, arrangements which are described under the sections titled “Executive Compensation” and “Management — Non-Employee Director Compensation.”

Organization of the Company

In connection with our formation, we issued to the Company’s co-founders, Messrs. Berner and McKinney, and family members, an aggregate of 2,571,930 shares of common stock for cash consideration of $1,000 each. Messrs. Berner and McKinney have agreed with us not to sell any shares acquired until six months following the date of this Prospectus, when at such time the restrictions expire for 50% of the shares, with the 50% not eligible for sale until nine months.

Prior to the offering, we issued an aggregate of 367,200 shares of common stock to private investors for an aggregate consideration of $960,000. Mr. Alutto, one of our director nominees, purchased 38,250 shares for an aggregate consideration of $100,000. Mr. Col, one of our director nominees, purchased 19,125 shares for an aggregate consideration of $50,000. Mr. O’Dell, one of our director nominees and our chief executive officer nominee, purchased 95,625 shares for an aggregate consideration of $250,000. All of the investors in this private placement have agreed with us not to sell any shares acquired in such private placement for the period ending one year from the date of this Prospectus.

The Combinations with the Founding Companies

Although the following summarizes the material terms of the Combination Agreements, it does not purport to be complete in all respects and is subject to, and qualified in its entirety by, the full text of the Combination Agreements (as defined below), a copy of each of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Additionally, the following summary discusses the Combination Agreements in general terms and does not identify all the instances where one Combination Agreement may differ from another. Other than the amount of consideration to be received, the structural differences between some of the Combination Agreements and certain provisions described at the end of this section, all of the Combinations are substantially similar.

General

We have entered into Combination Agreements, directly or through a wholly owned subsidiary, with the shareholders or equity interest holders of ten entities comprising the five Founding Companies (the “Combination Agreements”). Concurrently with and conditioned upon the closing of this offering, we will close the Combinations and acquire all of the issued and outstanding shares of stock and other equity interests of each of the entities comprising the five Founding Companies through stock or equity interest purchase, contribution of shares or mergers. As a result, at the completion of the Combinations, all of the Founding Companies will become direct or indirect wholly owned subsidiaries of Proficient. As we intend to operate all operations under one integrated transportation management software and route planning software, as well as centralizing certain administrative functions at our headquarters in Jacksonville, Florida, we do not expect competition to arise among our subsidiaries.

We agreed on the consideration that we are paying in the Combinations during arm’s length negotiations with the shareholders or equity interest holders of each Founding Company. In determining and negotiating the consideration to be paid in the Combinations to each of the individual Founding Companies, we relied on the experience and judgment of Messrs. Berner and McKinney, who leveraged their 20 years of experience in investing in public securities across multiple industries, including transportation and logistics companies. Their evaluation considered a variety of metrics including, a review of enterprise value/EBITDA, enterprise value/EBITDA-capex, free cash flow multiples and sustainability of revenues and operating margins. The individual valuations did not factor in any presumed synergies from the completed Combinations. We did not obtain independent valuations, appraisals or fairness opinions to support the consideration that we agreed to pay.

The various Combination Agreements are briefly described below:

•        Delta Membership Interest Purchase Agreement. We entered into an agreement with PAL Stock Acquiror, Inc., a Delaware corporation and our wholly owned subsidiary (“PAL Stock Acquiror”), John Skiadas, Delta and, following its execution of a joinder, a newly formed Delaware corporation owned by John Skiadas (“Seller”). Under the agreement PAL Stock Acquiror agreed to purchase 54.22% of the membership interest of Delta, following its conversion to a limited liability company as part of pre-closing restructuring.

•        Delta Contribution Agreement. We entered into a contribution agreement with John Skiadas, Delta Auto Brokers, LLC, a New Jersey limited liability company (“DAB”), North East Fleet Services, Inc., a New Jersey corporation (“NEF”), Delta and, following its execution of a joinder agreement, Seller. Under the terms of the agreement, we agreed to issue certain shares of our common stock in exchange for DAB and NEF contributing all of their equity interests to us and Delta contributing 45.78% of its membership interests to us, following its conversion to a limited liability company as part of pre-closing restructuring.

•        Deluxe Stock Purchase Agreement. We entered into a purchase agreement with PAL Stock Acquiror, Jesus Holguin, Raul Silva, and Deluxe, pursuant to which PAL Stock Acquiror agreed to purchase all of the equity interests of Deluxe.

•        Deluxe Merger Agreement. We entered into an agreement with ELI Merger Sub, Inc., a California corporation and our wholly owned subsidiary (“ELI Sub”), Jesus Holguin, Raul Silva, and Excel Leasing, Inc., a California corporation (“Excel”), pursuant to which we agreed to issue certain shares of our common stock in exchange for the merger of ELI Sub with and into Excel, with Excel surviving the merger as our wholly owned subsidiary.

•        Proficient Auto Transport Stock Purchase Agreement. We entered into an agreement with PAL Stock Acquiror, Proficient Transport, the shareholders of Proficient Transport (the “PAT Shareholders”), and BOCF, LLC, a Delaware limited liability company, solely in its capacity as the initial Shareholders Representative (the “PAT Representative”), pursuant to which PAL Stock Acquiror agreed to purchase 75% of the equity interests of Proficient Transport.

•        Proficient Auto Transport Contribution Agreement. We entered into a contribution agreement with Proficient Transport, the PAT Shareholders and the PAT Representative, pursuant to which we agreed to issue certain shares of our common stock in exchange for the contribution to us of 25% of the equity interests of Proficient.

•        Sierra Stock Purchase Agreement. We entered into an agreement with PAL Stock Acquiror, William E. Scanlon, as Trustee of the William E. Scanlon Living Trust Utd 7/29/05, and Sierra, pursuant to which PAL Stock Acquiror agreed to purchase all of the equity interests of Sierra.

•        Sierra Merger Agreement. We entered into a merger agreement with WCL Merger Sub, Inc., a Nevada corporation and wholly owned Subsidiary of Purchaser (“WCL Sub”), William E. Scanlon as Trustee of the William E. Scanlon Living Trust Utd 7/29/05, and West Coast Leasing Company, Inc., a Nevada corporation (“West Coast”), pursuant to which we agreed to issue certain shares of our common stock in exchange for the merger of WCL Sub with and into West Coast, with West Coast surviving the merger as our wholly owned subsidiary.

•        Tribeca Stock Purchase Agreement. We entered into a purchase agreement with PAL Stock Acquiror, Leonel Munoz, Ramon Munoz, and Tribeca, pursuant to which PAL Stock Acquiror agreed to purchase all of the equity interests of Tribeca.

•        Tribeca Contribution Agreement. We entered into a contribution agreement with Leonel Munoz, Ramon Munoz, and Tribeca Truck Leasing LLC, a New Jersey limited liability company (“TTL”), pursuant to which we agreed to issue certain shares of our common stock in exchange for the contribution to us of all of the equity interests of TTL.

Consideration to be Paid in the Combinations

The consideration payable in the Combinations consists of cash and shares of our common stock. The aggregate cash consideration payable in the Combinations (including certain amounts payable as bonuses to certain key employees and certain amounts payable to reimburse certain Founding Companies for pre-closing capital expenditures) will be approximately $180.4 million (subject to the adjustments discussed below), and the aggregate stock consideration payable in the Combinations will be 6,978,191 shares of our common stock (provided, that 541,866 of these shares of common stock will be held back and will not be issued at the closing of the Combinations to satisfy the indemnification obligations of certain of the Founding Companies for a period of 12 months following the closing of this offering) (based on the assumed initial public offering price of $15.00 per share).

Stock Consideration Adjustments.    The stock consideration payable in certain of the Combinations transactions will vary depending on public offering price in this offering. For all but one of the Founding Companies, the stock consideration will be reduced by the transaction expenses of such Founding Company. One of the Founding Company’s stock consideration will be reduced by such Founding Company’s indebtedness as of closing, to the extent it is above the target indebtedness set for such Founding Company. In no event will the aggregate number of shares of our common stock issuable in the Combinations be less than 6,618,115 shares or more than 7,476,627 shares.

Cash Consideration Adjustments.    For each Founding Company, the cash component of the consideration will be (i) reduced by the Founding Company’s indebtedness as of closing, to the extent it is above the target indebtedness set for such Founding Company, and (ii) reduced by the transaction expenses of such Founding Company. For all but two of the Founding Companies, the cash component of the consideration will be additionally decreased by the Founding Company’s net cash as of closing, to the extent it is below the target cash set for such Founding Company.

In addition to these adjustments, certain of the Combination Agreements include provisions for escrows, holdbacks and/or earnouts. See “Earnouts” and “Indemnification.”

Consideration Summary.    The following table sets out the total amount of cash and number of shares of common stock to be paid to the shareholders and equity interest holders of the five Founding Companies. The cash and stock consideration payable at closing are each allocated in the following table between the amount payable as the base combination consideration and additional amounts payable as contingent consideration. In addition, the cash component of the consideration is subject to adjustment based on various factors (see “— Cash Consideration Adjustments”).

	Cash Combination Consideration			Stock Combination Consideration
Founding Company	Base	Additional	Total	Base(1)		Additional	Total
Delta	$32,138,965	—	$32,138,965	2,192,597		—	2,192,597
Deluxe	38,829,131	(2)	38,829,131	1,393,866		(2)	1,393,866
Proficient Transport	79,727,833	—	79,727,833	1,771,729		—	1,771,729
Sierra	18,700,000	—	18,700,000	1,020,000		—	1,020,000
Tribeca	11,000,000	—	11,000,000	599,999		—	599,999
Total	$180,395,929	—	$180,395,929	6,978,191	(3)	—	6,978,191	(3)

____________

(1)      Based on an assumed initial public offering price of $15.00 per share. The stock consideration payable in certain of the Combinations transactions will vary depending on the initial public offering price in this offering but the aggregate number of shares of our common stock issuable in the Combinations will in no event be less than 6,618,115 shares nor more than 7,476,627 shares, in each case, inclusive of the held back shares described in footnote 3 below.

(2)      The Combination Agreement with Deluxe Auto contains an earn-out provision (see “— Cash Consideration Adjustments”).

(3)      Includes 541,866 shares of common stock that will be held back and will not be issued at the closing of the Combinations to satisfy the indemnification obligations of certain of the Founding Companies for a period of 12 months following the closing of this offering.

Earnouts.    The Combination Agreement with Deluxe Auto contains an earn-out provision which provides that we will make earn-out payments, fifty percent (50%) in cash and fifty percent (50%) in shares of our common stock, to Deluxe Auto under certain terms and conditions related to Deluxe Auto’s EBITDA for the period commencing on January 1, 2024 and ending on December 31, 2024.

Summary of the Terms of the Combination Agreements

Timing of Closing.    We will close the Combinations transactions concurrently with the consummation of this offering. The closing of each of the Combinations transactions is a condition to the closing of the other Combinations transactions.

Representations and Warranties.    Each Combination Agreement contains a number of representations and warranties made, on the one hand, by Proficient and, in some cases, by a subsidiary acquiror of Proficient, and, on the other hand, by the shareholders or equity interest holders of the applicable Founding Company. These representations and warranties were made as of the date of the respective Combination Agreements, and will also be made as of the closing date, and may be qualified by reference to knowledge, materiality or schedules to the applicable Combination Agreement disclosing exceptions to the representations and warranties. The content of the representations and warranties reflects the results of arm’s length negotiations between the parties regarding their contractual rights. The descriptions of the provisions below are made for the purpose of describing the terms of the Combination Agreements and not as an affirmation of the accuracy of such representations and warranties.

Each party made representations to the other, including, among others, representations concerning due organization, authority, enforceability, capital stock, non-contravention and legal proceedings.

The shareholders or equity interest holders of the Founding Companies made additional representations, including, among others, representations concerning title to assets, real property, equipment, intellectual property, computer hardware and software, accounts receivable, contracts, permits, undisclosed liabilities, taxes, employee benefit plans, compliance with ERISA, insurance, absence of changes, environmental matters, organized labor matters and certain business practices.

Indemnification.    The shareholders or equity interest holders of each Founding Company have generally agreed to indemnify Proficient, and Proficient has generally agreed to indemnify the shareholders or equity interest holders of each Founding Company, from losses relating to an inaccuracy or a breach by the indemnifying party of its representations, warranties or covenants contained in the respective Combination Agreement, or the breach of or failure to perform any of its obligations relating to certain tax matters.

Losses relating to an inaccuracy in or an ordinary breach of a representation or warranty generally are covered if asserted within 12 to 24 months, depending on the Combination Agreement, following the closing date of the Combination; provided, that, in most Combination Agreements, indemnification claims relating to inaccuracies in or breaches of certain fundamental representations may be asserted up until 30 or 60 days following the expiration of the applicable statute of limitations, except for the Combination Agreement with Proficient Transport where breaches of such fundamental representations may be asserted for five (5) years following the closing date of the Combinations.

Certain of the Combination Agreements provide for an escrow account to be held for a period of 12 to 18 months, depending on the Combination Agreement, for purposes of securing the Founding Company’s indemnity obligations. The other Combination Agreements provide for a holdback of the consideration for the Combinations (in cash or stock, as applicable) to be held for a period of 12 to 18 months, depending on the Combination Agreement for purposes of securing the Founding Company’s indemnity obligations.

The obligation of the shareholders or equity interest holders of the Founding Companies depends on the type of breach. Generally, liability for inaccuracies in or breaches of ordinary representations are capped at the holdback or escrow amount, as applicable. Liability for breaches of fundamental representations and warranties and tax representations and warranties is generally capped at the total consideration in the particular Combination Agreement. There is no limit on liability in the case of fraud, as it may be defined in each particular Combination Agreement. In the context of breaches of ordinary representations and warranties, we will not be entitled to indemnification from the shareholders or equity interest holders of any Founding Company unless the aggregate amount we are entitled to by the shareholders of that Founding Company exceeds 0.5% or 1%, depending on the Combination Agreement, of the applicable purchase price (the “Basket” or “Deductible,” as applicable). This threshold does not apply to any loss we incur relating to breaches or inaccuracies in the fundamental representations, fraud in connection with the making of such representations and warranties, covenants, in some Combinations also to certain tax claims and in some Combinations certain specific indemnities for known issues identified during due diligence. We will not be required to indemnify any of the shareholders of any Founding Company for inaccuracies in or breaches of our ordinary representations and warranties, unless their aggregate amount of losses exceeds the Basket or Deductible. The Basket or Deductible does not apply to any breaches of our fundamental representations or breaches of covenants.

Agreement Not to Compete or Solicit.    In the Combination Agreements, each of the shareholders or equity interest holders of the Founding Companies agree to not compete with us or solicit our employees for five (5) years after the closing of the Combinations.

Closing Conditions.    The obligations of Proficient and the shareholders or equity interest holders of each Founding Company to complete a particular combination are subject to the satisfaction or waiver of conditions, including, among others:

•        Conditions to all parties’ duty to complete the Combinations:

•        the absence of any governmental authority order preventing, enjoining, or making illegal the Combinations or any law deemed applicable to the Combinations which would make them illegal;

•        the registration statement of which this prospectus is a part being declared effective;

•        this offering’s share price reaching a minimum amount;

•        the closing of all other Combinations;

•        the accuracy, in all material respects, as of the closing date, of the representations and warranties made by the other parties in the Combination Agreement, except for (i) two Combination Agreements where any inaccuracy (as long as it is not actual fraud, as defined therein) must have a material adverse effect (as defined therein), and (ii) in one Combination Agreement, the representations and warranties should be accurate as of the closing date, and other than each of the fundamental representations which should be accurate as of the closing date, other than de minimis inaccuracies; and

•        the other parties’ execution and delivery of all of the documents and instruments that they are required to execute and deliver or enter into prior to or at closing, and performance, compliance with or satisfaction in all material respects of the other covenants and agreements under the Combination Agreement that they are required to perform, comply with at or prior to closing.

•        Conditions to Proficient’s duty to complete the combination:

•        no actual or threatened suit, action or other proceeding that challenges or seeks damages or other relief in connection with the sale or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Combinations;

•        each Founding Company shall not have sustained a material adverse change;

•        each Founding Company has provided the required consents according to the Combination Agreements;

•        where applicable, any and all liens of the Founding Company were terminated and released;

•        where applicable, the employment agreements signed by personal of the Founding Company shall have not been rescinded and shall be in full force and effect; and

•        this offering’s pricing and terms being approved by Proficient.

Termination of the Combination Agreements.    Each Combination Agreement may be terminated, under certain circumstances, prior to the closing of this offering, including:

•        by the mutual written agreement of Proficient and the shareholders (or equity interest holders) of the Founding Company;

•        by either Proficient or the shareholders (or equity interest holders) of the Founding Company if this offering and the Combinations with the Founding Company have not closed by May 31, 2024, subject to certain exceptions (the “Outside Date”);

•        by either Proficient or the shareholders (or equity interest holders) of the Founding Company if the other party fails to satisfy any closing condition by the Outside Date, or the satisfaction of any closing condition becomes impossible; or

•        by either Proficient or the shareholders (or equity interest holders) of the Founding Company if a breach or default by the other party in the performance of any of its material obligations under the Combination Agreement occurs and is not cured within a certain time frame.

One Combination Agreement allows for termination if all underwriters withdraw from this offering. No Combination Agreement provides for a termination fee for the benefit of any party thereto if such Combination Agreement is terminated by any party. There can be no assurance that the conditions to the closing of the Combinations will be satisfied or waived or that the Combination Agreements will not be terminated prior to the closing. However, if the Combinations are not completed, this offering will not be completed.

Lock-Up Agreement.    The shareholders or equity holders of each Founding Company have entered into Lock-Up Agreements to become effective as of the closing of the Combinations restricting such shareholders’ or equity holders’ ability to transfer the shares of our common stock they receive under the applicable Combination Agreement, subject to certain exceptions. These restrictions will cease to apply to one quarter of the shares on each of the nine-month, twelve-month, fifteen-month and eighteen-month anniversaries of the closing of the Combinations.

Registration Rights.    At the closing of Combinations, Proficient and the shareholders and equity holders of each Founding Company will enter into registration rights agreements which provide certain demand and piggyback registration rights to such shareholders. Holders holding not less than $50,000,000 of our shares, based on the closing price of our common stock on the date prior to their written demand, may demand that we register all or part of their shares. In such case, we must provide notice of the registration to the Founding Companies’ shareholders, and they may request to register all or part of their shares. If, at any time after this offering, we propose to register any shares of our common stock, and the registration form to be used may be used for the registration of any shares of our common stock received in connection with the Combinations, we must provide notice of the registration to the Founding Companies’ shareholders. In either instance, the Founding Companies’ shareholders will be entitled to include the shares they received in connection with the Combinations in the registration unless we (or the underwriters, if the offering is an underwritten offering) determine that including in the registration the number of shares that the Founding Companies’ shareholders have requested will adversely affect the contemplated offering. If such determination is made, the number of such shares to be included in the registration will be reduced pro rata. See “Description of Capital Stock of Proficient — Authorized and Outstanding Capital Stock — Registration Rights Agreements.”

Related Party Consideration in Connection with the Combinations

Individuals who are or will become our executive officers, directors, 5% stockholders or other related persons will receive the following consideration from the Combinations for their interests in their respective Founding Company.

	Combinations Consideration
Related Person	Cash (before adjustments)	Stock
Randy Beggs(1)	$5,494,498.67	133,333
John Skiadas	28,355,465.00	1,927,610	(2)
Total(2)	$33,849,963.67	2,060,943

____________

(1)      Randy Beggs will become a director and our President and Chief Operating Officer upon the closing of this offering. Randy Beggs will receive the cash indicated above as compensation.

(2)      This number is exclusive of 208,866 shares of our common stock that will be held back to support the indemnification obligations under the Combination Agreement with Delta.

Related Party Employment Agreements

Following the closing of this offering and the Combinations, we will enter into employment agreements and pay salaries to certain related parties. We will enter into an employment agreement with Randy Beggs, paying him a salary in the amount of $500,000 for his position as our President and Chief Operating Officer. Randy Beggs is currently the President and Chief Executive Officer of Proficient Transport. We will enter into an employment agreement with John Skiadas, paying him a salary in the amount of $250,000 for his position as President of Delta, reporting to our Chief Executive Officer. John Skiadas is the sole shareholder of Delta.

Directed Share Program

At our request, the DSP Underwriter has reserved for sale, at the initial public offering price, up to 5% of the shares of our common stock offered hereby for officers, directors, employees and certain related persons. Any directed shares not purchased will be offered by the DSP Underwriter to the general public on the same basis as all other shares offered by this prospectus. We have agreed to indemnify the DSP Underwriter against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. See “Underwriting — Directed Share Program.”

Policies and Procedures for Transactions with Related Persons

We intend to adopt a written related-person transactions policy prior to the completion of this offering that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120,000 in which we are participant and in which a “related-person” has a material interest. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a beneficial owner of more than 5% of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In evaluating related-person transactions, our audit committee or another independent body of our Board considers the relevant available facts and circumstances, including, but not limited to:

•        the risks, costs and benefits to us;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock as of March 31, 2024 by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•        each of our directors;

•        each of our of named executive officers; and

•        all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership before the offering is based on 2,939,130 shares of Proficient common stock outstanding as of March 31, 2024.

Applicable percentage ownership after the offering is based on shares of our common stock outstanding immediately after the closing of this offering (assuming no exercise of the underwriters’ option to purchase additional shares).

The following table does not reflect any shares of common stock that may be purchased pursuant to our directed share program described under “Underwriting — Directed Share Program.” If any shares are purchased by our existing principal stockholders, directors or their affiliated entities, the number and percentage of share of our common stock beneficially owned by them after this offering will differ from those set forth in the following table.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned Following this Offering
	Common Stock		Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
Ross Berner(1)	1,285,965	43.75%	1,285,965	5.34%
Mark McKinney(2)	1,285,965	43.75%	1,285,965	5.34%
Richard O’Dell(3)	95,625	3.25%	499,802	2.07%
Randy Beggs	—	—	133,333	0.55%
Brad Wright	—	—	—	—
Charles A. Alutto	38,250	1.30%	38,250	0.16%
Douglas L. Col	19,125	0.65%	19,125	0.08%
James B. Gattoni	—	—	—	—
Steven F. Lux(4)	—	—	602,291	2.50%
John F. Schraudenbach	—	—	—	—
John Skiadas(5)	—	—	1,927,597	7.99%
All directors and executive officers as a group (11 persons)	2,724,930	92.7%	5,792,328	24.02%

____________

(1)      Includes 64,298 shares of our common stock owned by a family member of Mr. Berner and over which Mr. Berner has voting and dispositive control.

(2)      Includes 907,368 shares of our common stock owned by family members of Mr. McKinney and over which Mr. McKinney has voting and dispositive control.

(3)      Includes 404,177 restricted shares of common stock or restricted stock units being awarded to Mr. O’Dell in connection with this offering that will vest immediately upon grant. See “Executive Compensation — Employment Agreements.” Mr. O’Dell has indicated an interest in purchasing up to an aggregate of approximately $3.0 million of shares of our common stock in this offering at the initial public offering price. Assuming an initial public offering price of $15.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, Mr. O’Dell would purchase 200,000 shares of our common stock if he purchases the maximum number of shares of our common stock that he has indicated an interest in purchasing. If Mr. O’Dell purchases all 200,000 shares, he would beneficially own 699,802 shares of our common stock, representing ownership of 2.90% of our outstanding common stock following the consummation of this offering.

(4)      Consists of 602,291 shares of our common stock owned by BOCF, LLC of which Mr. Lux is an investor.

(5)      Includes 1,627,663 shares of our common stock owned by Woolacott, Inc. over which Mr. Skiadas has voting and dispositive control.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation, which will become effective immediately prior to the closing of this offering, and the amended and restated bylaws, which will become effective upon the closing of this offering. These descriptions are qualified in their entirety by reference to the amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will be in effect on the closing of this offering.

General

Upon completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock will be undesignated.

As of May 6, 2024, 2,939,130 shares of our common stock were outstanding and held by 22 holders of record.

Common Stock

Our amended and restated certificate of incorporation will authorize the issuance of up to 200,000,000 shares of our common stock. All outstanding shares of our common stock are validly issued, fully paid and nonassessable, and the shares of our common stock to be issued in connection with this offering will be validly issued, fully paid and nonassessable.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The affirmative vote of holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of common stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified Board, the size of our Board, removal of directors, director liability, vacancies on our Board, special meetings, stockholder notices, actions by written consent and exclusive forum.

Economic Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, all shares of our common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, including those described below.

Dividends.    Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after the offering or in the foreseeable future.

Liquidation Rights.    In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

No Preemptive or Similar Rights

Holders of our common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the right of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Non-Assessable

In connection with this offering, our legal counsel will opine that the shares of our common stock to be issued under this offering will be fully paid and non-assessable.

Preferred Stock

Our Board is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to 10,000,000 shares of preferred stock, in one or more series, each series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as our Board determines.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the Board determines the specific rights attached to that preferred stock.

We have no present plans to issue any shares of preferred stock following completion of this offering.

Registration Rights

Upon the closing of this offering and subject to the lock-up agreements entered into in connection with this offering and federal securities laws, certain holders of shares of our common stock will initially be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our amended and restated investors’ rights agreement and are described in additional detail below. The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions, stock transfer taxes and certain costs related to disbursement of counsel for holders of these registrable securities of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions and limitations, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire upon the earlier to occur of (i) five years after the closing of this offering, and (ii) with respect to any holder, (1) when such holder of registrable securities (together with its affiliates) holds less than 1% of our outstanding capital stock, and (2) when Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares, without limitation, during a three-month period.

Demand Registration Rights

Upon the closing of this offering, holders of an aggregate of shares of our registrable securities will be entitled to certain demand registration rights. At any time beginning 180 days after the closing of this offering, the holders of at least $50 million of these shares then outstanding may request that we register all or a portion of their shares. Such request for registration must describe the amount of type of securities to be included and the intended method of distribution.

Piggyback Registration Rights

Upon the closing of this offering, the holders of an aggregate of shares of our registrable securities will be entitled to certain piggyback registration rights. After this offering, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. The necessary percentage of holders waived their rights to notice of this offering and to include any registrable securities that they hold in this offering.

Form S-3 Registration Rights

Upon the closing of this offering, holders of an aggregate 5,758,963 of shares of registrable securities will be entitled to certain Form S-3 registration rights. Holders of shares then outstanding can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate offering size to the public is $50 million; provided, however, that we shall not be obligated to effect such request though an underwritten offering. We will not be required to effect (i) if a Form S-3 is not available for such offering or (ii) the holders of the shares, together with holders of any other equity entitled to inclusion in such registration, propose to sell at any aggregate price to the public of less than $50 million.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•        before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•        any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

•        any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation or of any direct or indirect majority-owned subsidiary involving the interested stockholder (in one transaction or a series of transactions);

•        subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;

•        any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or any such subsidiary beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or any direct or indirect majority-owned subsidiary.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws To Be in Effect Prior to the Closing of This Offering

Our amended and restated certificate of incorporation to be in effect immediately prior to the closing of this offering (our restated certificate) will provide for our Board to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of our common stock outstanding will be able to elect all of our directors. Our restated certificate and our amended and restated bylaws to be effective upon the completion of this offering (our restated bylaws) will also provide that directors may be removed by the stockholders only for cause upon the vote of 66-2/3% or more of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the Board, and vacancies and newly created directorships on the Board may, except as otherwise required by law or determined by the Board and subject to the rights of any series of then-outstanding preferred stock, only be filled by a majority vote of the directors then serving on the Board, even though less than a quorum.

Under our restated certificate and restated bylaws our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Our restated certificate and restated bylaws will also provide that all stockholder actions must be effected at a duly called meeting of stockholders and will eliminate the right of stockholders to act by written consent without a meeting. Our restated bylaws will also provide that only our Chairman of the Board, Chief Executive Officer or the Board pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our restated bylaws will also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and will specify requirements as to the form and content of a stockholder’s notice.

Our restated certificate and restated bylaws will provide that the stockholders cannot amend many of the provisions described above except by a vote of 66-2/3% or more of our outstanding common stock.

As described in the subsection titled “— Preferred Stock” above, our restated certificate will give our Board the authority, without further action by our stockholders, to issue up to shares of preferred stock in one or more series, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control.

The combination of these provisions will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•        any derivative action or proceeding brought on our behalf;

•        any action asserting a breach of fiduciary duty owed by any of our directors, officers, employees, agents or stockholders;

•        any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate, or our restated bylaws; or

•        any action asserting a claim against us that is governed by the internal affairs doctrine.

The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

While Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

Exchange Listing

Our common stock is currently not listed on any securities exchange. We have applied to have our common stock approved for listing on the Nasdaq Global Market under the symbol “PAL.”

Transfer Agent and Registrar

On the closing of this offering, the transfer agent and registrar for our common stock will be Continental Stock Transfer and Trust Company. The transfer agent’s address is 1 State Street, 30th floor, New York, NY 10004, and its telephone number is (917) 262-2373.

SHARES ELIGIBLE FOR FUTURE SALE

Before the closing of this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital. Although we have applied to have our common stock approved for listing on the Nasdaq Global Market, we cannot assure you that there will be an active public market for our common stock.

Upon the completion of the Combinations and this offering and based upon 2,939,130 shares outstanding as of December 31, 2023, we will have outstanding an aggregate of 24,112,965 shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares. Of these shares, all of the common stock sold in this offering, as well as any shares sold upon the exercise of the underwriters’ option to purchase additional shares of common stock, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below.

The remaining 9,779,632 shares of common stock will be “restricted securities,” as that term is defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the lock-up agreements described below and the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

•        1% of the number of shares of common stock then outstanding, which will equal approximately 241,000 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us; or

•        the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 of the Securities Act (“Rule 701”) generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, as amended, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the lock-up agreements described below.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our common stock that are issuable or reserved for issuance under our equity incentive plan. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any agreements described below, and Rule 144 limitations applicable to affiliates.

Lock-Up Arrangements

We, and all of our directors, officers and the holders of substantially all of our common stock and securities exercisable for or convertible into our common stock, have agreed with the underwriters that, until 180 days after this offering, we and they will not, subject to certain exceptions, without the prior written consent of the representatives of the underwriters, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any of our shares of common stock, or any securities convertible into or exercisable or exchangeable for shares of our common stock, or enter into any hedging, swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the securities, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise. These agreements are described in more detail in the section titled “Underwriters.” The representatives of the underwriters may, in their sole discretion, release any of the securities subject to these lock-up agreements at any time.

In addition to the restrictions contained in the lock-up agreements described above, we will enter into agreements with certain of our security holders, that contain market stand-off provisions or incorporate market stand-off provisions from our equity incentive plan imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus.

Registration Rights

Upon the closing of this offering, the holders of shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of their shares under the Securities Act, subject to the terms of the lock-up agreements described under the section titled “— Lock-Up Arrangements” above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of the registration. Any sales of securities by these stockholders could adversely affect the trading price of our common stock. See the sub-section titled “Description of Capital Stock — Registration Rights” for additional information.

Directed Share Program

At our request, the DSP Underwriter has reserved for sale, at the initial public offering price, up to 5% of the shares of our common stock offered hereby for officers, directors, employees and certain related persons. Shares purchased through the directed share program will not be subject to lockup restrictions with the underwriters, except in the case of shares purchased by any of our directors or executive officers. See “Underwriting — Directed Share Program.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, any alternative minimum tax or the special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a non-U.S. holder in light of such non-U.S. holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including:

•        certain former citizens or long-term residents of the United States;

•        partnerships or other entities or arrangements treated as partnerships, pass-throughs, or disregarded entities for U.S. federal income tax purposes (and investors therein);

•        “controlled foreign corporations”;

•        “passive foreign investment companies”;

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•        tax-exempt organizations and governmental organizations;

•        tax-qualified retirement plans;

•        persons who received our common stock as compensation;

•        qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        persons that own or have owned, actually or constructively, more than 5% of our common stock;

•        persons who have elected to mark securities to market; and

•        persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY OTHER U.S. FEDERAL TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying, in the foreseeable future, any dividends on our common stock. However, if we distribute cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s tax basis in our common stock, but not below zero. Any amount distributed in excess of basis will be treated as gain realized on the sale or other taxable disposition of our common stock and will be treated as described in the subsection titled “— Gain on Disposition of Our Common Stock” below.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent with a valid IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and if required by an applicable tax treaty, are attributable to such holder’s permanent establishment or fixed base in the United States), the non-U.S. holder generally will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder generally must furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other taxable disposition of our common stock, unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•        our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale or other taxable disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market during the calendar year in which the sale or other taxable disposition occurs.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected gain for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock which may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we are not currently, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. Because determining whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our other trade or business assets and our foreign real property interests, there can be no assurance we are not and will not in the future become a USRPHC. If we are or become a USRPHC during the period described in the third bullet point above and our common stock is not regularly traded on an established securities market as discussed in the third bullet point above, gain arising from the sale or other taxable disposition of our common stock by a non-U.S. holder will generally be subject to U.S. federal income tax in the same manner as effectively connected gain described in the first bullet point above, except that the branch profits tax generally will not apply.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a sale or other taxable disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met, and if the payor does not have actual knowledge, or reason to know, that the holder is a United States person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Payment to Certain Foreign Accounts or Entities

Sections 1471 through 1474 of the Code (commonly referred to as FATCA), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under the Code) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain specified “United States persons” or “United States owned foreign entities” (each as defined in the Code) (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption otherwise applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a “non-financial foreign entity” (as defined under the Code) unless such entity provides the withholding agent a certification that it does not have any “substantial United States owners” (as defined in the Code), furnishes identifying information regarding each substantial United States owner or an exemption otherwise applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

FATCA currently applies to dividends paid on our common stock and subject to the proposed Treasury Regulations described below, also applies to payments of gross proceeds from the sale or other disposition of our common stock. The U.S. Treasury Department has released proposed Treasury Regulations under FATCA, which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to gross proceeds of a sale or other disposition of our common stock. Pursuant to these proposed Treasury Regulations, we and any withholding agent, may rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

UNDERWRITING

Stifel, Nicolaus & Company, Incorporated, Raymond James & Associates, Inc. and William Blair & Company, L.L.C. are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of common stock shown opposite their respective names below:

Name	Number of Shares
Stifel, Nicolaus & Company, Incorporated
Raymond James & Associates, Inc.
William Blair & Company, L.L.C.
Total:	14,333,333

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased. The underwriters have reserved the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares of Common Stock

We have granted the underwriters a 30-day option to purchase up to 2,149,999 additional shares of common stock from us at the initial public offering price, less the underwriting discount and commissions, as set forth on the cover page of this prospectus. If the underwriters exercise their option in whole or in part, each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Determination of Offering Price

Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined through negotiations between us and the representatives. In addition to prevailing conditions in the equity securities markets, including market valuations of publicly traded companies considered comparable to our company, the factors considered in determining the initial public offering price included:

•        our results of operations;

•        our current financial condition;

•        our future prospects;

•        our management;

•        the economic conditions in and future prospects for the industry in which we compete; and

•        other factors we and the representatives deem relevant.

We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial public offering price.

Commissions and Discounts

The underwriters will offer the shares directly to the public at the initial public offering price set forth on the cover page of this prospectus, and at this price less a concession not in excess of $             per share of common stock to other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $             per share of common stock to certain brokers and dealers. Our shares of common stock will be offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters and the proceeds, before expenses, payable to us:

	No Exercise	Full Exercise
Per Share
Total

We estimate that our total expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $4.8 million. We have also agreed to reimburse the underwriters up to $30,000 for certain of their fees and expenses relating to the offering.

Indemnification of Underwriters

We will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities. We have also agreed to indemnify the underwriters for losses if the shares (other than those purchased pursuant to the underwriters’ option to purchase additional shares) are not delivered to the underwriters’ accounts on the initial settlement date.

No Sales of Similar Securities

We, our directors, executive officers and holders of a substantial majority of all of our capital stock and securities convertible into our capital stock (each such person, a “lock-up party”) have entered into lock-up agreements with the representatives prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 180 days after the date of this prospectus, may not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or, in the case of the Company, file with the SEC a registration statement under the Securities Act relating to, any common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock. These restrictions shall also apply to any common stock received upon exercise of options granted to or warrants owned by each of the persons or entities described in the immediately preceding sentence.

In the case of the Company, the restrictions described in the paragraph above do not apply, subject in certain cases to various conditions, to:

(1)    the shares of common stock to be sold in this offering;

(2)    the issuance of options to acquire shares of common stock granted pursuant to the Company’s benefit plans existing described in this prospectus, as such plans may be amended;

(3)    the issuance of shares of common stock upon the exercise of any such options;

(4)    the filing of one or more registration statements on Form S-8 providing for resales of securities registered thereunder; or

(5)    the filing of a registration statement on Form S-1 with respect to securities of the Company owned by certain shareholders, officers or directors of the Company.

For the avoidance of doubt, the filing of any registration statement pursuant to clause (4) or (5) described above will be without prejudice to the transfer limitations applicable to any lock-up party, which shall continue in full force and effect in accordance with the terms of the lock-up agreements.

In the case of directors, executive officers and other shareholders, the restrictions described in the paragraph above do not apply, subject in certain cases to various conditions, to transfers:

(i)     provided that each resulting transferee of shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock executes and delivers to the representatives an agreement satisfactory to the representatives:

a.      as a bona fide gift or gifts;

b.      to any trust or other entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party; or

c.      if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity and (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party or (2) distributes shares of common stock or any security convertible into or exchangeable or exercisable for any shares of common stock to limited partners, limited liability company members or stockholders of the lock-up party, or to any investment fund or other entity that controls or manages the lock-up party;

(ii)    via transfer by testate succession or intestate succession;

(iii)   in connection with the grant and maintenance of a bona fide lien, security interest, pledge, hypothecation or other similar encumbrance of common stock by the lock-up party to a recognized financial institution in connection with a loan to the lock-up party;

(iv)   if the lock-up party is an employee of the Company and transfers to the Company upon death, disability or termination of employment of such employee; or

(v)    pursuant to an order of a court or regulatory agency,

provided that in the case of any transfer or distribution pursuant to clauses (i) through (iii) above, that no filing by the lock-up party or any other person under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution during the 180 days period after the date of this prospectus.

The representatives may release any of the securities subject to these lock-up agreements which, in the case of officers and directors, shall be with notice.

Listing

We have applied to list our common stock on the Nasdaq Global Market under the symbol “PAL.”

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

Short Sales

Short sales involve the sales by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of our common stock available for purchase in the open market as compared to the price at which they may purchase the shares through their option.

Naked short sales are any short sales in excess of such option to purchase additional shares of common stock. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing Transactions

The underwriters may make bids for or purchases of shares of our common stock for the purpose of pegging, fixing or maintaining the price of our common stock, so long as stabilizing bids do not exceed a specified maximum.

Penalty Bids

If the underwriters purchase shares of our common stock in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of our common stock to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

The transactions above may occur on The Nasdaq Stock Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. If such transactions are commenced, they may be discontinued without notice at any time.

Discretionary Sales

The underwriters have informed us that they do not expect to confirm sales of the shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments, including bank loans, for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Directed Share Program

At our request, the DSP Underwriter has reserved for sale, at the initial public offering price, up to 5% of the shares to be sold in this offering to our officers, directors, employees and certain related persons. The DSP Underwriter will receive the same underwriting discount on any shares purchased pursuant to this program as they will on any other shares sold to the public in this offering. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any directed shares not purchased will be offered by the DSP Underwriter to the general public on the same basis as all other shares offered by this prospectus. Shares purchased through the directed share program will not be subject to lockup restrictions with the underwriters, except in the case of shares purchased by any of our directors or executive officers. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to the shares of common stock sold pursuant to the directed share program.

Our Chief Executive Officer nominee, Richard O’Dell, has indicated an interest in purchasing up to an aggregate of approximately $3 million of shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may determine to sell more, less or no securities in this offering to Mr. O’Dell, and Mr. O’Dell may determine to purchase more, less or no securities in this offering.

Disclaimers About Non-U.S. Jurisdictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the EU Prospectus Regulation:

(a)     to any legal entity which is a “qualified investor” as defined under the EU Prospectus Regulation;

(b)     to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of shares of our common stock shall result in a requirement for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the representatives and the Company that it is a qualified investor within the meaning of Article 2 of the EU Prospectus Regulation.

In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 1(4) of the EU Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our common stock to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the representatives of such fact in writing may, with the prior consent of the representatives. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire shares of our common stock in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

An offer to the public of any shares of our common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares of our common stock may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)     to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer;

(c)     in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of shares of our common stock shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the representatives and the Company that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our common stock to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire shares of our common stock in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock.

This Prospectus is only being distributed to and is only directed at: (A) persons who are outside the United Kingdom; or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares of our common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares of our common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus or any of its contents.

Notice to Prospective Investors in Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of our common stock being offered in this prospectus will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

The financial statements of Proficient Auto Logistics, Inc. as of December 31, 2023 and for the period from inception to December 31, 2023 included in this prospectus and elsewhere in this Registration Statement have been so included in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Proficient Auto Transport, Inc. as of December 31, 2023, 2022 and 2021 and for the years then ended included in this prospectus and elsewhere in this Registration Statement have been so included in reliance on the report of Grant Thornton LLP, independent registered public accountants upon the authority of said firm as experts in accounting and auditing.

The financial statements of Delta Automotive Services, Inc. (which converted to Delta Automotive Services, LLC in an F-reorganization on April 29, 2024), doing business as Delta Auto Transport, Inc. as of December 31, 2023, 2022 and 2021 and for the years then ended included in this prospectus have been so included in reliance on the report of BKC, CPAs, PC, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Deluxe Auto Carriers, Inc. as of December 31, 2023, 2022 and 2021 and for the years then ended included in this prospectus have been so included in reliance on the report of Ramirez Jimenez International CPAs, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Sierra Mountain Group, Inc. as of December 31, 2023, 2022 and 2021 and for the years then ended included in this prospectus have been so included in reliance on the report of Campbell Taylor Washburn, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Tribeca Automotive Inc. as of December 31, 2023, 2022 and 2021 and for the years then ended included in this prospectus have been so included in reliance on the report of BKC, CPAs, PC, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

We also maintain a website at www.proficientautologistics.com which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

INDEX TO FINANCIAL STATEMENTS

PROFICIENT AUTO LOGISTICS, INC.

PROFICIENT AUTO LOGISTICS, INC.

PROFICIENT AUTO TRANSPORT, INC.

Delta automotive services, inc. AND AFFILIATES

DELUXE AUTO CARRIERS, INC.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE

Tribeca Automotive Inc. AND AFFILIATE

PROFICIENT AUTO LOGISTICS, INC.
UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION

Introduction

The following unaudited combined pro forma balance sheet as of December 31, 2023, and the combined pro forma statement of comprehensive income for the year ended December 31, 2023 (collectively, the “pro forma financial statements”) present the combined financial information of Proficient Auto Logistics, Inc. (the “Company”), Proficient Auto Transport, Inc., Delta Automobile Services, Inc., Deluxe Auto Carriers, Inc., Sierra Mountain Express, Inc., and Tribeca Automotive Inc. after giving effect to the Combinations, proceeds from the offering, and related adjustments described in the accompanying notes.

The Company was formed in June 2023 to become a leading national provider of motor vehicle auto transport services. The Company believes that opportunities exist for successful consolidation of auto transport service providers given the fragmented nature of these markets and the potential to achieve operating efficiencies, to share effective service capabilities of acquired operations and to pursue synergies that arise from integrating the distinct capabilities of various businesses within a single entity. The Company has entered into definitive agreements to acquire five auto transport service companies (the “Founding Companies”) described below.

Proficient Auto Transport, Inc. (“Proficient”) was founded in 1993. Proficient’s primary business is transporting vehicles for automobile manufacturers to their dealers from the manufacturing site, marine port or rail hub, but it also derives a non-insignificant portion of its revenue from delivering used cars from and to auction companies, leasing companies, automobile dealers, manufacturers and individuals, primarily in the South, Southeast and East Coast of the United States.

Delta Automobile Services, Inc., doing business as Delta Auto Transport (“Delta”), was founded in 1999. Delta’s main business is transporting vehicles for automobile manufacturers to their dealers from the manufacturing site, marine port or rail hub, but it also derives a non-insignificant portion of its revenue from delivering used cars from and to auction companies, leasing companies, automobile dealers, manufacturers and individuals, primarily in the Southeast and East Coast of the United States.

Deluxe Auto Carriers, Inc. (“Deluxe”) was founded in 2004. Deluxe’s primary business is transporting vehicles for automobile manufacturers to their dealers from the manufacturing site, marine port or rail hub, but it also derives a non-insignificant portion of its revenue from delivering used cars from and to auction companies, leasing companies, automobile dealers, manufacturers and individuals, primarily in the West Coast and South of the United States.

Sierra Mountain Express, Inc. (“Sierra Mountain”) was founded in 1988. Sierra Mountain’s primary business is transporting vehicles for automobile manufacturers to their dealers from the manufacturing site, marine port or rail hub, but it also derives a non-insignificant portion of its revenue from delivering used cars from and to auction companies, leasing companies, automobile dealers, manufacturers and individuals, primarily in the West Coast and the Midwest of the United States.

Tribeca Automotive Inc. (“Tribeca”) was founded in 2010. Tribeca’s primary business is transporting vehicles for automobile manufacturers to their dealers from the manufacturing site, marine port or rail hub, but it also derives a non-insignificant portion of its revenue from delivering used cars from and to auction companies, leasing companies, automobile dealers, manufacturers and individuals, primarily in the East Coast and Southeast of the United States.

The unaudited combined pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited combined pro forma statement of comprehensive income for the year ended December 31, 2023 gives pro forma effect to the Combinations as if they had occurred on January 1, 2023. The unaudited combined pro forma balance sheet as of December 31, 2023 gives pro forma effect to the Combinations as if they were completed on December 31, 2023.

The unaudited combined pro forma financial statements are based on and should be read in conjunction with the following:

•        The accompanying notes to the unaudited combined pro forma financial statements.

•        Proficient Auto Transport, Inc.’s audited consolidated balance sheets and consolidated statements of comprehensive income as of and for the year ended December 31, 2023, and the related notes to the consolidated financial statements, contained in the registration statement;

•        Delta Automobile Services, Inc.’s audited schedule of combining balance sheets and schedules of combining income (loss) as of and for the year ended December 31, 2023, and the related notes to the combined financial statements, contained in the registration statement;

•        Deluxe Auto Transport, Inc.’s audited balance sheets and statement of operations as of and for the year ended December 31, 2023, and the related notes to the financial statements, contained in the registration statement;

•        Sierra Mountain Express Inc.’s audited combined balance sheets and combined statement of operations as of and for the year ended December 31, 2023, and the related notes to the combined financial statements, contained in the registration statement;

•        Tribeca Automotive Inc. audited combined balance sheets and combined statement of operations as of and for the year ended December 31, 2023, and the related notes to the combined financial statements, contained in the registration statement; and

•        The sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the registration statement.

The unaudited combined pro forma financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Combinations occurred on the dates indicated. Further, the unaudited combined pro forma financial information may not be useful in predicting the future financial condition and results of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting and autonomous adjustments represent estimates based on information available as of the date of these unaudited combined pro forma financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of the Combinations

On December 21, 2023, Proficient Auto Logistics, Inc. entered into agreements to acquire in multiple, separate acquisitions five operating businesses and their respective affiliated entities, as applicable: (i) Delta, (ii) Deluxe, (iii) Sierra, (iv) Proficient Transport, and (v) Tribeca. The closing of the Combinations is expected to occur concurrently with the closing of this offering. The Founding Companies will be acquired for approximately $180.4 million in cash and 6,978,191 shares of our common stock (provided, that 541,866 of these shares of common stock will be held back and will not be issued at the closing of the Combinations to satisfy the indemnification obligations of certain of the Founding Companies for a period of 12 months following the closing of this offering), assuming an initial public offering price of $15.00 per share. The stock consideration payable in certain of the Combinations transactions will vary depending on the initial public offering price in this offering but the aggregate number of shares of our common stock issuable in the Combinations will in no event be less than 6,618,115 shares nor more than 7,476,627 shares, in each case, inclusive of the held back shares described above. A portion of the net proceeds from this offering will be used to pay the cash portion of the Combinations consideration payable to the equity holders of the Founding Companies. The Combinations will not close unless Proficient Auto Logistics, Inc. closes the acquisition of all of the Founding Companies. Furthermore, the closing of the Combinations and this offering are conditioned on the closing of each other.

The various Combination Agreements are briefly described below:

•        Delta Membership Interest Purchase Agreement. We entered into an agreement with PAL Stock Acquiror, Inc., a Delaware corporation and our wholly owned subsidiary (“PAL Stock Acquiror”), John Skiadas, Delta and, following its execution of a joinder, a newly formed Delaware corporation owned by John Skiadas (“Seller”). Under the agreement PAL Stock Acquiror agreed to purchase 54.22% of the membership interest of Delta, following its conversion to a limited liability company as part of pre-closing restructuring.

•        Delta Contribution Agreement. We entered into a contribution agreement with John Skiadas, Delta Auto Brokers, LLC, a New Jersey limited liability company (“DAB”), North East Fleet Services, Inc., a New Jersey corporation (“NEF”), Delta and, following its execution of a joinder agreement, Seller. Under the terms of the agreement, we agreed to issue certain shares of our common stock in exchange for DAB and NEF contributing all of their equity interests to us and Delta contributing 45.78% of its membership interests to us, following its conversion to a limited liability company as part of pre-closing restructuring.

•        Deluxe Stock Purchase Agreement. We entered into a purchase agreement with PAL Stock Acquiror, Jesus Holguin, Raul Silva, and Deluxe, pursuant to which PAL Stock Acquiror agreed to purchase all of the equity interests of Deluxe. The agreement with Deluxe Auto contains an earn-out provision which provides that we will make earn-out payments, fifty percent (50%) in cash and fifty percent (50%) in shares of our common stock, to Deluxe Auto under certain terms and conditions related to Deluxe Auto’s EBITDA for the period commencing on January 1, 2024 and ending on December 31, 2024.

•        Deluxe Merger Agreement. We entered into an agreement with ELI Merger Sub, Inc., a California corporation and our wholly owned subsidiary (“ELI Sub”), Jesus Holguin, Raul Silva, and Excel Leasing, Inc., a California corporation (“Excel”), pursuant to which we agreed to issue certain shares of our common stock in exchange for the merger of ELI Sub with and into Excel, with Excel surviving the merger as our wholly owned subsidiary.

•        Proficient Auto Transport Stock Purchase Agreement. We entered into an agreement with PAL Stock Acquiror, Proficient Transport, the shareholders of Proficient Transport (the “PAT Shareholders”), and BOCF, LLC, a Delaware limited liability company, solely in its capacity as the initial Shareholders Representative (the “PAT Representative”), pursuant to which PAL Stock Acquiror agreed to purchase 75% of the equity interests of Proficient Transport.

•        Proficient Auto Transport Contribution Agreement. We entered into a contribution agreement with Proficient Transport, the PAT Shareholders and the PAT Representative, pursuant to which we agreed to issue certain shares of our common stock in exchange for the contribution to us of 25% of the equity interests of Proficient.

•        Sierra Stock Purchase Agreement. We entered into an agreement with PAL Stock Acquiror, William E. Scanlon, as Trustee of the William E. Scanlon Living Trust Utd 7/29/05, and Sierra, pursuant to which PAL Stock Acquiror agreed to purchase all of the equity interests of Sierra.

•        Sierra Merger Agreement. We entered into a merger agreement with WCL Merger Sub, Inc., a Nevada corporation and wholly owned Subsidiary of Purchaser (“WCL Sub”), William E. Scanlon as Trustee of the William E. Scanlon Living Trust Utd 7/29/05, and West Coast Leasing Company, Inc., a Nevada corporation (“West Coast”), pursuant to which we agreed to issue certain shares of our common stock in exchange for the merger of WCL Sub with and into West Coast, with West Coast surviving the merger as our wholly owned subsidiary.

•        Tribeca Stock Purchase Agreement. We entered into a purchase agreement with PAL Stock Acquiror, Leonel Munoz, Ramon Munoz, and Tribeca, pursuant to which PAL Stock Acquiror agreed to purchase all of the equity interests of Tribeca.

•        Tribeca Contribution Agreement. We entered into a contribution agreement with Leonel Munoz, Ramon Munoz, and Tribeca Truck Leasing LLC, a New Jersey limited liability company (“TTL”), pursuant to which we agreed to issue certain shares of our common stock in exchange for the contribution to us of all of the equity interests of TTL.

The following unaudited pro forma condensed combined balance sheets as of December 31, 2023 and the unaudited pro forma condensed combined statements of operations for the years ended December 31, 2023 are based on the audited historical financial statements. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

PROFICIENT AUTO LOGISTICS, INC.
UNAUDITED COMBINED PRO FORMA BALANCE SHEETS
AS OF DECEMBER 31, 2023

	Proficient Auto Logistics, Inc.	Proficient Auto Transport, Inc.	Delta Automotive Services, Inc. and Affiliates	Deluxe Auto Carriers, Inc. and Affiliate	Sierra Mountain Group Inc. and Affiliate	Tribeca Automotive Inc. and Affiliate	Transaction Adjustments		Combined Pro Forma
Assets
Current assets:
Cash and cash equivalents	$458,233	$4,273	$4,717,643	$2,182,396	$2,934,000	$1,906,856	$(16,327)	A.	$26,605,199
							14,743,125	B.
							(325,000)	D.
Accounts receivable, net	35,000	19,799,044	5,768,042	9,301,410	5,224,000	4,059,718	—		44,187,214
Deferred offering costs	3,902,000	—	—	—	—	—	(3,902,000)	B.	—
Due from related parties, current	—	—	—	6,844,138	—	—	—		6,844,138
Net investment in leases, current portion	—	32,374	—	42,842	3,618,000	419,411	—		4,112,627
Maintenance supplies	—	822,855	—	478,628	—	—	—		1,301,483
Assets held for sale	—	—	—	—	600,000	—	—		600,000
Prepaid expenses and other current assets	—	2,769,005	442,870	741,550	625,000	2,714,778	(28,106)	A.	7,265,097
Total current assets	4,395,233	23,427,551	10,928,555	19,590,964	13,001,000	9,100,763	10,471,692		90,915,758

Property and equipment, net	—	17,998,750	21,004,927	4,167,566	4,054,000	9,208,440	(4,856,881)	A.	51,576,802
Goodwill	—	—	—	—	—	—	203,629,227	C.	203,629,227
Customer relationships	—	—	—	—	—	—	38,180,480	C.	38,180,480
Trade name	—	—	—	—	—	—	12,726,827	C.	12,726,827
Investments	—	—	—	36,000	—	—	—		36,000
Operating right-of-use asset	—	4,457	—	—	881,000	9,516,798	—		10,402,255
Net investment in leases, less current portion	—	2,681	—	—	18,532,000	—	—		18,534,681
Due from related parties	—	—	989,964	—	—	—	(989,964)	A.	—
Deposits	—	1,033,642	48,041	1,995,883	—	—	—		3,077,566
Other assets	—	527,952	—	—	1,069,000	—	—		1,596,952
Total assets	$4,395,233	$42,995,033	$32,971,487	$25,790,413	$37,537,000	$27,826,001	$259,161,381		$430,676,548

Liabilities, mezzanine equity, stockholders’ equity, and member’s equity
Current liabilities:
Accounts payable	$4,006,062	$2,539,198	$3,392,764	$7,323,187	$2,811,000	$1,084,694	$(13,149)	A.	$21,143,756
Book overdraft	—	891,410	—	—	—	—	—		891,410
Accrued liabilities	—	7,803,359	—	2,774,211	4,998,000	—	—		15,575,570
Owner operator deposits	—	—	—	—	1,282,000	—	—		1,282,000
Income tax payable	—	1,174,959	—	—	—	—	—		1,174,959
Line of credit, current portion	—	—	—	2,014,950	—	—	—		2,014,950
Other current liabilities	—	—	—	—	—	—	—		—
Finance lease liabilities, current portion	—	1,306,024	—	—	—	—	—		1,306,024
Operating lease liabilities, current portion	—	4,456	—	38,659	40,000	812,364	—		895,479
Equipment obligations, current	—	—	—	—	3,797,000	—	—		3,797,000
Shareholder loans, current	—	—	—	—	—	618,238	—		618,238
Long-term debt, current portion	—	1,599,699	5,462,922	4,066,054	—	5,841,352	(94,853)	A.	16,875,174
Contingent consideration payable	—	—	—	—	—	—	14,631,000	C.	14,631,000
Total current liabilities	4,006,062	15,319,105	8,855,686	16,217,061	12,928,000	8,356,648	14,522,998		80,205,560

Long-term liabilities:
Line of credit, less current portion	—	3,450,129	—	—	—	—	—		3,450,129
Finance lease obligations, less current portion	—	273,096	—	—	—	—	—		273,096
Operating lease obligations, less current portion	—	—	—	15,396	876,000	8,867,295	—		9,758,691

PROFICIENT AUTO LOGISTICS, INC.
UNAUDITED COMBINED PRO FORMA BALANCE SHEETS — (Continued)
AS OF DECEMBER 31, 2023

	Proficient Auto Logistics, Inc.	Proficient Auto Transport, Inc.	Delta Automotive Services, Inc. and Affiliates	Deluxe Auto Carriers, Inc. and Affiliate	Sierra Mountain Group Inc. and Affiliate	Tribeca Automotive Inc. and Affiliate	Transaction Adjustments		Combined Pro Forma
Equipment obligations, less current portion	—	—	—	—	9,629,000	—	—		9,629,000
Long-term debt, less current portion net	—	5,035,478	15,977,670	489,538	—	7,064,996	(2,306,027)	A.	26,261,655
Lease deposits	—	—	—	—	315,000	—	—		315,000
Deferred tax liability, net	—	2,283,833	—	—	—	—	(1,261,182)	C.	1,022,651
Total liabilities	$4,006,062	$26,361,641	$24,833,356	$16,721,995	$23,748,000	$24,288,939	$10,955,789		$130,915,782

Mezzanine equity:
Series A convertible, redeemable, preferred stock, $0.01 par value;10,000,000 shares authorized; 3,066,923 shares issued and outstanding	—	8,880,672	—	—	—	—	(8,880,672)	E.	—

Stockholders’ and Members’ equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; 24,112,965 shares issued and outstanding	29,391	—	—	—	—	—	211,738	C.	241,129
Common stock, $0.01 par value; 10,000,000 shares authorized; 392,825 shares issued and outstanding	—	3,928	—	—	—	—	(3,928)	C.	—
Common stock, no par value; 2,500 shares authorized; 100 shares issued and outstanding	—	—	2,000	—	—	—	(2,000)	C.	—
Common stock, $1.00 par value; 200,000 shares authorized; 2,000 shares issued and outstanding	—	—	—	10,000	—	—	(2,000)	C.	—
Common stock, $360 par value, 1,000 shares authorized, shares issued and outstanding	—	—	—	—	—	360,000	(360,000)	C.	—
Additional paid-in capital	932,609	—	—	—	—	—	241,250,250	C.	268,629,747
							(3,477,249)	A.
							10,841,125	B.
							10,202,340	D.
							8,880,672	E.
Members’ equity	—	—	4,557,916	—	—	—	(4,557,916)	C.	—
Loan to shareholders	—	—	—	(4,630,572)	—	—	4,630,572	C.	—
Retained earnings	(572,829)	7,748,792	3,578,215	13,688,990	13,789,000	3,177,062	(10,527,340)	D.	30,889,890
Total stockholders’ and members’ equity	389,171	7,752,720	8,138,131	9,068,418	13,789,000	3,537,062	257,086,264		299,760,766
Total liabilities, mezzanine equity, stockholders’ equity, and members’ equity	$4,395,233	$42,995,033	$32,971,487	$25,790,413	$37,537,000	$27,826,001	$259,161,381		$430,676,548

PROFICIENT AUTO LOGISTICS, INC.
UNAUDITED COMBINED PRO FORMA STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2023

	Proficient Auto Logistics, Inc.	Proficient Auto Transport, Inc.	Delta Automotive Services, Inc. and Affiliates	Deluxe Auto Carriers, Inc. and Affiliate	Sierra Mountain Group, Inc. and Affiliate	Tribeca Automotive, Inc. and Affiliate	Transaction Adjustments		Combined Pro Forma
Operating Revenue	$—	$135,755,993	$55,116,241	$94,682,241	$74,570,000	$54,756,192	$(312,000)	F.	$414,568,584

Operating Expenses
Salaries, wages and benefits	—	20,435,466	14,142,856	19,076,136	5,771,000	5,522,891	10,527,340	G.	75,475,689
Fuel and fuel taxes	—	4,461,319	5,741,495	8,841,276	770,000	7,875,865	—		27,689,955
Purchased transportation	—	83,843,297	15,316,968	47,878,524	57,656,000	16,668,860	—		221,363,649
Truck expenses	—	7,038,663	2,190,594	3,139,874	665,000	2,611,130	(67,990)	F.	15,577,271
Depreciation and amortization	—	2,523,971	6,033,129	5,559,772	845,000	3,719,520	(134,692)	F.	21,940,520
							3,393,820	H.
Gain on sale of equipment	—	(173,859)	(1,470,739)	(9,858)	—	(522,662)	—		(2,177,118)
Insurance premiums and claims	—	3,161,673	3,434,289	4,248,505	1,017,000	6,466,658	—		18,328,125
Operating taxes and licenses	—	251,789	2,298,865	852,880	22,000	3,325,808	(58,269)	F.	6,693,073
General, selling, and other operating expenses	572,829	3,860,220	2,040,632	2,903,298	3,739,000	3,848,144	(18,706)	F.	16,585,417
Total Operating Expenses	572,829	125,402,539	49,728,089	92,490,407	70,125,000	49,516,214	13,641,503		401,476,581
Operating income	(572,829)	10,353,454	5,388,152	2,191,751	4,445,000	5,239,978	(13,953,503)		13,092,003
Other (expense) income
Interest expense, net	—	(953,667)	(1,143,541)	(729,176)	(750,000)	(785,301)	142,645	F.	(4,219,040)
Other income	—	—	—	—	139,000	(63,193)	—		75,807
Total other (expense) income	—	(953,667)	(1,143,541)	(729,176)	(611,000)	(848,494)	142,645		(4,143,233)
Income before income taxes	(572,829)	9,399,787	4,244,611	1,462,575	3,834,000	4,391,484	(13,810,858)		8,948,770
Income tax expense (benefit)	—	2,243,617	543,703	41,566	(116,000)	—	(2,900,280)		(187,394)
Net income	$(572,829)	$7,156,170	$3,700,908	$1,421,009	$3,950,000	$4,391,484	$(10,910,578)		$9,136,164

Net (loss) income per share
Basic	$(0.19)								$0.37
Diluted	$(0.19)								$0.35

Shares outstanding
Basic	2,939,130								24,654,831
Diluted	2,939,190								25,791,109

PROFICIENT AUTO LOGISTICS, INC.
NOTES TO THE UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2023

1. Basis of Presentation

Proficient Auto Logistics, Inc. entered into agreements to acquire in multiple, separate acquisitions five operating businesses and their respective affiliated entities, as applicable: (i) Delta, (ii) Deluxe, (iii) Sierra, (iv) Proficient Transport, and (v) Tribeca. The closing of the Combinations is expected to occur concurrently with the closing of this offering. The Combinations will be accounted for as a business combination under ASC 805. Under this method of accounting, Proficient Auto Logistics, Inc. is treated as the “accounting acquirer” for financial reporting purposes. The purchase price was allocated among the identified assets to be acquired. Goodwill was recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable, but which are inherently uncertain and unpredictable; and, as a result, actual results may differ from estimates.

2. Accounting Policies

Upon consummation of the Combinations, management will perform a comprehensive review of each entity’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the various entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Transaction Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Combinations and related transactions and has been prepared for informational purposes only.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The Company has elected not to present any synergies or other potential transaction effects and will only be presenting Transaction Accounting Adjustments in the accompanying unaudited pro forma condensed combined financial information.

Adjustments to Unaudited Combined Pro Forma Balance Sheets

A.     The pro forma adjustments included adjustments in the unaudited combined pro forma balance sheet as of December 31, 2023 and statement of comprehensive income for the year ending December 31, 2023 for Delta’s investment in JTS Realty Investment Company. Delta is the primary beneficiary of its variable interest in JTS Realty Investment Company and has consolidated the financial information of JTS Realty Investment Company in accordance with ASC 810, Consolidations. In accordance with the Combinations’ agreements, the Company will not be acquiring the operations of JTS Realty Investment Company to reflect the operations of the Company on a forward-looking basis.

B.      Reflects gross proceeds of $215 million from the offering, minus (1) $180.46 million of cash raised from the offering that was paid to acquire the Founding Companies and (2) $104.67 million of stock issued in the offering that was paid to acquire the Founding Companies for $34.54 million of new cash proceeds from the issuance and sale of shares of Common Stock in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, offset by $19.80 million of transaction-related costs payable to the underwriters and advisors and for associated legal and accounting expenses, for $14.74 million of net cash proceeds from this offering.

         The acquisition of Deluxe Auto Carriers, Inc. includes a contingent consideration arrangement that requires additional consideration to be paid by Proficient Auto Logistics, Inc. to the sellers based on the future EBITDA of Deluxe Auto Carriers, Inc.’s legacy operations for the period commencing on January 1, 2024 and ending on December 31, 2024. Amounts are payable fifty percent (50%) in cash and fifty percent (50%) in shares of Proficient Auto Logistics, Inc. Common Stock to be provided to the sellers by March 31, 2025. The range of the undiscounted amounts Proficient Auto Logistics, Inc. could pay under

PROFICIENT AUTO LOGISTICS, INC.
NOTES TO THE UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2023

3. Transaction Adjustments to Unaudited Pro Forma Condensed Combined Financial Information (cont.)

the contingent consideration arrangement is between zero and $15 million. The preliminary estimate of the fair value of the contingent consideration recognized on the acquisition date of $14.63 million was estimated by applying the income approach, which is based on significant Level 3 inputs not observable in the market.

         The acquisitions were accounted for as business combinations and the purchase consideration is presented in the following table:

Purchase Consideration
Cash consideration paid on closing date	$180,456,900
Stock issued in the offering paid on closing date	104,672,865
Contingent consideration at fair value	14,631,000
Total Purchase Price	$299,760,765

C.     Reflects (1) the purchase price allocation adjustments to record goodwill and intangible assets based on estimated consideration of approximately $299.76 million, which is comprised of $180.46 million of cash, $104.67 million of Common Stock and $14.63 million of contingent consideration paid to the Sellers, and (2) adjustment to the deferred tax liability balance based on the structure of the Combinations. The estimated value of the Common Stock is based on a closing share price of $15.00 per share on the date of the offering. The value of purchase price consideration will change based on fluctuations in the share price of the Company’s Common Stock and the number of Common Shares of Proficient Auto Logistics, Inc. outstanding on the closing date.

The Company has performed a preliminary valuation analysis of the fair market value of the Founding Company’s assets to be acquired and liabilities to be assumed. Using the total consideration for the acquisition, the Company has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the Combinations’ closing date:

Assets
Cash and cash equivalents	26,605,199
Accounts receivable, net	44,187,214
Due from related parties, current	6,844,138
Net investment in leases, current portion	4,112,627
Maintenance supplies	1,301,483
Assets held for sale	600,000
Prepaid expenses and other current assets	7,265,097
Property and equipment, net	51,576,802
Goodwill	203,629,227
Customer relationships	38,180,480
Trade name	12,726,827
Investments	36,000
Operating right-of-use assets	10,402,255
Net investment in leases, less current portion	18,534,681
Deposits	3,077,566
Other assets	1,596,952

PROFICIENT AUTO LOGISTICS, INC.
NOTES TO THE UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2023

3. Transaction Adjustments to Unaudited Pro Forma Condensed Combined Financial Information (cont.)

Liabilities
Accounts payable	21,143,756
Book overdraft	891,410
Accrued liabilities	15,575,570
Owner operator deposits	1,282,000
Income tax payable	1,174,959
Line of credit, current portion	2,014,950
Finance lease liabilities, current portion	1,306,024
Operating lease liabilities, current portion	895,479
Equipment obligations, current	3,797,000
Shareholder loans, current	618,238
Long-term debt, current portion	16,875,174
Contingent consideration payable	14,631,000
Line of credit, less current portions	3,450,129
Finance lease obligations, less current portions	273,096
Operating lease obligations, less current portions	9,758,691
Equipment obligations, less current portions	9,629,000
Long-term debt, less current portion net	26,261,655
Lease deposits	315,000
Deferred tax liability, net	1,022,651
Total Fair Value	$299,760,766

Total Purchase Consideration	$299,760,766

A $1 change in the initial public offering price per share would affect the value of the preliminary purchase consideration reflected in the unaudited pro forma combined financial information with a corresponding change to goodwill related to the transaction, as illustrated in the table below:

Change in Stock Price	Stock Price	Estimated Purchase Consideration (in millions)	Estimated Goodwill (in millions)
As presented in the pro forma condensed combined results	$15.00	$299.76	$203.63
$1 increase in stock price	$16.00	$306.74	$194.72
$1 decrease in stock price	$14.00	$292.78	$180.76

This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. Final allocation could differ materially from the preliminary allocation used in the transaction accounting adjustments once purchase accounting is finalized. The final allocation may include (1) changes in fair values of property, plant and equipment; (2) changes in allocations to intangible assets, such as trade names, technology and customer relationships, as well as goodwill; and (3) other changes to assets and liabilities.

PROFICIENT AUTO LOGISTICS, INC.
NOTES TO THE UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2023

3. Transaction Adjustments to Unaudited Pro Forma Condensed Combined Financial Information (cont.)

D.     Reflects an estimated additional $10.20 million of incremental stock-based compensation for (1) the initial award of restricted shares of common stock or restricted stock units equal to five percent of outstanding shares on a fully-diluted basis (other than shares reserved for issuance pursuant to the Company’s 2024 Long-Term Incentive Plan (the “2024 Plan”)) upon completion of this offering to the Company’s incoming CEO, under which one-third of the shares/units will vest immediately upon the completion of this offering and the remaining two-thirds of the shares/units will vest equally on each of the first, second, third, fourth, and fifth anniversaries of the completion of this offering, subject to continued employment; (2) the initial award of restricted shares of common stock or restricted stock units in connection with this offering to the Company’s incoming COO and CFO with a value equal to $1.20 million and $1.33 million, respectively, with the number of shares/units determined by dividing the dollar value by the price to public of our common stock in this offering, under which one-third of the shares will vest on each of the first, second and third anniversaries of the completion of this offering, generally subject to continued employment with us; and (3) the initial award of restricted shares of common stock or restricted stock units in connection the Company’s 2024 Plan, which will become effective prior to and in connection with the execution of the underwriting agreement for this offering.

This adjustment also includes $325,000 of incremental cash compensation and one-time bonuses to the Company’s incoming CFO and Members of the Board of Directors.

E.      Reflects the conversion of the Series A preferred stock of Proficient Auto Transport, Inc. into common stock of Proficient Auto Transport, Inc. immediately prior to the offering. The Series A preferred stock will be mandatorily convertible upon the occurrence of a public offering, as defined in the stock agreement. These shares were ultimately acquired by Proficient Auto Logistics, Inc. as part of the Stock Purchase Agreement with Proficient Auto Transport, Inc.

Adjustments to Unaudited Combined Pro Forma Statements of Comprehensive Income

F.      The pro forma adjustments included adjustments in the unaudited combined pro forma balance sheet as of December 31, 2023 and statement of comprehensive income for the year ending December 31, 2023 for Delta’s investment in JTS Realty Investment Company reflected at adjustment A. Delta is the primary beneficiary of its variable interest in JTS Realty Investment Company and has consolidated the financial information of JTS Realty Investment Company in accordance with ASC 810, Consolidations. In accordance with the Combinations’ agreements, the Company will not be acquiring the operations of JTS Realty Investment Company to reflect the operations of the Company on a forward-looking basis.

G.     Reflects an estimated additional $10.53 million of compensation expense in connection with the Combinations reflected at adjustment D.

H.     Reflects the incremental amortization expense related to the intangible assets that were stepped up in basis as a result of the Combinations. The intangibles are comprised of trade names and customer relationships, which were adjusted to fair value based on the purchase price allocation reflected at adjustment C. The amortization expense was calculated on a straight-line basis using the estimated remaining useful lives of the assets, which varied among the different assets.

The unaudited combined pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Combinations.

PROFICIENT AUTO LOGISTICS, INC.
NOTES TO THE UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2023

4. Unaudited Pro Forma Net Income Per Share

Represents the net earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Combinations, assuming the shares were outstanding since January 1, 2023. As the Combinations are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Combinations have been outstanding for the entire period presented.

2023
Historical
Numerator:
Net income – basic and diluted	$(572,829)

Denominator:
Weighted averages shares outstanding – basic and diluted	2,939,130

Historical Net income (loss) attributable to common shareholders:
Basic and diluted	$(0.19)

Pro Forma
Numerator – Basic and Diluted:
Net income – basic and diluted	$9,136,164

Denominator – Basic:
Historical basic and diluted common shares outstanding	2,939,130
Effect of stock issued in the offering	14,333,333
Effect of stock issued in the offering that was paid to acquire the Founding Companies, inclusive of 541,866 shares of common stock that will be held back	6,978,191
Effect of restricted stock units awarded to the Company’s CEO that vest immediately upon grant	404,177
Basic weighted average common shares outstanding used in computing pro forma net earnings per share	24,654,831
Pro Forma net income attributable to common shareholders – basic	$0.37

Denominator – Diluted:
Basic weighted average common shares outstanding used in computing pro forma net earnings per share	24,654,831
Effect of restricted stock units awarded under the Long-Term Incentive Plan	1,136,278
Diluted weighted average common shares outstanding used in computing pro forma net earnings per share	25,791,109
Pro Forma net income attributable to common shareholders – diluted	$0.35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders

Proficient Auto Logistics, Inc. (formerly known as AH Acquisition Corporation)

Opinion on the financial statements

We have audited the accompanying balance sheet of Proficient Auto Logistics, Inc. (formerly known as AH Acquisition Corporation) (a Delaware corporation) (the “Company”) as of December 31, 2023, the related statement of operations, stockholder’s equity, and cash flows for the period from inception June 13, 2023 through December 31, 2023 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from inception June 13, 2023 through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2023.

Tulsa, Oklahoma
March 5, 2024

Proficient Auto Logistics, Inc.
(formerly known as AH Acquisition Corp.)
BALANCE SHEET
December 31, 2023

ASSETS
Cash	$458,233
Receivable from stockholders	35,000
Deferred offering cost	3,902,000
Total assets	$4,395,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$4,006,062
Total liabilities	4,006,062

Stockholders’ equity
Common stock, $0.01 par value; authorized – 50,000,000 shares; 2,939,130 issued and outstanding as of December 31, 2023	29,391
Additional paid in capital	932,609
Retained earnings (loss)	(572,829)
Total stockholders’ equity	389,171
Total liabilities and stockholders’ equity	$4,395,233

The accompanying notes are an integral part of this financial statement.

Proficient Auto Logistics, Inc.
(formerly known as AH Acquisition Corp.)
STATEMENT OF OPERATIONS
For the period from June 13, 2023 (inception) through December 31, 2023

Expenses
General, Selling & Other Operating Expenses	$572,829
Total expenses	572,829
NET LOSS	$(572,829)
Earnings (loss) per share
Basic EPS	$(0.19)
Diluted EPS	$(0.19)

The accompanying notes are an integral part of this financial statement.

Proficient Auto Logistics, Inc.
(formerly known as AH Acquisition Corp.)
STATEMENT OF STOCKHOLDER’S EQUITY
For the period from June 13, 2023 (inception) through December 31, 2023

	Common Stock		Additional Paid in Capital	Retained Earnings	Total
	Shares	Amount
Balance, June 13, 2023 (inception)	—	$—	$—	$—	$—
Issuance of shares	2,939,130	29,391	932,609	—	962,000
Net loss	—	—	—	(572,829)	(572,829)
Balance, December 31, 2023	2,939,130	$29,391	$932,609	$(572,829)	$389,171

The accompanying notes are an integral part of this financial statement.

Proficient Auto Logistics, Inc.
(formerly known as AH Acquisition Corp.)
STATEMENT OF CASH FLOWS
For the period from June 13, 2023 (inception) through December 31, 2023

Cash flows from operating activities:
Net loss	$(572,829)
Change in deferred offering costs	(3,902,000)
Change in accounts payable	4,006,062
Net cash provided from (used in) operating activities	(468,767)

Cash flows from investing activities:

Cash flows from financing activities:
Issuance of common stock	927,000
Net cash provided from (used in) operating activities	927,000
NET CHANGE IN CASH	458,233
Cash, beginning of year	—
Cash, end of year	$458,233

Supplemental disclosure of non-cash activities:
Receivables from stockholders	$35,000

The accompanying notes are an integral part of this financial statement.

Proficient Auto Logistics, Inc.
(formerly known as AH Acquisition Corp.)
NOTES TO FINANCIAL STATEMENTS
For the period from June 13, 2023 (inception) through December 31, 2023

NOTE 1 — NATURE OF OPERATIONS

AH Acquisition Corp. (the “Company”) was formed on June 13, 2023, pursuant to the laws of the State of Delaware to become a holding company for the consolidation of several operating companies within the automobile transportation industry. Subsequently, on October 17, 2023, the Company legally changed its name to Proficient Auto Logistics, Inc.

On December 20, 2023, the Company (“purchaser”) entered into a stock purchase agreement with Delta Automobile Services, Inc., doing business as Delta Auto Transport (“Delta”), Deluxe Auto Carriers, Inc. (“Deluxe”), Sierra Mountain Group, Inc. (“Sierra”), Proficient Auto Transport, Inc. (“Proficient Transport”), Tribeca Automotive Inc. (“Tribeca”) and PAL Stock Acquiror, Inc, a wholly owned subsidiary of the Company. The stock purchase agreement will be consummated concurrently with the closing of an underwriting initial public offering (“IPO”) of the Company.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Cash

Cash includes all high investment instruments with an original maturity of three months or less. Cash balances with institutions may be in excess of Federal Deposit Insurance Corporation (“FDIC”) limits.

Stockholders Equity

The Company is authorized to issue 50,000,000 shares of common stock, which has a par value of $0.01 per share.

NOTE 3 — DEFERRED OFFERING COSTS

The Company capitalizes certain legal and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expense in the consolidated statements of operations. Deferred offering costs amounted to $3,902,000 at December 31, 2023.

NOTE 4 — SUBSEQUENT EVENTS

Management assessed subsequent events through March 5, 2024, the date which the financial statements were available for issuance.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Proficient Auto Transport, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Proficient Auto Transport, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2023.

Tulsa, Oklahoma

March 5, 2024

PROFICIENT AUTO TRANSPORT, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2023 AND 2022

	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$4,273	$3,624
Accounts receivable, net	19,799,044	18,479,768
Net investment in leases, current portion	32,374	65,949
Maintenance supplies	822,855	668,928
Prepaid expenses and other current assets	2,769,005	2,308,819
Total current assets	23,427,551	21,527,088
Property and equipment, net	17,998,750	16,415,539
Operating right-of-use assets	4,457	33,375
Net investment in leases, less current portion	2,681	52,087
Deposits	1,033,642	911,188
Other Long Term Assets	527,952	—
Total assets	$42,995,033	$38,939,277

Liabilities, mezzanine equity, and stockholders’ equity
Current liabilities:
Accounts payable	$2,539,198	$1,740,398
Book overdraft	891,410	1,135,126
Accrued liabilities	7,803,359	6,304,948
Income tax payable	1,174,959	1,085,876
Finance lease liabilities, current portion	1,306,024	1,244,490
Operating lease liabilities, current portion	4,456	25,818
Long-term debt, current portion	1,599,699	886,955
Total current liabilities	15,319,105	12,423,611

Long-term liabilities:
Line of credit	3,450,129	6,255,457
Finance lease liabilities, less current portions	273,096	1,579,120
Operating lease liabilities, less current portions	—	7,952
Long-term debt, less current portion	5,035,478	2,769,688
Deferred tax liability, net	2,283,833	1,426,227
Total liabilities	26,361,641	24,462,055

Commitments and contingencies (Note 13)

Mezzanine equity:
Series A convertible, redeemable, preferred stock, $0.01 par value; 10,000,000 shares authorized; 3,066,923 shares issued and outstanding	8,880,672	12,933,092
Stockholders’ equity:
Common stock, $0.01 par value; 10,000,000 shares authorized; 392,825 shares issued and outstanding	3,928	3,928
Retained earnings	7,748,792	1,540,202
Total stockholders’ equity	7,752,720	1,544,130
Total liabilities, mezzanine equity and stockholders’ equity	$42,995,033	$38,939,277

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PROFICIENT AUTO TRANSPORT, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Operating revenue
Revenue, before fuel surcharge	$126,437,360	$116,108,865
Fuel surcharge and other reimbursements	9,318,633	14,051,209
Total operating revenue	135,755,993	130,160,074

Operating Expenses
Salaries, wages and benefits	20,435,466	22,893,321
Fuel and fuel taxes	4,461,319	7,213,180
Purchased transportation	83,843,297	70,337,687
Truck expenses	7,038,663	7,063,977
Depreciation and amortization	2,523,971	2,289,026
Gain on sale of equipment	(173,859)	(47,847)
Insurance premiums and claims	3,161,673	2,554,731
Operating taxes and licenses	251,789	137,190
General, selling, and other operating expenses	3,860,220	3,025,218
Total Operating Expenses	125,402,539	115,466,483
Operating income	10,353,454	14,693,591
Other expense
Interest expense, net	(953,667)	(1,163,508)
Total other expense	(953,667)	(1,163,508)
Income before income taxes	9,399,787	13,530,083
Income tax expense	2,243,617	3,130,964
Net income	$7,156,170	$10,399,119

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PROFICIENT AUTO TRANSPORT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common stock		Retained earnings (deficit)	Total Equity
	Shares	Amount
Balance, December 31, 2021	392,825	3,928	(7,874,003)	(7,870,075)
Accrued and unpaid dividends on Series A preferred stock	—	—	(984,914)	(984,914)
Net income	—	—	10,399,119	10,399,119
Balance, December 31, 2022	392,825	3,928	1,540,202	1,544,130
Accrued and unpaid dividends on Series A preferred stock	—	—	(947,580)	(947,580)
Net income	—	—	7,156,170	7,156,170
Balance, December 31, 2023	392,825	3,928	7,748,792	7,752,720

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PROFICIENT AUTO TRANSPORT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Cash flows from operating activities:
Net income	$7,156,170	$10,399,119
Adjustments to reconcile net income to net cash flows provided by operating activities:
Provision (recoveries) for credit losses	298,000	(9,712)
Depreciation and amortization expense	2,523,971	2,289,026
Gain on sale of equipment	(173,859)	(47,847)
Sales-type lease revenue	(25,000)	(60,094)
Interest income	(2,488)	(3,448)
Amortization of debt issuance costs	13,115	38,392
Deferred income tax expense	857,606	1,650,312
Operating lease expense	28,918	177,742

Change in operating assets and liabilities:
Accounts receivable	(1,617,276)	(8,323,632)
Net investment in leases	110,469	94,942
Maintenance supplies	(153,927)	(315,287)
Prepaid expenses and other assets	(273,031)	245,612
Deposits	(122,454)	(543,046)
Accounts payable	798,800	617,760
Book overdraft	(243,716)	684,549
Accrued liabilities	1,498,411	1,191,160
Income tax payable	89,083	1,065,449
Settlement liability	—	(3,025,000)
Operating lease liabilities	(29,314)	(177,347)
Net cash flows provided by operating activities	10,733,478	5,948,650

Cash flows from investing activities:
Proceeds from sale of equipment	709,916	195,844
Purchases of property and equipment	(515,661)	(642,986)
Net cash flows provided by (used in) investing activities	194,255	(447,142)

Cash flows from financing activities:
Proceeds from line of credit	134,931,841	119,103,397
Repayments of line of credit	(137,737,169)	(122,655,418)
Repayments of long-term debt	(1,877,266)	(845,088)
Repayments of finance lease obligations	(1,244,490)	(1,137,709)
Payment of debt issuance costs	—	(17,616)
Dividends Paid on Series A Preferred Stock	(5,000,000)	—
Net cash flows used in financing activities	(10,927,084)	(5,552,434)
Net change in cash	649	(50,926)
Cash and cash equivalents, beginning of year	3,624	54,550
Cash and cash equivalents, end of year	$4,273	$3,624

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,118,976	$1,150,854
Cash paid for taxes	$1,254,412	$415,203

Noncash investing and financing activity:
Addition of right-of-use asset upon adoption of ASC 842	$—	$211,117
Equipment financed through long-term debt	$4,842,685	$303,740
Accrued and unpaid dividends	$947,580	$984,914

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 1 — Nature of operations

Proficient Auto Transport, Inc. and its consolidated subsidiary (collectively, the “Company”, “we”, “us”, “our”, and similar expressions) primarily transports new automobiles for automobile manufacturers and/or their respective agents. The Company operates an asset-based truckload service on behalf of the manufacturers as well as various third-party logistics management companies or brokers. In addition, the Company provides third party logistics to other transportation companies under an asset-light freight model.

On December 21, 2023, the Company entered into a stock purchase agreement with Proficient Auto Logistics, a Delaware corporation (“PAL” or the “parent”), and PAL Stock Acquiror, Inc., a Delaware corporation and wholly owned subsidiary of PAL (the “purchaser”). Pursuant to the terms of the stock purchase agreement, the purchaser will obtain 75% of the Company’s outstanding shares in exchange for cash consideration. The stock purchase agreement will be consummated concurrently with the closing of an underwriting initial public offering (“IPO”) of PAL. Upon consummation of the stock purchase agreement, the Company will contribute the remaining 25% of the outstanding shares to the purchaser in exchange for shares in the newly publicly traded parent.

Note 2 — Summary of significant accounting policies

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions and accounts have been eliminated.

Use of Estimates — The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could be material. Significant estimates include useful lives of property and equipment, valuation allowance for deferred tax assets, and the allowance for credit losses.

Cash and Cash Equivalents — Cash includes all highly liquid investment instruments with an original maturity of three months or less. Cash balances with institutions may be in excess of Federal Deposit Insurance Corporation (“FDIC”) limits or may be invested in sweep accounts that are not insured by the institution, the FDIC, or any other government agency. As of December 31, 2023, and 2022, the Company did not have any cash or cash equivalents in excess of the FDIC limit.

Accounts Receivable — Accounts receivable represents customer obligations due under normal trade terms. The Company reviews accounts receivable on a continuing basis to determine if any receivables are potentially uncollectible. The Company writes off uncollectible receivables based on specifically identified amounts determined to be uncollectible. Based on the information available, the Company recorded an allowance for credit losses of approximately $634,913 and $342,576 at December 31, 2023, and 2022, respectively. Actual write-offs could differ from management’s estimate.

Maintenance Supplies — Maintenance supplies consist primarily of parts, materials and supplies for servicing the Company’s revenue and service equipment that are held for maintenance on the Company’s transportation equipment and are not available for sale to the general public.

Deposits — The Company maintains deposits in a financial institution that, at times, exceed the $250,000 insured by the FDIC. The Company believes there is no significant risk with respect to these deposits. As of December 31, 2023, and 2022, the Company had no cash balances which exceeded FDIC insured limits.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 2 — Summary of significant accounting policies (cont.)

Property and Equipment — Property and equipment is stated at cost. The Company depreciates its property and equipment using the straight-line method over the following estimated useful lives:

Asset Group	Useful Lives
Buildings and improvements	5 – 39 years
Furniture and equipment	2 – 7 years
Machinery and equipment	5 – 7 years
Software and computer equipment	3 – 5 years
Transportation equipment	5 – 10 years

Significant renewals and betterments are capitalized, while expenditures for normal repairs and maintenance are charged to expense as incurred.

Upon the retirement of property and equipment, the related asset cost and accumulated depreciation are removed from the accounts and any gain or loss is recorded in the Company’s consolidated statements of comprehensive income.

Impairment of Long-Lived Assets — The Company reviews its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Expected future cash flows are used to analyze whether an impairment has occurred. If the sum of the expected undiscounted cash flows is less than the carrying value of the long-lived asset, then an impairment loss is recognized. We measure the impairment loss by comparing the fair value of the asset to its carrying value. Fair value is determined based on a discounted cash flow analysis or the appraised value of the assets, as appropriate. There was no indication of impairment for the years ended December 31, 2023, and 2022.

Book overdraft — Book overdraft represents outstanding checks in excess of current cash levels. The Company funds its bank overdraft from its line of credit and operating cash flows.

Claims and Insurance Accruals — Claims and insurance accruals consist of cargo loss, physical damage, group health, liability (personal injury and property damage) and workers’ compensation claims and associated legal and other expenses within the Company’s established retention levels. Claims in excess of retention levels are generally covered by insurance in amounts the Company considers adequate. Claims accruals represent the uninsured portion of the loss and if we are the primary obligor, the insured portion of pending claims at December 31, 2023, and 2022, plus an estimated liability for incurred but not reported claims and the associated expense.

Accruals for cargo loss, physical damage, group health, liability and workers’ compensation claims are estimated based on the Company’s evaluation of the type and severity of individual claims and future development based on historical trends. During the year ended December 31, 2022, the Company became self-insured for its group health insurance plan. The amount recorded for the Company’s group health accrual as of December 31, 2023 and 2022, was based in part upon actuarial studies performed by a third-party actuary. As of December 31, 2023, and 2022, the Company recorded total claims and insurance accruals of $2,209,173 and $2,053,138, respectively, within accrued liabilities on the consolidated balance sheet.

Revenue Recognition — The Company generates revenue primarily from shipments of automobiles through the Company’s Truckload and Brokerage operations. These shipments represent the Company’s performance obligations arising from contracts entered into with customers who are mostly automobile manufacturers. Revenue is recognized when the performance obligation is satisfied, which occurs over time with the transit of the shipments from origin to destination. Revenue is recognized in an amount that reflects the consideration that is expected to be received in exchange for the transportation and logistical services performed. The most significant judgment used in recognition of revenue is the determination of miles driven as the basis for determining the amount of revenue to be recognized for partially fulfilled obligations. Accessorial charges for fuel surcharges as well as other reimbursements are part of the consideration we receive for the single performance obligation of delivering shipments. Contracts entered with our

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 2 — Summary of significant accounting policies (cont.)

customers do not contain any material financing components. Payments terms in the Company’s contracts vary by the type and location of the Company’s customer and services offered. The timing difference between invoicing and when payment is due is not significant. Standard payment terms range from 30 to 60 days.

In some instances, the Company outsources the transportation of the loads to third-party carriers. The Company is a principal in these arrangements, as we have the primary responsibility to meet the customer’s requirements and have discretion over the pricing of the services charged to the customer. In these instances, the Company records the revenue collected on a gross basis, and recognizes the corresponding costs incurred within purchased transportation on the consolidated statements of comprehensive income.

The Company does not typically incur incremental costs in obtaining a contract from its customers; however, if the Company did, the costs would be expensed as incurred due to the duration of the contract being less than one year.

Leases — The Company determines if an arrangement is a lease or contains a lease at inception and performs an analysis to determine whether the lease is an operating lease or a finance lease. The Company measures right-of-use (“ROU”) assets and lease liabilities at the lease commencement date based on the present value of the remaining lease payments. The Company uses the implicit rate when readily determinable. When the implicit rate is not readily determinable, the Company estimates an incremental borrowing rate based on the credit quality of the Company and by comparing interest rates available in the market for similar borrowings, and adjusting this amount based on the impact of collateral over the term of each lease. These rates are used to discount the remaining lease payments in measuring the ROU asset and lease liability.

Lease expense for operating leases is recognized on a straight-line basis over the lease term. For finance leases, the Company recognizes amortization expense from the amortization of the ROU asset and interest expense on the related lease liability. The Company does not separate lease and nonlease components of contracts. Leases with an initial term of twelve months or less are not recorded on the consolidated balance sheet and lease expense is recognized on a straight-line basis over the lease term.

Advertising Costs — Advertising costs are expensed when incurred. Advertising costs totaled $6,800 and $32,089 for the years ended December 31, 2023, and 2022, respectively, and are included in general, selling and other operating expenses on the consolidated statements of comprehensive income.

Income Taxes — Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

The Company evaluates the need for a valuation allowance on deferred tax assets based on whether it believes that it is more likely than not all deferred tax assets will be realized. A consideration of future taxable income is made as well as on-going prudent feasible tax planning strategies in assessing the need for valuation allowances. In the event it is determined all or part of a deferred tax asset would not be able to be realized, management would record an adjustment to the deferred tax asset and recognize a charge against income at that time.

The Company’s estimate of the potential outcome of any uncertain tax issue is subject to its assessment of relevant risks, facts and circumstances existing at that time. The Company accounts for uncertain tax positions in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, and records a liability when such uncertainties meet the more likely than not recognition threshold. Potential accrued interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 2 — Summary of significant accounting policies (cont.)

Concentration of Credit Risks — For the year ended December 31, 2023, two of our largest customers accounted for approximately 62.7% of operating revenue. As of December 31, 2023, our largest two customers had accounted for approximately 73% of gross accounts receivable.

For the year ended December 31, 2022, two of our largest customers accounted for approximately 66% of operating revenue. As of December 31, 2022, our largest customer had accounted for approximately 62% of gross accounts receivable. The Company performs ongoing credit evaluations and generally does not require collateral.

Fair value measurement — The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, line of credit, long-term debt and finance lease obligations. The carrying values of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximates fair values as the assets and liabilities are short-term in nature. The Company’s line of credit agreement includes borrowings under the Company’s revolving credit facility, for which the interest rates on borrowings are typically tied to short-term interest rates that adjust monthly, and as such, the carrying value approximates the fair value. Interest rates on borrowings under long-term debt and finance lease obligations approximate the interest rates that would currently be available to the Company under similar terms, and as such, carrying value approximates fair value.

Segment Reporting — In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise for which separate financial information is available and are regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The CODM primarily evaluates performance based on operational results from the services provided by the Company’s Truckload and Brokerage segments, which represent the Company’s operating segments for the years ended December 31, 2023, and 2022.

Recently Adopted Accounting Pronouncements — In June 2016, the FASB released ASU 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in the ASU require a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected, and credit losses relating to available-for-sale debt securities to be recorded through an allowance for credit losses. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and interim periods within fiscal years beginning after December 15, 2023, with early adoption of all amendments in the same period permitted. The Company adopted ASU 2016-13 on January 1, 2023 and it did not have a material impact on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which would require enhanced disclosures about significant segment expenses and information used to assess segment performance. This standard is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently assessing the impact this standard will have on our disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which would require additional transparency for income tax disclosures, including the income tax rate reconciliation table and cash taxes paid both in the United States and foreign jurisdictions. This standard is effective for annual periods beginning after December 15, 2024. The Company is currently assessing the impact this standard will have on our disclosures.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 3 — Property and equipment

Property and equipment, at cost, consist of the following as of December 31:

	2023	2022
Land	$417,909	$417,909
Buildings and improvements	1,258,919	1,223,257
Furniture and equipment	180,363	135,841
Machinery and equipment	301,960	272,300
Software and computer equipment	788,664	770,221
Transportation equipment	31,262,068	30,141,020
	34,209,883	32,960,548
Less accumulated amortization and depreciation	(16,211,133)	(16,545,009)
Property and equipment, net	$17,998,750	$16,415,539

The Company recorded depreciation expense of $2,523,971 and $2,289,026 in the consolidated statements of comprehensive income for the years ended December 31, 2023, and 2022, respectively. The Company recorded a gain on the disposal of equipment for $173,859 and $47,847 for the years ended December 31, 2023, and 2022, respectively.

Note 4 — Accrued liabilities

Accrued liabilities consist of the following as of December 31:

	2023	2022
Claims and insurance accruals	$2,209,173	$2,053,138
Accrued salaries, wages, and benefits	700,349	883,863
Customer deposit	444,421	444,421
Other accrued expenses	4,449,416	2,923,526
Accrued liabilities	$7,803,359	$6,304,948

Note 5 — Income taxes

Deferred income tax assets and liabilities consist of the following as of December 31:

	2023	2022
Deferred tax assets:
Allowance for credit losses	$145,995	$77,080
Accrued claims liability	88,671	137,225
Accrued salaries and benefits	107,899	160,748
Other accrued liabilities	159,728	54,550
Charitable contributions	—	4,905
Total deferred tax asset	502,293	434,508
Deferred tax liabilities:
Prepaid expenses	(41,143)	(68,737)
Property and equipment, net	(2,744,983)	(1,791,998)
Total deferred tax liability	(2,786,126)	(1,860,735)
Net deferred tax liability	$(2,283,833)	$(1,426,227)

The Company did not record a valuation against any deferred tax assets as of December 31, 2023 and 2022, as it is more likely than not that the Company will be able to utilize these deferred tax assets in future periods as a result of our history of profitability, taxable income, and reversal of deferred tax liabilities.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 5 — Income taxes (cont.)

Income tax expense consists of the following for the years ended December 31:

	2023	2022
Current income taxes:
Federal	$1,136,505	$1,315,090
State	249,571	165,562
Total current income taxes	1,386,076	1,480,652

Deferred income taxes:
Federal	769,530	1,592,900
State	88,011	57,412
Total deferred income taxes (benefit)	857,541	1,650,312
Total income tax expense	$2,243,617	$3,130,964

The Company had no gross federal or state operating loss carry forwards as of December 31, 2023 or 2022.

The income tax provision differs from the amount determined by applying the U.S. federal tax rate as follows:

	2023	2022
Federal tax at statutory rate (21%)	$1,973,955	$2,841,317
State taxes, net of federal benefit	284,762	219,563
Change in effective income tax rate	—	39,033
Permanent differences to return	18,432	30,660
Other	(33,532)	391
Total income tax expense	$2,243,617	$3,130,964

The Company’s tax years 2019 and forward remain subject to examination by federal and state jurisdictions. The Company is not currently under an IRS examination as of the date these financials were available to be issued.

Note 6 — Line of credit

As of December 31, 2023 and 2022, the Company had an outstanding balance on a revolving line of credit of $3,450,129 and $6,255,457, respectively. The Company’s revolving line of credit is with a financial institution which provides for borrowings up to $14,000,000, (increased to $18,000,000 in a May 2022 amendment) subject to a borrowing base calculation of Qualified Accounts Receivable plus Qualified Rolling Stock (trucks, tractors, and trailers that transport goods in interstate commerce purchased on the line). Interest is payable monthly at the Prime Rate plus 0.75% per annum, but no less than 4% per annum (9.25% as of December 31, 2023). Borrowings against the line of credit are secured by all the Company’s assets and matures in December 2024, when all accrued interest and unpaid principal is due. Subsequent to year end, the Company entered into an amendment with the financial institution that extended the maturity date to March 30, 2025. The line of credit requires the Company to comply with certain restrictive covenants, including but not limited to a debt service coverage ratio, tangible net worth plus subordinated debt, and liabilities to tangible net worth plus subordinated debt ratio. In 2022, in connection with the litigation settlement, the line of credit was amended to agree to advance $3,025,000 to fund the litigation settlement (Note 13). Additionally, the amendment waived the covenant default for judgment in excess of $25,000 and waived the reporting default by extending the due date for the audited consolidated financial statements. The Company was in compliance with all other covenants for the years ended December 31, 2023 and 2022.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 7 — Long-term debt

Long-term debt consists of the following as of December 31:

	2023	2022
Equipment notes payable to financial institutions, requiring monthly and interest payments totaling $43,359. The notes bear interest ranging from 4.99% to 9.32%, mature between August 2024 November 2026 and are secured by the Company’s transportation equipment.	$991,676	$534,542

Note payable to a financial institution requiring monthly principal and interest payment of $6,751 and a balloon payment at maturity, bears interest at 6%, maturing December 2025. The note is secured by a mortgage on real property.	693,836	731,392

Equipment notes payable to a financial institution, requiring monthly principal and interest payments totaling $128,733. One note payable was used to refinance existing capital lease obligations in 2022. The notes bear interest ranging from 3.95% to 6.80%, mature between June 2024 and December 2028, and are secured by transportation equipment.	4,966,298	2,420,457
	6,651,810	3,686,391
Less: unamortized debt issuance costs	(16,633)	(29,748)
Less: current maturities	(1,599,699)	(886,955)
Total long-term debt	$5,035,478	$2,769,688

Future maturities of long-term debt are as follows:

For the years ending December 31:
2024	$1,599,699
2025	2,150,886
2026	1,499,685
2027	1,069,750
2028	331,790
Total	$6,651,810

The Company capitalized $0 and $17,616 of debt issuance costs during the years ended December 31, 2023 and 2022, respectively. Amortization expense related to the debt issuance costs totaled $13,115 and $38,392 for the years ended December 31, 2023 and 2022, respectively, and was recorded within interest expense on the consolidated statements of comprehensive income. As of December 31, 2023 and 2022, the assets that are pledged as collateral related to our debt obligations are $7,467,232 and $4,345,920, respectively and were recorded within property and equipment, net on the consolidated balance sheet.

Note 8 — Leases

Lessee — The Company leases real estate and equipment under operating and finance leases. The real estate operating leases, which generally have fixed payments with expiration dates ranging from one to three years and primarily include office buildings and trailers. The operating leases and finance leases for equipment, generally have fixed payments with expiration dates ranging from four to six years and include transportation equipment, such as trucks and trailers. The Company’s leases can include an option to extend the lease, or to terminate the lease early, which may include a termination penalty. The Company includes these options to extend or terminate the lease in the lease term when the Company is reasonably certain to exercise these options.

The Company has certain leases which have initial terms of twelve months or less (“short-term leases”). The Company elected to exclude these leases from recognition, and these leases have not been included in the Company’s recognized ROU assets and operating lease liabilities. The Company records rent expense related to the short-term leases within general, selling, and other operating expense on the consolidated statements of comprehensive income.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 8 — Leases (cont.)

The following table presents certain information related to lease costs for finance and operating leases for the years ended December 31:

	2023	2022
Operating lease costs:	$28,918	$177,742
Finance lease costs:
Amortization of finance lease assets	483,731	483,731
Interest on lease liabilities	201,072	323,420
Short-term lease costs	145,923	177,066
Total lease costs	$859,644	$1,161,959

As of December 31, 2023 and 2022, the weighted-average discount rate for operating leases was 0.86% for both years presented. The weighted-average remaining lease term as of December 31, 2023 and 2022, was less than a year and 1.22 years, respectively. As of December 31, 2023 and 2022, the weighted-average discount rate for finance leases was 9.26% and 9.19%, respectively and the weighted-average remaining lease term was 1.07 years and 2.03 years, respectively.

As of December 31, 2023, future maturities of the lease liabilities were as follows:

	Operating leases	Finance leases
For the years ending December 31:
2024	$4,458	$1,406,616
2025	—	290,285
2026	—	8,011
2027	—	—
2028	—	—
Total undiscounted cash flows	4,458	1,704,912
Less: present value factor	(2)	(125,792)
Total lease liabilities	4,456	1,579,120
Less: current portion –	(4,456)	(1,306,024)
Total long-term lease liabilities	$—	$273,096

As of December 31, 2023 and 2022, the right-of-use assets net book value related to the Company’s finance lease obligations totaled $3,535,854 and $4,019,585, respectively and were recorded within property and equipment, net on the consolidated balance sheet.

Lessor — The Company finances various types of transportation-related equipment to independent third parties under lease contracts which are generally for a term of one to three years and contain an option for the lessee to return or purchase the equipment at a bargain purchase price. The Company classifies these leases as a sales-type lease. The Company assesses a third party’s ability to pay based on the financial capacity and intention to pay, considering all relevant facts and circumstances, including past experiences with that third party or similar third parties. For those leases classified as sales-type leases where collectability is not probable at lease commencement, the Company does not derecognize the underlying asset, and the payments received for these leases are recorded as deposit liabilities. Deposit liabilities of $348,134 and $0 were reported in accrued liabilities on the consolidated balance sheet as of December 31, 2023 and 2022, respectively.

Lease receivables are carried at the aggregate of lease payments receivable plus the estimated residual value of the leased assets and any initial direct costs incurred to originate these leases, less unearned income, which is accreted to interest income over the lease term using the interest method. Lease receivables of $35,055 and $118,036 are reported as net investment in leases on the consolidated balance sheet as of December 31, 2023 and 2022, respectively.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 8 — Leases (cont.)

For the years ended December 31, 2023, and 2022, the Company recorded sales-type lease revenue of $25,000 and $60,094, respectively, within operating revenue on the consolidated statement of comprehensive income. For the years ended December 31, 2023, and 2022, the Company recorded interest income of $2,488 and $3,448, respectively, within interest expense, net on the consolidated statements of comprehensive income.

As of December 31, 2023, future minimum lease payments expected to be collected were as follows:

For the years ending December 31:
2024	$32,934
2025	2,698
2026	—
Total undiscounted cash payments	35,632
Less: present value factor	(577)
Total net investment in lease	35,055
Less: current portion	(32,374)
Total net investment in lease, less current portion	$2,681

Note 9 — Series A preferred stock

The Company is authorized to issue 10,000,000 shares of Series A preferred stock, which has a par value of $0.01 per share. The holders of Series A preferred stock are entitled to vote as common shareholders and have certain liquidation preferences to every other class or series of stock. The Series A preferred stock is redeemable at the option of the Series A preferred stockholders at the greater of the fair market value of the Series A preferred stock at the date of redemption or a value determined using a discounted cash flow model, as defined. The Series A preferred stock is convertible into common stock at the option of the holder and converts at a rate of one common share per share of Series A preferred stock. The Series A preferred stock will be mandatorily convertible upon the occurrence of a public offering, as defined in the stock agreement.

The Series A preferred stock earns a cumulative preferred return equal to 8% per annum on the sum of $1.00 per share invested plus accrued and unpaid Series A returns. The Series A returns accrue on a quarterly basis and will be fully cumulative, whether or not declared by the Company’s Board of Directors.

Since the holder of the Series A preferred stock has the option to redeem their shares at any time, the Series A preferred stock is considered contingently redeemable, and accordingly, is classified as mezzanine equity on the consolidated balance sheets as of December 31, 2023 and 2022.

The Series A preferred stock is recorded at its redemption of $8,880,672 and $12,933,092 as of December 31, 2023 and 2022, respectively. The accumulated but undistributed preferred returns were approximately $5,813,749 and $9,866,169 as of December 31, 2023 and 2022, respectively.

Activity related to the Series A preferred stock for the years ended December 31, 2023 and 2022 is as follows:

Balance as of December 31, 2021	$11,948,178
Accrued and unpaid dividend	984,914
Balance as of December 31, 2022	$12,933,092
Accrued and unpaid dividend	947,580
Dividend Paid	(5,000,000)
Balance as of December 31, 2023	$8,880,672

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 10 — Equity-based compensation

Phantom Stock Plan — In June 2018, the Company granted a phantom stock award of 565,463 units (the “Units”), of which 188,488 Units vested immediately, to a member of the Board of Directors of the Company. The remaining 376,975 Units will vest upon the occurrence of a change of control, as defined, and the Units are payable only in the event of a change of control. Based on their contingent nature, no accrual has been recognized in the consolidated financial statements.

Note 11 — Segment reporting

The Company’s business is organized into two operating segments, which represent the Company’s reportable segments. The Truckload segment offers automobile transport and contract services under an asset-based model. The Company’s contract service offering devotes the use of equipment to specific customers and provides transportation services through long-term contracts. The Company’s Brokerage segments offers transportation services utilizing an asset-light model focusing on outsourcing transportation of loads to third-party carriers.

The following table summarizes information about our reportable segments for the years ended December 31, 2023 and 2022:

	2023	2022
Revenues
Truckload, excluding fuel surcharge and other reimbursements	$38,475,802	$33,268,483
Truckload fuel surcharge and other reimbursements	4,927,753	6,297,435
Total Truckload	43,403,555	39,565,918

Brokerage, excluding fuel surcharge and other reimbursements	87,961,559	82,840,382
Brokerage fuel surcharge and other reimbursements	4,390,879	7,753,774
Total Brokerage	92,352,438	90,594,156
Total Operating Revenue	135,755,993	130,160,074

Operating Income
Truckload	289,389	3,314,178
Brokerage	10,064,064	11,379,413
Total Operating Income	$10,353,453	$14,693,591

Depreciation and Amortization
Truckload	$2,347,085	$2,230,791
Brokerage	176,886	58,235
Total Depreciation and Amortization	$2,523,971	$2,289,026

Note 12 — Retirement plan

The Company has a 401(k) Profit Sharing Plan (the “Plan”) which covers substantially all employees. Participating employees may elect to contribute, on a tax-deferred basis, a portion of their compensation, in accordance with Section 401(k) of the Internal Revenue Code. The Company is not required to match any employee contributions. Company contributions may be made to the Plan at the discretion of the Board of Directors and are payable after the close of the Company’s year-end. During the years ended December 31, 2023, and 2022, discretionary contributions totaled $283,000 and $287,000, respectively.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 13 — Commitments and contingencies

In September 2019, the Company was a defendant from an auto accident that occurred in August 2018. In October 2022, the Company and the plaintiff agreed on a settlement which would be paid through a combination of the Company’s insurance provider and the Company. The Company was responsible for $3,025,000 of the final settlement and funded the amount through the Company’s line of credit on November 22, 2022.

Note 14 — Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency within the current year presentation. These reclassifications have no effect on the results of operations.

Note 15 — Subsequent events

Management assessed subsequent events through March 5, 2024, the date which the financial statements were available for issuance.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Proficient Auto Transport, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Proficient Auto Transport, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of comprehensive income, shareholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Change in accounting principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases in 2022 due to the adoption of FASB Accounting Standards Update No. 2016-02 “Leases (Topic 842).”

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2023.

Tulsa, Oklahoma
December 20, 2023

PROFICIENT AUTO TRANSPORT, INC.
CONSOLIDATED BALANCE SHEETS
YEARS ENDED DECEMBER 31, 2022 AND 2021

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$3,624	$54,550
Accounts receivable, net	18,479,768	10,146,424
Net investment in leases, current portion	65,949	56,620
Maintenance supplies	668,928	353,641
Prepaid expenses and other current assets	2,308,819	2,554,431
Total current assets	21,527,088	13,165,666
Property and equipment, net	16,415,539	17,945,742
Operating right-of-use asset	33,375	—
Net investment in leases, net of current portion	52,087	52,910
Deferred tax asset, net	—	224,085
Deposits	911,188	368,142
Total assets	$38,939,277	$31,756,545

Liabilities, mezzanine equity and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,740,398	$1,122,638
Book overdraft	1,135,126	450,577
Accrued liabilities	6,304,948	5,113,788
Income tax payable	1,085,876	20,427
Settlement liability	—	3,025,000
Finance lease liabilities, current portion	1,244,490	—
Capital lease obligation, current portion	—	1,137,709
Operating lease liabilities, current portion	25,818	—
Long-term debt, current portion	886,955	786,347
Total current liabilities	12,423,611	11,656,486
Line of credit	6,255,457	9,807,478
Finance lease obligations, less current portion	1,579,120	—
Capital lease obligations, less current portion	—	2,823,610
Operating lease obligations, less current portion	7,952	—
Long-term debt, less current portion	2,769,688	3,390,868
Deferred tax liability, net	1,426,227	—
Total liabilities	24,462,055	27,678,442

Commitments and contingencies (Note 14)

Mezzanine equity:
Series A convertible, redeemable, preferred stock, $0.01 par value, 10,000,000 shares authorized, 3,066,923 shares issued and outstanding	12,933,092	11,948,178
Stockholders’ equity (deficit)
Common stock, $0.01 par value; 10,000,000 shares authorized; 392,825 shares issued and outstanding	3,928	3,928
Retained earnings (deficit)	1,540,202	(7,874,003)
Total stockholders’ equity (deficit)	1,544,130	(7,870,075)
Total liabilities, mezzanine equity and stockholders’ equity (deficit)	$38,939,277	$31,756,545

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PROFICIENT AUTO TRANSPORT, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the years ended December 31,
	2022	2021
Operating revenue	$130,160,074	$63,041,173

Operating expenses
Salaries, wages, and benefits	21,924,831	18,045,060
Fuel and fuel taxes	7,213,180	4,771,433
Purchased transportation	71,311,710	23,835,102
Truck expenses	7,063,977	6,367,554
Depreciation and amortization	2,289,026	2,275,758
Gain on Sale of Equipment	(47,847)	(106,098)
Insurance premiums and claims	2,549,198	2,693,497
Operating taxes and licenses	137,190	117,277
General, selling, and other operating expenses	3,025,218	2,515,911
Total operating expenses	115,466,483	60,515,494
Total operating income	14,693,591	2,525,679

Other (expense) income
Gain on forgiveness of Paycheck Protection Program loan	—	2,122,375
Interest expense, net	(1,163,508)	(1,125,296)
Total other (expense) income	(1,163,508)	997,079
Income before income taxes	13,530,083	3,522,758
Income tax expense	3,130,964	356,263
Net income	$10,399,119	$3,166,495
Other comprehensive income, net of tax	—	—
Comprehensive income	$10,399,119	$3,166,495

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PROFICIENT AUTO TRANSPORT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Shares		Retained earnings (deficit)	Total equity (deficit)
	Shares	Amount
Balance, December 31, 2020	392,825	$3,928	$(10,130,590)	$(10,126,662)
Accrued and unpaid dividends on Series A preferred stock	—	—	(909,908)	(909,908)
Net income	—	—	3,166,495	3,166,495
Balance, December 31, 2021	392,825	3,928	(7,874,003)	(7,870,075)
Accrued and unpaid dividends on Series A preferred stock	—	—	(984,914)	(984,914)
Net income	—	—	10,399,119	10,399,119
Balance, December 31, 2022	392,825	$3,928	$1,540,202	$1,544,130

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PROFICIENT AUTO TRANSPORT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the years ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$10,399,119	$3,166,495
Adjustments to reconcile net income to net cash provided by in operating activities:
Forgiveness on Paycheck Protection Program loan	—	(2,122,375)
Loss on forgiveness of related party note receivable	—	196,472
Bad debt (recoveries) expense	(9,712)	3,852
Depreciation and amortization expense	2,289,026	2,275,758
Gain on sale of equipment	(47,847)	(106,098)
Sales-type lease revenue	(60,094)	(27,526)
Interest income	(3,448)	—
Amortization of debt issuance costs	38,392	45,472
Deferred income tax expense	1,650,312	345,813
Operating lease expense	177,742	—
Changes in operating assets and liabilities
Accounts receivable	(8,323,632)	(3,278,012)
Net investment in leases	94,942	20,970
Maintenance supplies	(315,287)	(125,872)
Prepaid expenses and other current assets	245,612	230,300
Deposits	(543,046)	100,328
Accounts payable	617,760	484,788
Book overdraft	684,549	(176,059)
Accrued liabilities	1,191,160	25,047
Income tax payable	1,065,449	(5,266)
Settlement liability	(3,025,000)	—
Operating lease liabilities	(177,347)	—
Net cash provided by operating activities	5,948,650	1,054,087

Cash flows from investing activities:
Proceeds from sale of equipment	195,844	359,870
Purchases of property and equipment	(642,986)	(5,053,728)
Net cash used in investing activities	(447,142)	(4,693,858)

Cash flows from financing activities:
Proceeds from line of credit	119,103,397	66,360,135
Repayments of line of credit	(122,655,418)	(61,269,670)
Proceeds from long-term debt	—	13,791
Repayments of long-term debt	(845,088)	(305,273)
Repayment of finance lease obligations	(1,137,709)	(1,274,583)
Payment of debt issuance costs	(17,616)	—
Net cash (used in) provided by financing activities	(5,552,434)	3,524,400

Change in cash and cash equivalents during the year	(50,926)	(115,371)
Cash and cash equivalents, beginning of the year	54,550	169,921
Cash and cash equivalents, end of year	$3,624	$54,550

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,150,854	$1,062,316
Cash paid for income taxes	$415,203	$56,570

Supplemental disclosure of significant noncash investing and financing activities:
Addition of right-of-use asset upon adoption of ASC 842	$211,117	$—
Equipment financed through long-term debt	$303,740	$—
Equipment financed through capital lease obligations	—	$6,882,495
Refinance of capital lease obligation to long-term debt	—	$2,706,397

The accompanying notes to the consolidated financial statements are an integral part of these statements.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Nature of operations

Proficient Auto Transport, Inc. and its consolidated subsidiary (collectively, the “Company”, “we”, “us”, “our”, and similar expressions) primarily transports new automobiles for automobile manufacturers and/or their respective agents. The Company operates an asset-based truckload service on behalf of the manufacturers as well as various third-party logistics management companies or brokers. In addition, the Company provides third party logistics to other transportation companies under an asset-light freight model.

Note 2 — Summary of significant accounting policies

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions and accounts have been eliminated.

Use of Estimates — The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could be material. Significant estimates include useful lives of property and equipment, valuation allowance for deferred tax assets, and the allowance for doubtful accounts.

Cash and Cash Equivalents — Cash includes all highly investment instruments with an original maturity of three months or less. Cash balances with institutions may be in excess of Federal Deposit Insurance Corporation (“FDIC”) limits or may be invested in sweep accounts that are not insured by the institution, the FDIC, or any other government agency. As of December 31, 2022, and 2021, the Company did not have any cash or cash equivalents in excess of the FDIC limit.

Accounts Receivable — Accounts receivable represents customer obligations due under normal trade terms. The Company reviews accounts receivable on a continuing basis to determine if any receivables are potentially uncollectible. The Company writes off uncollectible receivables based on specifically identified amounts determined to be uncollectible. Based on the information available, the Company recorded an allowance for doubtful accounts of approximately $342,576 and $345,506 at December 31, 2022 and 2021, respectively. Actual write-offs could differ from management’s estimate.

Maintenance Supplies — Maintenance supplies consist primarily of parts, materials and supplies for servicing the Company’s revenue and service equipment that are held for maintenance on the Company’s transportation equipment and are not available for sale to the general public.

Deposits — The Company maintains deposits in a financial institution that, at times, exceed the $250,000 insured by the FDIC. The Company believes there is no significant risk with respect to these deposits. As of December 31, 2022 and 2021, the Company had no cash balances which exceeded FDIC insured limits.

Property and Equipment — Property and equipment is stated at cost. The Company depreciates its property and equipment using the straight-line method over the following estimated useful lives:

Asset Group	Useful Lives
Buildings and improvements	5 – 39 years
Furniture and equipment	2 – 7 years
Machinery and equipment	5 – 7 years
Software and computer equipment	3 – 5 years
Transportation equipment	5 – 10 years

Significant renewals and betterments are capitalized, while expenditures for normal repairs and maintenance are charged to expense as incurred.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of significant accounting policies (cont.)

Upon the retirement of property and equipment, the related asset cost and accumulated depreciation are removed from the accounts and any gain or loss is included in depreciation and amortization expense in the Company’s consolidated statements of comprehensive income.

The Company periodically evaluates the estimated useful lives and salvage values of its property and equipment, due to changes in business needs and expected usage of the equipment. During the year ended December 31, 2021, the Company completed a review of the estimated useful life of certain trucks and trailers, recorded within transportation equipment, and determined that the actual useful life was longer than the estimated useful life used for depreciation purposes in the Company’s consolidated financial statements. As a result, the Company changed its estimate of useful life for its transportation equipment from five to ten years and was accounted for as a change in accounting estimate on a prospective basis. The change in estimate was effective on July 1, 2021 and increased net income by approximately $1,031,671 for the year ended December 31, 2021.

Impairment of Long-Lived Assets — The Company reviews its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Expected future cash flows are used to analyze whether an impairment has occurred. If the sum of the expected undiscounted cash flows is less than the carrying value of the long-lived asset, then an impairment loss is recognized. We measure the impairment loss by comparing the fair value of the asset to its carrying value. Fair value is determined based on a discounted cash flow analysis or the appraised value of the assets, as appropriate. There was no indication of impairment for the years end December 31, 2022, and 2021.

Book overdraft — Book overdraft represents outstanding checks in excess of current cash levels. The Company funds its bank overdraft from its line of credit and operating cash flows.

Claims and Insurance Accruals — Claims and insurance accruals consist of cargo loss, physical damage, group health, liability (personal injury and property damage) and workers’ compensation claims and associated legal and other expenses within the Company’s established retention levels. Claims in excess of retention levels are generally covered by insurance in amounts the Company considers adequate. Claims accruals represent the uninsured portion of the loss and if we are the primary obligor, the insured portion of pending claims at December 31, 2022, and 2021, plus an estimated liability for incurred but not reported claims and the associated expense.

Accruals for cargo loss, physical damage, group health, liability and workers’ compensation claims are estimated based on the Company’s evaluation of the type and severity of individual claims and future development based on historical trends. During the year ended December 31, 2022, the Company became self-insured for its group health insurance plan. The amount recorded for the Company’s group health accrual as of December 31, 2022 was based in part upon actuarial studies performed by a third-party actuary. As of December 31, 2022, and 2021, the Company recorded total claims and insurance accruals of $2,053,138 and $1,893,196, respectively, within accrued liabilities on the consolidated balance sheet.

Revenue Recognition — The Company generates revenue primarily from shipments of automobiles through the Company’s Truckload and Brokerage operations. These shipments represent the Company’s performance obligations arising from contracts entered into with customers who are mostly automobile manufacturers. Revenue is recognized when the performance obligation is satisfied, which occurs over time with the transit of the shipments from origin to destination. Revenue is recognized in an amount that reflects the consideration that is expected to be received in exchange for the transportation and logistical services performed. The most significant judgment used in recognition of revenue is the determination of miles driven as the basis for determining the amount of revenue to be recognized for partially fulfilled obligations. Accessorial charges for fuel surcharges as well as other reimbursements are part of the consideration we receive for the single performance obligation of delivering shipments. Contracts entered into with our customers do not contain any material financing components.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of significant accounting policies (cont.)

In some instances, the Company outsources the transportation of the loads to third-party carriers. The Company is a principal in these arrangements, as we have the primary responsibility to meet the customer’s requirements and have discretion over the pricing of the services charged to the customer. In these instances, the Company records the revenue collected on a gross basis, and recognizes the corresponding costs incurred within purchased transportation on the consolidated statements of comprehensive income.

The Company does not typically incur incremental costs in obtaining a contract from its customers, however, if the Company did, the costs would be expensed as incurred due to the duration of the contract being less than one year.

The Company disaggregates revenue from contracts with its customers for Truckload and Brokerage operations between (1) revenue, before fuel surcharges and reimbursements and (2) fuel surcharges and reimbursements as follows:

	For the years ended December 31,
	2022	2021
Operating revenue
Revenue, before fuel surcharges and reimbursements	$116,108,865	$57,285,669
Fuel surcharges and reimbursements	14,051,209	5,755,504
Total operating revenue	$130,160,074	$63,041,173

Leases — The Company determines if an arrangement is a lease or contains a lease at inception and perform an analysis to determine whether the lease is an operating lease or a finance lease. The Company measures right-of-use (“ROU”) assets and lease liabilities at the lease commencement date based on the present value of the remaining lease payments. The Company uses the implicit rate when readily determinable. When the implicit rate is not readily determinable, the Company estimates an incremental borrowing rate based on the credit quality of the Company and by comparing interest rates available in the market for similar borrowings, and adjusting this amount based on the impact of collateral over the term of each lease. These rates are used to discount the remaining lease payments in measuring the ROU asset and lease liability.

Lease expense for operating leases is recognized on a straight-line basis over the lease term. For finance leases, the Company recognizes amortization expense from the amortization of the ROU asset and interest expense on the related lease liability. The Company does not separate lease and non-lease components of contracts. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet and lease expense is recognized on a straight-line basis over the lease term.

Advertising Costs — Advertising costs are expensed when incurred. Advertising costs totaled $32,089 and $39,799 for the years ended December 31, 2022 and 2021, respectively, and are included in general, selling and other operating expenses on the consolidated statements of comprehensive income.

Income Taxes — Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

The Company evaluates the need for a valuation allowance on deferred tax assets based on whether it believes that it is more likely than not all deferred tax assets will be realized. A consideration of future taxable income is made as well as on-going prudent feasible tax planning strategies in assessing the need for valuation allowances. In the event it is determined all or part of a deferred tax asset would not be able to be realized, management would record an adjustment to the deferred tax asset and recognize a charge against income at that time.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of significant accounting policies (cont.)

The Company’s estimate of the potential outcome of any uncertain tax issue is subject to its assessment of relevant risks, facts and circumstances existing at that time. The Company accounts for uncertain tax positions in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, and records a liability when such uncertainties meet the more likely than not recognition threshold. Potential accrued interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

Concentration of Credit Risks — For the year ended December 31, 2022, two of our largest customers accounted for approximately 66% of operating revenue. As of December 31, 2022 our largest customer had accounted for approximately 62% of gross accounts receivable.

For the year ended December 31, 2021, three of our largest customers accounted for approximately 72% of operating revenue. As of December 31, 2021, two of our largest customers accounted for approximately 80% of our gross accounts receivable. The Company performs ongoing credit evaluations and generally does not require collateral.

Fair value measurement — The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, line of credit, long-term debt and finance lease obligations. The carrying values of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximates fair values as the assets and liabilities are short-term in nature. The Company’s line of credit agreement includes borrowings under the Company’s revolving credit facility, for which the interest rates on borrowings are typically tied to short-term interest rates that adjust monthly, and as such, the carrying value approximates the fair value. Interest rates on borrowings under long-term debt and finance lease obligations approximate the interest rates that would currently be available to the Company under similar terms, and as such, carrying value approximates fair value.

Segment Reporting — In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise for which separate financial information is available and are regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The CODM primarily evaluates performance based on operational results from the services provided by the Company’s Truckload and Brokerage segments, which represent the Company’s operating segments for the years ended December 31, 2022 and 2021.

Recently Adopted Accounting Pronouncements — In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which supersedes the lease recognition requirements in Leases (Topic 840) and requires entities to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The Company adopted Topic 842 on January 1, 2022, using the modified retrospective transition method. In addition, the Company elected the practical expedients during transition which permitted the Company not to reassess under the new standard prior conclusions about the existence of a lease, lease classification, and initial direct costs. As a result of adopting Topic 842, the Company recognized operating right-of-use asset (“ROU”) of $211,117 and operating lease liabilities of $211,117 on January 1, 2022.

New Accounting Pronouncements — In June 2016, the FASB released ASU 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in the ASU require a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected, and credit losses relating to available-for-sale debt securities to be recorded through an allowance for credit losses. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and interim periods within fiscal years beginning after December 15, 2023, with early adoption of all amendments in the same period permitted. The Company is evaluating the consolidated financial statement implications of adopting ASU 2016-13 but does not believe it will have a material impact on its consolidated financial statements.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of significant accounting policies (cont.)

In March 2022, the FASB issued ASU No. 2022-02, Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The guidance was issued as improvements to ASU No. 2016-13 described above. The vintage disclosure changes require an entity to disclose current-period gross write-offs by year of origination for financing receivables. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The amendments should be applied prospectively. Early adoption of the amendments is permitted, including adoption in an interim period. The amendments will impact our disclosures but will not otherwise impact the consolidated financial statements. The Company is currently evaluating the new guidance.

Note 3 — Notes receivable, related party

In June 2018, the Company issued two loans to an officer for a total principal amount of $175,000. In March 2021, the outstanding principal and accrued interest receivable balance, totaling $196,472 was forgiven by the Company. The loss realized from such forgiveness is included salaries, wages, and benefits in the accompanying consolidated statements of comprehensive income.

Note 4 — Property and equipment

Property and equipment, at cost, consist of the following as of December 31:

	2022	2021
Land	$417,909	$417,910
Buildings and improvements	1,223,257	1,127,396
Furniture and equipment	135,841	109,930
Machinery and equipment	272,300	240,378
Software and computer equipment	770,221	693,235
Transportation equipment	30,141,020	30,690,513
	32,960,548	33,279,362
Less accumulated amortization and depreciation	(16,545,009)	(15,333,620)
Property and equipment, net	$16,415,539	$17,945,742

The Company recorded depreciation expense of $2,289,026 and $2,275,758 in the consolidated statements of comprehensive income for the years ended December 31, 2022, and 2021 respectively. The Company recorded a gain on the disposal of equipment for $47,847 and $106,098 for the years ended December 31, 2022, and 2021 respectively.

Note 5 — Accrued liabilities

Accrued liabilities consist of the following as of December 31:

	2022	2021
Claims and insurance accruals	$2,053,138	$1,893,196
Accrued salaries, wages, and benefits	883,863	1,045,391
Customer deposit	444,421	444,429
Other accrued expenses	2,923,526	1,730,772
Accrued liabilities	$6,304,948	$5,113,788

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 6 — Income taxes

Deferred income tax assets and liabilities consist of the following as of December 31:

	2022	2021
Deferred tax assets:
Allowance for doubtful accounts	$77,080	$81,367
Accrued claims liabilities	137,225	154,290
Accrued salaries and benefits	160,748	129,915
Settlement obligation	—	712,388
Other accrued liabilities	54,550	37,172
Charitable contributions carryforward	4,905	1,132
Federal net operating loss carryforward	—	267,797
State net operating loss carryforward	—	40,914
Total deferred tax asset	434,508	1,424,975
Deferred tax liabilities:
Prepaid expenses	(68,737)	(96,591)
Property and equipment, net	(1,791,998)	(1,104,299)
Total deferred tax liability	(1,860,735)	(1,200,890)
Net deferred tax (liability) asset	$(1,426,227)	$224,085

The Company did not record a valuation allowance against any deferred tax assets as of December 31, 2022 and 2021, as it is more likely than not that the Company will be able to utilize these deferred tax assets in future periods as a result of the reversal of deferred tax liabilities.

Income tax expense consists of the following for the years ended December 31:

	2022	2021
Current income taxes:
Federal	$1,315,090	$—
State	165,562	10,450
Total current income taxes	1,480,652	10,450

Deferred income taxes:
Federal	1,592,900	315,573
State	57,412	30,240
Total deferred income taxes	1,650,312	345,813
Total income tax expense	$3,130,964	$356,263

The Company had approximately $0 and $1,275,224 of gross federal operating loss carryforwards and $0 and $1,604,491 of gross state operating loss carry forwards as of December 31, 2022 and 2021, respectively.

The income tax provision differs from the amount determined by applying the U.S. federal tax rate as follows:

	2022	2021
Federal tax at statutory rate (21%)	$2,841,317	$739,779
State taxes, net of federal benefit	219,563	45,898
Change in effective income tax rate	39,033	—
Permanent differences to return	30,660	15,906
Gain on PPP loan forgiveness	—	(445,699)
Other	391	379
Total income tax expense	$3,130,964	$356,263

The Company’s tax years 2018 and forward remain subject to examination by federal and state jurisdictions. The Company is not currently under an IRS examination as of the date these financials were available to be issued.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 7 — Line of credit

As of December 31, 2022 and 2021, the Company had an outstanding balance on a revolving line of credit of $6,255,457 and $9,807,478, respectively. The Company’s revolving line of credit is with a financial institution which provides for borrowings up to $14,000,000, (increased to $18,000,000 in a May 2022 amendment) subject to a borrowing base calculation of Qualified Accounts Receivable plus Qualified Rolling Stock. Interest is payable monthly at the Prime Rate plus 0.75% per annum, but no less than 4% per annum (8.25% as of December 31, 2022). Borrowings against the line of credit are secured by all the Company’s assets and matures in September 2024, when all accrued interest and unpaid principal is due. Subsequent to year end, the Company entered into an October 2023 amendment with the financial institution that extended the maturity date to December 2024. The line of credit requires the Company to comply with certain restrictive covenants, including but not limited to a debt service coverage ratio, tangible net worth plus subordinated debt, and liabilities to tangible net worth plus subordinated debt ratio. In connection with the litigation settlement, the line of credit was amended in a November 2022 amendment to agree to advance $3,025,000 to fund the litigation settlement (Note 14). Additionally, the amendment waived the covenant default for judgment in excess of $25,000 and waived the reporting default by extending the due date for the audited consolidated financial statements. The Company was in compliance with all other covenants as of December 31, 2022 and 2021.

Note 8 — Long-term debt

Long-term debt consists of the following as of December 31:

	2022	2021
Equipment notes payable to financial institutions, requiring monthly and interest payments totaling $35,024. The notes bear interest ranging from 4.99% to 8.85%, mature between November 2022 and November 2026 and are secured by the Company’s transportation equipment.	$534,542	$781,897
Note payable to a financial institution requiring monthly principal and interest payment of $6,571, bears interest at 6%, maturing December 2025. The note is secured by a mortgage on real property.	731,392	766,736
Equipment notes payable entered into with a financial institution, requiring monthly principal and interest payments totaling $60,651. One note payable was used to refinance existing capital lease obligations. The notes bear interest ranging from 3.95% to 5.27%, mature between June 2024 and May 2027, and are secured by transportation equipment.	2,420,457	2,679,107
	3,686,391	4,227,740
Less: unamortized debt issuance costs	(29,748)	(50,525)
Less: current maturities	(886,955)	(786,347)
Total long-term debt	$2,769,688	$3,390,868

Future maturities of long-term debt are as follows:

For the years ending December 31:
2023	$886,955
2024	835,553
2025	1,335,808
2026	621,835
2027	6,240
Total	$3,686,391

The Company capitalized $17,616 and $0 of debt issuance costs during the years ended December 31, 2022 and 2021, respectively. Amortization expense related to the debt issuance costs totaled $38,392 and $45,472 for the years ended December 31, 2022 and 2021, respectively, and was recorded within interest expense on the consolidated statements of comprehensive income.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 9 — Leases

Lessee — The Company leases real estate and equipment under operating and finance leases. The real estate operating leases, which generally have fixed payments with expiration dates ranging from 1 to 3 years and primarily include office buildings and trailers. The operating leases and finance leases for equipment, generally have fixed payments with expiration dates ranging from 4 to 6 years and include transportation equipment, such as trucks and trailers. The Company’s leases can include an option to extend the lease, or to terminate the lease early, which may include a termination penalty. The Company includes these options to extend or terminate the lease in the lease term when the Company is reasonably certain to exercise these options.

The Company has certain leases which have initial terms of 12 months or less (“short-term”) leases. The Company elected to exclude these leases from recognition, and these leases have not been included in the Company’s recognized ROU assets and operating lease liabilities. The Company records rent expense related to the short-term leases within general, selling, and other operating expense on the consolidated statements of comprehensive income.

The following table presents certain information related to lease costs for finance and operating leases for the years ended December 31, 2022:

Operating lease costs:	$177,742
Finance lease costs:
Amortization of finance lease assets	770,645
Interest on lease liabilities	323,420
Short-term lease costs	177,066
Total lease costs	$1,448,873

As of December 31, 2022 the weighted-average discount rate for operating leases was 0.86% and the weighted-average remaining lease term was 1.22 years. As of December 31,2022, the weighted-average discount rate for finance leases was 9.19% and the weighted-average remaining lease term was 2.03 years.

As of December 31, 2022, future maturities of the lease liabilities were as follows:

	Operating leases	Finance leases
For the years ending December 31:
2023	$25,989	$1,461,129
2024	7,960	1,406,616
2025	—	290,285
2026	—	8,011
Total undiscounted cash flows	33,949	3,166,041
Less: present value factor	(179)	(342,431)
Total lease liabilities	33,770	2,823,610
Less: current portion	(25,818)	(1,244,490)
Total long-term lease liabilities	$7,952	$1,579,120

As of December 31, 2022, the right-of-use assets related to the Company’s finance lease obligations totaled $7,847,928 and were recorded within property and equipment, net on the consolidated balance sheet.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 9 — Leases (cont.)

As reported under ASC 840, the Company recorded total rent expense for certain transportation and real estate operating leases of $519,049. Future minimum contractual cash payments under the operating lease agreement as of December 31, 2021 were as follows:

For the years ending December 31:
2022	$177,807
2023	25,989
2024	7,960
Total	$211,756

As reported under ASC 840, the Company had capital lease obligations for certain transportation equipment. The future minimum payments required under the capitalized lease obligation as of December 31, 2021 were as follows:

For the years ending December 31:
2022	$1,461,129
2023	1,461,129
2024	1,406,616
2025	290,285
2026	8,011
Total undiscounted cash flows	4,627,170
Less: present value factor	(665,851)
Total lease liabilities	3,961,319
Less: current portion	(1,137,709)
Total long-term lease liabilities	$2,823,610

As of December 31, 2021, the transportation equipment related to the Company’s capital lease obligations totaled $7,847,928 and were recorded within property and equipment, net on the consolidated balance sheet. The Company recorded depreciation expense of $579,571 related to the transportation equipment under capital lease obligations for the year December 31, 2021.

Lessor — The Company finances various types of transportation-related equipment to independent third parties under lease contracts which are generally for a term of one to three years and contain an option for the lessee to return or purchase the equipment at a bargain purchase price. The Company classifies these leases as a sales-type lease, as the lessees are reasonably certain to exercise the bargain purchase option at the inception of the lease and collection of all future lease payments are considered probable. Lease receivables are carried at the aggregate of lease payments receivable plus the estimated residual value of the leased assets and any initial direct costs incurred to originate these leases, less unearned income, which is accreted to interest income over the lease term using the interest method. Lease receivables of $118,036 and $109,530 are reported as net investment in lease on the consolidated balance sheet as of December 31, 2022 and 2021, respectively.

For the years ended December 31, 2022 and 2021, the Company recorded sales-type lease revenue of $60,094 and $27,526, respectively, within Revenue, before fuel surcharges and reimbursements on the consolidated statement of comprehensive income. For the years ended December 31, 2022 and 2021, the Company recorded interest income of $3,448 and $0, respectively, within interest expense, net on the consolidated statements of comprehensive income.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 9 — Leases (cont.)

As of December 31, 2022, future minimum lease payments expected to be collected were as follows:

For the years ending December 31:
2023	$68,527
2024	49,119
2025	4,048
Total undiscounted cash payments	121,694
Less: present value factor	(3,658)
Total net investment in lease	118,036
Less: current portion	(65,949)
Total net investment in lease, less current portion	$52,087

Note 10 — Series A preferred stock

The Company is authorized to issue 10,000,000 shares of Series A preferred stock, which has a par value of $0.01 per share. The holders of Series A preferred stock are entitled to vote as common shareholders and have certain liquidation preferences to every other class or series of stock. The Series A preferred stock is redeemable at the option of the Series A preferred stockholders at the greater of the fair market value of the Series A preferred stock at the date of redemption or a value determined using a discounted cash flow model, as defined. The Series A preferred stock is convertible into common stock at the option of the holder and converts at a rate of one common share per share of Series A preferred stock. The Series A preferred stock will be mandatorily convertible upon the occurrence of a public offering, as defined in the stock agreement.

The Series A preferred stock earns a cumulative preferred return equal to 8% per annum on the sum of $1.00 per share invested plus accrued and unpaid Series A returns. The Series A returns accrue on a quarterly basis and will be fully cumulative, whether or not declared by the Company’s Board of Directors.

Since the holder of the Series A preferred stock has the option to redeem their shares at any time, the Series A preferred stock is considered contingently redeemable, and accordingly, is classified as mezzanine equity on the consolidated balance sheets as of December 31, 2022 and 2021.

The Series A preferred stock is recorded at its redemption of $12,933,092 and $11,948,178 as of December 31, 2022 and 2021, respectively. The accumulated but undistributed preferred returns were approximately $9,866,169 and $8,881,255 as of December 31, 2022 and 2021, respectively.

Activity related to the Series A preferred stock for the years ended December 31, 2022 and 2021 is as follows:

Balance as of December 31,2020	$11,038,270
Accrued and unpaid dividend	909,908
Balance as of December 31,2021	11,948,178
Accrued and unpaid dividend	984,914
Balance as of December 31,2022	$12,933,092

Note 11 — Equity-based compensation

Phantom Stock Plan — In June 2018, the Company granted a phantom stock award of 565,463 units (the “Units”), of which 188,488 Units vested immediately, to a member of the Board of Directors of the Company. The remaining 376,975 Units will vest upon the occurrence of a change of control, as defined, and the Units are payable only in the event of a change of control. Based on their contingent nature, no accrual has been recognized in the consolidated financial statements.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 12 — Segment reporting

The Company’s business is organized into two operating segments, which represent the Company’s reportable segments. The Truckload segment offers automobile transport and contract services under an asset-based model. The Company’s contract service provides transportation services by devoting the use of equipment to specific customers. The Company’s Brokerage segment offers transportation services utilizing an asset-light model focusing on outsourcing transportation of loads to third-party carriers.

The following table summarizes information about our reportable segments for the years ended December 31, 2022 and 2021:

	2022	2021
Operating revenue:
Truckload	$33,268,483	$29,699,318
Truckload fuel surcharge and other reimbursements	6,297,435	4,194,439
Total Truckload revenue	39,565,918	33,893,757

Brokerage	82,840,382	27,586,351
Brokerage fuel surcharge and other reimbursements	7,753,774	1,561,065
Total Brokerage revenue	90,594,156	29,147,416
Total operating revenue	$130,160,074	$63,041,173

Operating income:
Truckload	$3,314,178	$1,377,464
Brokerage	11,379,413	1,148,215
Total operating income	$14,693,591	$2,525,679
	2022	2021
Depreciation and amortization:
Truckload	$2,230,791	$2,233,227
Brokerage	58,235	42,531
Total depreciation and amortization	$2,289,026	$2,275,758

Note 13 — Retirement plan

The Company has a 401(k) Profit Sharing Plan (the “Plan”) which covers substantially all employees. Participating employees may elect to contribute, on a tax-deferred basis, a portion of their compensation, in accordance with Section 401(k) of the Internal Revenue Code. The Company is not required to match any employee contributions. Company contributions may be made to the Plan at the discretion of the Board of Directors and are payable after the close of the Company’s year-end. During the years ended December 31, 2022 and 2021, discretionary contributions totaled $287,000 and $228,166, respectively.

Note 14 — Commitments and contingencies

In September 2019, the Company was a defendant from an auto accident that occurred in August 2018. In October 2022, the Company and the plaintiff agreed on and executed a settlement which would be paid through a combination of the Company’s insurance provider and the Company. The Company was responsible for $3,025,000 of the final settlement and funded the amount through the Company’s line of credit on November 22, 2022.

PROFICIENT AUTO TRANSPORT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 15 — Subsequent events

On September 14, 2023, the Board of Directors approved and declared a dividend in the amount of $5,000,000 to the holders of the Series A Preferred Shares. The dividends were paid in three installments of $4,469,831 on September 14, 2023, $450,422 on September 15, 2023 and $79,747 on September 21, 2023.

On December 20, 2023, the Company entered into a stock purchase agreement with Proficient Auto Logistics, a Delaware corporation (“PAL” or the “parent”), and PAL Stock Acquiror, Inc., a Delaware corporation and wholly owned subsidiary of PAL (the “purchaser”). Pursuant to the terms of the stock purchase agreement, the purchaser will obtain 75% of the Company’s outstanding shares in exchange for cash consideration. The stock purchase agreement will be consummated concurrently with the closing of an underwriting initial public offering (“IPO”) of PAL. Upon consummation of the stock purchase agreement, the Company will contribute the remaining 25% of the outstanding shares to the purchaser in exchange for shares in the newly publicly traded parent.

Management assessed subsequent events through December 20, 2023, the date on which the financial statements were available for issuance.

Independent Auditors’ Report

To the Stockholder
Delta Automotive Services, Inc. and Affiliates
Bound Brook, New Jersey

Opinion

We have audited the accompanying Combined Financial Statements of Delta Automotive Services, Inc. and Affiliates, which comprise the Combined Balance Sheets as of December 31, 2023 and 2022, and the related Combined Statements of Operations, Changes in Stockholders’ and Members’ Equity, and Cash Flows for the years then ended, and the related Notes to the Combined Financial Statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Automotive Services, Inc. and Affiliates as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Delta Automotive Services, Inc. and Affiliates and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, Management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Delta Automotive Services, Inc. and Affiliates’ ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Delta Automotive Services, Inc. and Affiliates internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by Management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events considered in the aggregate, that raise substantial doubt about Delta Automotive Services, Inc. and Affiliates’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ BKC, CPAS, PC
BKC, CPAS, PC

February 29, 2024
Flemington, New Jersey

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Combined Balance Sheets
December 31,

ASSETS
	2023	2022
Current assets
Cash and cash equivalents	$4,717,643	$5,092,298
Accounts receivable, net	5,768,042	4,876,044
Prepaid expenses and other current assets	442,870	430,390
Total current assets	10,928,555	10,398,732
Property and equipment, net	21,004,927	15,380,823
Due from related parties	989,964	1,241,574
Deposits	48,041	52,041
Total assets	$32,971,487	$27,073,170

LIABILITIES, STOCKHOLDERS’ EQUITY AND MEMBERS’ EQUITY

	2023	2022
Current liabilities
Accounts payable	$3,392,764	$2,981,602
Long-term debt, current portion	5,462,922	4,570,207
Total current liabilities	8,855,686	7,551,809
Long-term liabilities
Long-term debt, less current portion net	15,977,670	13,919,138
Due to related parties	—	1,295,500
Stockholder loans	—	310,106
Total liabilities	24,833,356	23,076,553
Stockholders’ and Members’ equity
Common stock, no par value; 2,500 shares authorized; 100 shares issued and outstanding	2,000	2,000
Retained earnings	3,578,215	1,472,644
Member’s equity	4,557,916	2,521,973
Total stockholders’ and members’ equity	8,138,131	3,996,617
Total liabilities, stockholders’ equity and members’ equity	$32,971,487	$27,073,170

See accompanying notes to the combined financial statements.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Combined Statements of Operations
For the Years Ended December 31,

	2023	2022
Operating revenue
Revenue, before Fuel and fuel taxes surcharges	$55,116,241	$44,642,697

Operating expenses
Salaries, wages and benefits	14,142,856	11,820,467
Fuel and fuel taxes	5,741,495	6,032,118
Purchased transportation	15,316,968	10,380,777
Truck expenses	2,190,594	2,321,828
Depreciation and amortization	6,033,129	5,502,155
Insurance premiums and claims	3,434,289	2,703,804
Operating taxes and licenses	2,298,865	1,848,605
General, selling, and other operating expenses	2,040,632	986,008
Total operating expenses	51,198,828	41,595,762
Operating income	3,917,413	3,046,935

Other income (expense)
Gain on sale of fixed assets	1,470,739	1,797,638
Interest expense, net	(1,143,541)	(862,348)
Total other income (expense)	327,198	935,290
Income before income taxes	4,244,611	3,982,225
Income tax expense	543,703	323,035
Net income	$3,700,908	$3,659,190

See accompanying notes to the combined financial statements.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Combined Statements of Changes in Stockholders’ and Members’ Equity
For the Years Ended December 31, 2023 and 2022

	Common Stock	Retained Earnings	Member’s Equity	Total Stockholders’ Equity
Balance – January 1, 2022	$2,000	$503,810	$542,610	$1,048,420
Distributions	—	(710,993)	—	(710,993)
Net income	—	1,679,827	1,979,363	3,659,190
Balance – December 31, 2022	2,000	1,472,644	2,521,973	3,996,617
Distributions	—	(1,250,817)	—	(1,250,817)
Contributions	—	1,691,423	—	1,691,423
Net income	—	1,664,965	2,035,943	3,700,908
Balance – December 31, 2023	$2,000	$3,578,215	$4,557,916	$8,138,131

See accompanying notes to the combined financial statements.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Combined Statements of Cash Flows
For the Years Ended December 31,

	2023	2022
Cash flows from operating activities
Net income	$3,700,908	$3,659,190
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,033,129	5,502,155
Credit losses	19,800	17,000
Gain on sale of property and equipment	(1,470,739)	(1,797,638)
Increase in assets
Accounts receivable	(911,798)	(797,908)
Prepaid expenses	(12,480)	(111,802)
Deposits	4,000	(20,753)
Increase in liabilities
Accounts payable and accrued expenses	411,162	1,091,927
Total adjustments	4,073,074	3,882,981
Net cash provided by operating activities	7,773,982	7,542,171

Cash flows from investing activities
Purchase of property and equipment	(2,986,556)	(348,646)
Proceeds from sale of property and equipment	2,027,897	2,763,000
Stockholder loans	—	(2,489)
Due from related parties (net)	(1,043,890)	461,718
Net cash provided by (used in) investing activities	(2,002,549)	2,873,583

Cash flows from financing activities
Distributions to stockholder	—	(710,993)
Contributions from stockholder	130,500	—
Proceeds from long-term debt	—	84,470
Principal payments on long-term debt	(6,276,588)	(6,578,396)
Net cash used in financing activities	(6,146,088)	(7,204,919)
Net increase (decrease) in cash and cash equivalents	(374,655)	3,210,835
Cash and cash equivalents – beginning of year	5,092,298	1,881,463
Cash and cash equivalents – end of year	$4,717,643	$5,092,298

See accompanying notes to the combined financial statements.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 1 — Summary of significant accounting policies

Nature of operations

Delta Automotive Services, Inc. (Delta) is a transporter of vehicles. Delta’s operating facility and corporate offices are located in Bound Brook, New Jersey. Delta’s customers are principally in the automotive industry and are located throughout the eastern United States.

Delta Automotive Brokers, LLC (Brokers) provides logistical support for Delta Brokers’ operations located in Bound Brook, New Jersey.

North East Fleet Services, Inc. (North) is a provider of maintenance services to Delta. North’s operating facility is located in Bound Brook, New Jersey.

JTS Realty Investment Company, LLC (JTS) is a holding company for the building in which Delta operates in, located in Bound Brook, New Jersey.

Principles of combination

The Combined Financial Statements include the accounts of Delta (a New Jersey S-Corporation), Brokers (a New Jersey Limited Liability Company), North (a New Jersey S-Corporation) and JTS (a New Jersey Limited Liability Company). The Companies are related by common ownership. All intercompany balances and transactions have been eliminated during combination. Collectively, the entities are referred to as the Company or the Companies, throughout the Combined Notes to the Financial Statements.

Use of estimates

The preparation of Combined Financial Statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable

In the normal course of business and subject to credit evaluations, the Company extends credit to substantially all its customers. Typically, the Company does not require collateral from its customers. Credit losses are provided for utilizing the current expected credit loss model methodology. This model requires Management’s evaluation of credit losses utilizing historical experience, current market conditions and future forecasts. The allowance for credit losses as of December 31, 2023 and December 31, 2022, was $121,700 and $105,200, respectively.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 1 — Summary of significant accounting policies (cont.)

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The estimated lives used for computing depreciation are as follows:

Estimated Useful Life
Buildings	40 years
Improvements	10 years
Office equipment	7 years
Furniture and fixtures	7 years
Tools and equipment	5 years
Trucks	5 years
Vehicles	5 years

Repair and maintenance costs are expensed, while additions and betterments are capitalized.

Revenue recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers, the transaction price for sales is determined based on the consideration to which the Company will be entitled in exchange for transferring goods. Since the Company’s contracts contain a single performance obligation, delivery of products, the transaction price is allocated to that single performance obligation. Sales revenue is recognized at a point in time when the performance obligation is satisfied, which is generally upon the delivery of an automobile to a specified car dealership. The Company recognizes sales revenue on its primary business activity of transporting automobiles at the time of delivery of the automobiles to the respective car dealerships. This is the point in time when their performance obligations are fully satisfied.

Advertising

Advertising expenses related to the marketing of the Company’s services are expensed in the period incurred. Advertising costs for the years ended December 31, 2023 and December 31, 2022, was $27,080 and $31,131, respectively.

Income taxes

Delta and North have elected S-Corporation status under the Internal Revenue Code. This election allows the income of Delta and North to be taxed to the Company’s shareholders on their respective individual income tax returns.

Brokers and JTS are limited liability companies and are treated as single member LLCs for Federal and State income tax purposes. Consequently, income taxes are not payable by, or provided for in the financial statement, as the members are taxed individually. Net income or loss is allocated among the members in accordance with the terms of the operating agreement.

New Jersey has enacted the Pass-Through Business Alternative Tax Act (BAIT). This act creates an election for pass-through entities (PTE’s) to pay New Jersey income tax at the entity level and creates a corresponding individual income tax credit for the members of the PTE’s. The BAIT is an annual election to be made by all owners of the PTE. During the year ended December 31, 2022, Delta elected to pay the BAIT tax. For the year ended December 31, 2022, a total of $265,000 was paid and is included in provision for income taxes.

Generally, tax returns prior to 2020 are no longer subject to examination by tax authorities.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 1 — Summary of significant accounting policies (cont.)

Change in accounting standard

ASU 2016-02: The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases. This ASU recognizes as a liability, non-cancellable leases. The liability is offset by an amortizable asset called a right to use. This ASU was adopted effective January 1, 2022; however, there was no asset or liability to record as a result of such adoption.

ASU 2016-13: The FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments in 2016. This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts. This applies to all financial assets including trade accounts receivable and notes receivable.

Reclassification of prior year presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on previously reported results of operations or stockholders’ equity.

Note 2 — Concentration of credit risk

The Company maintains several cash accounts with a bank, which are insured by the Federal Deposit Insurance Corporation (FDIC). From time to time these cash accounts could have balances in excess of the insurance limitation. At December 31, 2023 and 2022 the Company had approximately $4,094,000 and $4,821,000, respectively in uninsured cash in its accounts.

Note 3 — Property and equipment

Property and equipment consist of the following as of December 31:

	2023	2022
Building	$1,855,734	$1,855,734
Land	844,266	844,266
Improvements	2,462,254	2,462,254
Office equipment	167,284	644,492
Furniture and fixtures	328,370	303,272
Tools and equipment	671,201	58,548
Trucks	34,893,551	25,917,485
Vehicles	274,741	481,254
Total property and equipment	41,497,401	32,567,305
Less: accumulated depreciation	20,492,474	17,186,482
Total property and equipment, net	$21,004,927	$15,380,823

Depreciation expense for the years ended December 31, 2023 and December 31, 2022 was $6,033,129 and $5,502,155, respectively.

Note 4 — Due from related parties

The entity has advanced funds to related parties in the amount of $989,964 and $1,241,574 as of December 31, 2023 and 2022, respectively. There are no repayment terms for the advances.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 5 — Lines of credit

The Company maintains a line of credit in the amount of $500,000 with a bank. The line bears interest at the daily prime rate plus .25%. Interest only is payable monthly. The line of credit matures June 30, 2024, and is collateralized by the assets of the Company. At both December 31, 2023 and 2022, there were no borrowings on the line of credit.

The daily prime rate at December 31, 2023 and December 31, 2022 was 8.50% and 7.50%, respectively.

Note 6 — Long-term debt

Long-term debt consists of the following as of December 31:

	2023	2022
In May 2020, the Company secured a $150,000 loan from the United States Small Business Administration (SBA) under its Economic Injury Disaster Loan assistance program (EIDL). In October 2021, the loan was increased to $1,850,000. Monthly installment payments of $9,110 including principal and interest began twelve months from the date of disbursement. The note bears interest of 3.75% and matures in June 2050. This loan is unsecured	$1,776,966	$1,854,854
In July 2018, the Company entered into a mortgage with Unity bank in the amount of $2,647,500. The mortgage calls for monthly payments of $18,890 starting August 2019. The mortgage bears interest at 5.75% and matures in December 2039. The mortgage is secured by the Bound Brook property	2,400,880	2,484,917
Notes payable, financing companies, payable in total monthly installments of $62,438 including interest ranging from 0.00% to 5.95%. The notes were paid off during the year ended December 31, 2023. The notes were secured by transportation equipment	—	1,043,967
Notes payable, financing companies, payable in total monthly installments of $74,200, including interest ranging from 4.75% to 5.79%, the notes are scheduled to mature from January through December 2024. The notes are secured by transportation equipment	464,465	1,400,594
Notes payable, financing companies, payable in total monthly installments of $124,403, including interest ranging from 1.90% to 5.99%, the notes are scheduled to mature from January through December 2025. The notes are secured by transportation equipment	2,369,358	3,916,630
Notes payable, financing companies, payable in total monthly installments of $91,702, including interest ranging from 4.25% to 6.63%, the notes are scheduled to mature from January through December 2026. The notes are secured by transportation equipment	2,551,586	3,530,512
Notes payable, financing companies, payable in total monthly installments of $75,029, including interest ranging from 3.85% to 7.90%, the notes are scheduled to mature from January through December 2027. The notes are secured by transportation equipment	2,927,169	3,610,401
Notes payable, financing companies, payable in total monthly installments of $171,218, including interest ranging from 3.95% to 8.25%, the notes are scheduled to mature from January through December 2028. The notes are secured by transportation equipment	7,840,204	647,470
Note payable, financing company, payable in total monthly installments of $22,034 including interest of 7.00%. The note is scheduled to mature from January through December 2029. The note is secured by transportation equipment	1,109,964	—

Total long-term debt	21,440,592	18,489,345
Less: current maturities	5,462,922	4,570,207
Long-term debt, net of current maturities	$15,977,670	$13,919,138

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 6 — Long-term debt (cont.)

The future minimum principal payments for the remaining years ending December 31 are as follows:

2024	$5,462,922
2025	4,820,839
2026	3,486,676
2027	2,857,117
2028	1,379,378
Thereafter	3,433,660

Note 7 — Stockholder loans

The majority Stockholder had advanced funds to the Company in the form of noninterest bearing loans. As of December 31, 2022, the balance loaned to the Company amounted to $310,106. During the year ended December 31, 2023, all outstanding stockholder loan balances were converted to capital contributions.

Note 8 — Employee retirement plan

The Company provides a 401(k) Plan to provide retirement benefits for its employees. At the Company’s discretion, a matching contribution may be made by the Company of up to 50% of the first 3% of each employee’s contributions, subject to maximums allowed by law. Employer matching contributions for the years ended December 31, 2023 and December 31, 2022, were $154,455 and $57,508, respectively.

Note 9 — Major supplier

A major supplier is defined as one generating 10% or greater of the Company’s cost of goods sold or accounts payable. For the year ended December 31, 2023, one supplier accounted for a total of approximately 11% of accounts payable. No supplier accounted for more than 10% of total supply costs. For the year ended December 31, 2022, two suppliers accounted for a total of approximately 27% of accounts payable. No supplier accounted for more than 10% of total supply costs.

Note 10 — Major customer

A major customer is defined as one generating 10% or greater of the Company’s net sales or accounts receivable. For the year ended December 31, 2023, five customers accounted for a total of approximately 79% of the net sales and four customers accounted for approximately 81% of accounts receivable. For the year ended December 31, 2022, four customers accounted for a total of approximately 66% of the net sales and four customers accounted for approximately 74% of accounts receivable.

Note 11 — Related party transactions

Delta paid rent of $312,000 and $288,000 to JTS during the years ended December 31, 2023 and 2022, respectively, and the amounts were eliminated from the statements of income. The portion of the right of use asset and lease liability related to the rent was also eliminated from the balance sheet and statement of income.

Note 12 — Supplemental disclosure of cash flow information

Cash paid during the year ended December 31:

	2023	2022
Interest	$1,283,365	$816,801
Taxes	$781,843	$2,443

During the years ended December 31, 2023 and December 31, 2022, the Company acquired equipment and vehicles via third party financing totaling $9,227,835 and $2,776,904, respectively.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 12 — Supplemental disclosure of cash flow information (cont.)

During the year ended December 31, 2023, the Company elected to forgive certain intercompany transactions and convert them to either capital contributions or distributions depending on the balance. For the year ended December 31, 2023, non-cash capital contributions totaled $1,560,923 and non-cash distributions totaled $1,250,817.

Note 13 — Subsequent events

The owner of Delta Automotive Services, Inc. has entered into an Agreement to sell all of Delta Automotive Services, Inc., Delta Automotive Brokers, LLC, and North East Fleet Services, Inc. to an unaffiliated third-party purchaser. The transaction is subject to a number of closing conditions.

The Company’s Management has determined that no material events or transactions occurred subsequent to December 31, 2023, and through February 29, 2024, the date of the Company’s financial statement issuance, which requires additional disclosure in the Company’s financial statements.

Independent Auditors’ Report on Supplemental Information

To the Stockholder

Delta Automotive Services, Inc., and Affiliates

Bound Brook, New Jersey

We have audited the Combined Financial Statements of Delta Automotive Services, Inc. and Affiliates as of and for the years ended December 31, 2023 and 2022, and have issued our report thereon dated February 29, 2024, which contained an unqualified opinion on the financial statements. Our audit was performed for the purpose of forming an opinion on the Combined Financial Statements as a whole. The Schedules of Combining Balance Sheets and Operations are presented for the purposes of additional analysis and are not a required part of the Combined Financial Statements. Such information is the responsibility of Management and was derived from and relates directly to the underlying accounting and other records used to prepare the Combined Financial Statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ BKC, CPAS, PC
BKC, CPAS, PC

February 29, 2024

Flemington, New Jersey

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedules of Combining Balance Sheets
December 31, 2023

ASSETS

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Current assets
Cash and cash equivalents	$4,717,643	$—	$4,692,477	$8,839	$—	$16,327
Accounts receivable, net	5,768,042	(101,106)	5,741,304	—	127,844	—
Prepaid expenses and other current assets	442,870	—	158,104	—	256,660	28,106
Total current assets	10,928,555	(101,106)	10,591,885	8,839	384,504	44,433

Property and equipment, net	21,004,927	—	16,125,595	—	22,451	4,856,881
Due from related parties	989,964	(6,722,387)	—	6,722,387	—	989,964
Deposits	48,041	—	48,041	—	—	—
Right-of-use asset – operating leases, net	—	(5,402,000)	5,402,000	—	—	—
Total assets	$32,971,487	$(12,225,493)	$32,167,521	$6,731,226	$406,955	$5,891,278

LIABILITIES, STOCKHOLDERS’ EQUITY, AND MEMBER’S EQUITY

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Current liabilities
Accounts payable	$3,392,764	$(10,821)	$949,884	$2,173,310	$267,242	$13,149
Long-term debt, current portion	5,462,922	—	5,368,069	—	—	94,853
Current portion of lease liability – operating leases	—	(204,542)	204,542	—	—	—
Total current liabilities	8,855,686	(215,363)	6,522,495	2,173,310	267,242	108,002

Long-term liabilities
Long-term debt, less current portion net	15,977,670	—	13,671,643	—	—	2,306,027
Due to related parties	—	(6,722,387)	6,722,387	—	—	—
Lease liability – operating leases, net	—	(5,287,743)	5,287,743	—	—	—
Total liabilities	24,833,356	(12,225,493)	32,204,268	2,173,310	267,242	2,414,029

Stockholders’ and Member’s equity
Common stock, no par value; 2,500 shares 100 shares issued and outstanding	2,000	—	1,000	—	1,000	—
Retained earnings (accumulated deficit)	3,578,215	—	(37,747)	—	138,713	3,477,249
Member’s equity	4,557,916	—	—	4,557,916	—	—
Total stockholders’ and member’s equity	8,138,131	—	(36,747)	4,557,916	139,713	3,477,249
Total liabilities, stockholders’ equity, and member’s equity	$32,971,487	$(12,225,493)	$32,167,521	$6,731,226	$406,955	$5,891,278

See independent auditors’ report on supplemental information.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedules of Combining Balance Sheets — (Continued)
December 31, 2022

ASSETS

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Current assets
Cash and cash equivalents	$5,092,298	$—	$4,730,531	$70,628	$23,775	$267,364
Accounts receivable, net	4,876,044	(3,683)	4,834,673	—	45,054	—
Prepaid expenses and other current assets	430,390	—	172,832	—	226,294	31,264
Total current assets	10,398,732	(3,683)	9,738,036	70,628	295,123	298,628

Property and equipment, net	15,380,823	—	10,890,459	—	34,760	4,455,604
Due from related parties	1,241,574	(6,820,532)	3,403,733	4,646,373	—	12,000
Deposits	52,041	—	52,041	—	—	—
Right-of-use asset – operating leases, net	—	(5,635,638)	5,635,638	—	—	—
Total assets	$27,073,170	$(12,459,853)	$29,719,907	$4,717,001	$329,883	$4,766,232

LIABILITIES, STOCKHOLDERS’ EQUITY, AND MEMBER’S EQUITY

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Current liabilities
Accounts payable	$2,981,602	$(3,683)	$869,965	$1,920,488	$181,683	$13,149
Long-term debt, current portion	4,570,207	—	4,570,207	—	—	—
Current portion of lease liability – operating lease	—	(200,496)	200,496	—	—	—
Total current liabilities	7,551,809	(204,179)	5,640,668	1,920,488	181,683	13,149

Long-term liabilities
Long-term debt, less current portion net	13,919,138	—	11,434,221	—	—	2,484,917
Due to related parties	1,295,500	(6,820,532)	4,646,373	268,000	973,268	2,228,391
Stockholder loans	310,106	—	81,426	6,540	222,140	—
Lease liability – operating leases, net	—	(5,492,285)	5,492,285	—	—	—
Total liabilities	23,076,553	(12,516,996)	27,294,973	2,195,028	1,377,091	4,726,457

Stockholders’ and Member’s equity:
Common stock, no par value; 2,500 shares authorized; 100 shares issued and outstanding	2,000	—	1,000	—	1,000	—
Retained earnings (accumulated deficit)	1,472,644	57,143	2,423,934	—	(1,048,208)	39,775
Member’s equity	2,521,973	—	—	2,521,973	—	—
Total stockholders’ and member’s equity	3,996,617	57,143	2,424,934	2,521,973	(1,047,208)	39,775
Total liabilities, stockholders’ equity, and member’s equity	$27,073,170	$(12,459,853)	$29,719,907	$4,717,001	$329,883	$4,766,232

See independent auditors’ report on supplemental information.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedules of Combining Operations
For the Year Ended December 31, 2023

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Operating revenue
Revenue, before Fuel and fuel taxes surcharges	$55,116,241	$(1,816,535)	$33,941,954	$20,959,699	$1,719,123	$312,000

Operating expenses
Salaries, wages and benefits	14,142,856	—	11,384,732	2,056,099	702,025	—
Fuel and fuel taxes	5,741,495	—	5,741,236	—	259	—
Purchased transportation	15,316,968	—	54,079	15,195,873	67,016	—
Truck expenses	2,190,594	(1,504,535)	2,554,859	—	1,072,280	67,990
Depreciation and amortization	6,033,129	—	5,886,128	—	12,309	134,692
Insurance premiums and claims	3,434,289	—	3,229,686	75,388	129,215	—
Operating taxes, tolls and licenses	2,298,865	—	2,240,409	—	187	58,269
General, selling, and other operating expenses	2,040,632	(312,000)	2,259,311	868	73,747	18,706
Allocated overhead	—	—	(1,595,528)	1,595,528	—	—
Total operating expenses	51,198,828	(1,816,535)	31,754,912	18,923,756	2,057,038	279,657
Operating income	3,917,413	—	2,187,042	2,035,943	(337,915)	32,343

Other income (expense)
Gain on sale of fixed assets	1,470,739	—	1,470,739	—	—	—
Interest expense, net	(1,143,541)	—	(986,199)	—	(14,697)	(142,645)
Total other income (expense)	327,198	—	484,540	—	(14,697)	(142,645)

Income before income taxes	4,244,611	—	2,671,582	2,035,943	(352,612)	(110,302)
Income tax expense (benefit)	543,703	—	541,828	—	1,875	—
Net income (loss)	$3,700,908	$—	$2,129,754	$2,035,943	$(354,487)	$(110,302)

See independent auditors’ report on supplemental information.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedules of Combining Operations — (Continued)
For the Year Ended December 31, 2022

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Operating revenue
Revenue, before Fuel and fuel taxes surcharges	$44,642,697	$(1,416,268)	$27,921,271	$16,301,660	$1,548,034	$288,000

Operating expenses
Salaries, wages and benefits	11,820,467	(421,693)	8,808,930	2,774,891	658,339	—
Fuel and fuel taxes	6,032,118	(158)	6,032,047	—	229	—
Purchased transportation	10,380,777	—	40,458	10,308,109	32,210	—
Truck expenses	2,321,828	(660,419)	1,912,898	—	974,968	94,381
Depreciation and amortization	5,502,155	—	5,387,721	—	16,242	98,192
Insurance premiums and claims	2,703,804	—	2,495,052	47,247	160,384	1,121
Operating taxes, tolls and licenses		—	1,795,844	—	166	52,595
General, selling, and other operating expenses	986,008	(391,141)	1,319,755	99	57,295	—
Allocated overhead	1,848,605	—	(1,191,951)	1,191,951	—	—
Total operating expenses	41,595,762	(1,473,411)	26,600,754	14,322,297	1,899,833	246,289
Operating income	3,046,935	57,143	1,320,517	1,979,363	(351,799)	41,711

Other income (expense)
Gain on sale of fixed assets	1,797,638	—	1,797,638	—	—	—
Interest expense, net	(862,348)	—	(703,547)	—	(11,406)	(147,395)
Total other income (expense)	935,290	—	1,094,091	—	(11,406)	(147,395)

Income before income taxes	3,982,225	57,143	2,414,608	1,979,363	(363,205)	(105,684)
Income tax expense (benefit)	323,035	—	321,395	—	1,640	—
Net income (loss)	$3,659,190	$57,143	$2,093,213	$1,979,363	$(364,845)	$(105,684)

See independent auditors’ report on supplemental information.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedule of Combining Balance Sheets (without JTS)
December 31, 2023

ASSETS

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.
Current assets
Cash and cash equivalents	$4,701,316	$—	$4,692,477	$8,839	$—
Accounts receivable, net	5,768,042	(101,106)	5,741,304	—	127,844
Prepaid expenses and other current assets	414,764	—	158,104	—	256,660
Total current assets	10,884,122	(101,106)	10,591,885	8,839	384,504

Property and equipment, net	16,148,046	—	16,125,595	—	22,451
Due from related parties	—	(6,722,387)	—	6,722,387	—
Deposits	48,041	—	48,041	—	—
Right-of-use asset – operating leases, net	5,402,000	—	5,402,000	—	—
Total assets	$32,482,209	$(6,823,493)	$32,167,521	$6,731,226	$406,955

LIABILITIES, STOCKHOLDERS’ EQUITY, AND MEMBER’S EQUITY

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.
Current liabilities
Accounts payable	$3,289,330	$(101,106)	$949,884	$2,173,310	$267,242
Long-term debt, current portion	5,368,069	—	5,368,069	—	—
Current portion of lease liability – operating leases	204,542	—	204,542	—	—
Total current liabilities	8,861,941	(101,106)	6,522,495	2,173,310	267,242

Long-term liabilities
Long-term debt, less current portion net	13,671,643	—	13,671,643	—	—
Due to related parties	—	(6,722,387)	6,722,387	—	—
Stockholder loans	—	—	—	—	—
Lease liability – operating leases, net	5,287,743	—	5,287,743	—	—
Total liabilities	27,821,327	(6,823,493)	32,204,268	2,173,310	267,242

Stockholders’ and Member’s equity authorized;
100 shares issued and outstanding	2,000	—	1,000	—	1,000
Retained earnings (accumulated deficit)	100,966	—	(37,747)	—	138,713
Member’s equity	4,557,916	—	—	4,557,916	—
Total stockholders’ and member’s equity	4,660,882	—	(36,747)	4,557,916	139,713
Total liabilities, stockholders’ equity, and member’s equity	$32,482,209	$(6,823,493)	$32,167,521	$6,731,226	$406,955

See independent auditors’ report on supplemental information.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedule of Combining Operations (without JTS)
For the Year Ended December 31, 2023

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.
Operating revenue
Revenue, before Fuel and fuel taxes surcharges	$55,116,241	$(1,504,535)	$33,941,954	$20,959,699	$1,719,123

Operating expenses
Salaries, wages and benefits	14,142,856	—	11,384,732	2,056,099	702,025
Fuel and fuel taxes	5,741,495	—	5,741,236	—	259
Purchased transportation	15,316,968	—	54,079	15,195,873	67,016
Truck expenses	2,122,604	(1,504,535)	2,554,859	—	1,072,280
Depreciation and amortization	5,898,437	—	5,886,128	—	12,309
Insurance premiums and claims	3,434,289	—	3,229,686	75,388	129,215
Operating taxes and licenses	2,240,596	—	2,240,409	—	187
General, selling, and other operating expenses	2,333,926	—	2,259,311	868	73,747
Allocated overhead	—	—	(1,595,528)	1,595,528	—
Total operating expenses	51,231,171	(1,504,535)	31,754,912	18,923,756	2,057,038
Operating income	3,885,070	—	2,187,042	2,035,943	(337,915)

Other income (expense)
Gain on sale of fixed assets	1,470,739	—	1,470,739	—	—
Interest expense, net	(1,000,896)	—	(986,199)	—	(14,697)
Total other income (expense)	469,843	—	484,540	—	(14,697)

Income before income taxes	4,354,913	—	2,671,582	2,035,943	(352,612)
Income tax expense (benefit)	543,703	—	541,828	—	1,875

Net income (loss)	$3,811,210	$—	$2,129,754	$2,035,943	$(354,487)

See independent auditors’ report on supplemental information.

Independent Auditors’ Report

To the Stockholder

Delta Automotive Services, Inc. and Affiliates

Bound Brook, New Jersey

Opinion

We have audited the accompanying Combined Financial Statements of Delta Automotive Services, Inc. and Affiliates, which comprise the Combined Balance Sheets as of December 31, 2022, and 2021, and the related Combined Statements of Operations, Changes in Stockholders’ Equity, and Cash Flows for the years then ended, and the related Notes to the Combined Financial Statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Automotive Services, Inc. and Affiliates as of December 31, 2022, and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Delta Automotive Services, Inc. and Affiliates and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, Management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Delta Automotive Services, Inc. and Affiliates ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Delta Automotive Services, Inc. and Affiliates internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by Management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events considered in the aggregate, that raise substantial doubt about Delta Automotive Services, Inc. and Affiliates’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ BKC, CPAS, PC
BKC, CPAS, PC

November 21, 2023

Flemington, New Jersey

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Combined Balance Sheets

December 31,

ASSETS
	2022	2021
Current assets
Cash and cash equivalents	$5,092,298	$1,881,463
Accounts receivable, net	4,876,044	4,095,136
Prepaid expenses and other current assets	399,126	287,324
Total current assets	10,367,468	6,263,923
Property and equipment, net	15,380,823	18,722,790
Due from related parties	1,241,574	1,255,792
Deposits	83,305	62,552
Total assets	$27,073,170	$26,305,057
LIABILITIES, STOCKHOLDERS’ EQUITY, AND MEMBER’S EQUITY

	2022	2021
Current liabilities
Accounts payable	$2,981,602	$1,889,675
Long-term debt, current portion	4,659,888	4,829,467
Total current liabilities	7,641,490	6,719,142
Long-term liabilities
Long-term debt, less current portion net	13,829,457	17,376,900
Due to related parties	1,295,500	848,000
Stockholder loans	310,106	312,595
Total liabilities	23,076,553	25,256,637
Stockholders’ and Members’ equity
Common stock, no par value; 2,500 shares authorized; 100 shares issued and outstanding	2,000	2,000
Member’s equity	2,521,973	542,610
Retained earnings	1,472,644	503,810
Total stockholders’ and members’ equity	3,996,617	1,048,420
Total liabilities, stockholders’ equity, and members’ equity	$27,073,170	$26,305,057

See accompanying notes to the combined financial statements.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Combined Statements of Operations
For the Years Ended December 31,

	2022	2021
Operating revenue
Revenue, before Fuel and fuel taxes surcharges	$44,642,697	$33,450,874
Total operating revenue	44,642,697	33,450,874

Operating expenses
Salaries, wages and benefits	11,702,263	10,975,317
Fuel and fuel taxes	6,032,118	3,897,577
Purchased transportation	10,381,043	7,860,837
Truck expenses	2,345,678	2,137,841
Depreciation and amortization, net of gain on sale of equipment	3,704,517	5,073,348
Insurance premiums and claims	2,778,485	2,662,668
Operating taxes and licenses	302,539	337,474
General, selling, and other operating expenses	2,551,481	2,189,446
Total operating expenses	39,798,124	35,134,508
Operating income	4,844,573	(1,683,634)

Other (expense) income
Payroll Protection Program loan forgiveness	—	1,840,396
Grant income	—	15,000
Interest expense, net	(862,348)	(1,161,232)
Total other (expense) income	(862,348)	694,164
Income before income taxes	3,982,225	(989,470)
Income tax expense (benefit)	323,035	4,173
Net income (loss)	$3,659,190	$(993,643)

See accompanying notes to the combined financial statements.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Combined Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2022 and 2021

	Common Stock	Retained Earnings	Member’s Equity	Total Shareholder’s Equity
Balance – January 1, 2021	$2,000	$1,916,276	$432,732	$2,351,008
Stockholder distributions	—	(308,945)	—	(308,945)
Net (loss) income	—	(1,103,521)	109,878	(993,643)
Balance – December 31, 2021	2,000	503,810	542,610	1,048,420
Stockholder distributions	—	(710,993)	—	(710,993)
Net income	—	1,679,827	1,979,363	3,659,190
Balance – December 31, 2022	$2,000	$1,472,644	$2,521,973	$3,996,617

See accompanying notes to the combined financial statements.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Combined Statements of Cash Flows
For the Years Ended December 31,

	2022	2021
Cash flows from operating activities
Net income (loss)	$3,659,190	$(993,643)
Adjustments to reconcile net income (loss) to net cash provided by operating activities Depreciation and amortization	5,502,155	5,855,164
Bad debt expense	17,000	21,665
Gain on sale of property and equipment	(1,797,638)	(781,816)
Paycheck Protection Program loan forgiveness	—	(1,840,396)
Increase in assets
Accounts receivable	(797,908)	(602,119)
Prepaid expenses	(111,802)	(87,484)
Deposits	(20,753)	(164)
Increase in liabilities
Accounts payable and accrued expenses	1,091,927	86,480
Total adjustments	3,882,981	2,651,330
Net cash provided by operating activities	7,542,171	1,657,687

Cash flows from investing activities
Purchase of property and equipment	(348,646)	(309,674)
Proceeds from sale of property and equipment	2,763,000	1,354,500
Stockholder loans	(2,489)	(6,847)
Due from related parties (net)	461,718	(138,472)
Net cash provided by investing activities	2,873,583	899,507

Cash flows from financing activities
Proceeds from Paycheck Protection Program loan	—	1,840,396
Distributions to stockholder	(710,993)	(308,945)
Proceeds from long-term debt	84,470	1,850,000
Principal payments on long-term debt	(6,578,396)	(6,447,733)
Net cash used in financing activities	(7,204,919)	(3,066,282)
Net increase (decrease) in cash and cash equivalents	3,210,835	(509,088)
Cash and cash equivalents – beginning of year	1,881,463	2,390,551
Cash and cash equivalents – end of year	$5,092,298	$1,881,463

See accompanying notes to the combined financial statements.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 1 — Summary of significant accounting policies

Nature of operations

Delta Automotive Services, Inc. (Delta) is a transporter of vehicles. Delta’s operating facility and corporate offices are located in Bound Brook, New Jersey. Delta’s customers are principally in the automotive industry and are located throughout the eastern United States.

North East Fleet Services, Inc. (North) is a provider of maintenance services to Delta. North’s operating facility located in Bound Brook, New Jersey.

Delta Automotive Brokers, LLC (Brokers) provides logistical support for Delta Brokers’ operations located in Bound Brook, New Jersey.

JTS Realty Investment Company, LLC (JTS) is a holding company for the building in which Delta operates in, located in Bound Brook, New Jersey.

Principles of combination

The Combined Financial Statements include the accounts of Delta (a New Jersey S-Corporation), North (a New Jersey S-Corporation), Brokers (a New Jersey Limited Liability Company) and JTS (a New Jersey Limited Liability Company). The Companies are related by common ownership. All intercompany balances and transactions have been eliminated during combination. Collectively, the entities are referred to as the Company or the Companies, throughout the Combined Notes to the Financial Statements.

Use of estimates

The preparation of Combined Financial Statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable

In the normal course of business and subject to credit evaluations, the Company extends credit to substantially all its customers. Typically, the Company does not require collateral from its customers. Bad debts are provided for on the allowance method based on historical experience and Management’s evaluation of outstanding accounts receivable. Accounts receivable are written-off when they have been deemed uncollectible. Allowance for doubtful accounts for the years ended December 31, 2022 and December 31, 2021 was $105,200 and $88,200, respectively.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 1 — Summary of significant accounting policies (cont.)

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The estimated lives used for computing depreciation are as follows:

Estimated Useful Life
Buildings	40 years
Improvements	10 years
Office equipment	7 years
Furniture and fixtures	7 years
Tools and equipment	5 years
Trucks	5 years
Vehicles	5 years

Repair and maintenance costs are expensed, while additions and betterments are capitalized.

Revenue recognition

The Company recognizes revenue from services when the services are performed.

Advertising

Advertising expenses related to the marketing of the Company’s services are expensed in the period incurred. Advertising costs for the years ended December 31, 2022 and December 31, 2021 was $31,131 and $30,422, respectively.

Income taxes

Delta and North have elected S-Corporation status under the Internal Revenue Code. This election allows the income of Delta and North to be taxed to the Company’s shareholders on their respective individual income tax returns.

Brokers and JTS are limited liability companies and are treated as single member LLCs for Federal and State income tax purposes. Consequently, income taxes are not payable by, or provided for in the financial statement, as the members are taxed individually. Net income or loss is allocated among the members in accordance with the terms of the operating agreement.

New Jersey has enacted the Pass-Through Business Alternative Tax Act (BAIT). This act creates an election for pass-through entities (PTE’s) to pay New Jersey income tax at the entity level and creates a corresponding individual income tax credit for the members of the PTE’s. The BAIT is an annual election to be made by all owners of the PTE. During the year ended December 31, 2022, Delta elected to pay the BAIT tax. For the year ended December 31, 2022, a total of $265,000 was paid and is included in provision for income taxes.

Generally, tax returns prior to 2019 are no longer subject to examination by tax authorities.

Change in accounting standard

ASU 2016-02: The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases. This ASU recognizes as a liability, non-cancellable leases. The liability is offset by an amortizable asset called a right to use. This ASU was adopted in the year ended December 31, 2022.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 2 — Concentration of credit risk

The Company maintains several cash accounts with a bank, which are insured by the Federal Deposit Insurance Corporation (FDIC). From time to time these cash accounts could have balances in excess of the insurance limitation. At December 31, 2022 and 2021 the Company had $4,806,000 and $1,481,000, respectively in uninsured cash in its accounts.

Note 3 — Property and equipment

Property and equipment consist of the following as of December 31:

Building	$1,855,734	$1,855,734
Land	$844,266	$844,266
Improvements	2,462,254	2,462,254
Office equipment	644,494	690,156
Furniture and fixtures	303,272	303,272
Tools and equipment	58,548	41,590
Trucks	25,917,482	27,376,842
Vehicles	481,255	457,335
Total property and equipment	32,567,305	34,031,449
Less: accumulated depreciation	17,186,482	15,308,659
Total property and equipment, net	$15,380,823	$18,722,790

Depreciation expense for the years ended December 31, 2022 and December 31, 2021 was $5,502,155 and $5,855,164, respectively.

Note 4 — Due from related parties

The entity has advanced funds to related parties in the amount of $1,241,574 and $1,255,792 for the years ending December 31, 2022 and 2021, respectively. There are no repayment terms for the advances.

Note 5 — Lines of credit

The Company maintains a line of credit in the amount of $500,000 with a bank. The line bears interest at the daily prime rate plus .25%. Interest only is payable monthly. The line of credit matures June 30, 2023, and is collateralized by the assets of the Company. At December 31, 2022 and December 31, 2021, the borrowings against the line were $0.

The daily prime rate at December 31, 2022 and December 31, 2021 was 7.75% and 3.50%, respectively.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 6 — Long-term debt

Long-term debt consists of the following as of December 31:

	2022	2021
In May 2020, the Company secured a $150,000 loan from the United States Small Business Administration (SBA) under its Economic Injury Disaster Loan assistance program (EIDL). In October 2021, the loan was increased to $1,850,000. Monthly installment payments of $9,982 including principal and interest begin twelve months from the date of disbursement. The note bears interest of 3.75% and matures in June 2050. This loan is unsecured.	$1,854,854	$1,850,000
In July 2018, the Company entered into a mortgage with Unity bank in the amount of $2,647,500. The mortgage calls for monthly payments of $18,890 starting August 2019. The mortgage bears interest at 5.75% and matures in December 2039. The mortgage is secured by the Bound Brook property.	2,484,917	2,564,204
Note payable, financing company, payable in total monthly installments of $5,398 including interest of 5.19%, the note matured and was paid off in 2022.	—	32,016
Note payable, financing company, payable in total monthly installments of $3,696 including interest of 5.25%, the note matured and was paid off in 2023. The note was secured by transportation equipment.	—	48,113
Notes payable, financing company, payable in total monthly installments of $80,490, including interest ranging from 3.75% to 8.15%, the notes matured January through December 2024. The notes are secured by transportation equipment.	$1,531,741	$3,529,014
Notes payable, financing company, payable in total monthly installments of $155,405 including interest ranging from 0.00% to 6.25%, the notes mature January through December 2025. The notes are secured by transportation equipment.	4,724,635	7,261,750
Notes payable, financing company, payable in total monthly installments of $93,676 including interest ranging from 0.00% to 6.45%, the notes mature January through December 2026. The notes are secured by transportation equipment.	3,635,327	5,035,021
Notes payable, financing company, payable in total monthly installments of $80,074 including interest ranging from 3.85% to 4.75%, the notes mature January through December 2027. The notes are secured by transportation equipment.	3,888,784	1,886,249
Notes payable, financing company, payable in total monthly installments of $6,466 including interest of 6.75%, the notes mature January through December 2028. The notes are secured by transportation equipment.	369,087	—
Total long-term debt	18,489,345	22,206,367
Less: current maturities	4,659,888	4,829,467
Long-term debt, net of current maturities	$13,829,457	$17,376,900

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 6 — Long-term debt (cont.)

The future minimum principal payments for the remaining years ending December 31 are as follows:

2023	$4,659,888
2024	4,489,713
2025	3,281,569
2026	1,506,780
2027	795,311
Thereafter	3,756,084

Note 7 — Stockholder loans

The majority Stockholder has advanced funds to the Company in the form of noninterest bearing loans. As of December 31, 2022, and December 31, 2021, the balance loaned to the Company amounted to $310,106 and $312,595, respectively. There are no repayment terms for these loans.

Note 8 — Paycheck Protection Program loan

The Company received two Paycheck Protection Program loans in the amount of $1,747,834 and $92,562 during the year ended December 31, 2021. The full amount of the loans were forgiven. The Company recognized the forgiveness of loans as other income for the year ended December 31, 2021.

Note 9 — Employee retirement plan

The Company provides a 401(k) Plan to provide retirement benefits for its employees. At the Company’s discretion, a matching contribution may be made by the Company of up to 50% of the first 3% of the employee’s contributions, subject to maximums allowed by law. Employer matching contributions for the years ended December 31, 2022 and December 31, 2021 were $57,508 and $53,979, respectively.

Note 10 — Major supplier

A major supplier is defined as one generating 10% or greater of the Company’s cost of goods sold or accounts payable. For the year ended December 31, 2022, two suppliers accounted for a total of approximately 27% of accounts payable. No vendor accounted for more than 10% of total supply costs. For the year ended December 31, 2021, one supplier accounted for a total of approximately 25% of accounts payable. No vendor accounted for more than 10% of total supply costs.

Note 11 — Major customer

A major customer is defined as one generating 10% or greater of the Company’s net sales or accounts receivable. For the year ended December 31, 2022, four customers accounted for a total of approximately 66% of the net sales and four customers accounted for approximately 74% of accounts receivable. For the year ended December 31, 2021, four customers accounted for a total of approximately 62% of the net sales and two customers accounted for approximately 53% of accounts receivable.

Note 12 — Related party transactions

Delta paid rent of $288,000 to JTS during the years ended December 31, 2022 and 2021, and the amounts were eliminated from the statements of income. The portion of the right of use asset and lease liability related to the related party rent was also eliminated from the balance sheet and statement of income.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES

Notes to the Combined Financial Statements

Note 13 — Supplemental disclosure of cash flow information

Cash paid during the year ended December 31:

	2022	2021
Interest	$816,801	$1,160,460
Taxes	$2,443	$4,173

During the years ended December 31, 2022 and December 31, 2021, the Company acquired equipment and vehicles totaling $2,776,904 and $2,465,003, respectively. These purchases were acquired by third party financing.

Note 14 — Subsequent events

The owner of Delta Automotive Services, Inc. has entered into an Agreement to sell all of Delta Automotive Services, Inc., Delta Automotive Brokers, LLC, and North East Fleet Services, Inc. to an unaffiliated third-party purchaser. The transaction is subject to a number of closing conditions.

The Company’s Management has determined that no material events or transactions occurred subsequent to December 31, 2022, and through November 21, 2023, the date of the Company’s financial statement issuance, which requires additional disclosure in the Company’s financial statements.

Independent Auditors’ Report on Supplemental Information

To the Stockholder

Delta Automotive Services, Inc. and Affiliates

Bound Brook, New Jersey

We have audited the Combined Financial Statements of Delta Automotive Services, Inc. and Affiliates as of and for the years ended December 31, 2022, and 2021, and have issued our report thereon dated November 21, 2023, which contained an unqualified opinion on the financial statements. Our audit was performed for the purpose of forming an opinion on the Combined Financial Statements as a whole. The Schedules of Combining Balance Sheet and Operations are presented for purposes of additional analysis and are not a required part of the Combined Financial Statements. Such information is the responsibility of Management and was derived from and relates directly to the underlying accounting and other records used to prepare the Combined Financial Statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ BKC, CPAS, PC
BKC, CPAS, PC

November 21, 2023
Flemington, New Jersey

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedules of Combining Balance Sheet
December 31, 2022

ASSETS

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Current assets
Cash and cash equivalents	$5,092,298	$—	$4,730,531	$70,628	$23,775	$267,364
Accounts receivable, net	4,876,044	(3,683)	4,834,673	—	45,054	—
Prepaid expenses and other current assets	399,126	—	172,832	—	226,294	—
Total current assets	10,367,468	(3,683)	9,738,036	70,628	295,123	267,364

Property and equipment, net	15,380,823	—	10,890,459	—	34,760	4,455,604
Due from related parties	1,241,574	(6,820,532)	3,403,733	4,646,373	—	12,000
Deposits	83,305	—	52,041	—	—	31,264
Right-of-use asset – operating leases, net	—	(5,635,638)	5,635,638	—	—	—
Total assets	$27,073,170	$(12,459,853)	$29,719,907	$4,717,001	$329,883	$4,766,232

LIABILITIES, STOCKHOLDER’S EQUITY, AND MEMBER’S EQUITY

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Current liabilities
Accounts payable	$2,981,602	$(3,683)	$869,965	$1,920,488	$181,683	$13,149
Long-term debt, current portion	4,659,888	—	4,570,207	—	—	89,681
Current portion of lease liability – operating leases	—	(200,496)	200,496	—	—	—
Total current liabilities	7,641,490	(204,179)	5,640,668	1,920,488	181,683	102,830

Long-term liabilities
Long-term debt, less current portion net	13,829,457	—	11,434,221	—	—	2,395,236
Due to related parties	1,295,500	(6,820,532)	4,646,373	268,000	973,268	2,228,391
Stockholder loans	310,106	—	81,426	6,540	222,140	—
Lease liability – operating leases, net	—	(5,492,285)	5,492,285	—	—	—
Total liabilities	23,076,553	(12,516,996)	27,294,973	2,195,028	1,377,091	4,726,457

Stockholders’ and Members’ equity Common stock, no par value; 2,500 shares authorized; 100 shares issued and outstanding	2,000	—	1,000	—	1,000	—
Member’s equity	2,521,973	—	—	2,521,973	—	—
Retained earnings (accumulated deficit)	1,472,644	57,143	2,423,934	—	(1,048,208)	39,775
Total stockholders’ and members’ equity	3,996,617	57,143	2,424,934	2,521,973	(1,047,208)	39,775
Total liabilities, stockholders’ equity, and members’ equity	$27,073,170	$(12,459,853)	$29,719,907	$4,717,001	$329,883	$4,766,232

See independent auditors’ report on supplemental information.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedules of Combining Balance Sheet — (Continued)
December 31, 2021

ASSETS

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Current assets
Cash and cash equivalents	$1,881,463	$—	$1,433,474	$2,285	$35,456	$410,248
Accounts receivable, net	4,095,136	(20,796)	4,009,629	—	106,303	—
Prepaid expenses and other current assets	287,324	—	176,837	—	110,487	—
Total current assets	6,263,923	(20,796)	5,619,940	2,285	252,246	410,248

Property and equipment, net	18,722,790	—	14,134,950	—	34,044	4,553,796
Due from related parties	1,255,792	(3,729,482)	2,837,916	2,135,358	—	12,000
Deposits	62,552	—	48,041	—	—	14,511
Total assets	$26,305,057	$(3,750,278)	$22,640,847	$2,137,643	$286,290	$4,990,555

LIABILITIES, STOCKHOLDER’S EQUITY, AND MEMBER’S EQUITY

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Current liabilities
Accounts payable	$1,889,675	$(20,796)	$447,691	$1,320,493	$142,287	$—
Long-term debt, current portion	4,829,467	—	4,750,180	—	—	79,287
Total current liabilities	6,719,142	(20,796)	5,197,871	1,320,493	142,287	79,287

Long-term liabilities
Long-term debt, less current portion net	17,376,900	—	14,891,983	—	—	2,484,917
Due to related parties	848,000	(3,729,482)	2,135,358	268,000	604,227	1,569,897
Stockholder loans	312,595	—	83,915	6,540	222,140	—
Total liabilities	25,256,637	(3,750,278)	22,309,127	1,595,033	968,654	4,134,101

Stockholders’ and Members’ equity:
Common stock, no par value; 2,500 shares authorized; 100 shares issued and outstanding	2,000	—	1,000	—	1,000	—
Member’s equity	542,610	—	—	542,610	—	—
Retained earnings (accumulated deficit)	503,810	—	330,720	—	(683,364)	856,454
Total stockholders’ and members’ equity	1,048,420	—	331,720	542,610	(682,364)	856,454
Total liabilities, stockholders’ equity, and members’ equity	$26,305,057	$(3,750,278)	$22,640,847	$2,137,643	$286,290	$4,990,555

See independent auditors’ report on supplemental information.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedules of Combining Operations
For the Year Ended December 31, 2022

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Operating revenue
Revenue, before Fuel and fuel taxes surcharges	$44,642,697	$(1,416,268)	$27,921,271	$16,301,660	$1,548,034	$288,000
Total operating revenue	44,642,697	(1,416,268)	27,921,271	16,301,660	1,548,034	288,000

Operating expenses
Salaries, wages and benefits	11,702,263	(421,693)	8,689,293	2,774,891	659,772	—
Fuel and fuel taxes	6,032,118	(158)	6,032,047	—	229	—
Purchased transportation	10,381,043	—	40,724	10,308,109	32,210	—
Truck expenses	2,345,678	(660,419)	1,936,748	—	974,968	94,381
Depreciation and amortization, net of gain on sale of equipment	3,704,517	—	3,590,083	—	16,242	98,192
Insurance premiums and claims	2,778,485	—	2,569,733	47,247	160,384	1,121
Operating taxes and licenses	302,539	—	249,778	—	166	52,595
General, selling, and other operating expenses	2,551,481	(391,141)	2,886,661	99	55,862	—
Allocated overhead	—	—	(1,191,951)	1,191,951		—
Total operating expenses	39,798,124	(1,473,411)	24,803,116	14,322,297	1,899,833	246,289
Operating income	4,844,573	57,143	3,118,155	1,979,363	(351,799)	41,711

Other (expense) income
Interest expense, net	(862,348)	—	(703,547)	—	(11,406)	(147,395)
Total other (expense) income	(862,348)	—	(703,547)	—	(11,406)	(147,395)

Income before income taxes	3,982,225	57,143	2,414,608	1,979,363	(363,205)	(105,684)
Income tax expense (benefit)	323,035	—	321,395	—	1,640	—
Net income (loss)	$3,659,190	$57,143	$2,093,213	$1,979,363	$(364,845)	$(105,684)

See independent auditors’ report on supplemental information.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedules of Combining Operations — (Continued)
For the Year Ended December 31, 2021

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.	JTS Realty Investment Company, LLC
Operating revenue
Revenue, before Fuel and fuel taxes surcharges	$33,450,874	$(1,214,778)	$23,393,501	$9,454,867	$1,529,284	$288,000
Total operating revenue	33,450,874	(1,214,778)	23,393,501	9,454,867	1,529,284	288,000

Operating expenses
Salaries, wages and benefits	10,975,317	(265,246)	9,238,457	1,440,079	562,027	—
Fuel and fuel taxes	3,897,577	(99)	3,897,671	—	5	—
Purchased transportation	7,860,837	—	26,683	7,825,110	9,044	—
Truck expenses	2,137,841	(415,405)	1,581,005	—	957,181	15,060
Depreciation and amortization, net of gain on sale of equipment	5,073,348	—	4,966,226	—	19,855	87,267
Insurance premiums and claims	2,662,668	—	2,474,210	79,767	100,694	7,997
Operating taxes and licenses	337,474	—	287,072	—	164	50,238
General, selling, and other operating expenses	2,189,446	(534,028)	2,629,312	33	69,129	25,000
Total operating expenses	35,134,508	(1,214,778)	25,100,636	9,344,989	1,718,099	185,562
Operating income	(1,683,634)	—	(1,707,135)	109,878	(188,815)	102,438

Other (expense) income
Payroll Protection Program loan forgiveness	1,840,396	—	1,747,834	—	92,562	—
Grant income	15,000	—	—	—	15,000	—
Interest expense, net	(1,161,232)	—	(1,005,190)	—	(1,721)	(154,321)
Total other (expense) income	694,164	—	742,644	—	105,841	(154,321)

Income before income taxes	(989,470)	—	(964,491)	109,878	(82,974)	(51,883)
Income tax expense (benefit)	4,173	—	2,653	—	1,520	—
Net income (loss)	$(993,643)	$—	$(967,144)	$109,878	$(84,494)	$(51,883)

See independent auditors’ report on supplemental information.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedules of Combining Balance Sheet (without JTS)
December 31, 2022

ASSETS

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.
Current assets
Cash and cash equivalents	$4,824,934	$—	$4,730,531	$70,628	$23,775
Accounts receivable, net	4,876,044	(3,683)	4,834,673	—	45,054
Prepaid expenses and other current assets	399,126	—	172,832	—	226,294
Total current assets	10,100,104	(3,683)	9,738,036	70,628	295,123

Property and equipment, net	10,925,219	—	10,890,459	—	34,760
Due from related parties	2,442,465	(5,607,641)	3,403,733	4,646,373	—
Deposits	52,041	—	52,041	—	—
Right-of-use asset – operating leases, net	5,635,638	—	5,635,638	—	—
Total assets	$29,155,467	$(5,611,324)	$29,719,907	$4,717,001	$329,883

LIABILITIES, STOCKHOLDER’S EQUITY, AND MEMBER’S EQUITY

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.
Current liabilities
Accounts payable	$2,968,453	$(3,683)	$869,965	$1,920,488	$181,683
Long-term debt, current portion	4,570,207	—	4,570,207	—	—
Current portion of lease liability – operating leases	200,496		200,496	—	—
Total current liabilities	7,739,156	(3,683)	5,640,668	1,920,488	181,683

Long-term liabilities
Long-term debt, less current portion net	11,434,221	—	11,434,221	—	—
Due to related parties	280,000	(5,607,641)	4,646,373	268,000	973,268
Stockholder loans	310,106	—	81,426	6,540	222,140
Lease liability – operating leases, net	5,492,285		5,492,285	—	—
Total liabilities	25,255,768	(5,611,324)	27,294,973	2,195,028	1,377,091

Stockholders’ and Members’ equity
Common stock, no par value; 2,500 shares authorized; 100 shares issued and outstanding	2,000	—	1,000	—	1,000
Member’s equity	2,521,973	—	—	2,521,973	—
Retained earnings (accumulated deficit)	1,375,726	—	2,423,934	—	(1,048,208)
Total stockholders’ and members’ equity	3,899,699	—	2,424,934	2,521,973	(1,047,208)
Total liabilities, stockholders’ equity, and members’ equity	$29,155,467	$(5,611,324)	$29,719,907	$4,717,001	$329,883

See independent auditors’ report on supplemental information.

DELTA AUTOMOTIVE SERVICES, INC.
AND AFFILIATES
Schedules of Combining Operations (without JTS)
For the Year Ended December 31, 2022

	Combined	Eliminations	Delta Automotive Services, Inc.	Delta Automotive Brokers, LLC	North East Fleet Services, Inc.
Operating revenue
Revenue, before Fuel and fuel taxes surcharges	$44,642,697	$(1,128,268)	$27,921,271	$16,301,660	$1,548,034
Total operating revenue	44,642,697	(1,128,268)	27,921,271	16,301,660	1,548,034

Operating expenses
Salaries, wages and benefits	11,702,263	(421,693)	8,689,293	2,774,891	659,772
Fuel and fuel taxes	6,032,118	(158)	6,032,047	—	229
Purchased transportation	10,381,043	—	40,724	10,308,109	32,210
Truck expenses	2,251,297	(660,419)	1,936,748	—	974,968
Depreciation and amortization, net of gain on sale of equipment	3,606,325	—	3,590,083	—	16,242
Insurance premiums and claims	2,777,364	—	2,569,733	47,247	160,384
Operating taxes and licenses	249,944	—	249,778	—	166
General, selling, and other operating expenses	2,896,624	(45,998)	2,886,661	99	55,862
Allocated overhead	—	—	(1,191,951)	1,191,951	—
Total operating expenses	39,896,978	(1,128,268)	24,803,116	14,322,297	1,899,833
Operating income	4,745,719	—	3,118,155	1,979,363	(351,799)

Other (expense) income
Interest expense, net	(714,953)	—	(703,547)	—	(11,406)
Total other (expense) income	(714,953)	—	(703,547)	—	(11,406)

Income before income taxes	4,030,766	—	2,414,608	1,979,363	(363,205)
Income tax expense (benefit)	323,035	—	321,395	—	1,640
Net income (loss)	$3,707,731	$—	$2,093,213	$1,979,363	$(364,845)

See independent auditors’ report on supplemental information.

Independent Auditors’ Report

To:	The Stockholders
Deluxe Auto Carriers, Inc. and Affiliate
Jurupa Valley, California

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the accompanying consolidated financial statements of Deluxe Auto Carriers, Inc. and Affiliate (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.

/s/ Ramirez Jimenez International CPAs

Irvine, California
February 28, 2024

Deluxe Auto Carriers, Inc. and Affiliate
Consolidated Balance Sheets
December 31, 2023 and 2022

	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,182,396	$407,010
Accounts receivable, net	9,301,410	10,546,009
Related party receivables	6,844,138	5,620,791
Net investment in leases, current portion	42,842	57,341
Maintenance supplies	478,628	295,956
Prepaid expenses and other current assets	741,550	694,576
Total current assets	19,590,964	17,621,683

Property and equipment, net	4,167,566	9,607,505
Investments (note 8)	36,000	36,000
Net investment in leases, less current portion	—	38,743
Deposits	1,995,883	2,134,990
Total other assets	6,199,449	11,817,238
Total assets	$25,790,413	$29,438,921

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,323,187	$6,435,115
Accrued liabilities	2,774,211	1,732,094
Line of credit	2,014,950	300,000

Other current liabilities:
Finance lease liabilities, current portion	—	501,882
Operating lease liabilities, current portion	38,659	37,774
Long-term debt, current portion	4,066,054	5,410,592
Total current liabilities	16,217,061	14,417,457

Long-term liabilities:
Operating lease liabilities, less current portion	15,396	47,433
Long-term debt, less current portion	489,538	5,393,628
Total liabilities	16,721,995	19,858,518

Commitments and contingencies (note 12)
Subsequent events (note 14)

Shareholders’ equity:
Common stock, $1 par value, 100,000 shares authorized; 10,000 shares issued and outstanding	10,000	10,000
Loans to shareholders	(4,630,572)	(4,119,709)
Retained earnings	13,688,990	13,690,112
Shareholders’ equity	9,068,418	9,580,403
Total liabilities and shareholders’ equity	$25,790,413	$29,438,921

See accompanying notes to consolidated financial statements and independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Consolidated Statements of Operations
For the Years Ended December 31, 2023 and 2022

	2023	2022
Operating revenue:
Revenue	$93,221,338	$74,914,915
Storage revenue	951,926	1,101,700
Finance revenue	508,894	443,277
Total operating revenue	94,682,158	76,459,892

Operating expenses
Purchased transportation	47,878,524	31,993,638
Salaries, wages and benefits	19,076,136	17,532,606
Fuel and fuel taxes	8,841,276	9,334,132
Depreciation and amortization	5,559,772	6,233,937
Insurance premiums and claims	4,248,505	3,327,487
Truck expenses	3,139,874	2,847,984
General, selling, and other operating expenses	2,903,298	2,512,136
Operating taxes and licenses	852,880	690,941
Total operating expenses	92,500,265	74,472,861
Operating income	2,181,893	1,987,031

Other income (expense):
Interest expense, net	(729,176)	(850,120)
Employee retention credit	—	1,201,575
Gain on disposal of property equipment	9,858	3,552,460
Income before income tax expense	1,462,575	5,890,946
Income tax (benefit) expense	41,566	(16,200)
Net income	$1,421,009	$5,907,146

See accompanying notes to consolidated financial statements and independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Consolidated Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2023 and 2022

	Common Stock		Retained Earnings	Loans to Shareholders	Total Shareholders’ Equity
	Shares	Amount
Balance at January 1, 2022	10,000	$10,000	$9,006,101	$(4,241,658)	$4,774,443
Distributions to shareholders	—	—	(1,223,135)	—	(1,223,135)
Payment of loans to shareholders	—	—	—	299,353	299,353
Accrued interest on loans to shareholders	—	—	—	(177,404)	(177,404)
Net income	—	—	5,907,146	—	5,907,146
Balance at December 31, 2022	10,000	$10,000	$13,690,112	$(4,119,709)	$9,580,403

Distributions to shareholders	—	—	(1,422,131)	—	(1,422,131)
Payment of loans to shareholders	—	—	—	5,437	5,437
Loans to shareholders				(300,001)	(300,001)
Accrued interest on loans to shareholders	—	—	—	(216,299)	(216,299)
Net income	—	—	1,421,009	—	1,421,009
Balance at December 31, 2023	10,000	$10,000	$13,688,990	$(4,630,572)	$9,068,418

See accompanying notes to consolidated financial statements and independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Consolidated Statements of Cash Flows
December 31, 2023 and 2022

	2023	2022
Cash flows from operating activities:
Net income	$1,421,009	$5,907,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,590,926	6,267,581
Current expected credit loss	120,655	30,099
Accrued interest on loans to shareholders	(210,862)	121,949
Gain on disposition of assets	(9,858)	(3,552,460)
Changes in operating assets and liabilities:
Accounts receivable, net	1,123,944	(3,992,857)
Related party receivables	(1,223,347)	(280,334)
Maintenance supplies	(182,672)	159,063
Prepaid expenses and other current assets	(46,974)	(68,787)
Proceeds from lease receivables	53,242	146,947
Accounts payable	888,072	2,389,883
Accrued liabilities	1,042,117	(445,903)
Operating lease liabilities	(31,152)	(33,644)
Cash provided by operating activities	8,535,100	6,648,683

Cash flows from investing activities:
Purchase of property and equipment	(211,864)	(317,758)
Proceeds from sale of property and equipment	70,735	3,585,000
Cash provided by (used in) investing activities	(141,129)	3,267,242

Cash flows from financing activities:
Distributions to shareholders	(1,422,131)	(1,223,135)
Net borrowings (repayments) on line of credit	1,714,950	(1,346,000)
Proceeds from notes payable	—	99,688
Principal payments on notes payable	(6,248,628)	(6,440,745)
Payments on finance leases	(501,882)	(692,483)
Loans to shareholders	(300,001)	—
Deposits	139,107	(461,674)
Net cash used in financing activities	(6,618,585)	(10,064,349)

Net increase (decrease) in cash	1,775,386	(148,424)
Cash at beginning of year	407,010	555,434
Cash at end of year	$2,182,396	$407,010

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$41,566	$6,549
Interest	$731,238	$1,175,308

Supplemental disclosure of non-cash investing and financing activities:
Capital leases placed in finance leases	$—	$1,194,365
Operating leases to property and equipment upon ASC 842 adoption	$—	$47,661
Lease placed in operating lease liability	$—	$47,661
Operating leases acquired during the year	$—	$71,190

See accompanying notes to consolidated financial statements and independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2023 and 2022

(1)    NATURE OF OPERATIONS

Deluxe Auto Carriers, Inc. and its affiliate consists of Deluxe Auto Carriers, Inc. (Deluxe) and Excel Leasing, Inc. (Leasing). Deluxe and Leasing are affiliated through common ownership. The Company provides a variety of services, including: vehicle transport and delivery, leasing services, and storage services primarily in the states of California, Arizona, Nevada, Oregon, Washington and Texas. The Company was formed on December 16, 2004 under the laws of the state of California. The corporate office is located in Jurupa Valley, California.

(2)    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP).

(b)    Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Deluxe and Leasing. All material intercompany accounts and transactions have been eliminated in the consolidation.

(c)     Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(d)    Revenue Recognition

The Company has a single performance obligation, to transport customers’ freight from a specified origin to a specified destination. The Company is paid a rate to transport freight from its origin location to a specified destination. The Company utilizes the same revenue recognition method throughout its operations.

Company revenue is generated from freight transportation services performed utilizing heavy truck trailer combinations. While various ownership arrangements may exist for the equipment utilized to perform these services, including Company-owned or leased, and owner-operator owned, revenue is generated from the same base of customers. Contracts with these customers establish rates for services performed, which are predominantly rates that will be paid to pick up, transport and drop off vehicles at various locations. The Company also has other revenue categories that are not discussed in this note or broken out in these consolidated statements of operations due to their immaterial amounts.

In fulfilling the Company’s obligation to transport vehicles from a specified origin to a specified destination, control of vehicles is transferred to the Company at the point it has been loaded into the driver’s trailer, the doors are sealed and the driver has signed a bill of lading, which is the basic transportation agreement that establishes the nature, quantity and condition of the vehicles loaded, responsibility for invoice payment, and pickup and delivery locations. The Company’s revenue is generated, and the customer receives benefit, as the freight progresses towards delivery locations. Shipments are generally conducted over a relatively short time span, generally one to five days.

Revenue is recognized over time as the freight progresses towards its destination and the transportation service obligation is fulfilled. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time. There are no assets or liabilities recorded in conjunction with revenue recognized, other than accounts receivable and current estimated credit losses.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2023 and 2022

(2)    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(e)     Cash and Cash Equivalents

The Company maintains its cash accounts at commercial banks. The Company considers all highly liquid, short-term investments purchased with original maturities of three months or less to be cash equivalents.

The Company maintains its cash and cash equivalents in banks and financial institutions that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2023 and 2022. As of December 31, 2023 and 2022, The Company’s bank balances exceeded the Federal Deposit Insurance Corporation (FDIC) insured amounts by approximately $1,564,000 and $165,000 respectively.

(f)     Allowance for Credit Losses

The Company records accounts receivable at their face amounts less an allowance for expected credit losses. The allowance for credit losses represents the Company’s estimate of expected credit losses based on historical experience, current economic conditions and certain forward-looking information. The Company has not experienced material write-offs in the past and accounts receivable are generally in current status. As of December 31, 2023 and 2022, the allowance for credit losses was approximately $148,000 and $102,000, respectively.

(g)    Inventory

Inventory consists of vehicle parts and is valued at the lower of average cost and net realizable value. As of December 31, 2023 and 2022, no reserve for lower of cost and net realizable value was provided based on management’s evaluation of the Company’s inventory.

(h)    Investments

The Company is a shareholder in a captive insurance company to assist with its risk management strategy and provide collision, general liability, and workers compensation insurance (see note 8). This investment is accounted for using the cost method of accounting.

(i)     Collateral Deposit

The investment in the captive insurance company requires a collateral deposit related to collision, general liability, and workers compensation insurance in the form of incoming letters of credit or cash security in order to mitigate any credit risk on balances due.

(j)     Lease Receivables

Lease receivables consists of direct financing leases. The Company records its investment in vehicles leased to contracted drivers on a net basis, which is comprised of its gross investment less unearned income. Unearned income is recognized as finance income over the lease term.

(k)    Advertising Costs

The Company’s policy is to charge advertising costs to expense when incurred. Advertising expenses for the years ended December 31, 2023 and 2022 was approximately $63,000 and $53,500 respectively. It is included within general, selling and other operating expenses in the accompanying consolidated statements of operations.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2023 and 2022

(2)    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(l)     Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets.

Class of fixed assets	Depreciation rate
Buildings	39 years
Leasehold improvements	The lesser of the length of the lease or the useful life of the asset
Right of use assets	The lesser of the length of the lease or the useful life of the asset
Land improvements	15 years
Furniture and fixtures	7 years
Software	3 years
Equipment	5 years
Vehicles	5 years

Expenditures for repairs and maintenance are expensed as incurred, whereas significant improvements which materially increase values or extend useful lives are capitalized and depreciated over the remaining estimated useful lives of the related assets. Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation is removed from the account.

(m)   Impairment of Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic No. 360 “Accounting for the Impairment and Disposal of Long-Lived Assets”. In accordance with ASC Topic No. 360, long-lived assets are reviewed for events or changes in circumstances that may indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not impairment to such value has occurred.

(n)    Debt Issuance Costs

Debt issuance costs are amortized on the straight-line method over the term of the corresponding debt (which approximates the effective interest method) and are reported as a component of long-term debt.

(o)    Income Taxes

Deluxe and Leasing have elected to be taxed under the provisions of subchapter S of the Internal Revenue Code (IRC). Under those provisions, these entities do not pay federal income tax on their taxable income but are subject to a California franchise tax rate of 1.5%. The stockholders are liable for federal and state income taxes on their respective shares of the Company’s net income on their individual income tax returns. Accordingly, provisions have been recorded in the accompanying consolidated financial statements for the applicable state income taxes.

The Company recognizes interest and penalties in income tax expense. These expenses were not significant for the years ended December 31, 2023 and 2022.

The Company’s income tax returns are no longer subject to examination by the Internal Revenue Service prior to 2020 and California Franchise Tax Board prior to 2019.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2023 and 2022

(2)    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(p)    Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications have no impact on previously reported net income or total equity.

(q)    Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments, which significantly changes how entities will measure credit losses for most financial assets and certain other instruments. ASU 2016-13 introduces a new model for recognizing credit losses, known as the current expected credit loss (CECL) model, which is based on expected losses rather than incurred losses. Under the CECL model, entities will be required to estimate all expected credit losses over the life of the asset. This update applies to all entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. This ASU is effective for private companies for fiscal years beginning after December 15, 2022. The Company adopted the amendments in this update during the current year and the adoption did not have a material impact on its consolidated financial statements.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842), addressing common control arrangements. This update provides guidance for lease transactions between entities under common control, focusing on recognition and measurement principles. It clarifies how entities should account for and disclose such leases. This ASU is effective for private companies from fiscal years beginning after December 15, 2023, and the Company is evaluating the effects of this ASU on its lease accounting and disclosures.

In October 2023, the FASB issued ASU 2023-06, pertaining to Disclosure Improvements. This update is part of an initiative to streamline and clarify disclosure requirements across various topics in the Accounting Standards Codification. It affects a broad range of areas and aims to reduce redundancy and enhance the effectiveness of disclosures. The effective date for private companies varies, depending on specific disclosure requirements. The Company is currently examining the implications of this update on its consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), which focuses on enhancing the clarity and relevance of income tax-related disclosures. This ASU includes changes in disclosures about income taxes, addressing the transparency of tax rates and uncertain tax positions. It is set to be effective for private entities from annual periods beginning after December 15, 2025, and interim periods within annual periods beginning after December 15, 2026. The Company is currently evaluating the impact of these changes on its consolidated financial statements and disclosures.

Management does not believe any other recently issued but not yet effective accounting pronouncement, if adopted, would have a material effect on the Company’s present or future consolidated financial statements.

(3)    REVENUE AND ACCOUNTS RECEIVABLE CONCENTRATION

During 2023, the revenue from services to the Company’s largest three customers accounted for 29%, 18% and 16% respectively. The two largest of these customers also accounted for 39% and 21%, respectively, of accounts receivable outstanding at year end.

While the Company actively manages relationships with its key customers and seeks to diversify its customer base, fluctuations in the purchasing patterns of these significant customers could impact the Company’s financial performance. The loss of any major customer or a significant decline in revenue from key customers could have a material adverse effect on the Company’s financial condition and results of operations.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2023 and 2022

(4)    NET INVESTMENT IN LEASES

As of December 31, 2023 and 2022, the Company owns delivery trucks under lease agreements with various drivers. Lease terms are generally initially five years and provide bargain purchase options at the end of the lease term. The lessee bears the cost of taxes, insurance and maintenance on these leased vehicles.

The Company’s net investment in direct financing leases as of December 31, 2023 and 2022 is as follows:

2023
Future minimum rental receipts	$43,933
Unearned income	(1,091)
Net current investment in direct financing leases	42,842
Lease receivables, current	(42,842)
Lease receivables, long-term	$—

During 2023 and 2022, the Company recognized approximately $3,000 and $9,000, respectively, in finance income from leases.

(5)    PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2023 and 2022:

	2023	2022
Vehicles	$39,778,849	$39,723,540
Leasehold improvements	205,193	166,743
Software	308,393	290,259
Equipment	1,479,292	1,479,292
Operating right-of-use asset	54,053	118,851
Right-of-use assets	—	2,968,624
	41,825,780	44,628,458
Less accumulated depreciation and amortization	(37,658,214)	(35,020,953)
	$4,167,566	$9,607,505

Depreciation and amortization expense for the years ended December 31, 2023 and 2022 was $5,559,772 and $6,233,937, respectively.

(6)    OPERATING AND FINANCE LEASE LIABILITIES

The Company enters into operating lease agreements for certain assets. The leases have remaining terms as of December 31, 2023 and are classified as follows:

Operating Leases:    The Company recognizes operating lease expense on a straight-line basis over the lease term. The following is a summary of operating lease expense for the year ended December 31, 2023:

Operating lease liabilities as of January 1, 2023	$85,207
Lease payments made	(34,520)
Interest expense on operating lease liabilities	3,368
54,055
Less: current portion	(38,659)
Long-term operating lease liabilities at December 31, 2023	$15,396

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2023 and 2022

(6)    OPERATING AND FINANCE LEASE LIABILITIES (cont.)

The future minimum lease payments under non-cancelable operating leases as of December 31, 2023 are as follows:

For the year ended December 31:
2024	$39,459
2025	15,025
2026	841
Total lease payments	55,325
Less: imputed interest	(1,270)
Total	$54,055

The following is a summary of operating lease expense for the year ended December 31, 2022:

Operating lease liabilities as of January 1, 2022	$47,661
Additional operating lease liabilities after January 1, 2022	71,190
Lease payments made	(38,282)
Interest expense on operating lease liabilities	4,638
85,207
Less: current portion	(37,774)
Long-term operating lease liabilities at December 31, 2022	$47,433

The total lease expense recognized in the consolidated statements of operations under general and administrative for the years ended December 31, 2023 and 2022 was $34,520 and $38,282 respectively.

Finance Leases:    The Company recognized assets and liabilities for its finance leases. These leases were capitalized at the commencement date at the present value of the minimum lease payments, determined using the Company’s incremental borrowing rate, which was 6.491%. Lease assets were depreciated over the shorter of the asset’s useful life or the lease term. All outstanding finances leases expired in 2023.

(7)    LINE OF CREDIT

The Company entered into a line of credit agreement with a bank in May 2023. Under this agreement, the Company, or any of its subsidiaries or affiliates, may request the issuance of letters of credit by the bank or any bank affiliate, subject to the bank’s approval and the terms of the agreement. The agreement also establishes a credit facility (the “Facility”) with a maximum borrowing base of $6,000,000, calculated as the lesser of the maximum principal amount or 80% of qualified accounts, plus an applicable percentage of qualified inventory, subject to adjustments and reserves as deemed necessary by the bank. As of December 31, 2023, the Facility bears interest at a rate per annum which is equal to the sum of Daily SOFR plus 225 basis points was 7.63% (5.38% + 2.25%). As of December 31, 2023, the Company had an outstanding balance of $2,014,950 under this Facility. The agreement contains certain financial and nonfinancial covenants. As of December 31, 2023, the Company was in compliance with the covenants. The agreement expires in May 2024.

In 2022, the Company maintained a line of credit with a bank that allowed the Company to borrow a maximum of $3,000,000. Advances bear interest at the LIBOR rate (5.482% as of December 31, 2022) plus 2.50%. The amount the Company had outstanding, as of December 31, 2022 was $300,000. The Company pays interest only. The line of credit agreement contained certain financial and nonfinancial covenants. As of December 31, 2022, the Company was in compliance with the covenants. The Company borrowing base is the aggregate of 80% of the book value of all eligible accounts with the collateral being all property. The line was repaid in full in May of 2023 and expired in September 2023.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2023 and 2022

(8)    INVESTMENT IN CAPTIVE INSURANCE COMPANY

As of December 31, 2023 and 2022, the Company owned less than 10% of a captive insurance holding company (the Captive) and as such, uses the cost method of accounting to recognize its investment in the Captive. The Captive insures claims relating to workers’ compensation liability, collision, and liability insurance up to the first $125,000 of any claim. The next $125,001 to $400,000 layer is split amongst members of the Captive. The members can be assessed for claims that fall into this layer or the Captive can pay for the claims out of operating income. Amounts in excess of the $400,000 layer is covered by a primary carrier, who provides aggregate excess coverage with a limit of $1,000,000 for each occurrence. Claims experience is identified to each participating entity, and subsequent premiums are modified based on an entity’s experience.

(9)    NOTES PAYABLE

Notes payable as of December 31, 2023 and 2022 consist of the following:

	2023	2022
Vehicle notes
Various notes payable to various financial institutions, due in monthly installments of principal and interest. Individual loan payments range from $819 to $37,719 with interest rates ranging from 3.74% to 9.59%. Maturity dates range from January 2024 to October 2028.	$4,500,557	$10,804,220

Insurance note
Note payable to insurance company, due in monthly installments of principal and interest. Loan payments are $18,639 with an interest rate of 9.60%. The note matures in April 2024.	55,035	—
Less: current portion	(4,066,054)	(5,410,592)
Long-term debt, net of current portion	$489,538	$5,393,628

The scheduled maturities of notes payable as of December 31, 2023 are as follows:

Year ending December 31:	2023
2024	$4,066,054
2025	395,091
2026	30,993
2027	34,104
2028	29,350
Total	$4,555,592

(10)  LOANS TO SHAREHOLDERS

As of December 31, 2023, and 2022, the Company had $4,630,572 and $4,119,709, respectively, of loans to shareholders due on demand, with interest as at 4.90% and 4.50%, respectively. Included in these amounts is accrued interest on loans to shareholders as of December 31, 2023, and 2022 of $1,377,157 and $1,160,858, respectively.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2023 and 2022

(11)  RELATED PARTY TRANSACTIONS

The Company had one outstanding note payable to a related party, due in monthly installments of principal and interest. Loan payments were $6,100 with an interest rate as of December 31, 2022 of 4.50% with a maturity date of March 2022.

The Company has two shareholder loans and accrued interest receivables included in shareholders’ equity (see note 10).

Related party receivables consist of receivables to related companies under common control. They bear interest at 4.90% and are due on demand.

(12)  COMMITMENTS AND CONTINGENCIES

The Company is involved in litigation in the normal course of business and does not anticipate that such matters will ultimately have a material effect on its consolidated financial position or the results of its operations.

The Company is a guarantor in a construction loan with a financial institution with a principal amount of $5,000,000, with interest at the Wall Street Journal Prime Rate of 8.5%, as of December 31, 2023, plus 1.5%, and matures on October 4, 2042.

(13)  RETIREMENT PLAN

The Company sponsors a defined contribution retirement savings plan (the Plan) that covers all eligible employees. To be eligible, employees must attain the age of 21 and complete three months of service. The Plan allows participants to contribute a percentage of their annual compensation, ranging from 1% to 90%. Roth elective deferrals are permitted under the Plan. The Company provides a safe harbor matching contribution up to 4% of participant eligible earnings. Participants must make elective deferrals to the Plan to be eligible for safe harbor matching. Plan participants are fully vested in their contributions to the Plan. Company contributions vest as follows:

• Less than two years of service	0%
• Two to three years of service	20%
• Three to four years of service	40%
• Four to five years of service	60%
• Five to six years of service	80%
• Six or more years of service	100%

The Company is currently delinquent in its related filings with the Department of Labor (DOL) for Plan years 2019 through 2022. This delinquency could result in penalties and interest from the DOL and the Internal Revenue Service (IRS); however, there are voluntary correction programs available to the Company for remediation and compliance with these reporting agencies.

(14)  SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through February 28, 2024, the date at which the consolidated financial statements were available to be issued and determined there are no such items requiring adjustments to or disclosure in the consolidated financial statements as of December 31, 2023, except for the following:

At the beginning of 2024, the Company committed to purchasing twenty-six trucks valued at approximately $10,000,000. The company has received six trucks as of February 2024 and anticipates receiving the remainder of the trucks in the second quarter of 2024. The Company also obtained a $5,000,000 line of credit to purchase these trucks.

Independent Auditors’ Report

To: The Stockholders

Deluxe Auto Carriers, Inc. and Affiliate
Jurupa Valley, California

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the accompanying consolidated financial statements of Deluxe Auto Carriers, Inc. and Affiliate (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Change in Accounting Principle

As discussed in Note 2 (p) to the consolidated financial statements, the Company changed its method of accounting for leases as of January 1, 2022 due to the adoption of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, Leases.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.

/s/ Ramirez Jimenez International CPAs

Irvine, California

February 27, 2024

Deluxe Auto Carriers, Inc. and Affiliate
Consolidated Balance Sheets
December 31, 2022 and 2021

	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$407,010	$555,434
Accounts receivable, net	10,546,009	6,583,251
Related party receivables	5,620,791	5,340,457
Net investment in leases, current portion	57,341	154,252
Maintenance supplies	295,956	455,019
Prepaid expenses and other current assets	694,576	625,789
Total current assets	17,621,683	13,714,202

Property and equipment, net	9,522,298	15,471,017
Operating right-of-use asset, net	85,207	—
Investments (note 8)	36,000	36,000
Net investment in leases, less current portion	38,743	88,779
Deposits	2,134,990	1,673,316
Total other assets	11,817,238	17,269,112
Total assets	$29,438,921	$30,983,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,435,115	$4,045,232
Accrued liabilities	1,732,094	2,177,997
Line of credit	300,000	1,646,000

Other current liabilities:
Finance lease liabilities, current portion	501,882	—
Capital lease obligations, current portion	—	700,396
Operating lease liabilities, current portion	37,774	—
Long-term debt, current portion	5,410,592	6,440,747
Total current liabilities	14,417,457	15,010,372

Long-term liabilities:
Operating lease liabilities, less current portion	47,433	—
Capital lease obligations, less current portion	—	493,969
Long-term debt, less current portion	5,393,628	10,704,530
Total liabilities	19,858,518	26,208,871

Commitments and contingencies (note 12)
Subsequent events (note 14)

Shareholders’ equity:
Common stock, $1 par value, 100,000 shares authorized; 10,000 shares issued and outstanding	10,000	10,000
Loans to shareholders	(4,119,709)	(4,241,658)
Retained earnings	13,690,112	9,006,101
Shareholders’ equity	9,572,403	4,766,443
Total liabilities and shareholders’ equity	$29,438,921	$30,983,314

See accompanying notes to consolidated financial statements and independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Consolidated Statements of Operations
For the Years Ended December 31, 2022 and 2021

	2022	2021
Operating revenue:
Revenue	$74,914,915	$58,654,253
Storage revenue	1,101,700	802,908
Finance revenue	443,277	252,770
Total operating revenue	76,459,892	59,709,931

Operating expenses
Purchased transportation	31,993,638	21,986,807
Salaries, wages and benefits	17,532,606	15,042,444
Fuel and fuel taxes	9,334,132	7,330,721
Depreciation and amortization	6,233,937	7,835,567
Insurance premiums and claims	3,327,487	3,998,853
Truck expenses	2,847,984	2,128,610
General, selling, and other operating expenses	2,512,136	2,394,908
Operating taxes and licenses	690,941	958,763
Total operating expenses	74,472,861	61,676,673
Operating income (loss)	1,987,031	(1,966,742)

Other income (expense):
Interest expense, net	(850,120)	(1,121,927)
Employee retention credit	1,201,575	—
Forgiveness of debt	—	2,000,000
Gain on disposal of property equipment	3,552,460	255,398
Income (loss) before income tax (benefit) expense	5,890,946	(833,271)
Income tax (benefit) expense	(16,200)	38,028
Net income (loss)	$5,907,146	$(871,299)

See accompanying notes to consolidated financial statements and independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2022 and 2021

	Common Stock		Retained Earnings	Loans to Shareholders	Total Shareholders’ Equity
	Shares	Amount
Balance at January 1, 2021	10,000	$10,000	$10,736,454	$(4,208,418)	$6,538,036
Distributions to shareholders	—	—	(859,054)	—	(859,054)
Payment of loans to shareholders	—	—	—	70,215	70,215
Accrued interest on loans to shareholders	—	—	—	(103,455)	(103,455)
Net loss	—	—	(871,299)	—	(871,299)
Balance at December 31, 2021	10,000	10,000	9,006,101	(4,241,658)	4,774,443

Distributions to shareholders	—	—	(1,223,135)	—	(1,223,135)
Payment of loans to shareholders	—	—	—	299,353	299,353
Accrued interest on loans to shareholders	—	—	—	(177,404)	(177,404)
Net income	—	—	5,907,146	—	5,907,146
Balance at December 31, 2022	10,000	$10,000	$13,690,112	$(4,119,709)	$9,580,403

See accompanying notes to consolidated financial statements and independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities:
Net income (loss)	$5,907,146	$(871,299)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,267,581	7,835,567
Provision for doubtful accounts	30,099	1,951
Accrued interest on loans to shareholders	121,949	—
Gain on disposition of assets	(3,552,460)	(255,398)
Forgiveness of PPP loan	—	(2,000,000)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,992,857)	393,270
Related party receivables	(280,334)	(132,249)
Maintenance supplies	159,063	(174,725)
Prepaid expenses and other current assets	(68,787)	128,433
Proceeds from lease receivables	146,947	166,504
Accounts payable	2,389,883	1,506,521
Accrued liabilities	(445,903)	110,701
Operating lease liabilities	(33,644)	—
Cash provided by operating activities	10,233,683	7,151,542

Cash flows from investing activities:
Purchase of property and equipment	(317,758)	(382,263)
Proceeds from sale of property and equipment	3,585,000	442,266
Cash used in investing activities	3,585,000	60,003

Cash flows from financing activities:
Distributions to shareholders	(1,223,135)	(859,054)
Accrued interest payments on loans to shareholders	—	(33,235)
Net borrowings (repayments) on line of credit	(1,346,000)	600,000
Proceeds from PPP loan	—	2,000,000
Proceeds from notes payable	99,688	221,296
Principal payments on notes payable	(6,440,745)	(7,417,417)
Payments on capital leases	—	(579,949)
Payments on finance leases	(692,483)	—
Deposits	(461,674)	(695,622)
Net cash used in financing activities	(10,064,349)	(6,763,981)

Net (decrease) increase in cash	(148,424)	5,298
Cash at beginning of year	555,434	550,136
Cash at end of year	$407,010	$555,434

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$6,549	$—
Interest	$1,175,308	$1,080,311

Supplemental disclosure of non-cash investing and financing activities:
Capital leases placed in finance leases	$1,194,365	$—
Operating leases to property and equipment upon ASC 842 adoption	$47,661	$—
Lease placed in operating lease liability	$47,661	$—
Operating leases acquired during the year	$71,190	$—
Forgiveness of PPP loan	$—	$2,000,000

See accompanying notes to consolidated financial statements and independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(1)    NATURE OF OPERATIONS

Deluxe Auto Carriers, Inc. and its affiliate consists of Deluxe Auto Carriers, Inc. (Deluxe) and Excel Leasing, Inc. (Leasing). Deluxe and Leasing are affiliated through common ownership. The Company provides a variety of services, including: vehicle transport and delivery, leasing services, and storage services primarily in the states of California, Arizona, Nevada, Washington and Texas. The Company was formed on December 16, 2004 under the laws of the state of California. The corporate office is located in Jurupa Valley, California.

(2)    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP).

(b)    Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Deluxe and Leasing. All material intercompany accounts and transactions have been eliminated in the consolidation.

(c)     Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(d)    Revenue Recognition

The Company has a single performance obligation, to transport customers’ freight from a specified origin to a specified destination. The Company is paid a rate to transport freight from its origin location to a specified destination. The Company utilizes the same revenue recognition method throughout its operations.

Company revenue is generated from freight transportation services performed utilizing heavy truck trailer combinations. While various ownership arrangements may exist for the equipment utilized to perform these services, including Company-owned or leased, and owner-operator owned, revenue is generated from the same base of customers. Contracts with these customers establish rates for services performed, which are predominantly rates that will be paid to pick up, transport and drop off vehicles at various locations. The Company also has other revenue categories that are not discussed in this note or broken out in our consolidated statements of operations due to their immaterial amounts.

In fulfilling the Company’s obligation to transport vehicles from a specified origin to a specified destination, control of vehicles is transferred to the Company at the point it has been loaded into the driver’s trailer, the doors are sealed and the driver has signed a bill of lading, which is the basic transportation agreement that establishes the nature, quantity and condition of the vehicles loaded, responsibility for invoice payment, and pickup and delivery locations. The Company’s revenue is generated, and the customer receives benefit, as the freight progresses towards delivery locations. Shipments are generally conducted over a relatively short time span, generally one to five days.

Revenue is recognized over time as the freight progresses towards its destination and the transportation service obligation is fulfilled. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time. There are no assets or liabilities recorded in conjunction with revenue recognized, other than accounts receivable and current estimated credit losses.

See independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(2)    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(e)     Cash and Cash Equivalents

The Company maintains its cash accounts at commercial banks. The Company considers all highly liquid, short-term investments purchased with original maturities of three months or less to be cash equivalents.

The Company maintains its cash and cash equivalents in banks and financial institutions that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2022 and 2021. As of December 31, 2022 and 2021, The Company’s bank balances exceeded the Federal Deposit Insurance Corporation (FDIC) insured amounts by approximately $0 and $165,000 respectively.

(f)     Accounts Receivable

Accounts receivable are carried at amounts owed, less an estimated allowance for doubtful accounts. The allowance is based on management’s evaluation of historical and current industry trends and the Company has not experienced material write-offs in the past. As of December 31, 2022 and 2021, the balance in allowance for doubtful accounts was $102,188 and $73,574 respectively.

(g)    Inventory

Inventory consists of vehicle parts and is valued at the lower of average cost and net realizable value. As of December 31, 2022 and 2021, no reserve for lower of cost and net realizable value was provided based on management’s evaluation of the Company’s inventory.

(h)    Investments

The Company is a shareholder in a captive insurance company to assist with its risk management strategy and provide collision, general liability, and workers compensation insurance (see note 8). This investment is accounted for using the cost method of accounting.

(i)     Collateral Deposit

The investment in the captive insurance company requires a collateral deposit related to collision, general liability, and workers compensation insurance in the form of incoming letters of credit or cash security in order to mitigate any credit risk on balances due.

(j)     Lease Receivables

Lease receivables consists of direct financing leases. The Company records its investment in vehicles leased to contracted drivers on a net basis, which is comprised of its gross investment less unearned income. Unearned income is recognized as finance income over the lease term.

(k)    Advertising Costs

The Company’s policy is to charge advertising costs to expense when incurred. Advertising expenses for the years ended December 31, 2022 and 2021 was approximately $53,500 and $41,000 respectively. It is included within general and administrative expenses in the accompanying consolidated statements of operations.

See independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(2)    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(l)     Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets.

Class of fixed assets	Depreciation rate
Buildings	39 years
Leasehold improvements	The lesser of the length of the lease or the useful life
Capital leases	The lesser of the length of the lease or the useful life
Land improvements	15 years
Furniture and fixtures	7 years
Software	3 years
Equipment	5 years
Vehicles	5 years

Expenditures for repairs and maintenance are expensed as incurred, whereas significant improvements which materially increase values or extend useful lives are capitalized and depreciated over the remaining estimated useful lives of the related assets. Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation is removed from the account. Any gain or loss on the sale or retirement is recognized in current operations.

(m)   Impairment of Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic No. 360 “Accounting for the Impairment and Disposal of Long-Lived Assets”. In accordance with ASC Topic No. 360, long-lived assets are reviewed for events or changes in circumstances that may indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not impairment to such value has occurred.

(n)    Debt Issuance Costs

Debt issuance costs are amortized on the straight-line method over the term of the corresponding debt (which approximates the effective interest method) and are reported as a component of long-term debt.

(o)    Income Taxes

Deluxe and Leasing have elected to be taxed under the provisions of subchapter S of the Internal Revenue Code (IRC). Under those provisions, these entities do not pay federal income tax on their taxable income but are subject to a California franchise tax rate of 1.5%. The stockholders are liable for federal and state income taxes on their respective shares of the Company’s net income on their individual income tax returns. Accordingly, provisions have been recorded in the accompanying consolidated financial statements for the applicable state income taxes.

The Company recognizes interest and penalties in income tax expense. These expenses were not significant for the years ended December 31, 2022 and 2021.

The Company’s income tax returns are no longer subject to examination by the Internal Revenue Service prior to 2019 and California Franchise Tax Board prior to 2018.

See independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(2)    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

(p)    Recent Accounting Pronouncements

The Company adopted the new lease standard Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 842, Leases, as of January 1, 2022 under the modified retrospective approach. Therefore, the consolidated financial statements for the year ended December 31, 2021 have not been adjusted and continued to be reported under previous U.S. GAAP guidance. Under the new lease standard, the Company determines if an arrangement is a lease at its inception. Right-of-use (ROU) assets and operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses its estimated incremental borrowing rate in determining the present value of lease payments considering the term of the lease, which is derived from information available at the lease commencement date. The lease term includes renewal options when it is reasonably certain that the option will be exercised, and excludes termination options.

To the extent that the Company’s agreements have variable lease payments, the Company includes variable lease payments that depend on an index or a rate and excludes those that depend on facts or circumstances occurring after the commencement date, other than the passage of time. Lease expense for these leases is recognized on a straight-line basis over the lease term. The Company has elected not to recognize ROU assets and operating lease liabilities that arise from short-term (12 months or less) leases for any class of underlying asset. Operating leases are included in operating lease ROU assets (a component of property and equipment), current operating lease liabilities, and long-term operating lease liabilities in the Company’s consolidated balance sheet. On January 1, 2022, the Company recognized right-of-use assets at $2,897,773, operating right-of-use assets at $118,851, and finance leases of $1,194,365 and operating lease liabilities of $47,661 upon adoption of FASB ASC Topic 842. The Company also derecognized $2,849,773 from vehicles and $1,194,365 of capital leases as of January 1, 2022.

Management does not believe any other recently issued but not yet effective accounting pronouncement, if adopted, would have a material effect on the Company’s present or future consolidated financial statements.

(3)    NET INVESMENT IN LEASES

As of December 31, 2022 and 2021, the Company owns delivery trucks under lease agreements with various drivers. Lease terms are generally initially five years and provide bargain purchase options at the end of the lease term. The lessee bears the cost of taxes, insurance and maintenance on these leased vehicles.

The Company’s net investment in direct financing leases as of December 31, 2022 and 2021 is as follows:

	2022	2021
Future minimum rental receipts	$99,892	$256,017
Unearned income	(3,808)	(12,986)
Net current investment in direct financing leases	96,084	243,031
Lease receivables, current	(57,341)	(154,252)
Lease receivables, long-term	$38,743	$88,779

During 2022 and 2021, the Company recognized approximately $9,000 and $18,000, respectively, in finance income from leases.

Cashflows from net investments in leases as of December 31, 2022 are:

Year ending December 31:	2022
2023	$52,914
2024	46,978
Total	$99,892

See independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(4)    PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2022 and 2021:

	2022	2021
Vehicles	$39,723,540	$49,351,612
Leasehold improvements	166,743	166,743
Software	290,259	251,870
Equipment	1,479,292	1,277,704
Operating right-of-use asset	118,851	—
Right-of-use assets	2,849,773	—
	44,628,458	51,047,929
Less accumulated depreciation and amortization	(35,020,953)	(35,576,912)
	$9,607,505	$15,471,017

Depreciation and amortization expense for the years ended December 31, 2022 and 2021 was $6,233,937 and $7,835,567, respectively.

(5)    CAPITAL LEASE OBLIGATIONS

The Company leases certain vehicles and equipment under capital leasing arrangements. The varying lease terms run through January 2023.

Future minimum capital lease payments as of December 31, 2021 are:

Year ending December 31:	2022
2022	700,396
2023	493,969
Total minimum lease payments	1,194,365
Less current portion of obligations under capital leases	(700,396)
Obligations under capital leases, excluding current portion	$493,969

During the year ended December 31, 2021, the Company paid approximately $70,000 in interest expense on these capital leases.

As of December 31, 2021, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

2021
Vehicles	$2,746,836
Equipment	102,936
Less accumulated amortization	(1,882,712)
$967,060

Amortization of assets held under capital leases is included within depreciation expense.
See independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(6)    OPERATING AND FINANCE LEASE LIABILITIES

The Company enters into various lease agreements, both finance and operating, for certain assets. The leases have remaining terms as of December 31, 2022 and are classified as follows:

Operating Leases:    The Company recognizes operating lease expense on a straight-line basis over the lease term. The following is a summary of operating lease expense for the year ended December 31, 2022:

Operating lease liabilities as of January 1, 2022	$47,661
Additional operating lease liabilities after January 1, 2022	71,190
Lease payments made	(38,282)
Interest expense on operating lease liabilities	4,638
85,207
Less: current portion	(42,126)
Long-term operating lease liabilities at December 31, 2022	$43,081

The total lease expense recognized in the consolidated statement of operations under general and administrative for the year ended December 31, 2022 was $38,282.

The future minimum lease payments under finance leases and the future minimum lease payments under non-cancelable operating leases as of December 31, 2022 are as follows:

For the year ended December 31:
2023	$40,811
2024	33,638
2025	14,725
2026	671
Total lease payments	89,845
Less: imputed interest	(4,638)
Total	$85,207

The Company’s weighted-average remaining lease term for operating leases as of December 31, 2022 is 2.35 years. The Company’s weighted-average discount rate for operating leases as of December 31, 2022 is 4.73%.

Finance Leases:    The Company recognized assets and liabilities for its finance leases. These leases are capitalized at the commencement date at the present value of the minimum lease payments, determined using the Company’s incremental borrowing rate, which is 6.491%. Lease assets are depreciated over the shorter of the asset’s useful life or the lease term. The following is a summary of finance lease activity for the year ended December 31, 2022:

Year Ending December 31,	Minimum Lease Payments	Interest Expense	Principal Reduction	Ending Lease Liability
2022	$669,029	$26,416	$642,613	$55,453
2023	$55,753	$300	$55,453	$—

The Company’s lease agreements primarily relate to office equipment and vehicles. The Company has assessed the impact of the adoption of ASU 2016-02, Leases (Topic 842), and concluded that it has had no significant impact on the Company’s consolidated financial position, results of operations, or cash flows.

See independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(7)    LINE OF CREDIT

The Company maintains a line of credit with a bank that allows the Company to borrow a maximum of $3,000,000. Advances bear interest at the SOFR rate (5.482% and 0.583% as of December 31, 2022 and 2021 respectively) plus 2.50%. The amount the Company has outstanding, as of December 31, 2022 and 2021 was $300,000 and $1,646,000, respectively. The Company pays interest only. The line of credit agreement contains certain financial and nonfinancial covenants. As of December 31, 2022 and 2021, the Company was in compliance with the covenants. The Company borrowing base is the aggregate of 80% of the book value of all eligible accounts with the collateral being all property. The line matured February 28, 2023 (see note 13).

(8)    INVESTMENT IN CAPTIVE INSURANCE COMPANY

As of December 31, 2022 and 2021, the Company owned less than 10% of a captive insurance holding company (the Captive) and as such, uses the cost method of accounting to recognize its investment in the Captive. The Captive insures claims relating to workers’ compensation liability, collision, and liability insurance up to the first $125,000 of any claim. The next $125,001 to $400,000 layer is split amongst members of the Captive. The members can be assessed for claims that fall into this layer or the Captive can pay for the claims out of operating income. Amounts in excess of the $400,000 layer is covered by a primary carrier, who provides aggregate excess coverage with a limit of $1,000,000 for each occurrence. Claims experience is identified to each participating entity, and subsequent premiums are modified based on an entity’s experience.

(9)    NOTES PAYABLE

Notes payable as of December 31, 2022 and 2021 consist of the following:

	2022	2021
Vehicle notes
Various notes payable to various financial institutions, due in monthly installments of principal and interest. Individual loan payments range $819 to $37,719 with interest rates ranging from 3.74% to 5.91%. Maturity dates range from February 2022 to December 2026.	$10,804,220	$17,122,746

Equipment note
Note payable to financial institution, due in monthly installments of principal and interest of $748 with interest at 5.00% and a maturity date of July 2022	—	3,581

Related party notes payable
Note payable to a related party, due in monthly installments of principal and interest. Loan payments of $6,100 with an interest rate of 4.5% and a maturity date of March 2022 (see note 12).	—	18,950
Total long term debt	10,804,220	17,145,277
Less: current portion	(5,410,592)	(6,440,747)
Long-term debt, net of current portion	$5,393,628	$10,704,530

The scheduled maturities of notes payable as of December 31, 2022 are as follows:

Year ending December 31:	2022	2021
2023	$5,410,592	$5,349,575
2024	4,845,766	4,814,599
2025	519,406	515,879
2026	28,456	24,479
Total	$10,804,220	$10,704,532

See independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(9)    NOTES PAYABLE (cont.)

On February 8, 2021, the Company received loan proceeds in the aggregate amount of $2,000,000 from the Small Business Administration under the Paycheck Protection Program (PPP). The PPP, established as part of the CARES Act, provided loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight (8) or twenty-four (24) weeks, as long as the loan proceeds are used for eligible purposes, including payroll, benefits, rent and utilities, and the organization maintains its payroll levels. The amount of loan forgiveness may be reduced if the Company terminates employees or reduces salaries during the covered period.

Any unforgiven portion of the PPP loans are payable over two (2) years at an interest rate of 1%, with a deferral of payments for the first six (6) months. The Company used the proceeds for purposes consistent within the PPP parameters. While the Company currently believes that the use of the loan proceeds will meet the conditions for forgiveness of the loans, the Company cannot ensure that they will receive forgiveness of the loans, in whole or in part.

As the Company has met both criteria as of December 31, 2021, the Company recorded a gain on the forgiveness of the PPP loan in the amount of $2,000,000 which is included in other income on the accompanying 2021 consolidated statement of operations (see note 13).

(10)  LOANS TO STOCKHOLDERS

As of December 31, 2022, and 2021, the Company had $4,119,709 and $4,241,658 respectively of loans to stockholders due on demand, with interest as at 4.50% and 2.50% respectively. Accrued interest on loans to stockholders as of December 31, 2022, and 2021 was $1,160,858 and 983,454 respectively. Accrued interest is included in the loan balance in the accompanying consolidated balance sheets.

(11)  RELATED PARTY TRANSACTIONS

The Company had one outstanding note payable to a related party, due in monthly installments of principal and interest. Loan payments were $6,100 with an interest rate as of December 31, 2022 and 2021 of 4.50% and 2.50% respectively, with a maturity date of March 2022 (see note 9).

The Company has two shareholder loans and accrued interest receivables included in stockholders’ equity (see note 10).

Related party receivables consist of receivables to related companies under common control. They bear no interest and due on demand.

(12)  COMMITMENTS AND CONTINGENCIES

The Company is involved in litigation in the normal course of business and does not anticipate that such matters will ultimately have a material effect on its consolidated financial position or the results of its operations.

The Company is a guarantor in a construction loan with a financial institution with a principal amount of $5,000,000, with interest at 9.00% (Wall Street Journal Prime Rate of 7.5% as of December 31, 2022, plus 1.5%), and matures on October 4, 2042.

See independent auditors’ report.

Deluxe Auto Carriers, Inc. and Affiliate
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

(13)  Retirement Plan

The Company sponsors a defined contribution retirement savings plan (the Plan) that covers all eligible employees. To be eligible, employees must attain the age of 21 and complete three months of service. The Plan allows participants to contribute a percentage of their annual compensation, ranging from 1% to 90%. Roth elective deferrals are permitted under the Plan. The Company provides a safe harbor matching contribution up to 4% of participant eligible earnings. Participants must make elective deferrals to the Plan to be eligible for safe harbor matching. Plan participants are fully vested in their contributions to the Plan. Company contributions vest as follows:

• Less than two years of service	0%
• Two to three years of service	20%
• Three to four years of service	40%
• Four to five years of service	60%
• Five to six years of service	80%
• Six or more years of service	100%

The Company is currently delinquent in its related filings with the Department of Labor (DOL) for Plan years 2019 through 2022. This delinquency could result in penalties and interest from the DOL and the Internal Revenue Service (IRS); however, there are voluntary correction programs available to the Company for remediation and compliance with these reporting agencies.

(14)  SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through February 27, 2024, the date at which the consolidated financial statements were available to be issued and determined there are no such items requiring adjustments to or disclosure in the consolidated financial statements as of December 31, 2022, except for the following:

On June 26, 2023, the Company received full forgiveness of its $2,000,000 PPP loan.

On February 28, 2023, the Company renewed its line of credit for seven months with a new maturity date of September 30, 2023.

On May 18, 2023, the Company opened a new line of credit with a separate financial institution that paid off the existing line of credit that was renewed on February 28, 2023, and two vehicle loans from the note payables. The line of credit maturity date is May 18, 2024.

On December 20, 2023, the Company entered into a stock purchase agreement with Proficient Auto Logistics, a Delaware corporation (“PAL”), and PAL Stock Acquiror, Inc., a Delaware corporation and wholly owned subsidiary of PAL. The stock purchase agreement will be consummated concurrently with the closing of an underwriting initial public offering of PAL.

At the beginning of 2024, the Company committed to purchasing twenty-six trucks valued at approximately $10,000,000. The Company has received six trucks as of February 2024 and anticipates receiving the remainder of the trucks during the second quarter of 2024. The Company also obtained a $5,000,000 line of credit to purchase these trucks.

See independent auditors’ report.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Sierra Mountain Group, Inc. and Affiliate
El Dorado Hills, CA 95762

Opinion

We have audited the accompanying combined financial statements of Sierra Mountain Group, Inc., formerly Sierra Mountain Express, Inc., (an S-Corporation) and Affiliate, West Coast Leasing Company, Inc. (an S-Corporation), collectively referred to as the “Company”, which comprise the combined balance sheets as of December 31, 2023 and 2022 and the related combined statements of income, changes in equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are issued.

Auditor’s Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the combined financial statements as a whole. The accompanying combining balance sheet, statement of income, statement of changes in equity, and statement of cash flows as of and for the year ended December 31, 2023 are presented for the purpose of additional analysis and are not a required part of the basic combined financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the combined financial statements. The information has been subjected to the auditing procedures applied in the audit of the combined financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the combined financial statements or to the combined financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Campbell Taylor Washburn
An Accountancy Corporation

Roseville, California
February 29, 2024

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINED BALANCE SHEETS
December 31, 2023 and 2022
(In thousands)

ASSETS

	2023	2022
Current assets:
Cash and cash equivalents	$2,934	$953
Accounts receivable, net of allowance for credit losses of $59 and $201 for 2023 and 2022, respectively	5,224	6,191
Net investment in leases, current portion	3,618	3,926
Assets held for sale	600	753
Prepaid expenses and other current assets	625	693
Total current assets	13,001	12,516

Long-term assets:
Property and equipment, net	4,054	1,627
Net investment in leases, less current portion	18,532	18,760
Operating lease – right of use asset	881	961
Other assets	1,069	1,069
Total long-term assets	24,536	22,417
Total assets	$37,537	$34,933

LIABILITIES AND STOCKHOLDER’S EQUITY

	2023	2022
Current liabilities:
Accounts payable	$2,811	$1,599
Accrued liabilities	4,998	6,078
Owner operator deposits	1,282	1,353
Equipment obligations – current	3,797	4,403
Operating lease liability – current	40	52
Total current liabilities	12,928	13,485

Long-term liabilities:
Equipment obligations – noncurrent	9,629	7,531
Operating lease liability – noncurrent	876	927
Lease deposits	315	169
Total long-term liabilities	10,820	8,627
Total liabilities	23,748	22,112

Stockholder’s equity:
Retained earnings	13,789	12,821
Total liabilities and stockholder’s equity	$37,537	$34,933

The accompanying notes are an integral part of these combined financial statements.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINED STATEMENTS OF INCOME
For the Years Ended December 31, 2023 and 2022
(In thousands)

	2023	2022
Operating revenues:
Transportation revenue	$72,474	$71,609
Finance revenue	2,096	2,158
Total operating revenues	74,570	73,767

Operating expenses:
Salaries, wages, and employee benefits	5,771	6,682
Fuel and fuel taxes	770	546
Purchased transportation	57,656	56,460
Truck expenses	665	731
Depreciation and amortization	845	647
Insurance premiums and claims	1,017	746
Operating taxes and licenses	22	30
General, selling and other operating expenses	3,379	5,885
Total operating expenses	70,125	71,727
Operating income	4,445	2,040

Other income (expense):
Interest expense, net	(750)	(783)
Other income, net	139	274
Total other expense	(611)	(509)

Income before income taxes	3,834	1,531
Income tax expense (benefit)	(116)	143
Net income	$3,950	$1,388

Earnings Per Share (thousands except shares):
Shares outstanding at year end	1,000	1,000
Weighted average shares outstanding	1,000	172
Basic earnings per share	$4	$8

The accompanying notes are an integral part of these combined financial statements.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2023 and 2022
(In thousands)

	Common Stock	Retained Earnings	Total Equity
Balance at January 1, 2022	$—	$15,448	$15,448
Net income	—	1,388	1,388
Distributions	—	(4,015)	(4,015)
Balance at December 31, 2022	—	12,821	12,821
Net income	—	3,950	3,950
Distributions	—	(2,982)	(2,982)
Balance at December 31, 2023	$—	$13,789	$13,789

The accompanying notes are an integral part of these combined financial statements.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2023 and 2022
(In thousands)

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,950	$1,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	845	647
Amortization of deferred finance fees	103	151
Provision for credit losses	(142)	(153)
Recognition of income on leases	(2,092)	(2,130)
Collections on leases applied to equipment loan obligations	5,691	6,113
Gains on re-lease and disposition of equipment	(360)	(56)
Impairments on assets held for sale	269	106
Net changes in:
Accounts receivable	1,109	(1,787)
Prepaid expenses and other current assets	68	(233)
Operating lease – right of use asset	80	133
Other assets	—	(241)
Accounts payable	1,212	(590)
Accrued liabilities	(1,080)	3,660
Owner operator deposits	(71)	(712)
Other current liabilities	—	(126)
Operating lease liabilities	(63)	(114)
Lease deposits	146	103
Net cash provided by operating activities	9,665	6,159

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,285)	(577)
Proceeds from sale of equipment	819	3,640
Proceeds from insurance settlements	50	145
Restricted cash	—	(100)
Net cash provided by (used for) investing activities	(3,416)	3,108

CASH FLOWS FROM FINANCING ACTIVITIES:
New equipment obligations and other debt	6,063	1,466
Payments on equipment obligations and other debt	(4,672)	(6,038)
Change in net investment in leases	(2,677)	(1,204)
Capital distributions	(2,982)	(4,015)
Net cash used for financing activities	(4,268)	(9,791)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,981	(524)
Cash and cash equivalents – beginning of year	953	1,477
Cash and cash equivalents – end of year	$2,934	$953

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for taxes	$3	$79
Cash paid for interest	$663	$711
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment acquired with financing	$169	$140

The accompanying notes are an integral part of these combined financial statements.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2023 and 2022

NOTE 1:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Principles of Consolidation

The combined financial statements include the accounts of Sierra Mountain Group, Inc. (SMG) and West Coast Leasing Company, Inc. (WCL), controlled by common ownership. SMG includes the accounts of Sierra Mountain Group, Inc. (SMG), Sierra Mountain Express, Inc. (SME), Sierra Mountain Logistics, Inc. (SML) and Sierra Mountain Transport, Inc. (SMT), collectively referred to as “Sierra”. SMG is an automobile transportation company which transports vehicles throughout the United States. Customers include automobile dealers, automobile manufacturers, and the general public. SME operates through employee drivers. SML is a broker of freight to SMT, SME and to independent contractors referred to as subhaulers who own and operate the tractor/trailers. SMT operates through independent contractors referred to as owner-operators outside of California who own and operate the tractor/trailers. All significant intercompany balances and transactions have been eliminated in consolidation.

WCL is a separate finance company which leases automobile transport equipment to independent contractors who operate the equipment. SMG and WCL have locations in California, Colorado, Iowa, Minnesota, Montana, New Mexico, Oklahoma, Oregon, Wisconsin, and Texas.

Basis of Accounting

These combined financial statements have been prepared on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Principles of Combination

The accompanying combined financial statements include the accounts of Sierra and WCL. The combined companies, which are affiliated by virtue of common ownership, are collectively referred to as the “Company.” All significant intercompany balances and transactions have been eliminated in combination.

In accordance with Financial Accounting Standards Board (FASB), Topic 810 Consolidation, the related party described in Note 13 does not meet the definition of a legal entity and is therefore not a variable interest entity.

Reclassifications

Certain reclassifications have been made to the 2022 combined financial statements in order to conform to the 2023 combined financial statement presentation. Reclassifications had no impact on previously reported net income or stockholder’s equity.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company’s cash equivalents consist of United States treasury bills and money market funds. The carrying amount approximates fair market value.

Estimates and Assumptions

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in the preparation of these combined financial statements include the allowance for credit losses, estimated lives of property and equipment and estimated sales price of assets held for sale.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2023 and 2022

NOTE 1:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Allowance for Credit Losses and Revenue Adjustments

Accounts receivable are recorded at the invoiced amount and do not bear interest. Management evaluates the collectability of receivables on a regular basis and an allowance for credit losses is recorded and adjusted, when necessary, based on the quality of the customer accounts, current economic conditions, economic outlook, and past customer history. Receivables are charged off against the allowance for credit losses after all means of collection have been exhausted and potential recovery is considered remote. The allowance for credit losses was $5 thousand and $75 thousand at December 31, 2023 and 2022, respectively.

The Company maintains an allowance for revenue adjustments resulting from billing corrections, customer allowances, and other miscellaneous revenue adjustments recognized after invoicing the customer. These revenue adjustments are recorded in revenue from operations. The estimated allowance for revenue adjustments is derived from a review of the Company’s historical losses based on the aging of receivables, adjusted for management’s assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. The allowance for revenue adjustments was $54 thousand and $126 thousand at December 31, 2023 and 2022, respectively.

The following is a summary of accounts receivable, allowance for credit losses and revenue adjustments (in thousands) as of:

	December 31, 2023	December 31, 2022	December 31, 2021
Accounts receivable	$5,283	$6,392	$4,403
Allowance for credit losses and revenue adjustments	(59)	(201)	(153)
Accounts receivable, net	$5,224	$6,191	$4,250

The allowance for credit losses on direct financing leases for 2023 and 2022 was $125 thousand (See Note 4). For the years ended December 31, 2023 and 2022, the Company had credit loss expense of $247 thousand and $99 thousand, respectively.

Description of Leasing Arrangements

The Company’s leasing operations consist principally of transportation equipment leases to automobile transport owner-operators throughout the United States. These leases are classified as direct financing leases. The minimum lease payments plus the unguaranteed residual value accruing to the benefit of the lessor is recorded as the gross investment in the lease. The difference between the gross investment in the lease and the carrying amount of the leased property is recorded as unearned income.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. The Company provides for depreciation or amortization using the straight-line method over the estimated useful lives of the assets which range from 3 to 39 years. Leasehold improvements and leased equipment are amortized over the lesser of the estimated useful life or lease term.

Maintenance and repair costs are expensed as they are incurred while renewals and improvements of a significant nature are capitalized. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2023 and 2022

NOTE 1:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows; an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No provision for impairment was recorded in 2023 and 2022.

Revenue Recognition

The Company’s revenues, results of operations, and cash flows are affected by a wide variety of factors, including general economic conditions, geographical regions of its customers, the type of customer, the type of contract, and contract duration.

West Coast’s finance revenues were determined to be out of the scope of ASC Topic 606, Revenue from Contracts with Customers. The Company recognizes revenue from direct-finance leases of tractors, trailers, and related equipment to independent contractors. Direct financing lease revenue is comprised of interest earned and amortized over the life of each lease.

Management applies the five-step analysis to Sierra’s automobile transportation services.

Contract Identification — Management has identified that a legally enforceable contract with its customers is executed by both parties at the point of pickup, as evidenced by the bill of lading. Although the Company may have master agreements with its customers, these master agreements only establish general terms. There is no financial obligation to the shipper until the load is tendered/accepted and the Company takes possession of the load.

Performance Obligations — The Company’s only performance obligation is transportation services.

Transaction Price — Depending on the contract, the total transaction price may consist of mileage revenue, fuel surcharge revenue or accessorial fees. There is no significant financing component in the transaction price as the Company’s customers generally pay within the contractual payment terms of 30 to 45 days.

Allocating Transaction Price to Performance Obligations — The transaction price is entirely allocated to the only performance obligation: transportation services.

Revenue Recognition — The performance obligation of providing transportation services is satisfied over time. Accordingly, revenue is recognized over time. Management estimates the amount of revenue in transit at period end based on the number of days completed of the dispatch (which is generally one to three days.) Management believes this to be a faithful depiction of the transfer of services because if a load is dispatched, but terminates mid-route and the load is picked up by another carrier, then that carrier would not need to re-perform the services for the days already traveled. Revenues from transportation services recognized over time were $72.4 million and $71.6 million for the years ended December 31, 2023 and 2022, respectively.

Significant judgments involved in the Company’s revenue recognition and corresponding accounts receivable balances include 1) measuring in-transit revenue at period end, and 2) estimating the allowance for credit losses and revenue adjustments. Credit terms for customer accounts are generally on a net 30-to-45-day basis.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2023 and 2022

NOTE 1:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company disaggregates revenue from contracts with customers for transportation services between (1) transportation revenue before fuel surcharges and (2) fuel surcharges as follows:

	2023	2022
Transportation revenue before fuel surcharges	$66,728	$65,653
Fuel surcharges	5,746	5,956
Transportation revenue	$72,474	$71,609

S Corporation — Income Taxes

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporation income taxes, the stockholders of S corporations are taxed on their proportionate share of the Company’s taxable income. The Company is subject to a franchise tax on taxable income in various states.

The Company has evaluated income tax positions in accordance with ASC 740-10 and has determined that there are no uncertain tax positions as of December 31, 2023 and 2022. The Company’s policy is to recognize interest and penalties relating to income taxes in interest expense and other expenses, respectively. The Company is subject to routine audits by taxing authorities; there are currently no audits for any tax periods in progress. The Company is open to examination for the previous three to four years by various taxing authorities.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), which changed how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. The financial assets held by the company that are subject to this guidance were trade accounts receivable and direct financing leases.

The Company adopted this standard effective January 1, 2023. The impact of the adoption was not considered material to the financial statements and primarily resulted in new and enhanced disclosures.

Claims and Insurance Accruals

The Company is self-insured up to certain limits for personal injury, property damage, collision, and comprehensive coverage. Amounts in excess of the self-insured limits are fully insured to levels which management considers appropriate for the Company’s operations.

The Company accrues the estimated cost of the uninsured portion of pending claims, estimate for claims incurred but not reported, and future claim development. These expenses include legal and other direct costs associated with a claim. Estimates require judgments concerning the nature and severity of the claim, historical trends, the size of any potential damage award based on factors such as the specific facts of individual cases, the jurisdiction involved, the prospect of punitive damages, future medical costs, inflation estimates of future claims development, and the legal and other costs to settle the claim.

Changes in assumptions as well as changes in actual experience could cause these estimates to change. Insurance and claims expense will vary from period to period based on the severity and frequency of claims incurred in a given period.

As of December 31, 2023 and 2022, the Company accrued $304 thousand and $930 thousand, respectively, for self-insured claims and insurance reserves. These accruals are included in “Accrued liabilities” on the Company’s combined balance sheets.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2023 and 2022

NOTE 2:    ASSETS HELD FOR SALE

Assets held for sale include transportation equipment previously leased under direct financing lease arrangements that are no longer suitable for lease and have ceased to generate revenue. Equipment that is expected to be sold within the next 12 months and meets the other relevant held for sale criteria are classified as held for sale. An impairment loss is recorded for assets held for sale when the carrying amount of the asset exceeds its fair value less cost to sell.

Impairment loss is included in other expense. Impairment loss for the years ended December 31, 2023 and 2022 was $269 thousand and $106 thousand, respectively.

NOTE 3:    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2023 and 2022 (in thousands):

	2023	2022
Revenue equipment	$4,666	$1,873
Office and shop equipment	76	280
Leasehold improvements	221	254
Custom computer software	1,000	842
Software in development	32	168
Automobiles	22	137
	6,017	3,554
Less accumulated depreciation and amortization	(1,963)	(1,927)
Total property and equipment, net	$4,054	$1,627

Depreciation and amortization expense related to property and equipment was $845 and $647 thousand for the years ended December 31, 2023 and 2022, respectively.

NOTE 4:    NET INVESTMENT IN LEASES

Net investment in leases consisted of the following at December 31, 2023 and 2022 (in thousands):

	2023	2022
Total minimum lease payments to be received	$26,399	$26,643
Assets to be leased	2,108	2,366
Less unearned income	(6,232)	(6,198)
Less allowance for uncollectible leases	(125)	(125)
Net investment in direct financing leases	$22,150	$22,686
Current portion
Total minimum lease payments to be received	$5,669	$5,571
Less unearned income	(1,926)	(1,520)
Less allowance for uncollectible leases	(125)	(125)
Total current	3,618	3,926
Long-term portion
Total minimum lease payments to be received	20,730	21,072
Assets to be leased	2,108	2,366
Less unearned income	(4,306)	(4,678)
Total long term	18,532	18,760
Total net investment in direct financing leases	$22,150	$22,686

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2023 and 2022

NOTE 4:    NET INVESTMENT IN LEASES (cont.)

Future minimum lease payments are as follows (in thousands):

Year ending December 31:
2024	$5,669
2025	5,233
2026	4,746
2027	4,113
2028	2,616
Thereafter	4,022
$26,399

NOTE 5:    EQUIPMENT OBLIGATIONS

Equipment obligations consist of the following, each secured by equipment included under investment in direct financing leases (dollars in thousands):

Financial Institution	Interest Rate(s)	Monthly Installments (including interest)	Maturity	2023	2022
	(In thousands)			(In thousands)
Bank of the West	4.2%	$21	**	$—	$927
BMO Transportation Finance	4.4% – 7.2%	4 – 18	2029	5,452	583
First Foundation Bank	5.8%	11	2023	—	33
GM Financial	1.8%	2	2023	—	19
Key Equipment Finance	3.5% – 5.2%	4 – 21	2027	2,553	3,241
Minnwest Bank	4.5% – 11.8%	4 – 25	2029	2,865	3,076
M&T Capital and Leasing Corp.	4.9% – 5.1%	9 – 30	2026	1,089	2,053
Signature Financial & Leasing LLC	4.6% – 5.5%	4 – 21	2027	742	1,348
West Coast Enterprises	5.5% – 7.2%	5 – 22	2029	790	821
				13,491	12,101
Less current portion, net of current portion of debt issuance costs				(3,797)	(4,403)
Less non-current debt issuance costs, net of accumulated amortization of $460 thousand and $357 thousand, respectively				(65)	(167)
Long-term portion				$9,629	$7,531

____________

**      Bank of the West merged into BMO in 2023.

Future maturities of equipment obligations are as follows (in thousands):

Year ending December 31:	Payments	Less Debt Issuance Costs	Net
2024	$3,838	$(41)	$3,797
2025	3,281	(15)	3,266
2026	1,711	(8)	1,703
2027	1,391	(1)	1,390
2028	1,021	—	1,021
Thereafter	2,249	—	2,249
	$13,491	$(65)	$13,426

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2023 and 2022

NOTE 5:    EQUIPMENT OBLIGATIONS (cont.)

Certain loan agreements for equipment obligations contain restrictive covenants, which among other things, require the Company to maintain specific financial ratios.

NOTE 6:    LINE OF CREDIT

The Company has a revolving line of credit agreement with a bank which expires in June 2024. The agreement provides for maximum borrowings of $4 million subject to borrowing base limitations. Borrowings bear interest at the bank’s index rate (8.50% at December 31, 2023), with an interest rate floor of 7.25% per annum. There was no outstanding balance as of December 31, 2023.

Borrowings are collateralized by substantially all assets of the Company. The agreement contains certain restrictive covenants which, among other things, require the Company to maintain specified financial ratios.

NOTE 7:    RETIREMENT PLAN

The Company established a 401(k) Profit Sharing Plan on January 1, 2007, which covers substantially all employees. Participating employees may elect to contribute, on a tax-deferred basis, a portion of their compensation in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of the employee contributions. Additional Company contributions may be made to the plan at the discretion of the Board of Directors, with the maximum limitation being the amount the Company can deduct for federal income tax purposes. The Company elected not to make any additional discretionary contributions for the plan years ended December 31, 2023 and 2022. The employer matching contributions were $143 and $123 thousand for the years ended December 31, 2023 and 2022, respectively.

NOTE 8:    CONCENTRATION OF CREDIT RISK

Revenues from five major customers represent approximately 81% of total sales for the year 2023, and revenues from nine major customers represent approximately 84% of total sales for the year 2022. These major customers accounted for approximately 81% of the Company’s accounts receivable at December 31, 2023 and 89% at December 31, 2022.

The Company maintains most of its cash balances at two financial institutions and the balances are insured by the Federal Deposit Insurance Corporation up to $250 thousand. The Company, in the normal course of business, maintains accounts in excess of federally insured limits. The Company had $1.648 million of uninsured cash balances at December 31, 2023 and $317 thousand at December 31, 2022.

NOTE 9:    EMPLOYEE RETENTION CREDITS

Under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) signed into law on March 27, 2020, and the subsequent extension of the CARES Act, Sierra was eligible for a refundable Employee Retention Credit (ERC) subject to certain criteria. Sierra recognized an ERC refund in the amount of $348 thousand as other income in the combined statements of income for the year ended December 31, 2022.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2023 and 2022

NOTE 10:  CONTINGENCIES

The Company is involved in certain claims and pending litigation primarily arising in the normal course of business. The majority of these claims relate to workers compensation, auto collision and liability, and physical and cargo damage. The Company expenses legal fees as incurred and accrues for the uninsured portion of contingent losses from these and other pending claims when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Independent Contractors Misclassification Class Action

On May 21, 2020, Sigifredo Perez, Jr. (Plaintiff) filed claim against Sierra Mountain Group, Inc. and an officer of the Company in Sacramento County Superior Court. The putative class alleges that Sierra misclassified owner/operators as independent contractors, not as employees, in violation of the California Labor Code applicable to employees (meal and rest breaks, minimum wage, etc.). Sierra denies liability and filed a counterclaim against the Plaintiff for costs and attorneys’ fees.

The Company recorded an estimated liability for settlements of the above and other matters in the amount of $4 million as of December 31, 2023 and 2022, respectively.

On August 14, 2023, all parties have reached an agreement on material settlement terms and have signed a Memorandum of Understanding pursuant to which the defined class action would be paid $4 million pending approval of a long-term settlement agreement currently in process.

Government Assistance

During 2021 and 2020, the Company recognized $50 thousand and $1.06 million of government assistance under the Paycheck Protection Program (PPP) grant, respectively. In August 2021, the Company received notification from the Small Business Administration (SBA) that the application for forgiveness on the total $1.1 million grant had been approved. In connection with the forgiveness of the loan, the SBA reserves the right to challenge its decisions reached, and the resolution of the matters that could result in the Company being required to repay all or a portion of the amounts forgiven, along with possible interest and penalties. In management’s opinion, the Company used reasonable judgment in requesting the loan be forgiven and in determining the requirements for forgiveness were met; therefore, the Company believes the loan forgiveness will be sustained upon any further SBA examination.

NOTE 11:  LEASING ACTIVITIES AND DEBT SERVICE

During the course of the year, bi-monthly lease payments are deducted from independent contractor driver settlements per request and are used to pay equipment obligations under the respective agreements with Sierra and West Coast. The total amounts withheld during the years ended December 31, 2023 and 2022 were approximately $3.3 million and $5.3 million, respectively. Included in those amounts were approximately $3.2 million and $5.1 million related to West Coast for 2023 and 2022, respectively.

NOTE 12:  CAPITAL STOCK

Common stock for Sierra Mountain Group, Inc. consists of par value stock: 1,000 shares authorized and 1,000 shares outstanding. Common stock for West Coast Leasing Company, Inc. consists of no par value stock: 2,500 shares authorized and 1 share outstanding.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2023 and 2022

NOTE 13:  LEASES

The Company recognizes its lease liability measured on a discounted basis and a right-of-use asset for all leases. For leases in which the implicit rate is not readily available the Company applies its incremental borrowing rate. The Company leases its primary office space from a related party under a long-term operating lease which expires in 2036. This lease contains one renewal option of ten years. Rental payments to a related party amounted to $96 and $93 thousand for the year ended December 31, 2023 and 2022, respectively. The Company also leases one piece of office equipment.

While some lease payments escalate over the duration of the lease, there are no variable lease payments. Future minimum lease commitments under non-cancelable operating leases as of December 31, 2023 are as follows (in thousands):

Year ending December 31:	Related Party	Third Party	Total
2024	$86	$1	$87
2025	88	—	88
2026	91	—	91
2027	93	—	93
2028	96	—	96
Thereafter	809	—	809
Total minimum lease payments	1,263	1	1,264
Less effects of discounting	(348)	—	(348)
Operating lease liability	915	1	916
Less current portion of operating lease liability	(39)	(1)	(40)
Operating lease liability – noncurrent	$876	$—	$876

The Company also rents various office spaces and automobiles without any long-term commitment. The components of lease costs are as follows for the year ended December 31, 2023 and 2022 (in thousands):

	2023	2022
Operating lease cost	$101	$133
Short-term lease cost	248	212
Total lease cost	$349	$345

Other pertinent information as of December 31, 2023 and 2022 is as follows ($ in thousands):

	2023	2022
Operating cash flows from operating leases	$101	$114
Weighted-average remaining lease term (in months)	149	157
Weighted-average discount rate	5.20%	5.20%

NOTE 14:  SUBSEQUENT EVENTS

Management evaluates events occurring subsequent to the date of the financial statements in determining the accounting for and disclosure of transactions and events that affect the financial statements. Subsequent events have been evaluated through February 29, 2024, the date the financial statements were available to be issued, and management has determined that no events have occurred that should be disclosed.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINING BALANCE SHEET
As of December 31, 2023
(In thousands)

ASSETS

	Sierra	West Coast Leasing	Eliminations	Total
Current assets:
Cash and cash equivalents	$2,066	$868	$—	$2,934
Accounts receivable, net of allowance for credit losses of $59 thousand	4,786	433	5	5,224
Net investment in leases, current portion	—	4,634	(1,016)	3,618
Intercompany accounts	226	(226)	—	—
Assets held for sale	475	125	—	600
Prepaid expenses and other current assets	622	3	—	625
Total current assets	8,175	5,837	(1,011)	13,001

Long-term assets:
Property and equipment, net	4,054	—	—	4,054
Revolving credit agreement with affiliate	136	—	(136)	—
Net investment in leases, net of current portion	—	21,954	(3,422)	18,532
Operating lease – right of use asset	881	—	—	881
Other assets	969	100	—	1,069
Total long-term assets	6,040	22,054	(3,558)	24,536
Total assets	$14,215	$27,891	$(4,569)	$37,537

LIABILITIES AND STOCKHOLDER’S EQUITY

	Sierra	West Coast Leasing	Eliminations	Total
Current liabilities:
Accounts payable	$2,753	$53	$5	$2,811
Accrued liabilities	4,915	83	—	4,998
Owner operator deposits	1,282	—	—	1,282
Equipment obligations – current	1,015	3,798	(1,016)	3,797
Operating lease liability – current	40	—	—	40
Total current liabilities	10,005	3,934	(1,011)	12,928

Long-term liabilities:
Equipment obligations – noncurrent	3,422	9,629	(3,422)	9,629
Operating lease liability – noncurrent	876	—	—	876
Lease deposits	—	315	—	315
Revolving credit agreement with affiliate	—	136	(136)	—
Total long-term liabilities	4,298	10,080	(3,558)	10,820

Total liabilities	14,303	14,014	(4,569)	23,748

Stockholder’s equity:
Retained earnings	(88)	13,877	—	13,789
Total liabilities and stockholder’s equity	$14,215	$27,891	$(4,569)	$37,537

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINING STATEMENT OF INCOME
For the Year Ended December 31, 2023
(In thousands)

	Sierra	West Coast Leasing	Eliminations	Total
Operating revenues:
Transportation revenue	$72,474	$—	$—	$72,474
Finance revenue	301	2,297	(502)	2,096
Total operating revenues	72,775	2,297	(502)	74,570

Operating expenses:
Salaries, wages, and employee benefits	5,771	—	—	5,771
Fuel and fuel taxes	770	—	—	770
Purchased transportation	57,857	—	(201)	57,656
Truck expenses	434	231	—	665
Depreciation and amortization	845	—	—	845
Insurance premiums and claims	1,017	—	—	1,017
Operating taxes and licenses	22	—	—	22
General, selling and other operating expenses	3,303	377	(301)	3,379
Total operating expenses	70,019	608	(502)	70,125
Operating income	2,756	1,689	—	4,445

Other income (expense)
Interest expense	(45)	(705)	—	(750)
Other income (expense)	(93)	232	—	139
Total other income (expense)	(138)	(473)	—	(611)
Income before income taxes	2,618	1,216	—	3,834
Income tax expense (benefit)	(121)	5	—	(116)
Net income	$2,739	$1,211	$—	$3,950

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINING STATEMENT OF CHANGES IN EQUITY
For the Year Ended December 31, 2023
(In thousands)

	Common Stock	Retained Earnings	Total Equity
Sierra
Balance at January 1, 2023	$—	$(532)	$(532)
Net income	—	2,739	2,739
Distributions	—	(2,295)	(2,295)
Balance at December 31, 2023	$—	$(88)	$(88)

West Coast
Balance at January 1, 2023	$—	$13,353	$13,353
Net income	—	1,211	1,211
Distributions	—	(687)	(687)
Balance at December 31, 2023	$—	$13,877	$13,877

Eliminations
Balance at January 1, 2023	$—	$—	$—
Net income	—	—	—
Distributions	—	—	—
Balance at December 31, 2023	$—	$—	$—

Combined
Balance at January 1, 2023	$—	$12,821	$12,821
Net income	—	3,950	3,950
Distributions	—	(2,982)	(2,982)
Balance at December 31, 2023	$—	$13,789	$13,789

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2023
(In thousands)

	Sierra	West Coast Leasing	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,739	$1,211	$—	$3,950
Adjustments to reconcile net income to net cash provided by (used for) operating activities: Depreciation and amortization	845	—	—	845
Amortization of deferred finance fees	—	103	—	103
Provision for credit losses	(141)	(1)	—	(142)
Recognition of income on leases	—	(2,292)	200	(2,092)
Collections on leases applied to equipment loan obligations	—	6,914	(1,223)	5,691
Gain on re-lease and disposition of equipment	(60)	(300)	—	(360)
Impairments on assets held for sale	198	71	—	269
Net changes in:
Accounts receivable	1,435	3	(329)	1,109
Prepaid expenses and other current assets	37	31	—	68
Operating lease – right of use asset	80	—	—	80
Accounts payable	877	6	329	1,212
Accrued liabilities	(1,070)	(10)	—	(1,080)
Owner operator deposits	(71)	—	—	(71)
Operating lease liabilities	(63)	—	—	(63)
Lease deposits	—	146	—	146
Net cash provided by operating activities	4,806	5,882	(1,023)	9,665

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,285)	—	—	(4,285)
Proceeds from sale of equipment	246	573	—	819
Proceeds from insurance settlements	—	50	—	50
Net cash provided by (used for) investing activities	(4,039)	623	—	(3,416)

CASH FLOWS FROM FINANCING ACTIVITIES:
New equipment obligations and other debt	4,254	6,063	(4,254)	6,063
Payments on equipment obligations and other debt	(1,041)	(4,654)	1,023	(4,672)
Change in net investment in leases	—	(6,931)	4,254	(2,677)
Advances to/from affiliated group members	(21)	21	—	—
Capital distributions	(2,295)	(687)	—	(2,982)
Net cash provided by (used for) financing activities	897	(6,188)	1,023	(4,268)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,664	317	—	1,981
Cash and cash equivalents – beginning of year	402	551	—	953
Cash and cash equivalents – end of year	$2,066	$868	$—	$2,934

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Sierra Mountain Group, Inc. and Affiliate
El Dorado Hills, CA 95762

Opinion

We have audited the accompanying combined financial statements of Sierra Mountain Group, Inc., formerly Sierra Mountain Express, Inc., (an S- Corporation) and Affiliate, West Coast Leasing Company, Inc. (an S-Corporation), collectively referred to as the “Company”, which comprise the combined balance sheets as of December 31, 2022 and 2021 and the related combined statements of income, changes in equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are issued.

Auditor’s Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.

Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the combined financial statements as a whole. The accompanying combining balance sheet, statement of income, statement of changes in equity, and statement of cash flows as of and for the year ended December 31, 2022 are presented for the purpose of additional analysis and are not a required part of the basic combined financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the combined financial statements. The information has been subjected to the auditing procedures applied in the audit of the combined financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the combined financial statements or to the combined financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Campbell Taylor Washburn

An Accountancy Corporation

Roseville, California
November 29, 2023

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINED BALANCE SHEETS
December 31, 2022 and 2021
(In thousands)

ASSETS

	2022	2021
Current assets:
Cash and cash equivalents	$953	$1,477
Accounts receivable, net of allowance for doubtful accounts of $201 and $153 for 2022 and 2021, respectively	6,191	4,250
Net investment in leases, current portion	3,926	4,484
Assets held for sale	753	2,577
Prepaid expenses and other current assets	693	459
Total current assets	12,516	13,247

Long-term assets:
Property and equipment, net	1,627	2,108
Net investment in leases, less current portion	18,760	22,582
Operating lease – right of use asset	961	—
Other assets	1,069	729
Total long-term assets	22,417	25,419
Total assets	$34,933	$38,666

LIABILITIES AND STOCKHOLDER’S EQUITY

	2022	2021
Current liabilities:
Accounts payable	$1,599	$2,189
Accrued liabilities	6,078	2,417
Owner operator deposits	1,353	2,191
Equipment obligations – current	4,403	6,006
Operating lease liability – current	52	—
Total current liabilities	13,485	12,803

Long-term liabilities:
Equipment obligations – noncurrent	7,531	10,349
Operating lease liability – noncurrent	927	—
Lease deposits	169	66
Total long-term liabilities	8,627	10,415
Total liabilities	22,112	23,218

Stockholder’s equity:
Retained earnings	12,821	15,448
Total liabilities and stockholder’s equity	$34,933	$38,666

The accompanying notes are an integral part of these combined financial statements.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINED STATEMENTS OF INCOME
For the Years Ended December 31, 2022 and 2021
(In thousands)

	2022	2021
Operating Revenues:
Transportation revenue before fuel surcharge	$71,609	$66,459
Finance revenue	2,158	2,878
Total operating revenues	73,767	69,337

Operating Expenses:
Salaries, wages, and employee benefits	6,682	6,801
Fuel and fuel taxes	546	409
Purchased transportation	56,460	51,123
Truck expenses	731	652
Depreciation and amortization	647	750
Insurance premiums and claims	746	853
Operating taxes and licenses	30	32
General, selling and other operating expenses	5,885	3,047
Total operating expenses	71,727	63,667
Operating income	2,040	5,670

Other Income (Expense)
Interest expense, net	(783)	(977)
Other income, net	274	302
Total other expense	(509)	(675)

Income before income taxes	1,531	4,995
Provision for income taxes	143	145
Net income	$1,388	$4,850

Earnings Per Share (thousands except shares):
Shares outstanding at year end	1,000	6
Weighted average shares outstanding	172	6
Basic earnings per share	$8	$808

The accompanying notes are an integral part of these combined financial statements.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2022 and 2021
(In thousands)

	Common Stock	Retained Earnings	Total Equity
Balance at January 1, 2021	$—	$16,100	$16,100
Net income	—	4,850	4,850
Distributions	—	(5,502)	(5,502)
Balance at December 31, 2021	—	15,448	15,448
Net income	—	1,388	1,388
Distributions	—	(4,015)	(4,015)
Balance at December 31, 2022	$—	$12,821	$12,821

The accompanying notes are an integral part of these combined financial statements.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2022 and 2021
(In thousands)

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,388	$4,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	647	751
Amortization of deferred finance fees	151	87
Provision for doubtful accounts	(153)	78
Recognition of income on leases	(2,130)	(2,870)
Collections on leases applied to equipment loan obligations	6,113	8,061
Gains on re-lease and disposition of equipment	(56)	(413)
Noncash lease expense	133	—
Impairments on assets held for sale	106	158
PPP grant income realized	—	(50)
Net changes in:
Accounts receivable	(1,787)	845
Prepaid expenses and other current assets	(233)	454
Other assets	(241)	(58)
Accounts payable	(590)	(1,447)
Accrued liabilities	3,660	80
Owner operator deposits	(517)	23
Other current liabilities	(321)	(30)
Operating lease liabilities	(114)	—
Lease deposits	103	61
Net cash provided by operating activities	6,159	10,580

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(577)	(1,839)
Proceeds from sale of equipment	3,640	1,068
Proceeds from insurance settlements	145	—
Restricted cash	(100)	—
Net cash provided by (used for) investing activities	3,108	(771)

CASH FLOWS FROM FINANCING ACTIVITIES:
New equipment obligations and other debt	1,466	3,268
Payments on equipment obligations and other debt	(6,038)	(7,128)
Change in net investment in leases	(1,204)	(1,661)
Financing fees	—	(311)
Capital distributions	(4,015)	(5,502)
Net cash used for financing activities	(9,791)	(11,334)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(524)	(1,525)
Cash and cash equivalents – beginning of year	1,477	3,002
Cash and cash equivalents – end of year	$953	$1,477

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for taxes	$79	$272
Cash paid for interest	$711	$989

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment acquired with financing	$140	$627

The accompanying notes are an integral part of these combined financial statements.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 1:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Principles of Consolidation

Sierra Mountain Group, Inc. (“Sierra”) is an automobile transport company which transports vehicles throughout the United States. Customers include automobile dealers, automobile manufacturers, and the general public. Sierra generally operates through independent contractors who own and operate the tractor/trailers. The Affiliate, West Coast Leasing Company, Inc. (“West Coast”) is a separate finance company which leases automobile transport equipment to independent contractors who operate the equipment. Sierra has locations in California, Colorado, Iowa, Minnesota, Montana, New Mexico, Oklahoma, Oregon, South Carolina, and Texas.

On October 31, 2022, the Company reorganized Sierra Mountain Express, Inc. as Sierra Mountain Group, Inc. Sierra includes the accounts of Sierra Mountain Express (“SME”) and its newly formed wholly owned subsidiaries Sierra Mountain Transport, Inc. (“SMT”), and Sierra Mountain Logistics, Inc. (“SML”). All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Accounting

These combined financial statements have been prepared on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Principles of Combination

The accompanying combined financial statements include the accounts of Sierra and West Coast. The combined companies, which are affiliated by virtue of common ownership, are collectively referred to as “the Company.” All significant intercompany balances and transactions have been eliminated in combination.

In accordance with Financial Accounting Standards Board (FASB), Topic 810 Consolidation, the related party described in Note 10 does not meet the definition of a legal entity and is therefore not a variable interest entity.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company’s cash equivalents consist of United States treasury bills and money market funds. The carrying amount approximates fair market value.

Estimates and Assumptions

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in the preparation of these combined financial statements include the allowance for doubtful accounts receivable, estimated lives of property and equipment and estimated sales price of assets held for sale.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 1:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Allowance for Doubtful Accounts and Revenue Adjustments

The Company provides an allowance for doubtful accounts that is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Account balances are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential recovery is considered remote.

The Company maintains an allowance for revenue adjustments resulting from billing corrections, customer allowances, and other miscellaneous revenue adjustments. These revenue adjustments are recorded in revenue from operations. Estimates are evaluated and updated based upon historical experience, trends and current information. Allowance for doubtful accounts and revenue adjustments for 2022 and 2021 were $201 thousand and $153 thousand, respectively. For the years ended December 31, 2022 and 2021, the Company had bad debt expense of $99 thousand and $393 thousand, respectively.

The following is a summary of accounts receivable, allowance for doubtful accounts and revenue adjustments (in thousands) as of:

	December 31, 2022	December 31, 2021	December 31, 2020
Accounts receivable	$6,392	$4,403	$5,248
Allowance for doubtful accounts and revenue adjustments	(201)	(153)	(75)
Accounts receivable, net	$6,191	$4,250	$5,173

Description of Leasing Arrangements

The Company’s leasing operations consist principally of transportation equipment leases to automobile transport owner-operators throughout the United States. These leases are classified as direct financing leases. The minimum lease payments plus the unguaranteed residual value accruing to the benefit of the lessor is recorded as the gross investment in the lease. The difference between the gross investment in the lease and the carrying amount of the leased property is recorded as unearned income.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. The Company provides for depreciation or amortization using the straight-line method over the estimated useful lives of the assets which range from 3 to 39 years. Leasehold improvements and leased equipment are amortized over the lesser of the estimated useful life or lease term.

Maintenance and repair costs are expensed as they are incurred while renewals and improvements of a significant nature are capitalized. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows; an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No provision for impairment was recorded in 2022 and 2021.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 1:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company’s revenues, results of operations, and cash flows are affected by a wide variety of factors, including general economic conditions, geographical regions of its customers, the type of customer, the type of contract, and contract duration.

West Coast’s leasing revenues were determined to be out of the scope of ASC Topic 606, Revenue from Contracts with Customers. The Company recognizes revenue from direct-finance leases of tractors, trailers, and related equipment to independent contractors. Direct financing lease revenue is comprised of interest earned and amortized over the life of each lease.

Management applies the five-step analysis to Sierra’s automobile transportation services.

Contract Identification — Management has identified that a legally enforceable contract with its customers is executed by both parties at the point of pickup, as evidenced by the bill of lading. Although the Company may have master agreements with its customers, these master agreements only establish general terms. There is no financial obligation to the shipper until the load is tendered/accepted and the Company takes possession of the load.

Performance Obligations — The Company’s only performance obligation is transportation services.

Transaction Price — Depending on the contract, the total transaction price may consist of mileage revenue, fuel surcharge revenue or accessorial fees. There is no significant financing component in the transaction price as the Company’s customers generally pay within the contractual payment terms of 30 to 45 days.

Allocating Transaction Price to Performance Obligations — The transaction price is entirely allocated to the only performance obligation: transportation services.

Revenue Recognition — The performance obligation of providing transportation services is satisfied over time. Accordingly, revenue is recognized over time. Management estimates the amount of revenue in transit at period end based on the number of days completed of the dispatch (which is generally one to three days.) Management believes this to be a faithful depiction of the transfer of services because if a load is dispatched, but terminates mid-route and the load is picked up by another carrier, then that carrier would not need to re-perform the services for the days already traveled. Revenues from transportation services recognized over time were $71.6 million and $66.5 million for the years ended December 31, 2022 and 2021, respectively.

Significant judgments involved in the Company’s revenue recognition and corresponding accounts receivable balances include (1) measuring in-transit revenue at period end, and (2) estimating the allowance for doubtful accounts and revenue adjustments. Management reviews the adequacy of its allowance for doubtful accounts on a quarterly basis. Uncollectible accounts are written off when deemed uncollectible and accounts receivable are presented net of an allowance for doubtful accounts and revenue adjustments. Credit terms for customer accounts are generally on a net 30-to-45-day basis.

Government Grant Accounting

With no applicable pronouncements related to for-profit entities accounting for government grants under U.S. GAAP, the Company has adopted IAS 20 by analogy in order to account for proceeds received under the Paycheck Protection Program (PPP) established by the Coronavirus Aid, Relief, and Economic Security Act. Under IAS 20, once there is reasonable assurance any conditions attached to the assistance

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 1:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

will be met and the assistance will be received, the grant proceeds are recognized over the period in which the Company recognizes, as expenses, the related costs for which the grants are intended to compensate. During 2022 and 2021, the Company recognized $0 and $50 thousand of government assistance under the PPP grant, respectively.

S Corporation — Income Taxes

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporation income taxes, the stockholders of S corporations are taxed on their proportionate share of the Company’s taxable income. The Company is subject to a franchise tax on taxable income in various states.

The Company has evaluated income tax positions in accordance with ASC 740-10 and has determined that there are no uncertain tax positions as of December 31, 2022 and 2021. The Company’s policy is to recognize interest and penalties relating to income taxes in interest expense and other expenses, respectively. The Company is subject to routine audits by taxing authorities; there are currently no audits for any tax periods in progress. The Company is open to examination for the previous three to four years by various taxing authorities.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). The new accounting standard requires lessees to recognize a lease liability measured on a discounted basis and a right-of-use asset for all leases. The Company adopted the standard as of January 1, 2022 using the modified retrospective approach as of the beginning of the period of adoption. The Company elected the practical expedient for transition enabling the Company to not re-evaluate if contracts contain leases, the classification of leases, and initial direct costs. For leases in which the implicit rate is not readily available the Company applies its incremental borrowing rate. The Company also elected the accounting policy to not apply the recognition requirements of ASC 842 to short-term leases, defined as the duration of 12 months or less from lease commencement.

The adoption of ASC 842 resulted in the initial recording of an operating lease right-of-use asset in the amount of $1,041 thousand and an associated operating lease liability in the amount of $1,041 thousand as of January 1, 2022. The Company is presenting the financial statements and associated notes for the year ended December 31, 2022 under ASC 842 while the financial statements and associated notes for the year ended December 31, 2021 are presented under the guidance of ASC 840.

Claims and Insurance Accruals

The Company is self-insured up to certain limits for personal injury, property damage, collision, and comprehensive coverage. Amounts in excess of the self-insured limits are fully insured to levels which management considers appropriate for the Company’s operations.

The Company accrues the estimated cost of the uninsured portion of pending claims, estimate for claims incurred but not reported, and future claim development. These expenses include legal and other direct costs associated with a claim. Estimates require judgments concerning the nature and severity of the claim, historical trends, the size of any potential damage award based on factors such as the specific facts of individual cases, the jurisdiction involved, the prospect of punitive damages, future medical costs, inflation estimates of future claims development, and the legal and other costs to settle the claim.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 1:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Claims and Insurance Accruals (Continued)

Changes in assumptions as well as changes in actual experience could cause these estimates to change. Insurance and claims expense will vary from period to period based on the severity and frequency of claims incurred in a given period. These insurance related costs are included in “Other direct costs” on the combined statements of income.

As of December 31, 2022 and 2021, the Company accrued $930 thousand and $864 thousand, respectively, for self-insured claims and insurance reserves. These accruals are included in “Accrued liabilities” on the Company’s combined balance sheets.

NOTE 2:    ASSETS HELD FOR SALE

Assets held for sale include transportation equipment previously leased under direct financing lease arrangements that are no longer suitable for lease and have ceased to generate revenue. Equipment that is expected to be sold within the next 12 months and meets the other relevant held for sale criteria are classified as held for sale. An impairment loss is recorded for assets held for sale when the carrying amount of the asset exceeds its fair value less cost to sell.

Impairment loss is included in other expense. Impairment loss for the years ended December 31, 2022 and 2021 was $106 thousand and $158 thousand, respectively.

NOTE 3:    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2022 and 2021 (in thousands):

	2022	2021
Revenue equipment	$1,873	$2,232
Office and shop equipment	280	280
Leasehold improvements	254	254
Custom computer software	842	842
Software in development	168	102
Automobiles	137	137
	3,554	3,847
Less accumulated depreciation	(1,927)	(1,739)
Total property and equipment, net	$1,627	$2,108

Depreciation and amortization expense related to property and equipment was $647 thousand and $751 thousand for the years ended December 31, 2022 and 2021, respectively.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 4:    NET INVESTMENT IN LEASES

Net investment in leases consisted of the following at December 31, 2022 and 2021 (in thousands):

	2022	2021
Total minimum lease payments to be received	$26,643	$30,295
Assets to be leased	2,366	4,199
Less unearned income	(6,198)	(7,303)
Less allowance for uncollectible leases	(125)	(125)
Net investment in direct financing leases	22,686	27,066

Current portion
Total minimum lease payments to be received	5,571	6,051
Less unearned income	(1,520)	(1,442)
Less allowance for uncollectible leases	(125)	(125)
Total current	3,926	4,484

Long-term portion
Total minimum lease payments to be received	21,072	24,244
Assets to be leased	2,366	4,199
Less unearned income	(4,678)	(5,861)
Total long term	18,760	22,582
Total net investment in direct financing leases	$22,686	$27,066

Future minimum lease payments are as follows (in thousands):

Year ending December 31:
2023	5,571
2024	5,062
2025	4,781
2026	4,096
2027	3,563
Thereafter	3,570
$26,643

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 5:    EQUIPMENT OBLIGATIONS

Equipment obligations consist of the following, each secured by equipment included under investment in direct financing leases (dollars in thousands):

Financial Institution	Interest Rate(s)		Monthly Installments (including interest)	Maturity	2022	2021
	(In thousands)				(In thousands)
Bank of the West	4.2%		$21	2026	$927	$1,133
BMO Transportation Finance	4.4	% – 6.0%	4 – 17	2025	583	1,404
First Foundation Bank	5.8%		11	2023	33	162
GM Financial	1.8%		2	2023	19	37
Key Equipment Finance	3.5	% – 5.2%	4 – 21	2027	3,241	2,692
Midwest Bank	4.4	% – 6.9%	4 – 23	2025	3,076	4,216
M&T Capital and Leasing Corp	4.9	% – 5.1%	9 – 30	2026	2,053	3,624
Signature Financial & Leasing LLC	3.9	% – 5.5%	4 – 21	2027	1,348	2,452
West Coast Enterprises	% – 9.5%		4 – 31	2028	821	953
					12,101	16,673
Less current portion, net of current portion of debt issuance costs					(4,403)	(6,006)
Less non-current debt issuance costs, net of accumulated amortization of $357 thousand and $269 thousand, respectively					(167)	(318)
Long-term portion					$7,531	$10,349

Future maturities of equipment obligations are as follows (in thousands):

Year ending December 31:	Payments	Less Debt Issuance Costs	Net
2023	$4,506	$(103)	$4,403
2024	3,433	(40)	3,393
2025	2,575	(15)	2,560
2026	944	(8)	936
2027	529	(1)	528
Thereafter	114	—	114
	$12,101	$(167)	$11,934

Certain loan agreements for equipment obligations contain restrictive covenants, which among other things, requires the Company to maintain specific financial ratios.

NOTE 6:    LINE OF CREDIT

The Company has a revolving line of credit agreement with a bank which expires in June 2024. The agreement provides for maximum borrowings of $4 million subject to borrowing base limitations. Borrowings bear interest at the bank’s index rate (7.50% at December 31, 2022), with an interest rate floor of 4% per annum. There was no outstanding balance as of December 31, 2022.

Borrowings are collateralized by substantially all assets of the Company. The agreement contains certain restrictive covenants which, among other things, require the Company to maintain specified financial ratios.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 7:    RETIREMENT PLAN

The Company established a 401(k) Profit Sharing Plan on January 1, 2007, which covers substantially all employees. Participating employees may elect to contribute, on a tax-deferred basis, a portion of their compensation in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of the employee contributions. Additional Company contributions may be made to the plan at the discretion of the Board of Directors, with the maximum limitation being the amount the Company can deduct for federal income tax purposes. The Company elected not to make any additional discretionary contributions for the plan years ended December 31, 2022 and 2021. The employer matching contributions were $123 thousand and $122 thousand for the years ended December 31, 2022 and 2021, respectively.

NOTE 8:    CONCENTRATION OF CREDIT RISK

Revenues from nine major customers represent approximately 84% of total sales for the year 2022 and revenues from nine major customers represent approximately 80% of total sales for the year 2021. These major customers accounted for approximately 89% of the Company’s accounts receivable at December 31, 2022 and 80% at December 31, 2021.

The Company maintains most of its cash balances at two financial institutions and the balances are insured by the Federal Deposit Insurance Corporation up to $250 thousand. The Company, in the normal course of business, maintains accounts in excess of federally insured limits. The Company had $317 thousand of uninsured cash balances at December 31, 2022 and $1,180 thousand at December 31, 2021.

NOTE 9:    CONTINGENCIES

The Company is involved in certain claims and pending litigation primarily arising in the normal course of business. The majority of these claims relate to workers’ compensation, auto collision and liability, and physical and cargo damage. The Company expenses legal fees as incurred and accrues for the uninsured portion of contingent losses from these and other pending claims when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Independent Contractors Misclassification Class Action

On May 21, 2020, Sigifredo Perez, Jr. (Plaintiff) filed claim against Sierra Mountain Group, Inc. and an officer of the Company in Sacramento County Superior Court. The putative class alleges that Sierra misclassified owner/operators as independent contractors, not as employees, in violation of the California Labor Code applicable to employees (meal and rest breaks, minimum wage, etc.). Sierra denies liability and filed a counterclaim against the Plaintiff for costs and attorney fees.

The Company recorded an estimated liability for settlements of the above and other matters in the amount of $4 million and $900 thousand as of December 31, 2022 and 2021, respectively. See Note 14 for expected settlement subsequent to year end.

During 2021 and 2020, the Company recognized $50 thousand and $1.06 million of government assistance under the Paycheck Protection Program (PPP) grant, respectively. In August 2021, the Company received notification from the Small Business Administration (SBA) that the application for forgiveness on the total $1.1 million grant had been approved. In connection with the forgiveness of the loan, the SBA reserves the right to challenge its decisions reached, and the resolution of the matters that could result in the Company being required to repay all or a portion of the amounts forgiven, along with possible interest and penalties. In management’s opinion, the Company used reasonable judgment in requesting the loan be forgiven and in determining the requirements for forgiveness were met; therefore, the Company believes the loan forgiveness will be sustained upon any further SBA examination.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 10:  LEASES

The Company leases its primary office space from a related party under a long-term operating lease which expires in 2036. This lease contains one renewal option of ten years. Rental payments to a related party amounted to $93 thousand for the year ended December 31, 2022. The Company also leases one vehicle and several pieces of office equipment.

While some lease payments escalate over the duration of the lease, there are no variable lease payments. Future minimum lease commitments under non-cancelable operating leases as of December 31, 2022 are as follows (in thousands):

Year ending December 31:	Related Party	Third Party	Total
2023	$83	$19	$102
2024	86	11	97
2025	88	1	89
2026	91	—	91
2027	93	—	93
Thereafter	905	—	905
Total minimum lease payments	1,346	31	1,377
Less effects of discounting	(396)	(2)	(398)
Operating lease liability	950	29	979
Less current portion of operating lease liability	(35)	(17)	(52)
Operating lease liability – noncurrent	$915	$12	$927

The Company also rents various office spaces and automobiles without any long-term commitment. The components of lease costs are as follows for the year ended December 31, 2022 (in thousands):

Operating lease cost	$133
Short-term lease cost	212
Total lease cost	$345

Other pertinent information as of December 31, 2022 is as follows ($ in thousands):

Operating cash flows from operating leases	$114
Weighted-average remaining lease term	157 months
Weighted-average discount rate	5.20%

Prior to the adoption of ASC 842, the Company accounted for leases in accordance with ASC 840. Under ASC 840, the Company disclosed commitments for future lease payments under operating lease agreements as of December 31, 2021 as follows:

Year ending December 31	Related Party	Third Party	Total
2022	$81	$25	$106
2023	83	11	94
2024	85	11	96
2025	88	1	89
2026	37	—	37
	$374	$48	$422

Total rent expense for the year ended December 31, 2021, totaled $274 thousand. Rental payments to a related party amounted to $90 thousand for the year ended December 31, 2021.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 11:  LEASING ACTIVITIES AND DEBT SERVICE

During the course of the year, bi-monthly lease payments are deducted from independent contractor driver settlements per request and are used to pay equipment obligations under the respective agreements with Sierra and West Coast. The total amounts withheld during the years ended December 31, 2022 and 2021 were approximately $5.3 million and $7.3 million, respectively. Included in those amounts were approximately $5.1 million and $7.1 million related to West Coast for 2022 and 2021, respectively.

NOTE 12:  EMPLOYEE RETENTION CREDITS

Under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) signed into law on March 27, 2020, and the subsequent extension of the CARES Act, Sierra was eligible for a refundable Employee Retention Credit (ERC) subject to certain criteria. Sierra recognized an ERC refund in the amount of $348 thousand as other income in the combined statements of income for the year ended December 31, 2022. The Company received this amount in February 2023 and as such recorded a receivable on the balance sheet as of December 31, 2022.

NOTE 13:  CAPITAL STOCK

Common stock for Sierra Mountain Group, Inc. consists of par value stock: 1,000 shares authorized and 1,000 shares outstanding. Common stock for West Coast Leasing Company, Inc. consists of no par value stock: 2,500 shares authorized and 1 share outstanding.

NOTE 14:  SUBSEQUENT EVENTS

Management evaluates events occurring subsequent to the date of the financial statements in determining the accounting for and disclosure of transactions and events that affect the financial statements. Subsequent events have been evaluated through November 29, 2023, the date the financial statements were available to be issued, and management has determined that no events have occurred that should be disclosed other than the following matter.

Subsequent to year end the Company extended its line of credit maturity date to June 2024.

As it relates to the legal matter disclosed in Note 9, on August 14, 2023, all parties have reached an agreement on material settlement terms and have signed a Memorandum of Understanding pursuant to which the defined class action would be paid $4 million pending approval of a long-term settlement.

On December 20, 2023, Sierra Mountain Group, Inc. entered into a stock purchase agreement with Proficient Auto Logistics, a Delaware corporation (“PAL”), and PAL Stock Acquiror, Inc., a Delaware corporation and wholly owned subsidiary of PAL. The stock purchase agreement will be consummated concurrently with the closing of an underwriting initial public offering of PAL.

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINING BALANCE SHEET
As of December 31, 2022
(In thousands)

ASSETS

	Sierra	West Coast Leasing	Eliminations	Total
Current assets:
Cash and cash equivalents	$402	$551	$—	$953
Accounts receivable, net of allowance for doubtful accounts of $201 thousand	6,080	435	(324)	6,191
Investment in direct financing leases, net	—	4,484	(558)	3,926
Assets held for sale	163	590	—	753
Prepaid expenses and other current assets	660	33	—	693
Total current assets	7,305	6,093	(882)	12,516

Long-term assets:
Property and equipment, net	1,627	—	—	1,627
Revolving credit agreement with affiliate	342	1	(343)	—
Investment in direct financing leases, net	—	19,726	(966)	18,760
Operating lease – right of use asset, net	961	—	—	961
Other assets	969	100	—	1,069
Total long-term assets	3,899	19,827	(1,309)	22,417
Total assets	$11,204	$25,920	$(2,191)	$34,933

LIABILITIES AND STOCKHOLDER’S EQUITY

	Sierra	West Coast Leasing	Eliminations	Total
Current liabilities:
Accounts payable	$1,876	$47	$(324)	$1,599
Accrued liabilities	5,985	93	—	6,078
Owner operator deposits	1,353	—	—	1,353
Equipment obligations – current	576	4,385	(558)	4,403
Operating lease liability – current	52	—	—	52
Total current liabilities	9,842	4,525	(882)	13,485

Long-term liabilities:
Equipment obligations – noncurrent	966	7,531	(966)	7,531
Operating lease liability – noncurrent	927	—	—	927
Lease deposits	—	169	—	169
Revolving credit agreement with affiliate	1	342	(343)	—
Total long-term liabilities	1,894	8,042	(1,309)	8,627

Total liabilities	11,736	12,567	(2,191)	22,112

Stockholder’s equity:
Retained earnings	(532)	13,353	—	12,821
Total liabilities and stockholder’s equity	$11,204	$25,920	$(2,191)	$34,933

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINING STATEMENT OF INCOME
For the Year Ended December 31, 2022
(In thousands)

	Sierra	West Coast Leasing	Eliminations	Total
Operating Revenues:
Transportation revenue before fuel surcharge	$71,609	$—	$—	$71,609
Finance revenue	—	2,264	(106)	2,158
Total operating revenues	71,609	2,264	(106)	73,767

Operating Expenses:
Salaries, wages, and employee benefits	6,682	—	—	6,682
Fuel and fuel taxes	546	—	—	546
Purchased transportation	56,566	—	(106)	56,460
Truck expenses	257	474	—	731
Depreciation and amortization	647	—	—	647
Insurance premiums and claims	746	—	—	746
Operating taxes and licenses	30	—	—	30
General, selling and other operating expenses	5,552	333	—	5,885
Total operating expenses	71,026	807	(106)	71,727
Operating income	583	1,457	—	2,040

Other Income (Expense)
Interest income (expense)	2	(785)	—	(783)
Other income (expense)	545	(279)	8	274
Total other income (expense)	547	(1,064)	8	(509)
Income before income taxes	1,130	393	8	1,531
Provision for income taxes	131	12	—	143
Net income	$999	$381	$8	$1,388

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINING STATEMENT OF CHANGES IN EQUITY
For the Year Ended December 31, 2022
(In thousands)

	Common Stock	Retained Earnings	Total Equity
Sierra
Balance at January 1, 2022	$—	$(104)	$(104)
Net income	—	999	999
Distributions	—	(1,427)	(1,427)
Balance at December 31, 2022	$—	$(532)	$(532)

West Coast
Balance at January 1, 2022	$—	$15,560	$15,560
Net income	—	381	381
Distributions	—	(2,588)	(2,588)
Balance at December 31, 2022	$—	$13,353	$13,353

Eliminations
Balance at January 1, 2022	$—	$(8)	$(8)
Net income	—	8	8
Balance at December 31, 2022	$—	$—	$—

Combined
Balance at January 1, 2022	$—	$15,448	$15,448
Net income	—	1,388	1,388
Distributions	—	(4,015)	(4,015)
Balance at December 31, 2022	$—	$12,821	$12,821

SIERRA MOUNTAIN GROUP, INC. AND AFFILIATE
COMBINING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2022
(In thousands)

	Sierra	West Coast Leasing	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$999	$381	$8	$1,388
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	647	—	—	647
Amortization of deferred finance fees	—	151	—	151
Provision for doubtful accounts	(153)	—	—	(153)
Recognition of income on leases	—	(2,247)	117	(2,130)
Collections on leases applied to equipment loan obligations	—	7,056	(943)	6,113
Loss (gain) on re-lease and disposition of equipment	(221)	173	(8)	(56)
Noncash lease expense	133	—	—	133
Impairments on assets held for sale	—	106	—	106
Net changes in:
Accounts receivable	(1,676)	41	(152)	(1,787)
Prepaid expenses and other current assets	(221)	(12)	—	(233)
Other assets	(241)	—	—	(241)
Accounts payable	(683)	(59)	152	(590)
Accrued liabilities	3,667	(7)	—	3,660
Owner operator deposits	(517)	—	—	(517)
Other current liabilities	(321)	—	—	(321)
Operating lease liabilities	(114)	—	—	(114)
Lease deposits	—	103	—	103
Net cash provided by operating activities	1,299	5,686	(826)	6,159

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(577)	—	—	(577)
Proceeds from sale of equipment	699	2,941	—	3,640
Proceeds from insurance settlements	—	145	—	145
Restricted cash	—	(100)	—	(100)
Net cash provided by investing activities	122	2,986	—	3,108

CASH FLOWS FROM FINANCING ACTIVITIES:
New equipment obligations and other debt	510	1,466	(510)	1,466
Payments on equipment obligations and other debt	(845)	(6,019)	826	(6,038)
Change in net investment in leases	—	(1,714)	510	(1,204)
Advances to/from affiliated group members	(166)	166	—	—
Capital distributions	(1,427)	(2,588)	—	(4,015)
Net cash used for financing activities	(1,928)	(8,689)	826	(9,791)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(507)	(17)	—	(524)
Cash and cash equivalents – beginning of year	909	568	—	1,477
Cash and cash equivalents – end of year	$403	$551	$—	$953

Independent Auditors’ Report

To the Shareholders of
Tribeca Automotive Inc. and Affiliate
Monmouth Junction, New Jersey

Opinion

We have audited the accompanying combined financial statements of Tribeca Automotive Inc. and Affiliate, which comprise the Combined Balance Sheets as of December 31, 2023 and 2022, and the related Combined Statements of Operations, Combined Statements of Changes in Shareholders’ Equity and Combined Statements of Cash Flows for the years then ended, and the related Notes to the Combined Financial Statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tribeca Automotive Inc. and Affiliate as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Tribeca Automotive Inc. and Affiliate and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, Management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Tribeca Automotive Inc. and Affiliate’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Tribeca Automotive, Inc. and Affiliate’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by Management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Tribeca Automotive, Inc. and Affiliate’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ BKC, CPAS, PC
BKC, CPAS, PC

March 5, 2024
Flemington, New Jersey

TRIBECA AUTOMOTIVE INC. AND AFFILIATE
Combined Balance Sheets
December 31,

ASSETS

	2023	2022
Current assets
Cash and cash equivalents	$1,906,856	$175,947
Accounts receivable, net	4,059,718	4,620,957
Notes receivable – Owner-Operators, net	419,411	642,816
Prepaid expenses and other current assets	2,714,778	3,373,639
Due from related party	—	40,843
Total current assets	9,100,763	8,854,202

Property and equipment
Transportation equipment	28,652,132	28,801,192
Furniture and fixtures	190,793	161,970
Machinery and equipment	293,368	12,349
Total property and equipment	29,136,293	28,975,511
Less: accumulated depreciation	(19,927,853)	(17,593,567)
Property and equipment, net	9,208,440	11,381,944
Right-of-use asset, operating leases	9,516,798	456,671
Total assets	$27,826,001	$20,692,817

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Finance loans	$1,602,190	$4,777,053
Current portion of long-term debt	4,239,162	4,620,257
Accounts payable and accrued expenses	1,084,694	1,381,128
Shareholder loans payable	618,238	206,347
Lease liability – operating leases	812,364	348,156
Total current liabilities	8,356,648	11,332,941

Long-term liabilities
SBA Economic Injury Disaster loan	2,082,135	2,083,759
Long-term debt, net of current maturities and unamortized debt issuance costs	4,982,861	7,760,829
Lease liability – operating leases, net	8,867,295	109,802
Total long-term liabilities	15,932,291	9,954,390
Total liabilities	24,288,939	21,287,331

Shareholders’ equity
Common stock, $360 par value, 1,000 shares authorized, issued and outstanding	360,000	360,000
Retained earnings	3,177,062	(954,514)
Total shareholders’ equity	3,537,062	(594,514)
Total liabilities and shareholders’ equity	$27,826,001	$20,692,817

See accompanying notes to the combined financial statements.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Combined Statements of Operations

For the Years Ended December 31,

	2023	2022
Operating revenue	$54,756,192	$50,108,019

Operating expenses
Salaries, wages and benefits	5,522,891	5,389,535
Fuel and fuel taxes	7,875,865	9,375,872
Purchased transportation	16,668,860	15,334,809
Truck expenses	2,611,130	2,621,823
Depreciation	3,719,520	4,253,160
Insurance premiums and claims	6,466,658	7,080,587
Operating taxes, tolls and licenses	3,325,808	2,960,743
General, selling, and other operating expenses	3,848,144	2,629,073
Total operating expenses	50,038,876	49,645,602
Operating income	$4,717,316	$462,417

Other income (expense)
Gain (loss) on sale of transportation equipment	522,662	2,421,049
Interest expense, net	(785,301)	(1,972,750)
Credit losses on owner – operator receivables	(65,000)	(214,000)
Other income	1,807	2,318
Total other income (expense)	(325,832)	236,617
Net income	$4,391,484	$699,034

See accompanying notes to the combined financial statements.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Combined Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2023 and 2022

	Common Stock	Retained Earnings	Total Shareholders’ Equity
Balance – January 1, 2022	$360,000	$(1,638,548)	$(1,278,548)
Distributions	—	(15,000)	(15,000)
Net income	—	699,034	699,034
Balance – December 31, 2022	360,000	(954,514)	(594,514)
Distributions	—	(259,908)	(259,908)
Net income	—	4,391,484	4,391,484
Balance – December 31, 2023	$360,000	$3,177,062	$3,537,062

See accompanying notes to the combined financial statements.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Combined Statements of Cash Flows

For the Years Ended December 31,

	2023	2022
Cash flows from operating activities
Net income	$4,391,484	$699,034
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	3,719,520	4,253,160
Amortization	—	92,311
Gain on sale of equipment	(522,662)	(2,421,049)
Credit losses on owner – operator receivables	65,000	214,000
Non-cash lease expense	161,574	(5,621)
(Increase) decrease in assets
Accounts receivable	561,239	(383,680)
Due from Owner – Operators	158,405	1,240,477
Prepaid expenses and other current assets	658,861	193,733
Due from related party	40,843	(40,843)
Increase (decrease) in liabilities
Accounts payable and accrued expenses	(296,434)	453,409
Total adjustments	4,546,346	3,595,897
Net cash provided by operating activities	8,937,830	4,294,931

Cash flows from investing activities
Purchase of transportation equipment	(458,811)	(1,420,000)
Net proceeds from sale of transportation equipment	1,124,027	5,290,264
Shareholder loans payable (net)	411,891	206,347
Net cash provided by investing activities	1,077,107	4,076,611

Cash flows from financing activities
Proceeds from finance loans	3,286,899	4,777,053
Proceeds from long-term debt	—	226,160
Shareholder distributions	(259,908)	(15,000)
Payments on line of credit	—	(2,741,200)
Payments on finance loans	(6,461,762)	(3,116,546)
Payments on long-term debt	(4,849,257)	(8,652,966)
Net cash used in financing activities	(8,284,028)	(9,522,499)
Net increase (decrease) in cash and cash equivalents	1,730,909	(1,150,957)
Cash and cash equivalents – beginning of year	175,947	1,326,904
Cash and cash equivalents – end of year	$1,906,856	$175,947

See accompanying notes to the combined financial statements.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 1 — Summary of significant accounting policies

Nature of operations and principles of combination

The accompanying combined financial statements include the accounts of Tribeca Automotive Inc. (Tribeca) and Tribeca Truck Leasing, LLC (an affiliate) (hereafter collectively referred to as the Company). The Company’s primary business activity is the transportation of new automobiles from the Manufacturer’s staging point to car dealerships located primarily in the eastern United States. The Company’s customers are principally in the automotive industry.

The Companies are related by common ownership. All intercompany balances and transactions have been eliminated during combination. Collectively, the entities are referred to as the Company or the Companies, throughout the Combined Notes to the Financial Statements.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable

In the normal course of business and subject to credit evaluations, the Company extends credit to substantially all its customers. Typically, the Company does not require collateral from its customers. Credit losses are provided for utilizing the current expected credit loss model methodology. This model requires Management’s evaluation of credit losses utilizing historical experience, current market conditions and future forecasts. No allowance for credit losses related to accounts receivable was deemed necessary at either December 31, 2023, or December 31, 2022.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The estimated lives used for computing depreciation are as follows:

Estimated Useful Life
Furniture and fixtures	5 – 10 years
Machinery and other equipment	5 years
Trucks	7 years
Vehicles	5 years

Repair and maintenance costs are expensed, while additions and betterments are capitalized.

Revenue recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers, the transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods. Since the Company’s contracts contain a single performance obligation, delivery of products, the

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 1 — Summary of significant accounting policies (cont.)

transactions price is allocated to that single performance obligation. Sales revenue is recognized at a point in time when the performance obligation is satisfied, which is generally upon the delivery of an automobile to a specified car dealership. The Company recognizes sales revenue on its primary business activity of transporting automobiles at the time of delivery of the automobiles to the respective car dealerships. This is the point in time when their performance obligations are fully satisfied.

Advertising

Advertising expenses related to the marketing of the Company’s services are expensed in the period incurred. Advertising costs for the years ended December 31, 2023, and December 31, 2022, were $5,590 and $8,811, respectively.

Income taxes

The Company has elected S-Corporation status under the Internal Revenue Code. This election allows the income to be taxed to the Company’s shareholders on their individual income tax returns.

Change in accounting standards

ASU 2016 – 02: The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016 – 02, Leases. This ASU recognizes as a liability, non-cancellable leases. The liability is offset by an amortizable asset called a right to use. The ASU was adopted by the Company as of January 1, 2021.

ASU 2016 – 13: The FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments in 2016. This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts. This applies to all financial assets including accounts receivable and notes receivable including trade receivables and notes receivable.

Reclassification of prior year presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on previously reported results of operations or shareholders’ equity.

Note 2 — Concentration of credit risk

The Company maintains cash accounts with a bank, which are insured by the Federal Deposit Insurance Corporation (FDIC). From time-to-time, these cash accounts could have balances in excess of the federally insured limits. On December 31, 2023, the Company’s uninsured cash totaled approximately $1,661,000.

Note 3 — Property and equipment

Property and equipment consist of the following as of December 31:

	2023	2022
Furniture and fixtures	$190,793	$161,970
Machinery and other equipment	293,368	12,349
Trucks	28,401,664	28,539,303
Vehicles	250,468	261,889
Total property and equipment	29,136,293	28,975,511
Less: accumulated depreciation	(19,927,853)	(17,593,567)
Total property and equipment, net	$9,208,440	$11,381,944

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 3 — Property and equipment (cont.)

Depreciation expense for the years ended December 31, 2023, and 2022 aggregated $3,719,520 and $4,253,160, respectively.

Note 4 — Notes receivable — Owner-Operators

The Company enters into agreements to sell trucks to employees or subcontractors (Owner-Operators) at various times, depending on the needs of the Company and prospective Owner-Operators. As of December 31, 2023, the Company had 14 outstanding loans that required monthly installments at an interest rate of 1%. As of December 31, 2022, the Company had 15 outstanding loans that required monthly installments at an interest rate of 1%. The balance of these loans as of December 31, 2023, and 2022 was $698,411 and $856,816, respectively. These loans are secured by the truck being sold.

The future scheduled minimum receipts for the years ending December 31 are as follows:

2024	$465,516
2025	179,519
2026	53,376

A gain or loss on the sale of these trucks is recorded at the time the agreement is entered into based on the consideration for the truck and the net book value at the time of the transaction. The gain on sale of recognized for the years ended December 31, 2023, and 2022 was $522,662 and $2,421,049, respectively.

Credit losses are provided for on amounts due from Owner-Operators utilizing the current expected credit loss model methodology. This model requires Management’s evaluation of credit losses utilizing historical experience, current market conditions and future forecasts. The estimated allowance for credit losses on December 31, 2023, and 2022 was $279,000 and $214,000, respectively.

Note 5 — Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following as of December 31:

	2023	2022
Prepaid insurance	$2,007,140	$2,930,616
Prepaid rent	540,422	285,000
Prepaid registration	120,216	114,083
Prepaid supplies	47,000	43,940
Total	$2,714,778	$3,373,639

Note 6 — Related party activity

The Company advanced funds to a related party in the amount of $40,843 during the year ended December 31, 2022. The entire amount was repaid during the year ended December 31, 2023.

A related entity provides management services to the Company. Amounts paid to the related entity for management services rendered during the years ended December 31, 2023 and 2022 totaled $952,984 and $559,337, respectively.

Note 7 — Finance loans

The Company has secured various short-term loans with different lenders during the years ended December 31, 2023, and 2022 as follows:

The Company secured short-term loans for its insurance premiums during the year ended December 31, 2023, and 2022 with the same lender. The loan obtained in 2023 totaled $3,286,899 and was payable in monthly installments of $340,632 at an interest rate of 7.85% per annum. The balance of this loan on December 31, 2023, was $1,602,190 and was scheduled to be paid in full during the year ended December 31, 2024.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 7 — Finance loans (cont.)

The loan obtained in 2022 totaled $3,442,156 and was payable in monthly installments of $352,712 at an interest rate of 5.35% per annum. The balance of this loan on December 31, 2022, was $1,852,075. The remaining balance was paid in full during the year ended December 31, 2023.

In April 2022, the Company secured a $2,430,815 loan with a financing company. The loan was payable in weekly installments of $10,000 beginning in October 2022. The loan was secured by the accounts receivable of the Company and was guaranteed by the Company’s Shareholders. Beginning January 1, 2023, the weekly payment increased to $68,852 through the end of the loan. The loan bore interest at the rate of 13.20% per annum. The balance of this loan at December 31, 2022, inclusive of accrued interest was $2,553,857. The remaining balance was paid in full during the year ended December 31, 2023.

In July 2022, the Company secured a $468,000 loan with a financing company. The loan was secured by the assets of the Company and was guaranteed by the Company’s Shareholders. The loan was payable in weekly installments of $18,000 at an interest rate of 15.0% per annum. The balance of this loan at December 31, 2022 was $88,737. The remaining balance was paid in full during the year ended December 31, 2023.

In October 2022, the Company secured an additional $468,000 loan with a financing company. The loan was secured by the assets of the Company and was guaranteed by the Company’s Shareholders. The loan was payable in weekly installments of $18,000 at an interest rate of 15.0% per annum. The balance of this loan at December 31, 2022 was $282,384. The remaining balance was paid in full during the year ended December 31, 2023.

Note 8 — Long-term debt

Long-term debt consists of the following as of December 31:

	2023	2022
During November 2021, the Company secured a $2,000,000 loan from the United States Small Business Administration (SBA) under its Economic Injury Disaster loan assistance program (EIDL). Monthly installment payments of $9,9982 including principal and interest begin twenty-four months from the date of disbursement. The note bears interest of 3.75% and matures in October 2053. The loan is unsecured.	$2,082,135	$2,083,759
Notes payable, financing company, payable in total monthly installments of $65,855 including interest ranging from 4.95% to 7.87%. The notes were secured by transportation equipment and were paid off in 2023.	$—	$530,774
Notes payable, financing company, payable in total monthly installments of $80,530 including interest ranging from 5.32% to 8.73%. The notes mature at various dates from January through December 2024. The notes are secured by transportation equipment.	587,339	1,421,248
Notes payable, financing company, payable in total monthly installments of $169,220 including interest ranging from 4.74% to 5.93%. The notes mature at various dates from January through December 2025. The notes are secured by transportation equipment.	3,070,394	5,036,855
Notes payable, financing company, payable in total monthly installments of $135,367 including interest ranging from 5.24% to 9.46%. The notes mature at various dates from January through December 2026. The notes are secured by transportation equipment.	3,875,644	5,283,066
Notes payable, financing company, payable in total monthly installments of $5,592 including interest ranging from 8.86% to 13.02%. The notes mature at various dates from January through December 2027. The notes are secured by transportation equipment.	187,327	201,454

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 8 — Long-term debt (cont.)

	2023	2022
Notes payable, financing company, payable in total monthly installments of $5,034 including interest ranging from 8.02% to 8.93%. The notes mature at various dates from January through December 2028. The notes are secured by transportation equipment.	214,646	—
Notes payable, financing company, payable in total monthly installments of $22,655 including interest ranging from 7.68% to 9.03%. The notes mature at various dates from January through December 2029. The notes are secured by transportation equipment.	1,286,674	—
Total long-term debt	$11,304,159	$14,557,156
Less: unamortized debt issuance costs	—	92,311
Less: current maturities of long-term debt	4,239,162	4,620,257
Long-term debt, net of current maturities	$7,064,997	$9,844,588

The future minimum principal payments for the remaining years ending December 31 are as follows:

2024	$4,239,162
2025	3,015,283
2026	1,273,216
2027	338,569
2028	297,507
Thereafter	2,140,422

Note 9 — Shareholder loans

The two Shareholders advanced funds to the Company in the form of loans bearing interest at the rate of 4.0% during the years ended December 31, 2023, and 2022. As of December 31, 2023, and 2022, the balances loaned to the Company totaled $618,238 and $206,347, respectively. There are no repayment terms for these loans, and they are considered due on-demand.

Note 10 — Leasing activities

The Company has various leases for office space and parking facilities. These leases are scheduled to mature at various dates from February 2023 through April 2033. The Company also leases GPS equipment for monitoring business activity. These leases are scheduled to mature at various dates from June 2024 through July 2024. All leases have been classified as operating leases as no purchase options exist at the end of the respective terms.

The following summarizes the items in the balance sheets as of December 31:

	2023	2022
Right-of-use asset, operating leases	$9,516,798	$456,671
Current portion of lease liability – operating leases	812,364	348,156
Lease liability – operating leases, net	8,867,295	109,802
Total lease liabilities – operating leases	$9,679,659	$457,958

The following summarizes the weighted average discount rate as of December 31:

	2023	2022
Discount rate	3.68%	1.59%

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 10 — Leasing activities (cont.)

The maturities of lease liabilities for the next 5 years ended December 31 and thereafter are as follows:

2024	$1,151,688
2025	1,091,664
2026	1,126,595
2027	1,171,658
2028	1,218,525
Thereafter	5,744,855
Total lease payments	11,504,985
Less: present value discount	(1,825,326)
Total lease liabilities	$9,679,659

Rent expense for the years ended December 31, 2023 and 2022 was $1,352,821 and $693,916, respectively.

Note 11 — Employee retirement plan

The Company provides a 401(k) Plan to provide retirement benefits for its employees. At the Company’s discretion, a matching contribution may be made by the Company of up to 50% of the first 3% of the employees’ contributions, subject to maximums allowed by law. Employer matching contributions for the years ended December 31, 2023, and 2022 were $6,349 and $14,027, respectively.

Note 12 — Major customers

A major customer is defined as one generating 10% or greater of the Company’s net sales or accounts receivable. For the year ended December 31, 2023, five customers accounted for a total of approximately 67% of the net sales. As of December 31, 2023, three customers accounted for approximately 66% of accounts receivable. For the year ended December 31, 2022, four customers accounted for a total of approximately 60% of the net sales. As of December 31, 2022, four customers accounted for approximately 64% of accounts receivable.

Note 13 — Major suppliers

A major supplier is defined as one generating 10% or greater of the Company’s cost of goods sold or accounts payable. As of December 31, 2023, three suppliers accounted for approximately 33% of accounts payable. For the year ended December 31, 2023, no supplier accounted for more than 10% of the Company’s cost of goods sold. As of December 31, 2022, one supplier accounted for approximately 15% of accounts payable. For the year ended December 31, 2022, no vendor accounted for more than 10% of the Company’s cost of goods sold.

Note 14 — Supplemental disclosure of cash flow information

Cash paid during the years ended December 31, for:

	2023	2022
Interest	$841,054	$1,400,163
Taxes	$3,526	$1,933

During the year ended December 31, 2023, the Company acquired trucks via third party financing totaling $1,688,570.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 15 — Other matters

The Company is subject to various legal proceedings and claims arising in the ordinary course of business. There is an ongoing class action lawsuit in which the Company is a defendant. Management believes that the ultimate resolution of this matter will not have a material, adverse effect upon the Company’s financial position or results of operations. The outcome is highly uncertain as of the date of the issuance of the financial statements.

Note 16 — Subsequent events

The owner of Tribeca Automotive Inc. has entered into an agreement to sell all of Tribeca Automotive Inc. and Tribeca Truck Leasing LLC to an unaffiliated third-party purchaser. The transaction is subject to a number of closing conditions.

The Company’s Management has determined that no material events or transactions, other than noted above, occurred subsequent to December 31, 2023, and through March 5, 2024, the date of the Company’s financial statement issuance, which requires additional disclosure in the Company’s financial statements.

Independent Auditors’ Report on Supplemental Information

To the Shareholders of

Tribeca Automotive Inc. and Affiliate
Monmouth Junction, New Jersey

We have audited the Combined Financial Statements of Tribeca Automotive Inc. and Affiliate as of and for the years ended December 31, 2023, and 2022, and have issued our report thereon dated March 5, 2024, which contained an unqualified opinion on the financial statements. Our audit was performed for the purpose of forming an opinion on the Combined Financial Statements as a whole. The Schedules of Combining Balance Sheets and Operations are presented for the purposes of additional analysis and are not a required part of the Combined Financial Statements. Such information is the responsibility of Management and was derived from and relates directly to the underlying accounting and other records used to prepare the Combined Financial Statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ BKC, CPAS, PC
BKC, CPAS, PC

March 5, 2024
Flemington, New Jersey

TRIBECA AUTOMOTIVE INC. AND AFFILIATE
Combining Balance Sheet Schedule
December 31, 2023

ASSETS

	Combined	Eliminations	Tribeca Automotive Inc.	Tribeca Truck Leasing
Current assets
Cash and cash equivalents	$1,906,856	$—	$1,905,600	$1,256
Accounts receivable, net	4,059,718	—	4,059,718	—
Notes receivable – Owner-Operators, net	419,411	—	419,411	—
Prepaid expenses and other current assets	2,714,778	—	2,714,778	—
Due from related party	—	—	(579,896)	579,896
Total current assets	9,100,763	—	8,519,611	581,152

Property and equipment
Transportation equipment	28,652,132	—	27,374,891	1,277,241
Office and other equipment	190,793	—	190,793	—
Machinery and equipment	293,368	—	293,368	—
Total property and equipment	29,136,293	—	27,859,052	1,277,241
Less: accumulated depreciation	(19,927,853)	—	(19,291,046)	(636,807)
Property and equipment, net	9,208,440	—	8,568,006	640,434
Right-of-use asset, operating leases	9,516,798	—	9,516,798	—
Total assets	$27,826,001	$—	$26,604,415	$1,221,586

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Finance loans	$1,602,190	$—	$1,602,190	$—
Current portion of long-term debt	4,239,162	—	3,917,185	321,977
Accounts payable and accrued expenses	1,084,694	—	1,084,694	—
Shareholder loans payable	618,238	—	618,238	—
Lease liability – operating leases	812,364	—	812,364	—
Total current liabilities	8,356,648	—	8,034,671	321,977

Long-term liabilities
SBA Economic Injury Disaster loan	2,082,135	—	2,082,135	—
Long-term debt, net of current maturities and unamortized debt issuance costs	4,982,861	—	4,723,540	259,321
Lease liability – operating leases, net	8,867,295	—	8,867,295	—
Total long-term liabilities	15,932,291	—	15,672,970	259,321
Total liabilities	$24,288,939	$—	$23,707,641	$581,298

Shareholders’ equity
Common stock, $360 par value, 1,000 shares authorized, issued and outstanding	$360,000	$—	$360,000	$—
Retained earnings	3,177,062	—	2,536,774	640,288
Total shareholders’ equity	3,537,062	—	2,896,774	640,288
Total liabilities and shareholders’ equity	$27,826,001	$—	$26,604,415	$1,221,586

See independent auditors’ report on supplemental information.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Combining Balance Sheet Schedule — (Continued)

December 31, 2022

ASSETS

	Combined	Eliminations	Tribeca Automotive Inc.	Tribeca Truck Leasing
Current assets
Cash and cash equivalents	$175,947	$—	$175,816	$131
Accounts receivable, net	4,620,957	—	4,620,957	—
Notes receivable – Owner-Operators, net	642,816	—	642,816	—
Prepaid expenses and other current assets	3,373,639	—	3,373,639	—
Due from related party	40,843	—	(394,838)	435,681
Total current assets	8,854,202	—	8,418,390	435,812

Property and equipment
Transportation equipment	28,801,192	—	27,393,463	1,407,729
Office and other equipment	161,970	—	161,970	—
Machinery and equipment	12,349	—	12,349	—
Total property and equipment	28,975,511	—	27,567,782	1,407,729
Less: accumulated depreciation	(17,593,567)	—	(17,077,094)	(516,473)
Property and equipment, net	11,381,944	—	10,490,688	891,256
Right-of-use asset, operating leases	456,671	—	456,671	—
Total assets	$20,692,817	$—	$19,365,749	$1,327,068

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Finance loans	$4,777,053	$—	$4,777,053	$—
Current portion of long-term debt	4,620,257	—	4,316,881	303,376
Accounts payable and accrued expenses	1,381,128	—	1,381,128	—
Shareholder loans payable	206,347	—	206,347	—
Lease liability – operating leases	348,156	—	348,156	—
Total current liabilities	11,332,941	—	11,029,565	303,376

Long-term liabilities
SBA Economic Injury Disaster loan	2,083,759	—	2,083,759	—
Long-term debt, net of current maturities and unamortized debt issuance costs	7,760,829	—	7,187,000	573,829
Lease liability – operating leases, net	109,802	—	109,802	—
Total long-term liabilities	9,954,390	—	9,380,561	573,829
Total liabilities	21,287,331	—	20,410,126	877,205

Shareholders’ equity
Common stock, $360 par value, 1,000 shares authorized, issued and outstanding	360,000	—	360,000	—
Retained earnings	(954,514)	—	(1,404,377)	449,863
Total shareholders’ equity	(594,514)	—	(1,044,377)	449,863
Total liabilities and shareholders’ equity	$20,692,817	$—	$19,365,749	$1,327,068

See independent auditors’ report on supplemental information.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Combining Schedule of Operations

For the Year Ended December 31, 2023

	Combined	Eliminations	Tribeca Automotive Inc.	Tribeca Truck Leasing
Operating revenue	$54,756,192	$(432,451)	$54,756,192	$432,451

Operating expenses
Salaries, wages and benefits	5,522,891	—	5,522,891	—
Fuel and fuel taxes	7,875,865	—	7,875,865	—
Purchased transportation	16,668,860	—	16,668,860	—
Truck expenses	2,611,130	—	2,611,130	—
Depreciation	3,719,520	—	3,542,314	177,206
Insurance premiums and claims	6,466,658	—	6,466,658	—
Operating taxes, tolls and licenses	3,325,808	—	3,325,808	—
General, selling, and other operating expenses	3,848,144	(432,451)	4,273,949	6,646
Total operating expenses	50,038,876	(432,451)	50,287,475	183,852

Operating income	4,717,316	—	4,468,717	248,599

Other income (expense)
Gain (loss) on sale of transportation equipment	522,662	—	521,279	1,383
Interest expense, net	(785,301)	—	(725,744)	(59,557)
Credit losses on owner-operator receivables	(65,000)	—	(65,000)	—
Other income	1,807	—	1,807	—
Total other income (expense)	(325,832)	—	(267,658)	(58,174)
Net income	$4,391,484	$—	$4,201,059	$190,425

See independent auditors’ report on supplemental information.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Combining Schedule of Operations — (Continued)

For the Year Ended December 31, 2022

	Combined	Eliminations	Tribeca Automotive Inc.	Tribeca Truck Leasing
Operating revenue	$50,108,019	$(528,000)	$50,108,019	$528,000

Operating expenses
Salaries, wages and benefits	5,389,535	—	5,389,535	—
Fuel and fuel taxes	9,375,872	—	9,375,872	—
Purchased transportation	15,334,809	—	15,334,809	—
Truck expenses	2,621,823	—	2,621,823	—
Depreciation	4,253,160	—	4,034,279	218,881
Insurance premiums and claims	7,080,587	—	7,080,587	—
Operating taxes, tolls and licenses	2,960,743	—	2,960,743	—
General, selling, and other operating expenses	2,629,073	(528,000)	3,117,776	39,297
Total operating expenses	49,645,602	(528,000)	49,915,424	258,178

Operating income	462,417	—	192,595	269,822

Other income (expense)
Gain (loss) on sale of transportation equipment	2,421,049	—	2,437,704	(16,655)
Interest expense, net	(1,972,750)	—	(1,902,446)	(70,304)
Credit losses on owner-operator receivables	(214,000)	—	(214,000)	—
Other income	2,318	—	2,318	—
Total other income (expense)	236,617	—	323,576	(86,959)
Net income	$699,034	$—	$516,171	$182,863

See independent auditors’ report on supplemental information.

Independent Auditors’ Report

To the Shareholders of
Tribeca Automotive Inc. and Affiliate
Monmouth Junction, New Jersey

Opinion

We have audited the accompanying combined financial statements of Tribeca Automotive Inc. and Affiliate, which comprise the Combined Balance Sheets as of December 31, 2022 and 2021, and the related Combined Statements of Operations, Combined Statements of Changes in Shareholders’ Equity and Combined Statements of Cash Flows for the years then ended, and the related Notes to the Combined Financial Statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tribeca Automotive Inc. and Affiliate as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Tribeca Automotive Inc. and Affiliate and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, Management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Tribeca Automotive Inc. and Affiliate’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Tribeca Automotive Inc. and Affiliate’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by Management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Tribeca Automotive Inc. and Affiliate’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ BKC, CPAS, PC
BKC, CPAS, PC

December 18, 2023
Flemington, New Jersey

TRIBECA AUTOMOTIVE INC. AND AFFILIATE
Combined Balance Sheets
December 31,

ASSETS

	2022	2021
Current assets
Cash and cash equivalents	$175,947	$1,326,904
Accounts receivable, net	4,620,957	4,237,277
Inventory	43,940	45,919
Due from Owner-Operators, net	642,816	2,097,293
Prepaid expenses and other current assets	3,329,699	3,521,453
Due from related party	40,843	—
Total current assets	8,854,202	11,228,846

Property and equipment
Transportation equipment	28,801,192	32,795,773
Furniture and fixtures	161,970	161,970
Machinery and equipment	12,349	12,349
Total property and equipment	28,975,511	32,970,092
Less: accumulated depreciation	(17,593,567)	(15,885,773)
Property and equipment, net	11,381,944	17,084,319
Right-of-use asset, operating leases	456,671	1,108,376
Total assets	$20,692,817	$29,421,541

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Line of credit	$—	$2,741,200
Finance loans	4,777,053	3,116,546
Current portion of long-term debt	4,620,257	8,715,165
Accounts payable and accrued expenses	1,381,128	927,719
Shareholder loans payable	206,347	—
Lease liability – operating leases	348,156	681,901
Total current liabilities	11,332,941	16,182,531

Long-term liabilities
SBA Economic Injury Disaster loan	2,083,759	2,007,086
Long-term debt, net of current maturities and unamortized debt issuance costs	7,760,829	12,077,089
Lease liability – operating leases, net	109,802	433,383
Total long-term liabilities	9,954,390	14,517,558
Total liabilities	21,287,331	30,700,089

Shareholders’ equity
Common stock, $360 par value, 1,000 shares authorized, shares issued and outstanding	360,000	360,000
Retained earnings	(954,514)	(1,638,548)
Total shareholders’ equity	(594,514)	(1,278,548)
Total liabilities and shareholders’ equity	$20,692,817	$29,421,541

See accompanying notes to the combined financial statements.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE
Combined Statements of Operations
For the Years Ended December 31,

	2022	2021
Operating revenue	$50,108,019	$44,635,244

Operating expenses
Salaries, wages and benefits	5,389,535	5,850,822
Fuel and fuel taxes	9,375,872	7,518,102
Purchased transportation	15,334,809	15,161,081
Truck expenses	2,621,823	2,309,757
Depreciation, net of gain on sale of transportation equipment	1,832,111	3,363,855
Insurance premiums and claims	7,080,587	10,109,810
Operating taxes, tolls and licenses	2,960,743	2,956,457
General, selling, and other operating expenses	2,629,073	2,671,241
Total operating expenses	47,224,553	49,941,125

Operating income (loss)	2,883,466	(5,305,881)

Other income (expense)
Interest expense, net	(1,972,750)	(1,667,325)
Bad debt expense on owner-operator receivables	(214,000)	(191,830)
Other income	2,318	10,215
Payroll Protection Program loan forgiveness	—	2,007,302
Total other income (expense)	(2,184,432)	158,362
Net income (loss)	$699,034	$(5,147,519)

See accompanying notes to the combined financial statements.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE
Combined Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2022 and 2021

	Common Stock	Retained Earnings	Total Shareholders’ Equity
Balance – January 1, 2021	$360,000	$3,482,971	$3,842,971
Contributions	—	30,000	30,000
Distributions	—	(4,000)	(4,000)
Net income (loss)	—	(5,147,519)	(5,147,519)
Balance – December 31, 2021	360,000	(1,638,548)	(1,278,548)
Contributions	—	15,000	15,000
Distributions	—	(30,000)	(30,000)
Net income (loss)	—	699,034	699,034
Balance – December 31, 2022	$360,000	$(954,514)	$(594,514)

See accompanying notes to the combined financial statements.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE
Combined Statements of Cash Flows
For the Years Ended December 31,

	2022	2021
Cash flows from operating activities
Net income (loss)	$699,034	$(5,147,519)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	4,253,160	4,694,519
Amortization	92,311	92,311
Gain on sale of equipment	(2,421,049)	(1,330,559)
Payroll Protection Program loan forgiveness	—	(2,007,302)
Bad debt expense on owner-operator receivables	214,000	191,830
Non-cash lease expense	(5,621)	6,908
(Increase) decrease in assets
Accounts receivable	(383,680)	937,472
Inventory	1,979	82,081
Due from Owner-Operators	1,240,477	1,213,425
Prepaid expenses and other current assets	191,754	(838,429)
Due from related party	(40,843)	—
Increase (decrease) in liabilities
Accounts payable and accrued expenses	453,409	670,272
Total adjustments	3,595,897	3,712,528
Net cash provided by (used in) operating activities	4,294,931	(1,434,991)

Cash flows from investing activities
Purchase of transportation equipment	(1,420,000)	(2,002,211)
Net proceeds from sale of transportation equipment	5,290,264	1,758,500
Shareholder loans payable (net)	206,347	—
Net cash provided by (used in) investing activities	4,076,611	(243,711)

Cash flows from financing activities
Proceeds from Paycheck Protection Program loan	—	810,802
Proceeds from finance loans	7,042,013	5,186,802
Proceeds from SBA Economic Injury Disaster loan	76,673	2,007,086
Proceeds from long-term debt	226,160	716,083
Shareholder contributions	15,000	30,000
Shareholder distributions	(30,000)	(4,000)
Borrowings on line of credit	—	1,530,408
Payments on line of credit	(2,741,200)	(846,606)
Payments on finance loans	(5,381,506)	(2,070,256)
Payments on long-term debt	(8,729,639)	(4,669,121)
Net cash provided by (used in) financing activities	(9,522,499)	2,691,198
Net increase (decrease) in cash and cash equivalents	(1,150,957)	1,012,496
Cash and cash equivalents – beginning of year	1,326,904	314,408
Cash and cash equivalents – end of year	$175,947	$1,326,904

See accompanying notes to the combined financial statements.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 1 — Summary of significant accounting policies

Nature of operations and principles of combination

The accompanying combined financial statements include the accounts of Tribeca Automotive Inc., (Tribeca) and Tribeca Truck Leasing, LLC (an affiliate) (hereafter collectively referred to as the “Company”). The Company’s primary business activity is the transportation of new automobiles from the Manufacturer’s staging point to car dealerships located primarily in the eastern United States. The Company’s customers are principally in the automotive industry.

The Companies are related by common ownership. All intercompany balances and transactions have been eliminated during combination. Collectively, the entities are referred to as the Company or the Companies, throughout the Combined Notes to the Financial Statements.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable

In the normal course of business and subject to credit evaluations, the Company extends credit to substantially all its customers. Typically, the Company does not require collateral from its customers. Bad debts are provided for on the allowance method based on historical experience and Management’s evaluation of outstanding accounts receivable. Accounts receivable are written off when they have been deemed uncollectible. No allowance for doubtful accounts was deemed necessary at December 31, 2022. The allowance for doubtful accounts as of 2021 was $144,817.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The estimated lives used for computing depreciation are as follows:

Estimated Useful Life
Furniture and fixtures	5 – 10 years
Machinery and other equipment	5 years
Trucks	7 years
Vehicles	5 years

Repair and maintenance costs are expensed, while additions and betterments are capitalized.

Revenue recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers, the transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods. Since the Company’s contracts contain a single performance obligation, delivery of products, the

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 1 — Summary of significant accounting policies (cont.)

transactions price is allocated to that single performance obligation. Sales revenue is recognized at a point in time when the performance obligation is satisfied, which is generally upon the delivery of an automobile to a specified car dealership. The Company recognizes sales revenue on its primary business activity of transporting automobiles at the time of delivery of the automobiles to the respective car dealerships. This is the point in time when their performance obligations are fully satisfied.

Advertising

Advertising expenses related to the marketing of the Company’s services are expensed in the period incurred. Advertising costs for the years ended December 31, 2022 and December 31, 2021 were $8,811 and $66,778, respectively.

Income taxes

The Company has elected S-Corporation status under the Internal Revenue Code. This election allows the income to be taxed to the Company’s shareholder on his individual income tax returns.

Change in accounting standard

ASU 2016-02: The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases. This ASU recognizes as a liability, non-cancellable leases. The liability is offset by an amortizable asset called a right to use. The ASU was adopted by the Company as of January 1, 2021.

Note 2 — Concentration of credit risk

The Company maintains cash accounts with a bank, which are insured by the Federal Deposit Insurance Corporation (FDIC). From time-to-time, these cash accounts could have balances in excess of the federally insured limits. At December 31, 2021, the Company’s uninsured cash totaled approximately $1,073,000.

Note 3 — Property and equipment

Property and equipment consist of the following as of December 31:

	2022	2021
Furniture and fixtures	$161,970	$161,970
Machinery and other equipment	12,349	12,349
Trucks	28,539,303	32,533,884
Vehicles	261,889	261,889
Total property and equipment	28,975,511	32,970,092
Less: accumulated depreciation	(17,593,567)	(15,885,773)
Total property and equipment, net	$11,381,944	$17,084,319

Note 4 — Due from Owner-Operators

The Company enters into agreements to sell trucks to employees or subcontractors (Owner-Operators) at various times, depending on the needs of the Company and prospective Owner-Operators. As of December 31, 2021, the Company had 36 outstanding loans that required monthly installments at an interest rate of 1%. As of December 31, 2022, the Company had 15 outstanding loans that required monthly installments at an interest rate of 1%. The balance of these loans as of December 31, 2022 and 2021 was $856,816 and $2,954,534, respectively. These loans are secured by the truck being sold.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 4 — Due from Owner-Operators (cont.)

The future scheduled minimum receipts for the years ending December 31 are as follows:

2023	$463,873
2024	325,686
2025	67,257

A gain or loss on the sale of these trucks is recorded at the time the agreement is entered into based on the consideration for the truck and the net book value at the time of the transaction. The gain on sale of recognized for the years ended December 31, 2022 and 2021 was $2,421,049 and $1,330,559, respectively. These amounts have been recorded as a component of depreciation, net of gain on sale of transportation equipment in the accompanying statement of operations.

Amounts due from Owner-Operators are written off when they have been deemed uncollectible. The allowance for doubtful accounts on amounts due from owner-operators as of December 31, 2022 and 2021 was $214,000 and $857,241, respectively.

Note 5 — Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following as of December 31:

	2022	2021
Insurance	$2,930,616	$3,373,436
Prepaid rent	285,000	—
Prepaid registration	114,083	148,017
Total	$3,329,699	$3,521,453

Note 6 — Related party activity

The Company advanced funds to a related party in the amount of $40,843 during the year ended December 31, 2022. There are no repayment terms for the advances.

A related entity provides management services to the Company. Amounts paid to the related entity for management services rendered during the years ended December 31, 2022 and 2021 totaled $559,337 and $679,866, respectively.

Note 7 — Line of credit

The Company maintained a revolving line of credit in the amount of $5,000,000 with Santander Bank which was paid off and closed in April 2022. The line bore interest at the rate of 5.250% as of December 31, 2021, and was collateralized by the assets of the Company. Payments of interest-only were due monthly. The total outstanding balance on the line of credit at December 31, 2021 was $2,741,200.

Note 8 — Finance loans

The Company has secured various short-term loans with different lenders during the years ended December 31, 2022 and 2021 as follows:

In December 2021, the Company secured a $1,359,884 loan with a financing company. The loan was payable in weekly installments of $10,000 beginning in April 2022. Beginning in August 2022 the weekly payment increased to $68,852 through the end of the loan in October 2022. The loan bore interest at the rate of 12.98% per annum. The loan was paid in full during the year ended December 31, 2022.

The Company secured short-term loans for its insurance premiums during the year ended December 31, 2022 and 2021 with the same lender. The loan obtained in 2021 totaled $3,512,576 and was payable in monthly installments of $398,316 at an interest rate of 4.91%. The balance of this loan at December 31,

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 8 — Finance loans (cont.)

2021 was $1,756,662 and was paid in full during the year ended December 31, 2022. The loan obtained in 2022 totaled $3,442,156 and was payable in monthly installments of $352,712 at an interest rate of 5.35%. The balance of this loan at December 31, 2022 was $1,852,075. The remaining balance was paid in full during the year ended December 31, 2023.

In April 2022, the Company secured a $2,430,815 loan with a financing company. The loan is payable in weekly installments of $10,000 beginning in October 2022. Beginning January 1, 2023, the weekly payment is increased to $68,852 through the end of the loan. The loan bears interest at the rate of 13.20% per annum. The balance of this loan at December 31, 2022, inclusive of accrued interest was $2,553,857. The remaining balance was paid in full during the year ended December 31, 2023. The loan is secured by the accounts receivable of the Company and is guaranteed by the Company’s Shareholders.

In July 2022, the Company secured a $468,000 loan with a financing company. The loan is payable in weekly installments of $18,000 at an interest rate of 15%. The balance of this loan at December 31, 2022 was $88,737. The remaining balance was paid in full during the year ended December 31, 2023. The loan is secured by the assets of the Company and is guaranteed by the Company’s Shareholders.

In October 2022 the Company secured an additional $468,000 loan with a financing company. The loan is payable in weekly installments of $18,000 at an interest rate of 15%. The balance of this loan at December 31, 2022 was $282,384. The remaining balance was paid in full during the year ended December 31, 2023. The loan is secured by the assets of the Company and is guaranteed by the Company’s Shareholders.

Note 9 — Long-term debt

Long-term debt consists of the following as of December 31:

	2022	2021
During November 2021, the Company secured a $2,000,000 loan from the United States Small Business Administration (SBA) under its Economic Injury Disaster loan assistance program (EIDL). Monthly installment payments of $9,9982 including principal and interest begin twenty-four months from the date of disbursement. The note bears interest of 3.75% and matures in October 2053. The loan is unsecured.	$2,083,759	$2,007,086
Notes payable, financing company, payable in total monthly installments of $45,517 including interest ranging from 4.50% to 9.43%, the notes were secured by transportation equipment and were paid off in 2022.	—	1,695,245
Notes payable, financing company, payable in total monthly installments of $64,103 including interest ranging from 4.95% to 5.97%. The notes mature at various dates from January through December 2023. The notes are secured by transportation equipment.	452,783	1,536,946
Notes payable, financing company, payable in total monthly installments of $77,605 including interest ranging from 5.32% to 8.73%. The notes mature at various dates from January through December 2024. The notes are secured by transportation equipment.	1,499,239	3,706,549
Notes payable, financing company, payable in total monthly installments of $160,632 including interest ranging from 4.74% to 9.24%. The notes mature at various dates from January through December 2025. The notes are secured by transportation equipment.	4,629,309	6,513,350
Notes payable, financing company, payable in total monthly installments of $148,636 including interest ranging from 5.24% to 8.86%. The notes mature at various dates from January through December 2026. The notes are secured by transportation equipment.	5,892,066	7,524,786
Total long-term debt	14,557,156	22,983,962
Less: unamortized debt issuance costs	92,311	184,622
Less: current maturities of long-term debt	4,620,257	8,715,165
Long-term debt, net of current maturities	$9,844,588	$14,084,175

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 9 — Long-term debt (cont.)

The future minimum principal payments for the remaining years ending December 31 are as follows:

2023	$4,620,257
2024	4,061,185
2025	2,772,598
2026	1,157,671
2027	44,905
Thereafter	1,900,540

Note 10 — Shareholder loans

The two Shareholders advanced funds to the Company in the form of loans bearing interest at the rate of 4.0% during the year ended December 31, 2022. As of December 31, 2022, the balance loaned to the Company amounted to $206,347. There are no repayment terms for these loans, and they are considered due on-demand.

Note 11 — Paycheck Protection Program loan

The Company received two Paycheck Protection Program loans totaling $2,007,302 during the years ended December 31, 2021, and 2020. The Company applied for and received full forgiveness of the loans in accordance with SBA guidelines. The Company recognized the forgiveness of the loan as other income for the year ended December 31, 2021.

Note 12 — Leasing activities

The Company has various leases for office space and parking facilities. These leases are scheduled to mature at various dates from February 2023 through April 2033. The Company also leases GPS equipment for monitoring business activity. These leases are scheduled to mature at various dates from June 2024 through July 2024. All leases have been classified as operating leases due as no purchase options exist at the end of the respective terms.

The following summarizes the items in the balance sheets as of December 31:

	2022	2021
Right-of-use asset, operating leases	$456,671	$1,108,376
Current portion of lease liability – operating leases	348,156	681,901
Lease liability – operating leases, net	109,802	433,383
Total lease liabilities – operating leases	$457,958	$1,115,284

The following summarizes the weighted average discount rate as of December 31:

	2022	2021
Discount Rate	1.59%	1.81%

The maturities of lease liabilities for the remaining years ended December 31 are as follows:

2023	$351,247
2024	110,088
Total lease payments	461,335
Less: present value discount	(3,377)
Total lease liabilities	$457,958

Rent expense for the years ended December 31, 2022 and 2021 was $693,916 and $688,916, respectively.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 13 — Employee retirement plan

The Company provides a 401(k) Plan to provide retirement benefits for its employees. At the Company’s discretion, a matching contribution may be made by the Company of up to 50% of the first 3% of the employee’s contributions, subject to maximums allowed by law. Employer matching contributions for the years ended December 31, 2022 and 2021 were $14,027 and $7,538, respectively.

Note 14 — Major customers

A major customer is defined as one generating 10% or greater of the Company’s net sales or accounts receivable. For the year ended December 31, 2022, four customers accounted for a total of approximately 60% of the net sales and four customers accounted for approximately 64% of accounts receivable. For the year ended December 31, 2021, five customers accounted for a total of approximately 71% of the net sales and five customers accounted for approximately 81% of accounts receivable.

Note 15 — Major suppliers

A major supplier is defined as one generating 10% or greater of the Company’s cost of goods sold or accounts payable. For the year ended December 31, 2022, one supplier accounted for approximately 15% of accounts payable. No vendor accounted for more than 10% of total supply costs. For the year ended December 31, 2021, one supplier accounted for approximately 14% of accounts payable. No vendor accounted for more than 10% of total supply costs.

Note 16 — Supplemental disclosure of cash flow information

Cash paid during the years ended December 31, for:

	2022	2021
Interest	$1,803,766	$1,567,928
Taxes	$1,933	$11,135

Note 17 — Other matters

The Company is subject to various legal proceedings and claims arising in the ordinary course of business, in addition to the matter set forth below. There is an ongoing class action lawsuit in which the Company is a defendant. Management believes that the ultimate resolution of this matter will not have a material, adverse effect upon the Company’s financial position or results of operations. The outcome is highly uncertain as of the date of the issuance of the financial statements.

Note 18 — Going concern

As presented in the accompanying combined balance sheets, the Company’s current liabilities exceeded its current assets at both December 31, 2022 and 2021. Further the Company has a deficit in its retained earnings as of both December 31, 2022 and 2021.

As discussed in Note 19 to the financial statements, the Owner of the Company has entered into an agreement to sell the Company to an unaffiliated third-party purchaser. This transaction is subject to a number of conditions. Absent the sale of the Company, Management has access to additional short-term financing to meet their current obligations. Management also plans to increase sales of trucks to owner-operators, which would reduce debt and improve cash flows. Finally, Management negotiated rate increases with certain customers during the year ended December 31, 2022 which will provide improved margins. Management believes that these factors provide the Company with the ability to continue as a going concern.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE

Notes to the Financial Statements

Note 19 — Subsequent events

The owner of Tribeca Automotive Inc. has entered into an agreement to sell all of Tribeca Automotive Inc. and Tribeca Truck Leasing LLC to an unaffiliated third-party purchaser. The transaction is subject to a number of closing conditions.

The Company’s Management has determined that no material events or transactions, other than those noted above, occurred subsequent to December 31, 2022 and through December 18, 2023, the date of the Company’s financial statement issuance, which requires additional disclosure in the Company’s financial statements.

Independent Auditors’ Report on Supplemental Information

To the Shareholders of
Tribeca Automotive Inc. and Affiliate
Monmouth Junction, New Jersey

We have audited the Combined Financial Statements of Tribeca Automotive Inc. and Affiliate as of and for the years ended December 31, 2022, and 2021, and have issued our report thereon dated December 18, 2023, which contained an unqualified opinion on the financial statements. Our audit was performed for the purpose of forming an opinion on the Combined Financial Statements as a whole. The Schedules of Combining Balance Sheet and Operations are presented for the purposes of additional analysis and are not a required part of the Combined Financial Statements. Such information is the responsibility of Management and was derived from and relates directly to the underlying accounting and other records used to prepare the Combined Financial Statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ BKC, CPAS, PC
BKC, CPAS, PC

December 18, 2023
Flemington, New Jersey

TRIBECA AUTOMOTIVE INC. AND AFFILIATE
Combining Balance Sheet
December 31, 2022

ASSETS

	Combined	Eliminations	Tribeca Automotive Inc.	Tribeca Truck Leasing
Current assets
Cash and cash equivalents	$175,947	$—	$175,816	$131
Accounts receivable, net	4,620,957	—	4,620,957	—
Inventory	43,940	—	43,940	—
Due from Owner-Operators, net	642,816	—	642,816	—
Prepaid expenses and other current assets	3,329,699	—	3,329,699	—
Due from related party	40,843	—	(394,838)	435,681
Total current assets	8,854,202	—	8,418,390	435,812

Property and equipment
Transportation equipment	28,801,192	—	27,393,463	1,407,729
Office and other equipment	161,970	—	161,970	—
Improvements	12,349	—	12,349	—
Total property and equipment	28,975,511	—	27,567,782	1,407,729
Less: accumulated depreciation	(17,593,567)	—	(17,077,094)	(516,473)
Property and equipment, net	11,381,944	—	10,490,688	891,256
Right-of-use asset, operating leases	456,671	—	456,671	—
Total assets	$20,692,817	$—	$19,365,749	$1,327,068

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Finance loans	$4,777,053	$—	$4,777,053	$—
Current portion of long-term debt	4,620,257	—	4,316,881	303,376
Accounts payable and accrued expenses	1,381,128	—	1,381,128	—
Shareholder loans payable	206,347	—	206,347	—
Lease liability – operating leases	348,156	—	348,156	—
Total current liabilities	11,332,941	—	11,029,565	303,376

Long-term liabilities
SBA Economic/Injury Disaster loan	2,083,759	—	2,083,759	—
Long-term debt, net of current maturities and unamortized debt issuance unamortized debt issuance costs	7,760,829	—	7,187,000	573,829
Lease liability – operating	109,802	—	109,802	—
Total long-term liabilities	9,954,390	—	9,380,561	573,829
Total liabilities	21,287,331	—	20,410,126	877,205

Shareholder’s equity
Common stock, $360 par value, 1,000 shares authorized, shares issued and outstanding	360,000	—	360,000	—
Retained earnings	(954,514)	—	(1,404,377)	449,863
Total shareholders’ equity	(594,514)	—	(1,044,377)	449,863
Total liabilities and shareholders’ equity	$20,692,817	$—	$19,365,749	$1,327,068

See independent auditors’ report on supplemental information.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE
Combining Balance Sheet — (Continued)
December 31, 2021

ASSETS

	Combined	Eliminations	Tribeca Automotive Inc.	Tribeca Truck Leasing
Current assets
Cash and cash equivalents	$1,326,904	$—	$1,322,754	$4,150
Accounts receivable, net	4,237,277	—	4,237,277	—
Inventory	45,919	—	45,919	—
Due from Owner-Operators, net	2,097,293	—	2,097,293	—
Prepaid expenses and other current assets	3,521,453	—	3,521,453	—
Due from related party	—	—	(165,282)	165,282
Total current assets	11,228,846	—	11,059,414	169,432

Property and equipment:
Transportation equipment	32,795,773	—	30,659,082	2,136,691
Office and other equipment	161,970	—	161,970	—
Improvements	12,349	—	12,349	—
Total property and equipment	32,970,092	—	30,833,401	2,136,691
Less: accumulated depreciation	(15,885,773)	—	(15,389,506)	(496,267)
Property and equipment, net	17,084,319	—	15,443,895	1,640,424
Right-of-use asset, operating leases	1,108,376	—	1,108,376	—
Total assets	$29,421,541	$—	$27,611,685	$1,809,856

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Line of Credit	$2,741,200	$—	$2,741,200	$—
Finance loans	3,116,546	—	3,116,546	—
Current portion of long-term debt	8,715,165	—	7,848,060	867,105
Accounts payable and accrued expenses	927,719	—	927,719	—
Shareholder loans payable	—	—	—	—
Lease liability – operating leases	681,901	—	681,901	—
Total current liabilities	16,182,531	—	15,315,426	867,105

Long-term liabilities
SBA Economic/Injury Disaster loan	2,007,086	—	2,007,086	—
Long-term debt, net of current maturities and unamortized debt issuance costs	12,077,089	—	11,401,339	675,750
Lease liability – operating	433,383	—	433,383	—
Total long-term liabilities	14,517,558	—	13,841,808	675,750
Total liabilities	30,700,089	—	29,157,234	1,542,855

Shareholder’s equity
Common stock, $360 par value, 1,000 shares authorized, shares issued and outstanding	360,000	—	360,000	—
Retained earnings	(1,638,548)	—	(1,905,549)	267,001
Total shareholders’ equity	(1,278,548)	—	(1,545,549)	267,001
Total liabilities and shareholders’ equity	$29,421,541	$—	$27,611,685	$1,809,856

See independent auditors’ report on supplemental information.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE
Combining Statement of Operations
For the Year Ended December 31, 2022

	Combined	Eliminations	Tribeca Automotive Inc.	Tribeca Truck Leasing
Operating revenue	$50,108,019	$—	$50,108,019	$—

Operating expenses
Salaries, wages and benefits	5,389,535	—	5,389,535	—
Fuel and fuel taxes	9,375,872	—	9,375,872	—
Purchased transportation	15,334,809	—	15,334,809	—
Truck expenses	2,621,823	—	2,621,823	—
Depreciation, net of gain on sale of transportation equipment	1,832,111	—	1,596,575	235,536
Insurance premiums and claims	7,080,587	—	7,080,587	—
Operating taxes, tolls and licenses	2,960,743	—	2,960,743	—
General, selling, and other operating expenses	2,629,073	(528,000)	3,117,776	39,297
Total operating expenses	47,224,553	(528,000)	47,477,720	274,833

Operating income (loss)	2,883,466	528,000	2,630,299	(274,833)

Other income (expense)
Interest expense, net	(1,972,750)	—	(1,902,446)	(70,304)
Bad debt expense on owner-operator receivables	(214,000)	—	(214,000)	—
Other income	2,318	(528,000)	2,318	528,000
Payroll Protection Program loan forgiveness	—	—	—	—
Total other income (expense)	(2,184,432)	(528,000)	(2,114,128)	457,696
Net income (loss)	$699,034	$—	$516,171	$182,863

See independent auditors’ report on supplemental information.

TRIBECA AUTOMOTIVE INC. AND AFFILIATE
Combining Statement of Operations — (Continued)
For the Year Ended December 31, 2021

	Combined	Eliminations	Tribeca Automotive Inc.	Tribeca Truck Leasing
Operating revenue	$44,635,244	$—	$44,635,244	$—

Operating expenses
Salaries, wages and benefits	5,850,822	—	5,850,822	—
Fuel and fuel taxes	7,518,102	—	7,518,102	—
Purchased transportation	15,161,081	—	15,161,081	—
Truck expenses	2,309,757	—	2,309,757	—
Depreciation, net of gain on sale of transportation equipment	3,363,855	—	3,067,399	296,456
Insurance premiums and claims	10,109,810	—	10,109,810	—
Operating taxes, tolls and licenses	2,956,457	—	2,956,457	—
General, selling, and other operating expenses	2,671,241	(528,000)	3,190,591	8,650
Total operating expenses	49,941,125	(528,000)	50,164,019	305,106

Operating income (loss)	(5,305,881)	528,000	(5,528,775)	(305,106)

Other income (expense)
Interest expense, net	(1,667,325)	—	(1,562,161)	(105,164)
Bad debt expense on owner-operator receivables	(191,830)	—	(191,830)	—
Other income	10,215	(528,000)	10,215	528,000
Payroll Protection Program loan forgiveness	2,007,302	—	2,007,302	—
Total other income (expense)	158,362	(528,000)	263,526	422,836
Net income (loss)	$(5,147,519)	$—	$(5,265,249)	$117,730

See independent auditors’ report on supplemental information.

Shares

Proficient Auto Logistics, Inc.

Common Stock

______________________

Prospectus

            , 2024

______________________

Joint Book-Running Managers

Stifel

Raymond James

William Blair

Through and including             , 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to the “Company,” “we,” “our,” “us” or similar terms refer to Proficient Auto Logistics, Inc.

Item 13.     Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the stock exchange listing fee.

Amount Paid or to Be Paid
SEC registration fee	$38,928
FINRA filing fee	40,060
Nasdaq listing fee	295,000
Printing expenses	250,000
Legal fees and expenses	3,000,000
Accounting fees and expenses	1,000,000
Custodian transfer agent and registrar fees	5,000
Miscellaneous expenses	121,012
Total	$4,750,000

Item 14.     Indemnification of Directors and Executive Officers.

We are governed by the DGCL. Section 145 the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our amended and restated bylaws that will be in effect on the closing of this offering provide that we will indemnify our directors and executive officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the DGCL.

We have entered into indemnification agreements with our directors and executive officers, whereby we have agreed to indemnify our directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee, or agent of the Company, provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of the Company.

At present, there is no pending litigation or proceeding involving a director or executive officer of the Company regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15.     Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us since our inception.

Prior to this offering, we entered into various subscription agreements with certain natural persons pursuant to which they agreed to purchase an aggregate of 2,939,130 shares of common stock, made in a private offering pursuant to Section 4(a)(2) of the Securities Act and applicable state securities laws.

Item 16.     Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1*	Second Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2*	Bylaws of the Registrant, as currently in effect.
3.3*	Form of Third Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.
3.4*	Form of Amended and Restated Bylaws, to be in effect upon the completion of this offering.
4.1*	Form of Common Stock Certificate.
4.2*	Form of Registration Rights Agreement, between the Company and certain holders of the Company’s common stock.
5.1	Opinion of Mayer Brown LLP.
10.1*	Form of Indemnification Agreement, between the Company and its directors and officers.
10.2†*	Proficient Auto Logistics, Inc. 2024 Long-Term Incentive Plan, and forms of award agreements.
10.3†*	2024 Non-Employee Director Compensation Policy.
10.4†*	Executive Employment Agreement, dated as of March 22, 2024, by and between Randy Beggs and the Company.
10.5†*	Executive Employment Agreement, dated as of November 30, 2023, by and between Brad Wright and the Company.
10.6	Intentionally Omitted
10.7†*	Executive Employment Agreement, dated as of April 22, 2024, by and between Richard O’Dell and the Company.
10.8*	Stock Purchase Agreement, dated as of December 21, 2023, by and among the Company, PAL Stock Acquiror, Inc., Leonel Munoz, Ramon Munoz and Tribeca Automotive Inc.
10.9*	Contribution Agreement, dated as of December 21, 2023, by and among the Company, Leonel Munoz, Ramon Munoz and Tribeca Truck Leasing LLC.
10.10*	Agreement and Plan of Merger, dated as of December 21, 2023, by and among the Company, ELI Merger Sub, Inc., Jesus Holguin, Raul Silva and Excel Leasing, Inc.
10.11*	Stock Purchase Agreement, dated as of December 21, 2023, by and among the Company, PAL Stock Acquiror, Inc., Jesus Holguin, Raul Silva, and Deluxe Auto Carriers, Inc.
10.12*	Contribution Agreement, dated as of December 21, 2023, by and among the Company, Proficient Auto Transport, Inc., the shareholder listed thereto and BOCF, LLC.
10.13*	Stock Purchase Agreement, dated as of December 21, 2023, by and among the Company, PAL Stock Acquiror, Inc., Proficient Auto Transport, Inc., the shareholder listed thereto and BOCF, LLC.

Exhibit No.	Description
10.14*

Agreement and Plan of Merger, dated as of December 21, 2023, by and among the Company, WCL Merger Sub, Inc., William E. Scanlon, Trustee of the William E. Scanlon Living Trust Utd 7/29/05 and West Coast Leasing Company, Inc.

10.15*	Stock Purchase Agreement, dated as of December 21, 2023, by and among the Company, PAL Stock Acquiror, Inc., William E. Scanlon Living Trust Utd 7/29/05 and Sierra Mountain Group, Inc.
10.16*

Contribution Agreement, dated as of December 21, 2023, by and among the Company, John Skiadas, Delta Auto Brokers, LLC, North East Fleet Services, Inc., Delta Automotive Services, Inc. and the sellers listed thereto.

10.17*	Purchase Agreement, dated as of December 21, 2023, by and among the Company, PAL Stock Acquiror, Inc., John Skiadas, Delta Automotive Services, Inc. and the sellers listed thereto.
10.18	Intentionally Omitted
10.19*	Revolving Line of Credit Note, dated as of May 18, 2013, by and between Deluxe Auto Carriers, Inc. and PNC Bank, National Association.
10.20	Intentionally Omitted
10.21*

Amendment No. 1 to Contribution Agreement, dated as of April 26, 2024, by and among the Company, John Skiadas, Delta Auto Brokers, LLC, North East Fleet Services, Inc., Delta Automotive Services, Inc. and the sellers listed thereto.

21.1*	List of Subsidiaries of the Registrant.
23.1	Consent of Grant Thornton LLP, independent registered public accountants to Proficient Auto Logistics, Inc.
23.2	Consent of Grant Thornton LLP, independent registered public accountants to Proficient Auto Transport, Inc.
23.3	Consent of BKC, CPAs, PC, an independent public accounting firm for Delta Automotive Services, Inc.
23.4	Consent of BKC, CPAs, PC, an independent public accounting firm for Tribeca Automotive Inc.
23.5	Consent of Ramirez Jimenez International CPAs, an independent public accounting firm for Deluxe Auto Carriers, Inc.
23.6	Consent of Campbell Taylor Washburn, an independent public accounting firm for Sierra Mountain Group, Inc.
23.7	Consent of Mayer Brown LLP (included in Exhibit 5.1).
99.1*	Consent of Charles A. Alutto, director nominee.
99.2*	Consent of Douglas L. Col, director nominee.
99.3*	Consent of James B. Gattoni, director nominee.
99.4*	Consent of Steven F. Lux, director nominee.
99.5*	Consent of Richard O’Dell, director nominee.
99.6*	Consent of John F. Schraudenbach, director nominee.
99.7*	Consent of John Skiadas, director nominee.
99.8*	Consent of Randy Beggs, director nominee.
107	Filing Fee Table.

____________

*        Previously filed.

†        Indicates management contract or compensatory plan.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.     Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, Florida on May 6, 2024.

Proficient Auto Logistics, Inc.
By:	/s/ Ross Berner
Name:	Ross Berner
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ross Berner	President (Principal Executive Officer);	May 6, 2024
Ross Berner	Director
/s/ Mark McKinney	Secretary (Principal Financial and Accounting Officer);	May 6, 2024
Mark McKinney	Director